Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273820

PROSPECTUS

Up to 33,894,518 Shares of Common Stock

Up to 21,874,907 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 13,249,907 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 21,874,907 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 6,266,667 shares of common stock that are issuable upon the exercise of warrants (the “Private Warrants”) originally issued in a private placement to Freedom Acquisition I, LLC (the “Sponsor”) in connection with the initial public offering of Freedom Acquisition I Corp. (“FACT”), (ii) up to 8,625,000 shares of common stock that are issuable upon the exercise of warrants (the “Public Warrants”) originally issued in the initial public offering of FACT, (iii) up to 716,668 shares of common stock that are issuable upon the exercise of warrants issued to certain selling securityholders in connection with conversion of working capital loans (the “Working Capital Warrants”) and (iv) up to 6,266,572 shares of common stock that are issuable upon the exercise of warrants issued to certain equityholders of Legacy Complete Solaria (as defined herein) received as consideration in connection with the exchange of their capital stock held in Legacy Complete Solaria (the “Merger Warrants” and together with the Private Warrants, Public Warrants and the Working Capital Warrants, the “Warrants”). We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 33,894,518 shares of common stock consisting of (a) up to 7,518,488 shares of common stock issued in connection with private placements pursuant to subscription agreements entered into on or around July 13, 2023 consisting of (1) 1,630,000 shares of common stock issued pursuant to private investment in public equity subscription agreements, issued at $10.00 per share, (2) 270,000 shares of common stock transferred to the selling securityholders by the Sponsor for no consideration and (3) 5,618,488 shares of common stock issued pursuant to forward purchase agreements issued at approximately $10.00 per share (collectively, the “PIPE Shares”), (b) up to 8,625,000 shares of common stock originally issued in a private placement to the Sponsor in connection with the initial public offering of FACT at a price of $0.003 per share, (c) up to 6,266,667 shares of common stock issuable upon exercise of the Private Warrants at an exercise price of $11.50 per share of common stock, (d) up to 4,501,123 shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, July 18, 2023, between us and the selling securityholders granting such holders registration rights with respect to such shares originally issued at a price of $0.48 per share, (e) up to 716,668 shares of common stock that are issuable upon the exercise of the Working Capital Warrants at a price of $11.50 per share, and (f) up to 6,266,572 shares of common stock issuable upon exercise of the Merger Warrants at a price of $11.50 per share, and (ii) up to 13,249,907 Warrants consisting of (a) up to 6,266,667 Private Warrants, (b) up to 716,668 Working Capital Warrants and (c) up to 6,266,572 Merger Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of Warrants will be unlikely to exercise these warrants. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

Our common stock and Warrants are listed on The Nasdaq Stock Market under the symbols “CSLR” and “CSLRW,” respectively. On February 12, 2024, the last reported sales price of our common stock was $1.29 per share and the last reported sales price of our Public Warrants was $0.10 per warrant.

The number of shares of common stock being offered for resale in this prospectus (the “Resale Securities”) exceeds the number of shares of common stock constituting our public float. The Resale Securities represent approximately 190% of our public float and approximately 105% of our outstanding shares of common stock as of January 31, 2024 (after giving effect to the issuance of shares of common stock upon exercise of the Warrants. The sale of the Resale Securities, or the perception that these sales could occur, could depress the market price of our common stock. Despite a decline in price, our selling securityholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which such shares were purchased as referenced above. While these selling securityholders may, on average, experience a positive rate of return based on the current market price, public securityholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of $1.29 per share on February 12, 2024, the Sponsor and other selling securityholders may receive potential profits ranging from $0.81 per share up to $1.29 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 13, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”), FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination, on July 18, 2023, (i) First Merger Sub merged with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

Unless the context indicates otherwise, references in this prospectus to the “Complete Solaria,” “we,” “us,” “our” and similar terms refer to CS, LLC. (f/k/a Complete Solaria, Inc.). References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Closing;

•	our financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products;

•	our expectations and forecasts with respect to market opportunity and market growth;

•	the ability of our products and services to meet customers’ compliance and regulatory needs;

•	our ability to attract and retain qualified employees and management;

•	our ability to develop and maintain its brand and reputation;

•	developments and projections relating to our competitors and industry;

•	changes in general economic and financial conditions, inflationary pressures and the resulting impact demand, and our ability to plan for and respond to the impact of those changes;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for its operations and future growth; and

•	our business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

“2022 Convertible Notes” means the Pre-Signing Convertible Notes and the Post-Signing Convertible Notes issued by Complete Solaria.

“April 2022 FACT Note” means the unsecured promissory note in the amount of up to $500,000 issued on April 1, 2022, by FACT to the Sponsor.

“Articles of Association” means the amended and restated memorandum and articles of association of FACT, dated February 25, 2021.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the amended and restated business combination agreement, dated as of May 26, 2023, by and among FACT, First Merger Sub, Second Merger Sub, Complete Solaria and Solaria.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Complete Solar” means Complete Solar Holding Corporation, a Delaware corporation, prior to the consummation of the Required Transaction.

“Complete Solaria” means Complete Solaria, Inc. (f/k/a Freedom Acquisition I Corp.), a Delaware corporation.

“Complete Solaria Board” means the board of directors of Complete Solaria.

“Complete Solaria Capital Stock” means Complete Solaria Common Stock and Complete Solaria Preferred Stock.

“Complete Solaria Common Stock” means the common stock, par value $0.0001 per share, of Complete Solaria.

“Complete Solaria Preferred Stock” means the preferred stock, par value $0.0001 per share, of Complete Solaria.

“Complete Solaria Subscription Agreements” means the Pre-Signing Complete Solaria Subscription Agreements together with the Post-Signing Complete Solaria Subscription Agreements.

“Continental” means Continental Stock Transfer & Trust Company.

“December 2022 FACT Note” means the unsecured promissory note in the amount of up to $325,000 issued on December 14, 2022, by FACT to Tidjane Thiam, Adam Gishen, Abhishek Bhatia and Edward Zeng.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

v

“Domestication” means the domestication of FACT as a corporation incorporated in the State of Delaware.

“ESPP” means the Complete Solaria, Inc. 2023 Employee Stock Purchase Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the amended and restated memorandum and articles of association of FACT to extend the date by which FACT must complete its initial business combination from March 2, 2023 to June 2, 2023, and thereafter to up to three (3) times by an additional one month each time (or up to September 2, 2023) (such period, as may be extended, the “Extension Period”).

“Extension” means any extension of the date by which FACT must complete its initial business combination as contemplated by the Extension Amendment Proposal.

“Extension Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of FACT, as proposed in the Extension Amendment Proposal, which was approved as a special resolution at the Extension Meeting.

“Extension Amendment Redemptions” means the redemption on March 1, 2023 by FACT shareholders of an aggregate of 23,256,504 Class A Ordinary Shares at a redemption price of $10.21 per share, for an aggregate redemption amount of approximately $237,372,952, in connection with the approval of the Extension Amendment Proposal and implementation of the Extension Articles Amendment.

“Extension Meeting” means the extraordinary general meeting of FACT shareholders held on February 28, 2023 to consider the Extension Amendment Proposal and Trust Amendment Proposal.

“FACT” means Freedom Acquisition I Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“FACT Board” means the board of directors of FACT.

“FACT Class A Ordinary Shares” or “Class A Ordinary Shares” means the 34,500,000 Class A ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“FACT Class B Ordinary Shares” or “Class B Ordinary Shares” means the 8,625,000 Class B ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“FACT Initial Shareholders” means the Sponsor, members of the Sponsor, and FACT’s officers and directors.

“FACT Ordinary Shares” means the FACT Class A Ordinary Shares and the FACT Class B Ordinary Shares.

“FACT PIPE Investment” means investments in FACT or any subsidiary of FACT (including New Complete Solaria following the Closing).

“FACT PIPE Investors” means the investors in any FACT PIPE Investment.

“FACT Private Placement Warrants,” “Private Placement Warrants” or “Private Warrants” means the 6,266,667 warrants held by the Sponsor that were issued in a private placement at the time of FACT’s IPO, each of which is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“FACT Public Warrants” or “Public Warrants” means the 8,625,000 warrants to acquire FACT Class A Ordinary Shares, issued as part of the FACT Public Units, at an initial exercise price of $11.50 per share.

“FACT Special Committee” means the special committee of the FACT Board.

“FACT Warrants” means the FACT Private Placement Warrants and the FACT Public Warrants.

“February 2023 FACT Note” means the unsecured promissory note in the amount of up to $2,100,000 issued on February 28, 2023, by FACT to the Sponsor.

“Founder Shares” means the FACT Class B Ordinary Shares purchased by the Sponsor in a private placement prior to the initial public offering, and the FACT Class A Ordinary Shares that issued upon the conversion thereof.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means FACT’s initial public offering of its units, ordinary shares and warrants pursuant to its registration statement on Form S-1 declared effective by the SEC on February 25, 2021 (SEC File No. 333-252940).

“June 2022 FACT Note” means the unsecured promissory note in the amount of up to $500,000 issued on June 6, 2022, by FACT to the Sponsor.

“May 2023 FACT Note” means the unsecured promissory note in the amount of up to $300,000 issued on May 31, 2023, by FACT to the Sponsor.

“Legacy Complete Solaria” means Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of Complete Solaria, Inc.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Original Business Combination Agreement” means the business combination agreement, dated as of October 3, 2022, by and among FACT, First Merger Sub, Second Merger Sub, Complete Solaria and Solaria, as amended by that certain First Amendment to Business Combination Agreement, dated as of December 26, 2022, as further amended by that certain Second Amendment to Business Combination Agreement, dated as of January 17, 2023.

“Post-Signing Convertible Notes” means the convertible promissory notes issued by Complete Solaria pursuant to the Post-Signing Complete Solaria Subscription Agreements.

“Post-Signing Complete Solaria Subscription Agreements” means the additional subscription agreements entered into by Complete Solaria and certain investors pursuant to which such investors purchased Post-Signing Convertible Notes from Complete Solaria following the date of the Original Business Combination Agreement, on terms substantially similar to, or no less favorable in all material respects to Complete Solaria than the Pre-Signing Complete Solaria Subscription Agreements.

“Pre-Signing Complete Solaria Subscription Agreements” means the note subscription agreements entered into by Complete Solaria and certain investors pursuant to which such investors purchased Pre-Signing Convertible Notes from Complete Solaria prior to date of the Original Business Combination Agreement.

“Pre-Signing Convertible Notes” means the convertible promissory notes issued by Complete Solaria pursuant to the Pre-Signing Complete Solaria Subscription Agreements.

“Public Shareholders” means the holders of the Public Shares.

“Public Shares” means the FACT Class A Ordinary Shares.

“Required Transaction” means the transactions contemplated by the Required Transaction Merger Agreement, including the merger of Solaria with and into a wholly-owned subsidiary of Complete Solaria, which were consummated on November 4, 2022.

“Required Transaction Merger Agreement” means that certain merger agreement by and among Complete Solaria, Complete Solaria Midco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Solaria, Complete Solaria Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Midco, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of Solaria’s stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solaria” means The Solaria Corporation, a Delaware corporation and a wholly-owned subsidiary of Complete Solaria.

“Specified Sponsor Share Amount” means the difference of (i) 3,300,000 minus (ii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to holders of 2022 Convertible Notes minus (iii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to certain counterparties in consideration for loans and other amounts paid to finance the working capital loans due to the Sponsor and extension fees.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established at the consummation of FACT’s IPO that holds the proceeds of the IPO and is maintained by Continental, acting as trustee.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Complete Solaria,” “company,” “we,” “us” and “our” in this prospectus to refer to Complete Solaria, Inc. and our wholly owned subsidiaries.

Overview

Our mission is to deliver energy-efficient solutions to homeowners and small to medium size businesses that allow them to lower their energy bills while reducing their carbon footprint. With a strong technology platform, financing solutions, and aesthetically pleasing high-performance solar modules, Complete Solaria has created a unique, end-to-end offering that delivers a best-in-class customer experience. With installation partners in 47 states in the United States and 13 countries in Europe, Complete Solaria is building an international brand for solar energy. Complete Solaria’s relentless drive to expand the accessibility of solar energy is underpinned by its vision: to create a global society powered by the sun.

Corporate Information

We were originally known as Freedom Acquisition I Corp. We are engaged in solar system sales and associated commerce. On July 18, 2023, Complete Solaria, FACT, First Merger Sub, Second Merger Sub and Third Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and our telephone number is (510) 270-2507. Our corporate website address is https://www.completesolaria.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Complete Solaria” and our other registered and common law trade names, trademarks and service marks are property of Complete Solaria, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Complete Solaria’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FACT’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

Summary Risk Factors

•	Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

•

Our business currently depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact the business.

•

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

•

We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

•

We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for its solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

•	We utilize third-party sales and installation partners whose performance could result in sales and installation delays, cancellations, and loss of market share.

•

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund operations and make adequate capital investments as planned due to the general economic environment and any market pressure that would drive down the average selling prices of solar power products, among other factors.

•	Our business substantially focuses on solar service agreements and transactions with residential customers.

•	We have incurred losses and may be unable to achieve or sustain profitability in the future.

•	Our business is concentrated in certain markets including California, putting us at risk of region-specific disruptions.

•

We depend on a limited number of customers and sales contracts for a significant portion of revenues, and the loss of any customer or cancellation of any contract may cause significant fluctuations or declines in revenues.

•

We have identified a material weakness in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of its financial and operating reporting may be adversely affected, and confidence in its operations and disclosures may be lost.

•

The common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

The Offering

Issuance of common stock

Shares of common stock offered by us

Up to 21,874,907 shares of common stock, consisting of (i) up to 6,266,667 shares of common stock that are issuable upon exercise of the Private Warrants, (ii) up to 8,625,000 shares of common stock that are issuable upon exercise upon the exercise of the Public Warrants, (iii) up to 716,668 shares of common stock that are issuable upon the exercise of the Working Capital Warrants and (iv) up to 6,266,572 shares of common stock issuable upon exercise of the Merger Warrants.

Shares of common stock outstanding prior to the exercise of all Warrants	45,290,553 (as of January 31, 2024)

Shares of common stock outstanding assuming exercise of all Warrants	67,165,460 (based on the total shares outstanding as of January 31, 2024)

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein

Use of proceeds

We will receive up to an aggregate of approximately $251.6 million from the exercise of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of common stock and Warrants

Shares of common stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 33,894,518 shares of common stock, consisting of:

•	up to 7,518,488 PIPE Shares;

•	up to 8,625,000 Founder Shares;

•	up to 6,266,667 shares of common stock issuable upon the exercise of the Private Warrants;

•	up to 4,501,123 shares of common stock pursuant to the Registration Rights Agreement (including shares issuable upon exercise of convertible securities);

•	up to 716,668 shares of common stock issuable upon exercise of the Working Capital Warrants; and

•	up to 6,266,572 shares of common stock issuable upon exercise of the Merger Warrants.

In addition, we are registering 8,625,000 shares of common stock issuable upon exercise of the Public Warrants that were previously registered.

Warrants offered by the selling securityholders	Up to 13,249,907 Warrants, consisting of (i) up to 6,266,667 Private Warrants, (ii) up to 716,668 Working Capital Warrants and (iii) up to 6,266,572 Merger Warrants.

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Our Securities — Warrants.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the shares of common stock registered for resale under this prospectus.

Lock-Up Agreements

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions — Lock-Up Agreement.”

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of common stock or Warrants by the selling securityholders except with respect to amounts received by us due to the exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Warrants will be unlikely to exercise these Warrants. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6.

Nasdaq ticker symbols	“CSLR” and “CSLRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 119.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Businesses and Industry

Our business currently depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and the exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price charged to customers for energy and for solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The IRA extended and modified prior law applicable to tax credits that are available with respect to solar energy systems. Under the IRA, the following credits are available: (i) a production tax credit under Code Section 44 (for facilities that begin construction before January 1, 2025) and Code Section 45Y (for facilities that begin construction between January 1, 2025 and the year that is four calendar years after the year in which certain U.S. greenhouse gas emissions percentages are met) (the “PTC”) in connection with the installation of certain solar facilities and energy storage technology, (ii) an investment tax credit under Code Section 48 (for facilities that begin construction before January 1, 2025) and Code Section 48E (for facilities that begin construction between January 1, 2025 and the year that is four calendar years after the year in which certain U.S. greenhouse gas emissions percentages are met) (the “ITC”) in connection with the installation of certain solar facilities and energy storage technology, and (iii) a residential clean energy credit (the “Section 25D Credit”) in connection with the installation of property that uses solar energy to generate electricity for residential use.

Prior to the IRA, the PTC for solar facilities had phased out and was no longer available. The IRA reinstated the PTC for solar facilities. The PTC available to a taxpayer in a taxable year is equal to a certain rate multiplied by the kilowatt hours of electricity produced by the taxpayer from solar energy at a facility owned by it and sold to an unrelated party during that taxable year. The base rate for the PTC is 0.3 cents. This rate is increased to 1.5 cents for projects that (i) have a maximum net output of less than one MW AC, (ii) begin construction before January 29, 2023, or (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components that were produced in the United States, projects that are located in certain energy communities, and projects that are located in low-income communities.

The ITC available to a taxpayer in a taxable year is equal to the “energy percentage” of the basis of “energy property” placed in service by the taxpayer during that taxable year. “Energy property” includes equipment that uses solar energy to generate electricity (including structural components that are necessary to the functioning of a solar facility as a whole) and certain energy storage systems (including batteries included as part of or adjacent to a solar facility). The base “energy percentage” for the ITC is 6%. This energy percentage is increased to 30% for projects that (i) have a maximum net output of less than one MW AC, (ii) begin construction before January 29, 2023, or (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components that were produced in the United States, projects that are located in certain energy communities, and projects that are located in low-income communities. ITCs are subject to recapture if, during the five-year period after a facility is placed in service, the facility is sold, exchanged, involuntarily converted, or ceases its business usage. If the event that causes such recapture occurs within the first year after a project is placed in service, 100% of the ITCs will be recaptured. The recapture percentage is reduced 20% for each subsequent year. Historically, we have utilized the ITC when available for both residential and commercial leases and power purchase agreements, based on ownership of the solar energy system.

The Section 25D Credit available to a taxpayer is equal to the “applicable percentage” of expenditures for property that uses solar energy to generate electricity for use in a dwelling unit used as a residence by the taxpayer. The applicable percentage is 26% for such systems that are placed in service before January 1, 2022, 30% for such systems that are placed in service after December 31, 2021 and before January 1, 2033, 26% for such systems that are placed in service in 2033, and 22% for such systems that are placed in service in 2034. The Section 25D Credit is scheduled to expire effective January 1, 2035. Although it is unlikely that Complete Solaria would qualify for the Section 25D Credit, the availability of the Section 25D Credit may impact the prices of its solar energy systems.

Reductions in, eliminations of, or expirations of, governmental incentives could adversely impact results of operations and ability to compete in this industry by increasing the cost of capital, causing us to increase the prices of our energy and solar energy systems and reduce the size of our addressable market.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electric generation products is heavily influenced by federal, state and local government laws, regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our solar power products. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our solar products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that our solar power products and our installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. In addition, the United States and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our solar products and adversely affect our cost reduction roadmap, which could harm our results of operations and financial condition. Any new regulations or policies pertaining our solar power products may result in significant additional expenses for our customers, which could cause a significant reduction in demand for our solar power products.

We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

Net metering is one of several key policies that have enabled the growth of distributed generation solar energy systems in the United States, providing significant value to customers for electricity generated by their residential solar energy systems but not directly consumed on-site. Net metering allows a homeowner to pay his or her local electric utility for power usage net of production from the solar energy system or other distributed generation source. Homeowners receive a credit for the energy an interconnected solar energy system generates in excess of that needed by the home to offset energy purchases from the centralized utility made at times when the solar energy system is not generating sufficient energy to meet the customer’s demand. In many markets, this credit is equal to the residential retail rate for electricity and in other markets, such as Hawaii and Nevada, the rate is less than the retail rate and may be set, for example, as a percentage of the retail rate or based upon a valuation of the excess electricity. In some states and utility territories, customers are also reimbursed by the centralized electric utility for net excess generation on a periodic basis.

Net metering programs have been subject to legislative and regulatory scrutiny in some states and territories including, but not limited to, California, New Jersey, Arizona, Nevada, Connecticut, Florida, Maine, Kentucky, Puerto Rico and Guam. These jurisdictions, by statute, regulation, administrative order or a combination thereof, have recently adopted or are considering new restrictions and additional changes to net metering programs either on a state-wide basis or within specific utility territories. Many of these measures were introduced and supported by centralized electric utilities. These measures vary by jurisdiction and may include a reduction in the rates or value of the credits customers are paid or receive for the power they deliver back to the electrical grid, caps or limits on the aggregate installed capacity of generation in a state or utility territory eligible for net metering, expiration dates for and phasing out of net metering programs, replacement of net metering programs with alternative programs that may provide less compensation and limits on the capacity size of individual distributed generation systems that can qualify for net metering. Net metering and related policies concerning distributed generation also received attention from federal legislators and regulators.

In California, the California Public Utilities Commission (“CPUC”) issued an order in 2016 retaining retail-based net metering credits for residential customers of California’s major utilities as part of Net Energy Metering 2.0 (“NEM 2.0”). Under NEM 2.0, new distributed generation customers receive the retail rate for electricity exported to the grid, less certain non-bypassable fees. Customers under NEM 2.0 also are subject to interconnection charges and time-of-use rates. Existing customers who receive service under the prior net metering program, as well as new customers under the NEM 2.0 program, currently are permitted to remain covered by them on a legacy basis for a period of 20 years. On September 3, 2020, the CPUC opened a new proceeding to review its current net metering policies and to develop Net Energy Metering 3.0 (“NEM 3.0”), also referred to by the CPUC as the NEM 2.0 successor tariff. NEM 3.0 was finalized on December 15, 2022 and will include several changes from previous net metering plans. There will be changes that impact the amount that homeowners with solar power will be able to recuperate when selling excess energy back to the utility grid. With NEM 3.0, the value of the credits for net exports will be tied to the state’s 2022 Distributed Energy Resources Avoided Cost Calculator Documentation (“ACC”). Another significant change with NEM 3.0 will be applied to the netting period: the time period over which the utilities measure the clean energy being imported or exported. In general, longer netting periods have typically been advantageous for solar power customers because any consumption can be offset with production. NEM 3.0 will instead measure energy using instantaneous netting, which means interval netting approximately every 15 minutes. This will lead to more NEM customers’ electricity registering as exports, now valued at the new, lower ACC value.

We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a limited number of suppliers, which makes us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand relationships with existing or new suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems or may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to satisfy this demand due to an inability to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms.

In particular, there are a limited number of inverter suppliers. Once we design a system for use with a particular inverter, if that type of inverter is not readily available at an anticipated price, we may incur additional delay and expense to redesign the system.

In addition, production of solar panels involves the use of numerous raw materials and components. Several of these have experienced periods of limited availability, particularly polysilicon, as well as indium, cadmium telluride, aluminum and copper. The manufacturing infrastructure for some of these raw materials and components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The prices for these raw materials and components fluctuate depending on global market conditions and demand and we may experience rapid increases in costs or sustained periods of limited supplies.

Despite efforts to obtain components from multiple sources whenever possible, many suppliers may be single-source suppliers of certain components. If we are not able to maintain long-term supply agreements or identify and qualify multiple sources for components, access to supplies at satisfactory prices, volumes and quality levels may be harmed. We may also experience delivery delays of components from suppliers in various global locations. In addition, while there are alternative suppliers and service providers that we could enter into agreements with to replace its suppliers on commercially reasonable terms, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our product designs.

Our need to purchase supplies globally and our continued international expansion further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of component suppliers could increase component prices. In addition, the state of the financial markets could limit suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy our operating capital requirements. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect suppliers’ solvency and ability to deliver components on a timely basis. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect profitability and the ability to effectively compete in the markets in which the company operates.

Our business substantially focuses on solar service agreements and transactions with residential customers.

Our business substantially focuses on solar service agreements and transactions with residential customers. Our energy system sales to homeowners utilize power purchase agreements (“PPAs”), leases, loans and other products and services. We currently offer PPAs and leases through Sunrun, Inc., EverBright, LLC, Sunnova Energy International, and OakStar Bank. If we were to be unable to arrange new or alternative methods of financing for PPAs and leases on favorable terms, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows.

On February 7, 2018, safeguard tariffs on imported solar cells and modules went into effect pursuant to Proclamation 9693, which approved recommendations to provide relief to U.S. manufacturers and impose safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the U.S. International Trade Commission (the “International Trade Commission”). Since 2021, modules are subject to a tariff rate of 15%. Cells are subjected to a tariff-rate quota, under which the first 2.5 GW of cell imports each year will be exempt from tariffs; and cells imported after the 2.5 GW quota has been reached will be subject to the same 30% tariff as modules in the first year, with the same 5% decline in each of the three subsequent years. The tariff-free cell quota applies globally, without any allocation by country or region.

The tariffs could materially and adversely affect our business and results of operations. While solar cells and modules based on interdigitated back contact technology were granted exclusion from these safeguard tariffs on September 19, 2018, our solar products based on other technologies continue to be subject to the safeguard tariffs. Although we are actively engaged in efforts to mitigate the effect of these tariffs, there is no guarantee that these efforts will be successful.

Uncertainty surrounding the implications of existing tariffs affecting the U.S. solar market and potential trade tensions between the United States and other countries is likely to cause market volatility, price fluctuations, supply shortages, and project delays, any of which could harm our business, and the pursuit of mitigating actions may divert substantial resources from other projects. Further, the Uyghur Forced Labor Prevention Act may inhibit importation of certain solar modules or components. In addition, the imposition of tariffs is likely to result in a wide range of impacts to the U.S. solar industry and the global manufacturing market, as well as our business in particular. Such tariffs could materially increase the price of our solar products and result in significant additional costs to the company, its resellers, and the resellers’ customers, which could cause a significant reduction in demand for the company’s solar power products and greatly reduce our competitive advantage.

If we fail to manage operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods as measured by our number of customers; we intend to continue efforts to expand our business within existing and new markets. This growth has placed, and any future growth may place, a strain on management, operational and financial infrastructure. Our growth requires our management to devote a significant amount of time and effort to maintain and expand relationships with customers, dealers and other third parties, attract new customers and dealers, arrange financing for growth and manage expansion into additional markets.

In addition, our current and planned operations, personnel, information technology and other systems and procedures might be inadequate to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner.

If we cannot manage operations and growth, we may be unable to meet expectations regarding growth, opportunity and financial targets, take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage our operations and growth could adversely impact our reputation, business, financial condition, cash flows and results of operations.

We have international activities and customers in the European Union, and plans to continue these efforts, which subjects us to additional business risks, including logistical and compliance related complexity.

A portion of our sales are made to customers outside of the United States, and a substantial portion of our supply agreements are with supply and equipment vendors located outside of the United States.

Risks we face in conducting business internationally include:

•

multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, data protection laws, environmental protection, regulatory requirements, international trade agreements, and other government approvals, permits and licenses;

•	difficulties and costs in staffing and managing foreign operations as well as cultural differences;

•	potentially adverse tax consequences associated with current, future or deemed permanent establishment of operations in multiple countries;

•

relatively uncertain legal systems, including potentially limited protection for intellectual property rights, and laws, changes in the governmental incentives that we rely on, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in certain countries or otherwise place them at a competitive disadvantage in relation to domestic companies;

•	inadequate local infrastructure and developing telecommunications infrastructures;

•	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable;

•	currency fluctuations, government-fixed foreign exchange rates, the effects of currency hedging activity, and the potential inability to hedge currency fluctuations;

•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions;

•

trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make the company less competitive in some countries; and

•	liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act in the United States and similar laws outside of the United States).

We have an organizational structure involving entities globally. This increases the potential impact of adverse changes in laws, rules and regulations affecting the free flow of goods and personnel, and therefore heightens some of the risks noted above. Further, this structure requires us to effectively manage our international inventory and warehouses. If we fail to do so, our shipping movements may not correspond with product demand and flow. Unsettled intercompany balances between entities could result, if changes in law, regulations or related interpretations occur in adverse tax or other consequences that affect capital structure, intercompany interest rates and legal structure. If we are unable to successfully manage any such risks, any one or more could materially and negatively affect our business, financial condition and results of operations.

We have incurred losses and may be unable to achieve or sustain profitability in the future.

We have incurred net losses in the past and had an accumulated deficit of $50.8 million as of October 1, 2023. We will continue to incur net losses as spending increases to finance the expansion of operations, installation, engineering, administrative, sales and marketing staffs, spending increases on brand awareness and other sales and marketing initiatives, and implement internal systems and infrastructure to support the company’s growth. We do not know whether revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on results of operations. Our ability to achieve profitability depends on a number of factors, including but not limited to:

•	Growing the customer base;

•	Maintaining or further lowering the cost of capital;

•	Reducing the cost of components for our solar service offerings;

•	Growing and maintaining our channel partner network;

•	Growing our direct-to-consumer business to scale; and

•	Reducing operating costs by lowering customer acquisition costs and optimizing our design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase profitability in the future.

A material drop in the retail price of utility-generated electricity or electricity from other sources could adversely impact our ability to attract customers which would harm our business, financial condition and results of operations.

We believe that a homeowner’s decision to buy solar energy from us is primarily driven by a desire to lower electricity costs. Decreases in the retail prices of electricity from utilities or other energy sources would harm our ability to offer competitive pricing and could harm its business. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

•	the construction of additional electric transmission and distribution lines;

•

a reduction in the price of natural gas or other natural resources as a result of new drilling techniques or other technological developments, a relaxation of associated regulatory standards, or broader economic or policy developments;

•	energy conservation technologies and public initiatives to reduce electricity consumption;

•	subsidies impacting electricity prices, including in connection with electricity generation and transmission; and

•	development of new energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar service offerings less attractive. If the retail price of energy available from utilities were to decrease due to any of these or other reasons, we would be at a competitive disadvantage. As a result, we may be unable to attract new homeowners and growth would be limited.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our primary competitors are the traditional utilities that supply energy to potential customers. We compete with these utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to its customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than us. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value-added products and services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

Our business is concentrated in certain markets including California, putting us at risk of region-specific disruptions.

As of December 31, 2022, a substantial portion of our installations were in California and we expect much of its near-term future growth to occur in California, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets that may become similarly concentrated. We may not have adequate insurance, including business interruption insurance, to compensate for losses that may occur from any such significant events. A significant natural disaster could have a material adverse impact on our business, results of operations and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our business, our partners’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of installations or the deployment of solar service offerings, our business, results of operations and financial condition would be adversely affected.

Our growth strategy depends on the widespread adoption of solar power technology.

The distributed residential solar energy market is at a relatively early stage of development in comparison to fossil fuel-based electricity generation. If additional demand for distributed residential solar energy systems fails to develop sufficiently or takes longer to develop than we anticipate, the company may be unable to originate additional solar service agreements and related solar energy systems and energy storage systems to grow the business. In addition, demand for solar energy systems and energy storage systems in our targeted markets may not develop to the extent it anticipates. As a result, we may be unsuccessful in broadening our customer base through origination of solar service agreements and related solar energy systems and energy storage systems within its current markets or in new markets we may enter.

Many factors may affect the demand for solar energy systems, including, but not limited to, the following:

•	availability, substance and magnitude of solar support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net metering rules;

•	the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;

•	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources;

•

availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar energy systems and the cost competitiveness such technology provides to customers as compared to costs for those customers reliant on the conventional electrical grid; and

•	general economic conditions and the level of interest rates.

The residential solar energy industry is constantly evolving, which makes it difficult to evaluate our prospects. We cannot be certain if historical growth rates reflect future opportunities or its anticipated growth will be realized. The failure of distributed residential solar energy to achieve, or its being significantly delayed in achieving, widespread adoption could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by seasonal trends, poor weather, labor shortages, and construction cycles.

Our business is subject to significant industry-specific seasonal fluctuations. In the United States, many customers make purchasing decisions towards the end of the year in order to take advantage of tax credits. In addition, sales in the new home development market are often tied to construction market demands, which tend to follow national trends in construction, including declining sales during cold weather months.

The ongoing COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

The ongoing COVID-19 pandemic has resulted in and may continue to result in widespread adverse impacts on the global economy. We have experienced some resulting disruptions to business operations as the COVID-19 virus has continued to evolve and circulate through the states and U.S. territories in which the company operates. We, along with our dealers, modified certain business and workforce practices (including those related to new contract origination, installation and servicing of solar energy systems and employee work locations) to conform to government restrictions and best practices encouraged by governmental and regulatory authorities. Such modifications have allowed our dealers to continue to install and the company to continue to service solar energy systems, but may also disrupt operations, impede productivity or otherwise be ineffective in the future. If there are additional outbreaks of the COVID-19 virus or other viruses or more stringent health and safety guidelines are adopted, our ability, and the ability of our dealers to continue performing installations and service calls may be adversely impacted. A significant or extended decline in new contract origination may have a material adverse effect on our business, cash flows, liquidity, financial condition and results of operations.

There is considerable uncertainty regarding the extent and duration of governmental and other measures implemented to try to slow the spread of the COVID-19 virus, such as large-scale travel bans and restrictions, border closures, quarantines, shelter-in-place orders and business and government shutdowns. We have seen delays in most jurisdictions from whom it must receive permission to operate for its solar energy systems to be placed in service. Worsening economic conditions could result in less favorable outcomes over time, which would impact future financial performance. Further, the effects of the economic downturn associated with the COVID-19 pandemic may increase unemployment and reduce consumer credit ratings and credit availability, which may adversely affect new customer origination and existing customers’ ability to make payments on their solar service agreements. Periods of high unemployment and a lack of availability of credit may lead to increased delinquency and default rates. Finally, if supply chains become significantly disrupted due to additional outbreaks of the COVID-19 virus or other viruses or more stringent health and safety guidelines are implemented, our ability to install and service solar energy systems could become adversely impacted.

We cannot predict the full impact the COVID-19 pandemic or the significant disruption and volatility currently being experienced in the capital markets will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. The ultimate impact will depend on future developments, including, among other things, the ultimate duration of the COVID-19 virus, the distribution, acceptance and efficacy of the vaccine, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 virus, actions taken by governmental authorities, customers, dealers and other third parties, our ability and the ability of our customers, potential customers and dealers to adapt to operating in a changed environment and the timing and extent to which normal economic and operating conditions resume.

Natural disasters, terrorist activities, political unrest, economic volatility, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, avian flu and monkeypox, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict operations and services, incur significant costs to protect its employees and facilities, or result in regional or global economic distress, which may materially and adversely affect business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, future disruptions in access to bank deposits or lending commitments due to bank failures and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. We have outsourced product development and software engineering in Ukraine and we may potentially indirectly be adversely impacted any significant disruption it has caused and may continue to escalate. The recent Israel-Palestine Israel has created volatility in the global capital markets and may have further global economic consequences, including disruptions of the global supply chain and energy markets. Any one or more of these events may impede our operation and delivery efforts and adversely affect sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We depend on a limited number of customers and sales contracts for a significant portion of revenues, and the loss of any customer or cancellation of any contract may cause significant fluctuations or declines in revenues.

In 2020, 2021 and 2022, our top customer, Sunrun Inc., accounted for 81%, 63% and 47% of our total revenues from continuing operations, respectively. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. As a result of customer concentration, our financial performance may fluctuate significantly from period to period based, among others, on exogenous circumstances related to its clients. In addition, any one of the following events may materially adversely affect cash flows, revenues and results of operations:

•	reduction, delay or cancellation of orders from one or more significant customers;

•	loss of one or more significant customers and failure to identify additional or replacement customers;

•	failure of any significant customers to make timely payment for our products; or

•	the customers becoming insolvent or having difficulties meeting their financial obligations for any reason.

We are exposed to the credit risk of customers and payment delinquencies on its accounts receivables.

While customer defaults have been immaterial to date, we expect that the risk of customer defaults may increase as we grow our business. If we experience increased customer credit defaults, our revenue and our ability to raise new investment funds could be adversely affected. If economic conditions worsen, certain of our customers may face liquidity concerns and may be unable to satisfy their payment obligations to us on a timely basis or at all, which could have a material adverse effect on our financial condition and results of operations.

Rising interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has raised its benchmark interest rates. Increases in the federal benchmark rate could result in an increase in market interest rates, which may increase our interest expense and the costs of refinancing existing indebtedness or obtaining new debt. Consequently, rising interest rates will increase cost of capital. As a result, rising interest rates may have an adverse impact on our ability to offer attractive pricing on solar service agreements to customers. If in the future we have a need for significant borrowings and interest rates increase, that would increase the cost of the solar systems purchased us, which either would make those systems more expensive for customers, which is likely to reduce demand, or would lower operating margins, or both.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business.

In November 2022, we acquired The Solaria Corporation, after which Complete Solar was renamed “Complete Solaria, Inc.” In October 2023, we subsequently sold solar panel assets of The Solaria Corporation, including intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd, which resulted in an impairment loss of $147.5 million and loss on disposal of $1.8 million. In the future, we may acquire additional companies, project pipelines, products or technologies, or enter into joint ventures or other strategic initiatives. Our ability as an organization to integrate acquisitions is unproven. We may not realize the anticipated benefits of our acquisitions or any other future acquisition or the acquisition may be viewed negatively by customers, financial markets or investors.

Any acquisition has numerous risks, including, but not limited to, the following:

•	difficulty in assimilating the operations and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies or products with current products and technologies;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of ongoing business and distraction of management and employees from other opportunities and challenges due to integration issues;

•	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

•	inability to retain key technical and managerial personnel of the acquired business;

•	inability to retain key customers, vendors, and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact operating results;

•	failure of due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things;

•	inability to assert that internal controls over financial reporting are effective; and

•	inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

We depend on our intellectual property and may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights.

From time to time, we and our customers, or the third parties with whom we work may receive letters, including letters from other third parties, and may become subject to lawsuits with such third parties alleging infringement of their patents. Additionally, we are required by contract to indemnify some customers and third-party intellectual property providers for certain costs and damages of patent infringement in circumstances where our products are a factor creating the customer’s or these third-party providers’ infringement liability. This practice may subject us to significant indemnification claims by customers and third-party providers. We cannot assure investors that indemnification claims will not be made or that these claims will not harm our business, operating results or financial condition. Intellectual property litigation is very expensive and time-consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, our customers or our third-party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Parties making infringement claims may also be able to bring an action before the International Trade Commission that could result in an order stopping the importation into the United States of our solar products. Any of these judgments could materially damage our business. We may have to develop non-infringing technology, and our failure in doing so or in obtaining licenses to the proprietary rights on a timely basis could have a material adverse effect on the business.

We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in its favor.

To protect our intellectual property rights and to maintain competitive advantage, we have filed, and may continue to file, suits against parties we believe infringe or misappropriate our intellectual property. Intellectual property litigation is expensive and time-consuming, could divert management’s attention from our business, and could have a material adverse effect on our business, operating results, or financial condition, and our enforcement efforts may not be successful. In addition, the validity of our patents may be challenged in such litigation. Our participation in intellectual property enforcement actions may negatively impact our financial results.

Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for our offerings and otherwise affect our business. Future technological advancements may result in reduced prices to consumers or more efficient solar energy systems than those available today, either of which may result in current customer dissatisfaction. We may not be able to adopt these new technologies as quickly as its competitors or on a cost-effective basis.

Additionally, recent technological advancements may impact our business in ways not currently anticipated. Any failure by us to adopt or have access to new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence or the loss of competitiveness of and decreased consumer interest in its solar energy services, which could have a material adverse effect on its business, financial condition and results of operations.

Our business is subject to complex and evolving data protection laws. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm its business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation in the United States. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, the state of California enacted the California Consumer Privacy Act of 2018 (“CCPA”) and California voters recently approved the California Privacy Rights Act (“CPRA”). The CCPA creates individual privacy rights for consumers and places increased privacy and security obligations on entities handling the personal data of consumers or households. The CCPA went into effect in January 2020 and it requires covered companies to provide new disclosures to California consumers, provides such consumers, business-to-business contacts and employees new ways to opt-out of certain sales of personal information, and allows for a new private right of action for data breaches. The CPRA modifies the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The CCPA and the CPRA may significantly impact Complete Solaria’s business activities and require substantial compliance costs that adversely affect its business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements under the CCPA or CPRA. However, we cannot be certain that compliance costs will not increase in the future with respect to the CCPA and CPRA or any other recently passed consumer privacy regulation.

Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU

GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) impose strict requirements for processing personal data. Under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Non-compliance with the UK GDPR may result in substantially similar adverse consequences to those in relation to the EU GDPR, including monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are not adequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that Complete Solaria can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, its solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of customers, including names, addresses, e-mail addresses, and other housing and energy use information. We also store information of dealers, including employee, financial and operational information. We rely on the availability of data collected from customers and dealers in order to manage our business and market our offerings. We take certain steps in an effort to protect the security, integrity and confidentiality of the personal information collected, stored or transmitted, but there is no guarantee inadvertent or unauthorized use or disclosure will not occur or third parties will not gain unauthorized access to this information despite our efforts. Although Complete Solaria takes precautions to provide for disaster recovery, the company’s ability to recover systems or data may be expensive and may interfere with normal operations. Also, although we obtain assurances from such third parties they will use reasonable safeguards to secure their systems, we may be adversely affected by unavailability of their systems or unauthorized use or disclosure or its data maintained in such systems. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we our suppliers or vendors and our dealers may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Cyberattacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, disruption of customers’ operations, loss or damage to data delivery systems, unauthorized release of confidential or otherwise protected information, corruption of data and increased costs to prevent, respond to or mitigate cybersecurity events. In addition, certain cyber incidents, such as advanced persistent threats, may remain undetected for an extended period.

Unauthorized use, disclosure of or access to any personal information maintained by us or on the behalf of us, whether through breach of our systems, breach of the systems of our suppliers, vendors or dealers by an unauthorized party or through employee or contractor error, theft or misuse or otherwise, could harm our business. If any such unauthorized use, disclosure of or access to such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties and investigations, related actions and penalties by regulatory authorities.

In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, use of or disclosure of personal information. Finally, any perceived or actual unauthorized access to, use of or disclosure of such information could harm our reputation, substantially impair our business, financial condition and results of operations. The COVID-19 pandemic generally is increasing the attack surface available to criminals, as more companies and individuals work remotely and otherwise work online. Consequently, the risk of a cybersecurity incident suffered by us or our vendors or service providers is increased, and our investment in risk mitigations against cybersecurity incidents is evolving as the threat landscape changes. While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover against claims, and we cannot be certain that cyber insurance will continue to be available on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

If we fail to comply with laws and regulations relating to interactions by the company or its dealers with current or prospective residential customers could result in negative publicity, claims, investigations and litigation and adversely affect financial performance.

Our business substantially focuses on solar service agreements and transactions with residential customers. We offer leases, loans and other products and services to consumers by contractors in our dealer networks, who utilize sales people employed by or engaged as third-party service providers of such contractors. We and our dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to interactions with residential consumers, including those pertaining to consumer protection, marketing and sales, privacy and data security, consumer financial and credit transactions, mortgages and refinancings, home improvement contracts, warranties and various means of customer solicitation, including under the laws described below in “As sales to residential customers have grown, we have increasingly become subject to substantial financing and consumer protection laws and regulations.” These laws and regulations are dynamic and subject to potentially differing interpretations and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we and our dealers do business, acquire customers and manage and use information collected from and about current and prospective customers and the costs associated therewith. We and our dealers strive to comply with all applicable laws and regulations relating to interactions with residential customers. It is possible, however, these requirements may be interpreted and applied in a manner inconsistent from one jurisdiction to another and may conflict with other rules or our practices or the practices of our dealers.

Although we require dealers to meet consumer compliance requirements, we do not control dealers and their suppliers or their business practices. Accordingly, we cannot guarantee they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative dealers or suppliers, which could increase costs and have a negative effect on business and prospects for growth. Violation of labor or other laws by our dealers or suppliers or the divergence of a dealer or supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which the company does or intends to do business could also attract negative publicity and harm the business.

From time to time, we have been included in lawsuits brought by the consumer customers of certain contractors in our networks, citing claims based on the sales practices of these contractors. While we have paid only minimal damages to date, we cannot be sure that a court of law would not determine that we are liable for the actions of the contractors in our networks or that a regulator or state attorney general’s office may hold us accountable for violations of consumer protection or other applicable laws by. Our risk mitigation processes may not be sufficient to mitigate financial harm associated with violations of applicable law by our contractors or ensure that any such contractor is able to satisfy its indemnification obligations to us. Any significant judgment against us could expose it to broader liabilities, a need to adjust our distribution channels for products and services or otherwise change our business model and could adversely impact the business.

We may be unsuccessful in introducing new service and product offerings.

We intend to introduce new offerings of services and products to both new and existing customers in the future, including home automation products and additional home technology solutions. We may be unsuccessful in significantly broadening our customer base through the addition of these services and products within current markets or in new markets the company may enter. Additionally, we may not be successful in generating substantial revenue from any additional services and products introduced in the future and may decline to initiate new product and service offerings.

Damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations.

We depend significantly on our reputation for high-quality products, excellent customer service and the brand name “Complete Solaria” to attract new customers and grow our business. If we fail to continue to deliver solar energy systems or energy storage systems within the planned timelines, if our offerings do not perform as anticipated or if we damage any of our customers’ properties or delays or cancels projects, our brand and reputation could be significantly impaired. Future technological improvements may allow the company to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems and energy storage systems may prevent us from offering such lower prices or new technology to existing customers.

In addition, given the sheer number of interactions our personnel or dealers operating on our behalf have with customers and potential customers, it is inevitable that some customers’ and potential customers’ interactions with us or dealers operating on our behalf will be perceived as less than satisfactory. This has led to instances of customer complaints, some of which have affected our digital footprint on rating websites and social media platforms. If we cannot manage hiring and training processes to avoid or minimize these issues to the extent possible, our reputation may be harmed and our ability to attract new customers would suffer.

In addition, if we were to no longer use, lose the right to continue to use or if others use the “Complete Solaria” brand, we could lose recognition in the marketplace among customers, suppliers and dealers, which could affect our business, financial condition, results of operations and would require financial and other investment and management attention in new branding, which may not be as successful.

Our success depends on the continuing contributions of key personnel.

We rely heavily on the services of our key executive officers and the loss of services of any principal member of the management team could adversely affect operations. We are investing significant resources in developing new members of management as we complete our restructuring and strategic transformation. We also anticipate that over time we will need to hire a number of highly skilled technical, sales, marketing, administrative, and accounting personnel. The competition for qualified personnel is intense in this industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support its anticipated growth. We cannot guarantee that any employee will remain employed with us for any definite period of time since all of employees, including key executive officers, serve at-will and may terminate their employment at any time for any reason.

If we or our dealers or suppliers fail to hire and retain a sufficient number of employees and service providers in key functions, our growth and ability to timely complete customer projects and successfully manage customer accounts would be constrained.

To support growth, we and our dealers need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians and sales and project finance specialists. Competition for qualified personnel in this industry has increased substantially, particularly for skilled personnel involved in the installation of solar energy systems. We and our dealers also compete with the homebuilding and construction industries for skilled labor. These industries are cyclical and when participants in these industries seek to hire additional workers, it puts upward pressure on us and our dealers’ labor costs. Companies with whom our dealers compete to hire installers may offer compensation or incentive plans that certain installers may view as more favorable. As a result, our dealers may be unable to attract or retain qualified and skilled installation personnel. The further unionization of the industry’s labor force or the homebuilding and construction industries’ labor forces, either in response to the COVID-19 pandemic or otherwise, could also increase our dealers’ labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase dealers’ costs. Further, we need to continue to increase the training of the customer service team to provide high-end account management and service to homeowners before, during and following the point of installation of its solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards established by us. If we are unable to hire, develop and retain talented customer service or other personnel, we may not be able to grow our business.

Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and its ability to grow are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause operating results to fluctuate:

•	expiration or initiation of any governmental rebates or incentives;

•	significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

•	our dealers’ ability to complete installations in a timely manner;

•	our’s and our dealers’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

•	the availability, terms and costs of suitable financing;

•	the amount, timing of sales and potential decreases in value of SRECs;

•	Our ability to continue to expand its operations and the amount and timing of expenditures related to this expansion;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	changes in our pricing policies or terms or those of competitors, including centralized electric utilities;

•	actual or anticipated developments in competitors’ businesses, technology or the competitive landscape; and

•	natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

Our ability to obtain insurance on the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Our insurance policies cover legal and contractual liabilities arising out of bodily injury, personal injury or property damage to third parties and are subject to policy limits.

However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. In addition, we may have disagreements with insurers on the amount of recoverable damages and the insurance proceeds received for any loss of, or any damage to, any of our assets may be claimed by lenders under financing arrangements or otherwise may not be sufficient to restore the loss or damage without a negative impact on its results of operations. Furthermore, the receipt of insurance proceeds may be delayed, requiring us to use cash or incur financing costs in the interim. To the extent our experiences covered losses under its insurance policies, the limit of our coverage for potential losses may be decreased or the insurance rates it has to pay increased. Furthermore, the losses insured through commercial insurance are subject to the credit risk of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, we cannot assure such insurance companies will remain so in the future.

We may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. The insurance coverage obtained may contain large deductibles or fail to cover certain risks or all potential losses. In addition, our insurance policies are subject to annual review by insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which we are not fully insured or the company suffers losses due to one or more of its insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

Our business requires the use and storage of confidential and proprietary information, intellectual property, commercial banking information, personal information concerning customers, employees, and business partners, and corporate information concerning internal processes and business functions. Malicious attacks to gain access to such information affects many companies across various industries, including ours.

Where appropriate, we use encryption and authentication technologies to secure the transmission and storage of data. These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management, or other irregularity or malicious effort, and result in persons obtaining unauthorized access to data.

We devote resources to network security, data encryption, and other security measures to protect our systems and data, but these security measures cannot provide absolute security. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, target end users through phishing and other malicious techniques, and/or may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventative measures. As a result, we may experience a breach of our systems in the future that reduces our ability to protect sensitive data. In addition, hardware, software, or applications we develop or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving team members, contractors and temporary staff. If we experience, or are perceived to have experienced, a significant data security breach, fail to detect and appropriately respond to a significant data security breach, or fail to implement disclosure controls and procedures that provide for timely disclosure of data security breaches deemed material to our business, including corrections or updates to previous disclosures, we could be exposed to a risk of loss, increased insurance costs, remediation and prospective prevention costs, damage to our reputation and brand, litigation and possible liability, or government enforcement actions, any of which could detrimentally affect our business, results of operations, and financial condition.

We may also share information with contractors and third-party providers to conduct business. While we generally review and typically request or require such contractors and third-party providers to implement security measures, such as encryption and authentication technologies to secure the transmission and storage of data, those third-party providers may experience a significant data security breach, which may also detrimentally affect our business, results of operations, and financial condition as discussed above. See also under this section, “We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in our favor.” We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

As sales to residential customers have grown, we have increasingly become subject to consumer protection laws and regulations.

As we continue to seek to expand our retail customer base, our activities with customers are subject to consumer protection laws that may not be applicable to other businesses, such as federal truth-in-lending, consumer leasing, telephone and digital marketing, and equal credit opportunity laws and regulations, as well as state and local finance laws and regulations. Claims arising out of actual or alleged violations of law may be asserted against us by individuals or governmental entities and may expose the company to significant damages or other penalties, including fines. In addition, our affiliations with third-party dealers may subject the company to alleged liability in connection with actual or alleged violations of law by such dealers, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third-party dealers, whether or not ultimately found liable.

The competitive environment in which we operate often requires the undertaking of customer obligations, which may turn out to be costlier than anticipated and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are often required, at the request of our end customer, to undertake certain obligations such as:

•	system output performance warranties; and

•	system maintenance.

Such customer obligations involve complex accounting analyses and judgments regarding the timing of revenue and expense recognition, and in certain situations these factors may require us to defer revenue or profit recognition until projects are completed or until contingencies are resolved, which could adversely affect revenues and profits in a particular period.

We are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations.

We are a licensed contractor in certain communities that we service and are ultimately responsible as the contracting party for every solar energy system installation. A significant portion of our business depends on obtaining and maintaining required licenses in various jurisdictions. All such licenses are subject to audit by the relevant government agency. Our failure to obtain or maintain required licenses could result in the termination of certain of our contracts. For example, we hold a license with California’s Contractors State License Board (the “CSLB”) and that license is currently under probation with the CSLB. If we fail to comply with the CSLB’s law and regulations, it could result in termination of certain of our contracts, monetary penalties, extension of the license probation period or revocation of its license in California. In addition, we may be liable, either directly or through its solar partners, to homeowners for any damage we causes to them, their home, belongings or property during the installation of our systems. For example, we either directly or through its solar partners, frequently penetrate homeowners’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our solar partners deploy are high voltage energy systems, we may incur liability for any failure to comply with electrical standards and manufacturer recommendations.

Further, we or our solar partners may face construction delays or cost overruns, which may adversely affect our or our solar partners’ ability to ramp up the volume of installation in accordance with our plans. Such delays or overruns may occur as a result of a variety of factors, such as labor shortages, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes, labor issues and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects.

In addition, the installation of solar energy systems, energy-storage systems and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain employees to maintain professional licenses in many of the jurisdictions in which we operate, and the failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our homeowners and, as a result, could cause a significant reduction in demand for solar service offerings.

While we have a variety of stringent quality standards that the company applies in the selection of its solar partners, we do not control our suppliers and solar partners or their business practices. Accordingly, we cannot guarantee that they follow our standards or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative suppliers or contractors, which could increase costs and result in delayed delivery or installation of our products, product shortages or other disruptions of its operations. Violation of labor or other laws by our suppliers and solar partners or the divergence of a supplier’s or solar partners’ labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity and harm our business, brand and reputation in the market.

Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. If we are not able to secure adequate additional funding when needed, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

We expect that we will need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

Our operations have consumed significant amounts of cash since inception. We expect to incur significant operating expenses as we continue to grow our business. We believe that our operating losses and negative operating cash flows will continue into the foreseeable future.

We had cash and cash equivalents of $1.7 million as of October 1, 2023. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months following the issuance of the unaudited condensed consolidated financial statements. We will require substantial additional capital to continue operations. Such additional capital might not be available when we need it and our actual cash requirements might be greater than anticipated. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.

We have identified a material weakness in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

In connection with the preparation and audit of our financial statements for the years ended December 31, 2021 and 2020, and our consolidated financial statements for the year ended December 31, 2022, our management identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness is as follows:

•

We do not have sufficient full-time accounting personnel, (i) to enable appropriate reviews over the financial close and reporting process, (ii) to allow for an appropriate segregation of duties, and (iii) with the requisite experience and technical accounting knowledge to identify, review and resolve complex accounting issues under generally accepted accounting principles in the United States (“GAAP”). Additionally, we did not adequately design and/or implement controls related to conducting a formal risk assessment process.

Complete Solar was not required to perform an evaluation of internal control over financial reporting as of December 31, 2021 and 2020 in accordance with the provisions of the Sarbanes-Oxley Act, nor were we required to do so as of December 31, 2022. Had such an evaluation been performed, additional control deficiencies may have been identified by Complete Solar’s management, and those control deficiencies could have also represented one or more material weaknesses.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, a risk that is significantly increased in light of the complexity of our business, we may be unable to accurately and timely report our financial position, results of operations, cash flows or key operating metrics, which could result in late filings of the annual and quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access commercial lending markets, defaults under its secured revolving credit facility and other agreements, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires individuals hired by us, our dealers or third-party contractors, potentially including employees, to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under OSHA, DOT regulations and equivalent state and local laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA or DOT regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of the company’s solar energy systems and energy storage systems, including its dealers and third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose the company to increased liability. Individuals hired by or on behalf of us may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage its reputation and competitive position and adversely affect the business.

Our business has benefited from the declining cost of solar energy system components and business may be harmed to the extent the cost of such components stabilize or increase in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of the solar energy systems we own, and the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices may not continue to decline at the same rate as they have over the past several years or at all. In addition, growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them may also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow growth and cause business and results of operations to suffer. Further, the cost of solar energy system components and raw materials has increased and could increase in the future due to tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

It is possible our solar energy systems or energy storage systems could injure customers or other third parties or our solar energy systems or energy storage systems could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject the company to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand its portfolio of solar service agreements and related solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

We are involved in claims, legal proceedings that arise from normal business activities. In addition, from time to time, third parties may assert claims against us. We evaluate all claims, lawsuits and investigations with respect to their potential merits, our potential defenses and counter claims, settlement or litigation potential and the expected effect on us. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any claims, proceedings or regulatory actions initiated by or against us whether successful or not, could result in expensive costs of defense, costly damage awards, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources or some other harm to the business. In any of these cases, our business, financial condition or results of operations could be negatively impacted.

We make a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. In our opinion, resolution of all current matters is not expected to have a material adverse impact on our business, financial condition or results of operations. However, depending on the nature and timing of any such controversy, an unfavorable resolution of a matter could materially affect our future business, financial condition or results of operations, or all of the foregoing, in a particular quarter.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors and officers.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we had not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a three-year period. The Business Combination may have resulted in an ownership change for us and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination. Our NOL carryforwards may also be subject to limitation as a result of prior shifts in equity ownership. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Sales of a substantial number of our common stock in the public market by our shareholders could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of the our common stock in the public market, the market price of our common stock could decline.

Provisions in our Certificate of Incorporation and Bylaws and provisions of the DGCL may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the our board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to call special meetings of stockholders and to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•	no cumulative voting; and

•

the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of our Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings:

•	any derivative action or proceeding brought on behalf of us;

•	any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders;

•

any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents relating to any provision of the DGCL or our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•

any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our Certificate of Incorporation will further provide that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision.

Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 33,894,518 shares of common stock consisting of (a) up to 7,518,488 shares of common stock issued in connection with private placements pursuant to subscription agreements entered into on or around July 13, 2023 consisting of (1) 1,630,000 PIPE Shares originally issued at $10.00 per share, (2) 270,000 shares of common stock transferred to selling securityholders by the Sponsor for no consideration and (3) 5,618,488 shares issued pursuant to forward purchase agreements, (b) up to 8,625,000 shares of common stock originally issued in a private placement to the Sponsor in connection with the initial public offering of FACT at a price of $0.003 per share, (c) up to 6,266,667 shares of common stock issuable upon exercise of the Private Warrants at an exercise price of $11.50 per share, (d) up to 4,501,123 shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, July 18, 2023, between us and the selling securityholders granting such holders registration rights with respect to such shares originally issued at a price of $0.48 per share, (e) up to 716,668 shares of common stock that are issuable upon the exercise of the Working Capital Warrants at an exercise price of $11.50 per share, and (f) up to 6,266,572 shares of common stock issuable upon exercise of the Merger Warrants, and (ii) up to 13,249,907 Warrants consisting of (a) up to 6,266,667 Private Warrants, (b) up to 716,668 Working Capital Warrants and (c) up to 6,266,572 Merger Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.

The number of Resale Securities exceeds the number of shares of common stock constituting our public float, and represents approximately 190% of our public float and approximately 105% of our outstanding shares of common stock (after giving effect to the issuance of shares of common stock upon exercise of the Warrants) as of January 31, 2024. The sale of all Resale Securities by the selling securityholders, or the perception that these sales could occur, could depress the market price of our common stock. Even if our trading price were to trade significantly below $10.00 per share, the offering price for the units sold in the FACT IPO, certain of the selling securityholders may still have an incentive to sell our common stock because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our common stock. While these selling securityholders may, on average, experience a positive rate of return based on the current market price of the common stock they purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. Despite the closing price being $1.29 per share as of February 12, 2024, our Sponsor and the selling securityholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which their shares were purchased as referenced above. While these selling securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of $1.29 per share on February 12, 2024, the Sponsor and other selling securityholders may receive potential profits ranging from $0.81 per share up to $1.29 per share. The PIPE Investors will not experience any profit per share unless our common stock trades above $10.00 per share. The sale of the Resale Securities being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our common stock.

We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

On and around July 13, 2023, FACT entered into separate Forward Purchase Agreements with certain investors (together, the “FPA Investors”), pursuant to which FACT (now Complete Solaria following the Closing) agreed to purchase in the aggregate, on the date that is 24 months after the Closing Date (the “Maturity Date”), up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date will not be less than $5.00 per share.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the forward purchase agreements are terminated the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would be reduced accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the forward purchase agreements.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the Warrants may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our common stock are contingent upon our stock price. The value of our common stock will fluctuate and may not align with the exercise price of the warrants at any given time. If the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.

Furthermore, with regard to the Private Warrants and Working Capital Warrants, it is possible that we may not receive cash upon their exercise, since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

MARKET AND INDUSTRY DATA

Information contained in this prospectus concerning the market and the industries in which Complete Solaria competes, including its market position, general expectations of market opportunities and market size, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by Complete Solaria based on such sources. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Complete Solaria operates and Complete Solaria management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, general expectations of market opportunity and market size data included in this prospectus are reliable, we have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $251.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “CSLRW.”

We cannot currently determine the price or prices at which shares of common stock or Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “CSLR” and “CSLRW,” respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on the NYSE under the symbols “FACT” and “FACT WS,” respectively. On January 31, 2024, there were 187 holders of record of the common stock and 198 holders of record of our Warrants. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Complete Solaria was formed in November 2022 through the merger of Complete Solar and Solaria. Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Effective January 1, 2023, we changed our fiscal quarters to four, thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, we will continue to report prior year financial information based on its prior year fiscal calendar. Our financial results for the thirty-nine weeks ended October 1, 2023 are compared to our results for the nine months ended September 30, 2022. The comparison of these two periods is primarily affected by the difference of one day between the first three quarters of fiscal 2023 and the first three quarters of 2022.

There is substantial doubt about the entity’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty relating to its ability to continue as a going concern.

Growth Strategy and Outlook

Complete Solaria’s growth strategy contains the following elements:

•

Increase revenue by expanding installation capacity and developing new geographic markets – We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the United States. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

•

Increase revenue and margin by engaging national-scale sales partners – We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

The Business Combination

Complete Solar entered into a Business Combination Agreement with FACT, First Merger Sub, Second Merger Sub, and Solaria on October 3, 2022. The Business Combination was consummated on July 18, 2023. Upon the terms and subject to the conditions of the Business Combination, (i) First Merger Sub merged with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

The merger between Complete Solaria and FACT has been accounted for as a reverse recapitalization. Under this method of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was primarily based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers have been treated as the equivalent of a capital transaction in which Complete Solaria is issuing stock for the net assets of FACT. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded.

Disposal Transaction

On August 18, 2023, we entered into a Non-Binding Letter of Intent to sell certain of our North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd. (“Maxeon”). Subsequent to the execution of the Non-Binding Letter of Intent, on September 20, 2023, we entered into an asset purchase agreement (the “Disposal Agreement”) for the sale of certain assets to Maxeon. The Disposal Agreement also includes a supply agreement for Maxeon to supply its premium, high-performance, high-efficiency solar panels to Complete Solaria. The transaction closed on October 6, 2023. Under the terms of the Disposal Agreement, Maxeon agreed to acquire the identified assets and certain employees of Complete Solaria for an aggregate purchase price consisting of 1,100,000 Maxeon Common Shares (the “Disposal Transaction”).

As part of the Disposal Transaction, we determined that the criteria were met for held for sale and discontinued operations classification as of the end of our third fiscal quarter as the divestiture represents a strategic shift in our business. We recorded an impairment of $147.5 million associated with the recording of the assets as held for sale during the thirty-nine weeks ended October 1, 2023 and loss on disposal of $1.8 million during the fourth quarter.

Below, we have discussed our historical results of continuing operations, which excludes our product revenues and related metrics, as all results of operations associated with the solar panel business have been presented as discontinued operations, unless otherwise noted.

Key Financial Definitions/Components of Results of Operations

Revenues

We generate revenue by providing customer solar solutions through a standardized platform to our residential solar providers and companies to facilitate the sale and installation of solar energy systems. Our contracts consist of two performance obligations, which include solar installation services and post-installation services that are performed prior to inspection by the authority having jurisdiction. The significant majority of our revenue is recognized at a point in time upon the completion of the installation and the remainder is recognized upon inspection. Revenue is recognized net of a reserve for the performance guarantee of solar output.

We enter into three types of customer contracts for solar energy installations. The majority of our revenue is recognized through contracts where the homeowner enters into a power purchase agreement with our distribution partner. We perform the solar energy installation services on behalf of our distribution partner, who owns the solar energy system upon installation. Additionally, we enter into a Solar Purchase and Installation Agreement directly with homeowners, whereby the homeowner either pays cash or obtains financing through a third-party loan partner. In cash contracts with homeowners, we recognize revenue based on the price we charge to the homeowner. We record revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive.

As part of our revenue, we also enter into contracts to provide our software enhanced service offerings, including design and proposal services, to customers that include solar installers and solar sales organizations. We perform these leveraging our HelioQuoteTM platform and other software tools to create computer aided drawings, structural letters, and electrical reviews for installers and proposals for installers. We charge a fixed fee per service offering, which we recognize in the period the service is performed.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of the cost of solar energy systems, and installation and other subcontracting costs. Cost of revenue also includes associated warranty costs, shipping and handling, allocated overhead costs, depreciation, and amortization of internally developed software.

Sales Commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other promotional and advertising expenses. We expense certain sales and marketing, including promotional expenses, as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance, research, engineering and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We expect an increase in audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Interest Expense

Interest expense primarily relates to interest expense on the issuance of debt and convertible notes and the amortization of debt issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of changes in the fair value of our convertible notes, the impact of debt extinguishment, and changes in the fair value of stock warrant liabilities and forward purchase agreements.

Income Tax Expense

Income tax expense primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business.

Supply Chain Constraints and Risk

We rely on a small number of suppliers of solar energy systems and other equipment. If any of our suppliers was unable or unwilling to provide us with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to us, we would have very limited alternatives for supply, and we may not be able find suitable replacements for our customers, or at all. Such an event could materially adversely affect our business, prospects, financial condition and results of operations.

In addition, the global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. In an effort to mitigate unpredictable lead times, we experienced substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, as well as broader macroeconomic conditions and have been exacerbated by the ongoing conflicts in Ukraine and Israel. While we believe that a majority of our suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) we can begin to generate revenue from those systems. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or investors, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions. While inflationary pressures have resulted in higher costs of products, in part due to an increase in cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of macroeconomic factors, including the conflicts in Ukraine and Israel, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations. For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this prospectus.

We believe that policies associated with our revenue recognition, product warranties, inventory excess and obsolescence and stock-based compensation have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

We recognize revenue when control of goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Revenue – Solar Energy System Installations

The majority of our revenue is generated from the installation of solar energy systems. We identify two performance obligations, which include installation services and post-installation services, and we recognize revenue when control transfers to the customer, upon the completion of the installation and upon the solar energy system passes inspection by the authority having jurisdiction, respectively. We apply judgment in allocating the transaction price between the installation and post-installation performance obligations, based on the estimated costs to perform our services. Changes in such estimates could have a material impact on the timing of our revenue recognition.

Our contracts with customers generally contain a performance guarantee of system output, and we will issue payments to customers if output falls below contractually stated thresholds over the performance guarantee period, which is typically 10 years. We apply judgment in estimating the reduction in revenue associated with the performance guarantee, which is historically not material. However, due to the long-term nature of the guarantee, changes in future estimates could have a material impact on the estimate of our revenue reserve.

Revenue – Software Enhanced Services

We recognize revenue from software enhanced services, which include proposals generated from our HelioQuoteTM platform and design services performed using internally developed and external software applications. We contract with solar installers to generate proposals and we contract with solar sales entities to perform design services for their potential customers. Under each type of customer contract, we generate a fixed number of proposals or designs for the customer in the month the services are contracted. Contracts with customers are enforceable on a month-to-month basis and we recognize revenue each month based on the volume of services performed.

Product Warranties

We typically provide a 10-year, warranty on our solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by our performance. For solar panel sales, recognized prior to the Disposal Transaction we provide a 30-year warranty that the products will be free from defects in material and workmanship. We record a liability for estimated future warranty claims based on historical trends and new installations. To the extent that warranty claim behavior differs from historical trends, we may experience a material change in our warranty liability.

Inventory Excess and Obsolescence

Our inventory consists of completed solar energy systems and related components, which we classify as finished goods. We record a reserve for inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions. We apply judgment in estimating the excess and obsolete inventory, and changes in demand for our inventory components could have a material impact on our inventory reserve balance.

Stock-Based Compensation

We recognize stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Business Combination, the expected term of the option the expected volatility of the price of our common stock and expected dividend yield. We determine these inputs as follows:

•	Expected Term - Expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

•	Expected Volatility - Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

•	Expected Dividend -The Black-Scholes valuation model calls for a single expected dividend yield as an input. We have never paid dividends and have no plans to pay dividends.

•

Risk-free Interest Rate - We derive the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•	Forfeitures - We recognize forfeitures as they occur.

If any assumptions used in the Black-Scholes option pricing model change significantly, stock-based compensation for future awards may differ materially compared to the awards granted previously. For the thirty-nine weeks ended October 1, 2023, stock-based compensation expense was $4.2 million, of which $1.8 million, related to discontinued operations. As of October 1, 2023, we had approximately $16.6 million of total unrecognized stock-based compensation expense related to stock options.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Complete Solaria is described in Note 2, Summary of Significant Accounting Policies in the Notes to Financial Statements and Note 2, Summary of Significant Accounting Policies in the Notes to Unaudited Condensed Consolidated Financial Statements.

Results of Operations

Thirteen weeks ended October 1, 2023 compared to three months ended September 30, 2022

The following table sets forth our unaudited statements of operations data for the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(in thousands)	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	$ Change	% Change
Revenues	$24,590	$12,260	$12,330	101%
Cost of revenues(1)	18,354	8,266	10,088	122%

Gross profit	6,236	3,994	2,242	56%
Gross margin %	25%	33%
Operating expenses:
Sales commissions	8,755	3,572	5,183	145%
Sales and marketing(1)	2,214	1,604	610	38%
General and administrative(1)	6,345	2,027	4,318	213%

Total operating expenses	17,314	7,203	10,111	140%

Loss from operations	(11,078)	(3,209)	(7,869)	245%
Interest expense(2)	(1,902)	(941)	(961)	102%
Interest income	9	—	9	—
Other income (expense), net(3)	(38,003)	4	(38,007)	*

Loss from continuing operations before taxes	(50,974)	(4,146)	(46,828)	*
Income tax benefit (provision)	1	—	1	—

Net loss from continuing operations	(50,973)	(4,146)	(46,827)	*
Loss on discontinued operations, net of tax	(155,909)	—	(155,909)	*

Net loss	$(206,882)	$(4,146)	$(202,736)	*

*	Percentage change not meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022
Cost of revenues	$20	$1
Sales and marketing	143	37
General and administrative	1,416	47

Total stock-based compensation expense	$1,579	$85

(2)	Includes interest expense to related party of $0.1 million and zero during the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively.

(3)	Includes other income (expense), net from related parties of $36.9 million and zero during the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	$ Change	% Change
Solar energy system installations	$23,915	$11,120	$12,795	115%
Software enhanced services	675	1,140	(465)	(41)%

Total revenue	$24,590	$12,260	$12,330	101%

Revenues from solar energy system installations for the thirteen weeks ended October 1, 2023 was $23.9 million compared to $11.1 million for the three months ended September 30, 2022. The increase in solar energy system installation revenues of $12.8 million was primarily due to an increase in the volume of solar energy system installations, as well as an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the thirteen weeks ended October 1, 2023 was $0.7 million compared to $1.1 million for the three months ended September 30, 2022. The decrease of $0.5 million was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the thirteen weeks ended October 1, 2023 was $18.4 million compared to $8.3 million for the three months ended September 30, 2022. The increase in cost of revenues of $10.1 million, or 122%, was primarily due to the increase in revenue of 101%, coupled with rising costs associated with supply chain constraints, and a small increase in excess and obsolete inventory reserves.

Gross Margin

Gross margin decreased 8% year over year, from 33% for the three months ended September 30, 2022 to 25% for the thirteen weeks ended October 1, 2023. The decrease in gross margin was primarily attributed to the increasing cost of revenues as described above.

Sales Commissions

Sales commissions for the thirteen weeks ended October 1, 2023 was $8.8 million compared to $3.6 million for the three months ended September 30, 2022. The increase of $5.2 million, or 145%, was primarily due to the increase in revenue of 101%.

Sales and Marketing

Sales and marketing expense for the thirteen weeks ended October 1, 2023 increased by $0.6 million, or 38%, compared to the three months ended September 30, 2022. The increase is attributable to an increase of $0.3 million in related to office and operating related expenses, an increase of $0.1 million in travel related expenses, an increase of $0.1 million in stock-based compensation expenses due to options issued during the thirteen weeks ended October 1, 2023, and an increase of $0.1 million in outside services, offset by decrease in payroll of $0.1 million.

General and Administrative

General and administrative costs for the thirteen weeks ended October 1, 2023 increased by $4.3 million, or 213%, compared to the three months ended September 30, 2022. The increase was primarily attributed to increase in payroll of $1.7 million, increase of $1.0 million in stock-based compensation expenses due to options and RSUs issued in the thirteen weeks ended October 1, 2023, increase in travel costs of $0.5 million, increase in office occupancy related costs of $0.5 million, and increases in contractors and outside services costs of $0.4 million related to the Mergers.

Interest Expense

Interest expense for the thirteen weeks ended October 1, 2023 increased by $1.0 million, or 102%, compared to the three months ended September 30, 2022. The increase was primarily attributed $0.5 million of interest related to debt acquired as part of the acquisition of Solaria in November 2022, which was retained upon the divestiture from the business, as well as an increase of $0.3 million in interest expense related to the convertible notes and long-term debt in CS Solis for the thirteen weeks ended October 1, 2023.

Other Income (Expense), Net

Other income (expense), net for the thirteen weeks ended October 1, 2023 increased by $38.0 million compared to the three months ended September 30, 2022. The increase was primarily attributed to an increase of $35.5 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis of $10.3 million, an increase of $6.7 million in other expense associated with the change in fair value of the FPAs, and an increase of $2.4 million driven by Company’s issuance of bonus shares in connection with the Mergers, offset by decreases in the fair value of the Company’s warrant liabilities of $16.9 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the thirteen weeks ended October 1, 2023 was $51.0 million, an increase of $46.8 million, as compared to a net loss from continuing operations of $4.1 million for the three months ended September 30, 2022.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $155.9 million for the thirteen weeks ended October 1, 2023. Loss on discontinued operations was comprised of revenues of $3.8 million, offset by cost of revenues of $4.1 million, selling and marketing expenses of $2.4 million, general and administrative expenses of $5.7 million, and impairment of goodwill and intangible assets assigned to Solaria of $119.4 million and $28.1 million, respectively.

Thirty-nine weeks ended October 1, 2023 compared to nine months ended September 30, 2022

The following table sets forth our unaudited statements of operations data for the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(In thousands)	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022	$ Change	% Change
Revenues	$66,887	$48,974	$17,913	37%
Cost of revenues(1)	51,788	33,792	17,996	53%

Gross profit	15,099	15,182	(83)	(1%)
Gross margin %	23%	31%
Operating expenses:
Sales commissions	23,221	15,694	7,527	48%
Sales and marketing(1)	5,216	4,607	609	13%
General and administrative(1)	22,965	6,194	16,771	271%

Total operating expenses	51,402	26,495	24,907	94%

Loss from operations	(36,303)	(11,313)	(24,990)	221%
Interest expense(2)	(8,870)	(2,672)	(6,198)	232%
Interest income	26	—	26	—
Other income (expense), net(3)	(28,302)	3,180	(31,482)	*

Loss from continuing operations before income taxes	(73,449)	(10,805)	(62,644)	580%
Income tax benefit (provision)	1	(4)	5	(125%)

Net loss from continuing operations	(73,448)	(10,809)	(62,639)	*
Loss on discontinued operations, net of tax	(168,458)	—	(168,458)	*

Net loss	$(241,906)	$(10,809)	$(237,097)	*

*	Percentage change not meaningful

(1)	Includes stock-based compensation expense as follows:

(In thousands)	Thirty-Nine Weeks ended October 1, 2023	Nine Months Ended September 30, 2022
Cost of sales	$51	$6
Sales and marketing	337	91
General and administrative	1,933	120

Total stock-based compensation expense	$2,321	$217

(2)	Includes interest expense to related party of $0.4 million and $0.1 million during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively.
(3)

Includes other income (expense), net from related parties of $36.9 million and $1.4 million during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively.

Revenues

We disaggregate our revenues based on the following types of services:

(In thousands)	Thirty-Nine Weeks ended October 1, 2023	Nine Months Ended September 30, 2022	$ Change	% Change
Solar energy system installations	$64,511	$46,214	$18,297	40%
Software enhanced services	2,376	2,760	(384)	(14%)

Total service revenues	$66,887	$48,794	$17,913	37%

Revenues from solar energy system installations for the thirty-nine weeks ended October 1, 2023 was $64.5 million compared to $46.2 million for the nine months ended September 30, 2022. The increase in solar energy system installation revenues of $18.3 million, or 40%, was primarily due to an increase in the volume of solar energy systems installations, a portion of which related to the fulfillment of delayed installations experienced in the first quarter of 2023 due to unusual inclement California weather, as well as an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the thirty-nine weeks ended October 1, 2023 was $2.4 compared to $2.8 million for the nine months ended September 30, 2022. The decrease of $0.4 million was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the thirty-nine weeks ended October 1, 2023 was $51.8 million compared to $33.8 million for the nine months ended September 30, 2022. The increase in cost of revenues of $18.0 million, or 53%, was primarily due to the increase in revenues of 37%, coupled with rising costs associated with supply chain constraints.

Gross Margin

Gross margin decreased 8% year over year, from 31% for the nine months ended September 30, 2022 to 23% for the thirty-nine weeks ended October 1, 2023. The decrease in gross margin is primarily attributed to increasing cost of revenues as described above.

Sales Commissions

Sales commissions for the thirty-nine weeks ended October 1, 2023, increased by $7.5 million, or 48%, compared to the nine months ended September 30, 2022. The increase in sales commissions is primarily due to the increase in solar system installation revenue of 40%.

Sales and Marketing

Sales and marketing expense for the thirty-nine weeks ended October 1, 2023 increased by $0.6 million, or 13%, compared to the nine months ended September 30, 2022. The increase is primarily attributable to an increase of $0.4 million in office and operating related expense, increase of $0.2 million in stock-based compensation expenses due to options issued in the thirty-nineteen weeks ended October 1, 2023, an increase of $0.2 million in outside services, and an increase of $0.1 million in travel related expenses, offset by decrease in payroll of $0.4 million.

General and Administrative

General and administrative costs for the thirty-nine weeks ended October 1, 2023 increased by $16.8 million, or 271%, compared to the nine months ended September 30, 2022. The increase was primarily attributed to increases in contractors and outside services costs of $6.6 million related to the Business Combination, increase in payroll of $3.9 million, an increase in bad debt expense of $3.4 million, increase of $1.8 million in stock-based compensation expenses due to options and RSUs issued, and increase in office occupancy related costs of $1.1 million for the thirty-nine weeks ended October 1, 2023.

Interest Expense

Interest expense for the thirty-nine weeks ended October 1, 2023 increased by $6.2 million, or 232%, compared to the nine months ended September 30, 2022. The increase was primarily attributed $4.6 million of interest related to debt acquired as part of the acquisition of Solaria in November 2022, which was retained upon the divestiture from the business, as well as an increase of $1.4 million in interest expense related to the convertible notes and long-term debt in CS Solis for the thirty-nine weeks ended October 1, 2023.

Other Income (Expense), Net

Other income (expense), net for the thirty-nine weeks ended October 1, 2023 increased by $31.5 million compared to the nine months ended September 30, 2022. The increase was primarily attributed to an increase of $35.5 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis of $10.3 million, an increase of $6.7 million in other expense associated with the change in fair value of FPAs, an increase of $2.4 million driven by Company’s issuance of bonus shares in connection with the Business Combination, and $3.2 million related to the conversion of convertible debts and SAFE agreements in March 2022, offset by decreases in the change in fair value of the Company’s warrant liabilities of $26.5 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the thirty-nine weeks ended October 1, 2023 was $73.4 million, an increase of $62.6 million, as compared to a net loss from continuing operations of $10.8 million for the nine months ended September 30, 2022.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $168.5 million for the thirty-nine weeks ended October 1, 2023. Loss on discontinued operations was comprised of revenues of $29.0 million, offset by cost of revenues of $30.6 million, selling and marketing expenses of $6.8 million, general and administrative expenses of $12.6 million, and impairment of goodwill and intangible assets assigned to Solaria of $119.4 million and $28.1 million, respectively.

Results of Operations

Year ended December 31, 2022 compared to year ended December 31, 2021

The following table sets forth our unaudited statements of operations data for the years ended December 31, 2022 and 2021, respectively. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31
(In thousands)	2022	2021	$ Change	% Change
Revenues	$66,475	$68,816	$(2,341)	(3%)
Cost of revenues(1)	46,647	40,123	6,524	16%

Gross profit	19,828	28,693	(8,865)	(31%)
Gross margin %	30%	42%
Operating expenses:
Sales commissions	21,195	25,061	(3,866)	(15%)
Sales and marketing(1)	6,156	5,179	977	19%
General and administrative(1)	13,634	5,780	7,854	136%

Total operating expenses	40,985	36,020	4,965	14%

Loss from operations	(21,157)	(7,327)	(13,830)	189%
Interest expense(2)	(4,986)	(1,712)	(3,274)	191%
Interest income	5	—	5	100%
Other income (expense), net(3)	(1,858)	(240)	(1,618)	*

Loss from continuing operations before income taxes	(27,996)	(9,279)	(18,717)	202%
Income tax benefit (provision)	(27)	(3)	(24)	*

Net loss from continuing operations	(28,023)	(9,282)	(18,741)	202%
Loss on discontinued operations, net of tax	(1,454)	—	(1,454)	*

Net loss	$(29,477)	$(9,282)	$(20,195)	*

*	Percentage change not meaningful
(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2022	2021
Cost of sales	$22	$19
Sales and marketing	168	68
General and administrative	243	113

Total stock-based compensation expense	$433	$200

(2)	Includes interest expense to related parties of $0.3 million and $0.7 million during the year ended December 31, 2022 and 2021, respectively
(3)	Includes other income from related parties of $1.4 million, and zero during the years ended December 31, 2022 and 2021, respectively.

Revenues

The Company disaggregates its revenues based on the following types of services:

	Years Ended December 31,		Change $	Change %
(In thousands)	2022	2021
Solar energy system installations	$62,896	$66,958	$(4,062)	(6%)
Software enhanced services	3,579	1,858	1,721	93%

Total revenues	$66,475	$68,816	$(2,341)	(3%)

Revenues from solar energy system installations for the year ended December 31, 2022 was $62.9 million compared to $67.0 million for the year ended December 31, 2021. The decrease in solar energy system installation revenues of $4.1 million is primarily due to constraints on the supply of solar panels available to purchase for fulfillment of our customer contracts. These supply constraints resulted from economic sanctions such as the Dec 21, 2021 Uyghur Forced Labor Prevention Act and supplier reactions to the Auxin Solar Tariff Petition. Without the necessary equipment to fulfill customer contracts, our projects were pushed into subsequent quarters.

Revenues from software enhanced services for the year ended December 31, 2022 was $3.6 million compared to $1.9 million for the year ended December 31, 2021. The increase in software enhanced services revenues is primarily due to increased sales and marketing for proposal and design services.

Cost of Revenues

Cost of revenues for the year ended December 31, 2022 was $46.6 million compared to $40.1 million for the year ended December 31, 2021. The increase of cost of revenues of $6.5 million was primarily driven by an increase in the reserve for excess and obsolete inventory of $3.6 million, an increase in warranty costs of $0.9 million and the effect of increasing materials prices for our solar energy systems. The increase in the reserve was a result of a substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints, a general product shift relating to market demand for higher voltage solar panels, and certain inventory management adjustments associated with inventories maintained by inactive installers.

Gross Margin

Gross margin decreased 12% year over year, from 42% for the year ended December 31, 2021 to 30% for the year ended December 31, 2022. The decrease in margin is primarily due to the increases in cost of revenues as described above.

Sales Commissions

Sales commission decreased by $3.8 million, or 15%, from $25.0 million in the year ended December 31, 2021 to $21.2 million in the year ended December 31, 2022. The decrease in commissions is due to the diversification of our sales partner channels to deliver greater services and value it is able to capture more contribution margin by reducing sales commissions.

Sales and Marketing

Sales and marketing expense increased by $1.0 million, or 19%, from $5.2 million in the year ended December 31, 2021 to $6.2 million in the year ended December 31, 2022. The increase was due to an increase in personnel-related costs.

General and Administrative

General and administrative expense increased by $7.9 million, or 136%, from $5.8 million in the year ended December 31, 2021 to $13.6 million in the year ended December 31, 2022. The increase was primarily attributed outside services for finance and legal costs of $3.5 million related to the Mergers, an increase in bad debt expense of $1.7 million, an increase in payroll related costs of $1.3 million, an increase in office and occupancy related costs due to new offices for $0.8 million, an increase in, and an increase in stock-based compensation for $0.5 million.

Interest Expense

Interest expense increased by $3.3 million, or 191%, from $1.7 million in the year ended December 31, 2021 to $5.0 million in the year ended December 31, 2022. The increase was primarily attributed to accretion of $2.4 million and the amortization of issuance costs of $1.2 million related to long term debt in CS Solis LLC that occurred in February of 2022 and a $0.2 million increase in interest expense related to the 2022 Convertible Notes. The increase was offset by a $0.8 million reduction in interest expense, as we repaid or converted debt instruments in February 2022, which were outstanding during 2021.

Other Income (Expense), Net

Other income (expense), net increased by $1.6 million, or 674%, from $0.2 million in the year ended December 31, 2021 to $1.8 million in the year ended December 31, 2022. The increase was primarily attributed to an increase in the fair value of preferred stock warrants of $5.2 million, partially offset by a gain on the extinguishment of our convertible debt and safe agreements in March 2022 of $3.2 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss for the year ended December 31, 2022 was $28.0 million, an increase of $18.7 million, or 202%, as compared to $9.3 million for the year ended December 31, 2021.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $1.5 million for the year ended December 31, 2022. Loss on discontinued operations was comprised of revenues of $13.3 million, offset by cost of revenues of $12.9 million, selling and marketing expenses of $1.3 million and general and administrative expenses of $0.6 million.

Year ended December 31, 2021 compared to year ended December 31, 2020

The following table sets forth our statement of operations data for 2021 and 2020. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31
(In thousands)	2021	2020	$ Change	% Change
Revenues	$68,816	$29,378	$39,438	134%
Cost of revenues(1)	40,123	17,097	23,026	135%

Gross profit	28,693	12,281	16,412	134%
Gross margin %	42%	42%
Operating expenses:
Sales commissions	25,061	10,410	14,651	141%
Sales and marketing(1)	5,179	3,185	1,994	63%
General and administrative(1)	5,780	3,801	1,979	52%

Total operating expenses	36,020	17,396	18,624	107%

Loss from operations	(7,327)	(5,115)	(2,212)	43%
Interest expense(2)	(1,712)	(523)	(1,189)	227%
Interest income	—	—	—	—
Other income (expense), net	(240)	(41)	(199)	485%

Loss from continuing operations before income taxes	(9,279)	(5,679)	(3,600)	63%
Income tax benefit (provision)	(3)	(3)	—	0%

Net loss from continuing operations	$(9,282)	$(5,682)	$(3,600)	63%

(1)	Includes stock-based compensation expense as follows:

	Years Ended December 31,
(In thousands)	2021	2020
Cost of sales	$19	$8
Sales and marketing	68	37
General and administrative	113	64

Total stock-based compensation expense	$200	$109

(2)	Includes interest expense to related party of $0.7 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

Revenues

Total revenue for the year ended December 31, 2021 was $68.8 million which compares with total revenue of $29.4 million for the year ended December 31, 2020. The increase in 2021 revenue is significantly impacted by the change in the business coming out of the COVID-19 pandemic. Solar revenue (including the installation and completion of solar systems) increased by $37.0 million. The increase is driven primarily by the volume of transactions in 2021. Other revenues, including design services and proposal services, increased by $1.6 million, the increase in revenues is driven by greater internal focus on performing such services in 2021.

Cost of Revenues

Cost of revenues for the year ended December 31, 2021 was $40.1 million compared to $17.1 million for the year ended December 31, 2020. The 135% increase in cost of revenue for the year ended December 31, 2021 over for the year ended December 31, 2020 grew proportionately with the increase in revenue during the same comparable periods, as well as slight increase in raw material costs.

Gross Profit

Our gross profits for the year ended December 31, 2021 increased by $16.4 million, or 134%, as compared to the year ended December 31, 2020. Gross margins of 42% remained flat year-over-year.

Sales Commission

Sales commissions for the year ended December 31, 2021 increased by $14.7 million, or 141%, compared to the year ended December 31, 2020. The increase in sales commissions expenses is primarily attributable to a corresponding increase of 134% in revenue.

Sales and Marketing

Sales and marketing expense for the year ended December 31, 2021 increased by $2.0 million, or 63%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $1.4 million in personnel-related expenses as a result of increased headcount in our sales and marketing organization, $0.2 million increase in office supplies, and $0.1 million increase in due and subscription expense.

General and Administrative

General and administrative expense for the year ended December 31, 2021 increased by $2.0 million, or 52%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $0.5 million in accounting, legal, and other contract labor costs, $0.3 million in personnel-related expenses, as a result of increased headcount, $0.2 million increase in office and occupancy related costs, $0.2 million increase in customer support, $0.2 million increase in amortization of internal software, a $0.1 million increase in stock-based compensation expense related to additional stock-based awards granted in fiscal year 2022, and a $0.1 million increase in recruitment and reallocation expenses.

Interest Expense

Interest expense for the year ended December 31, 2021 increased by $1.2 million, or 227%, compared to the year ended December 31, 2020. The increase is attributable to a $0.6 million increase in interest expense related to amortization of debt discount primarily due to the 2020-A and 2021-A notes, a $0.3 million increase in interest expense related to our SVB operating loan, and a $0.3 million increase in financing costs associated with a 2021 short-term bridge loan.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2021 increased by $0.2 million, or 485%, compared to the year ended December 31, 2020. The increase was primarily due to increase of $1.3 million related to the fair value measurement of the SAFEs, $0.3 million related to revaluation of derivative liabilities of 2019-A 2020-A and 2021-A notes, and $0.3 million related to fair value remeasurement of Series B and Series C preferred stock warrants. These expenses were partially offset by other income relating to PPP loan forgiveness of approximately $1.7 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the year ended December 31, 2021 was $9.3 million, an increase of $3.6 million, or 63%, as compared to $5.7 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through sales of equity securities, issuance of convertible notes and cash generated from operations. Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures. As of October 1, 2023, our principal sources of liquidity were cash and cash equivalents of $1.7 million, which were held for working capital purposes. Our cash equivalents are on deposit with major financial institutions. Our cash position raises substantial doubt regarding our ability to continue as a going concern for twelve months following the issuance of the condensed consolidated financial statements.

We will receive the proceeds from any cash exercise of any Warrants. The aggregate amount of proceeds could be up to $254.1 million if all the Warrants are exercised for cash. However, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. As of February 12, 2024, the price of our common stock was $1.29 per share. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

The Resale Securities represent a substantial percentage of our shares of outstanding commons stock. The number of Resale Securities exceeds the number of shares of common stock constituting our public float, and represents approximately 190% of our public float and approximately 105% of outstanding common stock (after giving effect to the issuance of shares of common stock upon exercise of the Warrants) as of January 31, 2024. Any of these resales, or the perception in the market that the holders of a large number of shares intend to resell shares, could cause the market price of our shares of common stock to decline or increase the volatility in the market price of our shares of common stock.

Given the substantial number of shares of common stock being registered for potential resale by the selling securityholders pursuant to this prospectus, the sale of Resale Securities by the selling securityholders, or the perception in the market that the selling securityholders intend to sell a large number of shares, could increase the volatility of the market price of common stock or result in a significant decline in the public trading price of our common stock.

While we received cash of $19.8 million from the completion of the Business Combination in July 2023, and despite results of the closing of the Disposal Transaction and our recent cost cutting measures, additional capital infusion will be necessary in order to fund planned operations while meeting obligations as they come due. It is currently unlikely that warrant holders will exercise their warrants based on the current price of our common stock, and additional financing is required from outside sources. We may not be able to raise it on terms acceptable to us or at all. If we are not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely.

Debt Financings

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes were assumed in the acquisition by Complete Solaria and are secured by substantially all of the assets of Complete Solaria. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the merger with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria.

In December 2022, we entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of October 1, 2023 and December 31, 2022, the carrying value of the 2018 Notes was $10.7 million and $9.8 million, respectively. Interest expense recognized for the thirty-nine weeks ended October 1, 2023 was $1.0 million.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”). The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.

The Revolving Loan has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. Interest expense recognized for the thirty-nine weeks ended October 1, 2023 was $0.5 million. In October 2023, the Company entered into an Assignment and Acceptance Agreement whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million, as discussed in Note 22 – Subsequent Events of the accompanying notes to the unaudited condensed consolidated financial statements.

Secured Credit Facility

In December 2022, we entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement, which matures in April 2023, allows us to borrow up to 70% of the net amount of our eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serve as collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. We may prepay any borrowed amount without premium or penalty. Under the original terms, the secured credit facility agreement was due to mature in April 2023. We are in the process of amending the secured credit facility agreement to extend its maturity date.

At October 1, 2023, the outstanding net debt amounted to $11.7 million, including accrued financing cost of $4.1 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million.

Debt in CS Solis

In February 2022, we received an investment from CRSEF Solis Holdings, LLC (“CRSEF”). The investment was made pursuant to a subscription agreement, under which CRSEF contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis. The Class B Membership Units are mandatorily redeemable by us on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement. The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% which is accrued as an unpaid dividend, compounded annually, and subject to increases in the event we declare any dividends. In July 2023, we amended the debt of with CSREF as part of the closing of the Business Combination. The modification did not change the interest rate. The modification accelerates the redemption date of the investment, which was previously February 14, 2025, and is March 31, 2024 subsequent to the modification. As of October 1, 2023 and December 31, 2022, we have recorded a liability of $29.2 million and zero, respectively, included in short-term debt in CS Solis on the unaudited condensed consolidated balance sheets. As of October 1, 2023 and December 31, 2022, we have recorded a liability of zero and $25.2 million, respectively, included in net long-term debt in CS Solis on the unaudited condensed consolidated balance sheets. For the thirty-nine weeks ended October 1, 2023, we have recorded accretion of the liability as interest expense of $2.7 million, and we have recorded the amortization of issuance costs as interest expense of $0.7 million.

Cash Flows for the Thirty-Nine Weeks Ended October 1, 2023 and the Nine Months Ended September 30, 2022

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022:

(in thousands)	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Net cash used in operating activities from continuing operations	$(47,152)	$(17,197)
Net cash used in investing activities from continuing operations	$(1,534)	$(1,048)
Net cash provided by financing activities from continuing operations	$45,575	$13,704

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $47.2 million for the thirty-nine weeks ended October 1, 2023 was primarily due to the net loss from continuing operations, net of tax of $73.4 million and net cash outflows of $18.8 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $45.1 million. Non-cash charges primarily consisted of $35.5 million for the issuance of common stock in connection with FPAs, $10.3 million loss on CS Solis debt extinguishment, $6.7 million change in fair value of FPAs, $4.3 million change in allowance for credit losses, $4.0 million interest expense, $2.5 million accretion of long-term debt in CS Solis, $2.4 million related to the issuance of bonus common stock shares in connection with the Business Combination $2.3 million of stock-based compensation expense, and $2.1 million relating to the change in reserve for excess and obsolete inventory, partially offset by a decrease in the fair value of warrant liabilities of $26.3 million. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable, net of $11.8 million, an increase in prepaid expenses and other current assets of $8.3 million, an increase in inventory of $3.9 million, and a decrease in deferred revenue of $0.8 million, partially offset by an increase in accounts payable of $4.4 million, an increase in accrued expenses and other current liabilities of $1.6 million and a decrease in other noncurrent assets of $1.1 million.

Net cash used in operating activities from continuing operations of $17.2 million for the nine months ended September 30, 2022 was primarily due to the net loss from continuing operations, net of tax of $10.8 million and net cash outflows of $10.6 million from changes in operating assets and liabilities, adjusted for non-cash charges of $4.2 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in inventory of $5.0 million, an increase in accounts receivable, net of $3.0 million, a decrease in accrued expenses and other current liabilities of $2.1 million and a decrease in warranty provision, noncurrent of $0.6 million. Non-cash charges primarily consisted of a change in reserve for obsolete inventory of $3.1 million, accretion of long-term debt in CS Solis of $2.6 million, $0.7 million change in allowance for credit losses, and $0.5 million in depreciation and amortization expense, partially offset by a gain on extinguishment of convertible notes and SAFEs of $3.2 million.

The net increase in cash, cash equivalents and restricted cash from discontinued operations of $0.2 million for the thirty-nine weeks ended October 1, 2023 was entirely attributable to net cash provided by operating activities from discontinued operations. This increase was primarily due to the net loss from discontinued operations, net of tax of $168.5 million, adjusted for non-cash charges of $152.9 million and net cash inflows of $15.8 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of impairment of goodwill of $119.4 million, impairment of intangible assets of $28.1 million, depreciation and amortization expense of $2.4 million, stock-based compensation expense of $1.8 million and a $1.1 million change in allowance for credit losses. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in accounts receivable, net of $8.2 million an increase in accrued expenses and other current liabilities of $6.0 million, a decrease of long-term deposits of $2.8 million and a decrease in inventories of $2.3 million, partially offset by a decrease of $2.9 million in accounts payable.

Cash Flows from Investing Activities

Net cash used in investing activities of $1.5 million for the thirty-nine weeks ended October 1, 2023 was primarily due to additions to internal-use-software.

Net cash used in investing activities of $1.0 million for the nine months ended September 30, 2022 was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $45.6 million for the thirty-nine weeks ended October 1, 2023 was primarily due to $21.3 million in net proceeds from the issuance of convertible notes, $19.8 million in proceeds from the Business Combination and PIPE Financing and $14.1 million in net proceeds from the issuance of notes payable, partially offset by repayment of notes payable of $9.7 million.

Net cash provided by financing activities of $13.7 million for the nine months ended September 30, 2022 was primarily due to net proceeds from the issuance of long-term debt in CS Solis of $25.0 million, partially offset by repayment of notes payable of $9.5 million, payments for issuance of Series D redeemable convertible preferred stock of $1.3 million and the repayment of convertible notes payable to related parties of $0.5 million.

Cash Flows for the Years Ended December 31, 2022 and 2021

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities from continuing operations	$(25,217)	$10,995
Net cash used in investing activities from continuing operations	$3,335	$(1,063)
Net cash provided by financing activities from continuing operations	$31,191	$16,895

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $25.2 million for the year ended December 31, 2022 was primarily due the net loss from continuing operations of $28.0 million, and net cash outflows of $11.2 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $13.8 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $9.7 million, and an increase in inventories of $4.9 million, and an decrease in prepaid expenses and other current assets of $1.6 million, partially offset by an increase in accounts as payable of $3.3 million and a decrease in prepaid expenses and other current assets of $1.2 million. Non-cash charges primarily consisted of $5.2 million change in the fair value of warrant liability, interest expense primarily related to long-term debt in CS Solis of $4.8 million, reserve for obsolete inventory of $3.6 million, increase in the allowance for doubtful accounts of $2.1 million, and depreciation and amortization expense of $0.6 million, partially offset by non-cash income recognized upon conversion of convertible notes and SAFE agreements of $3.2 million.

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million, and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Cash Flows from Investing Activities

Net cash provided by investing activities of $3.3 million for the year ended December 31, 2022, was primarily due to cash acquired in the acquisition of Solaria of $4.8 million, partially offset by additions to internal-use-software of $1.5 million.

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021, was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $31.2 million for the year ended December 31, 2022 was primarily due to net proceeds from issuance of long-term debt in CS Solis of $25.0 million, proceeds from the issuance of the 2022 Convertible Notes of $12.0 million, and proceeds from the issuance of notes payable of $5.5 million. This was partially offset by the repayment of notes payable of $9.5 million, payments for issuance costs of Series D redeemable convertible preferred shares of $1.4 million, and repayment of convertible notes payable to related parties of $0.5 million.

Net cash provided by financing activities of $16.9 million for fiscal year 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million and proceeds from the issuance of convertible promissory notes of $1.2 million.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities from continuing operations	$(10,995)	$(6,189)
Net cash used in investing activities from continuing operations	(1,063)	(584)
Net cash provided by financing activities from continuing operations	16,895	6,355

Cash Flows from Operating Activities

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million, and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Net cash used in operating activities of $6.2 million for year ended December 31, 2020 was primarily related to our net loss of $5.6 million, and net cash outflows of $1.9 million provided by changes in our operating assets and liabilities, adjusted for non-cash charges of $1.3 million. The main drivers of net cash outflows were derived from the changes in operating assets and liabilities and were related to an increase in accounts receivable of $2.0 million, an increase in inventory of $1.3 million, a decrease in accounts payable of $1.1 million, an increase in prepaid expenses and other current assets of $0.9 million, partially offset by an increase in accrued expenses and other current liabilities of $2.4 million, and an increase in deferred revenue of $1.5 million. Non-cash charges primarily consisted of non-cash interest of $0.5 million, increase in the allowance for doubtful accounts of $0.3 million, and depreciation and amortization of $0.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021 was due to additions to internal-use software.

Net cash used in investing activities of $0.6 million for fiscal year 2020 was due to additions to internal-use software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $16.9 million for the year ended December 31, 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million, and proceeds from the issuance of convertible promissory notes of $1.2 million.

Net cash provided by financing activities of $6.4 million for the year ended December 31, 2020 was primarily related to net proceeds from issuance of notes payable of $4.0 million, proceeds from the issuance of convertible promissory notes to related parties of $3.3 million, and proceeds from the issuance of convertible promissory notes of $0.7 million, partially offset by repayment of convertible notes of $1.5 million.

Proceeds from Warrants

We will not receive any of the proceeds from sales of Warrants, except with respect to amounts we may receive upon the cash exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the common stock, the last reported sales price for which was $1.29 per share on February 12, 2024. Each Warrant is exercisable for one share of common stock at an exercise price of $11.50. Therefore, if and when the trading price of the common stock is less than $11.50 per share, we expect that warrantholders would not exercise their Warrants. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

We could receive up to an aggregate of approximately $254.1 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise their Warrants, which, based on the current trading price of our common stock, is unlikely unless there is a significant increase in the trading price of our common stock. The Warrants may not be, or remain, in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

Forward Purchase Agreements

On and around July 13, FACT entered into multiple forward purchase agreements with certain FPA Investors, pursuant to which FACT (now to Complete Solaria following the Closing) agreed to purchase in the aggregate, up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the forward purchase agreements). Pursuant to the terms of the forward purchase agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date is not less than $5.00 per share.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the forward purchase agreements are terminated the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would reduce accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the forward purchase agreements.

Off Balance Sheet Arrangements

As of the date of this prospectus, Complete Solaria does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Complete Solaria is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently, Complete Solaria does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Complete Solaria is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Merger, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) December 31, 2025. Complete Solaria expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

Complete Solaria’s operations expose Complete Solaria to a variety of market risks. Complete Solaria monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

We do not have significant exposure to interest rate risk that could affect the balance sheet, statement of operations, and the statement of cash flows, as we do not have any outstanding variable rate debt as of October 1, 2023.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of residential homeowners. We do not require collateral on our accounts receivable. Further, our accounts receivable are with individual homeowners and we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

As of October 1, 2023, one customer accounted for 10% or more of total accounts receivable, net balance. As of September 30, 2022, one customer accounted for 10% or more of the total accounts receivable, net balance.

For the thirty-nine weeks ended October 1, 2023, one customer accounted for 10% or more of the total revenues. For the nine months ended September 30, 2022, two customers accounted for 10% or more of total revenues.

Recent Developments

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this as a related party transaction.

In October 2023, in connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Stock Purchase Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock (the “replacement warrants”). As a result of the warrant amendment, the Company reclassified the replacement warrants from equity to liability. The replacement warrants were remeasured to the fair value on the amendment effective date and the Company will record subsequent changes in fair value in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

As noted above, in October 2023, we completed the sale of our solar panel business to Maxeon, pursuant to the terms of the Disposal Agreement.

BUSINESS OF COMPLETE SOLARIA, INC.

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium size businesses that allow them to lower their energy bills while reducing their carbon footprint. With a strong technology platform, financing solutions, and aesthetically pleasing high-performance solar modules, Complete Solaria has created a unique, end-to-end offering that delivers a best-in-class customer experience. With installation partners in 47 states in the United States and 13 countries in Europe, Complete Solaria is building an international brand for solar energy. Complete Solaria’s relentless drive to expand the accessibility of solar energy is underpinned by its vision: to create a global society powered by the sun.

Business Overview

Complete Solaria was formed in November 2022 through the merger of Complete Solar and Solaria. Complete Solaria created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar. We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Complete Solaria provides residential solar system designs, proposals, and CAD drawing sets to existing sales partners as well as other residential solar companies regardless of whether they participate as either sales partners or builder partners. In doing so, Complete Solaria seeks to power the entire solar power industry.

Revenue Model

Complete Solaria aligns its current products into three general categories: Solar System Sales and Software Enhanced Services.

•

Solar System Sales: Complete Solaria sells solar systems to homeowners and small commercial customers through third party sales partners. Complete Solaria manages every aspect of project management for those contracts before ultimately contracting with builder partners to complete the construction of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings to traditional utility energy. Homeowners are given flexibility to choose from a wide array of system features and financing options that best meet their needs. By delivering the best matched products and a best-in-class customer experience, Complete Solaria establishes valuable customer relationships that can extend beyond the initial purchase of the solar energy system and provides the company with opportunities to offer additional products and services in the future.

•

Software Enhanced Services: The HelioQuoteTM software system is provided to existing sales partners and other participants in the solar industry and powers our sales of residential solar designs, proposals, and engineering services.

Technology Innovation

Since inception, Complete Solaria has continued to invest in a platform of services and tools to enable large scale operations for Sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem Complete Solaria has built provides broad reach, positioning Complete Solaria for sustained and rapid growth through a capital efficient business model. The network of partners continues to expand today.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to Complete Solaria’s strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers who are accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Financing Solutions

Complete Solaria provides financing solutions to its end customers through third-party lease providers, power purchase agreement providers and loan providers.

Customers may lease a Complete Solaria solar system. The lease provider will purchase the solar system and the property owner will rent the solar system in exchange for the electricity the system produces.

Through a power purchase agreement, a third-party developer installs, owns, and operates a solar system on a customer’s property. The customer then purchases the system’s electric output for a predetermined period. A power purchase agreement allows the customer to receive stable and often low-cost electricity with no upfront cost, while also enabling the owner of the system to take advantage of tax credits and receive income from the sale of electricity.

Lastly, loan providers offer Complete Solaria’s end customers a loan to purchase solar systems, and then the customers will pay off the loan over a period of time.

Our Strategy

Complete Solaria’s strategy focuses on providing the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

Solar System Sales

Solar System Sales are full systems sold to homeowners and small to medium sized commercial businesses through Complete Solaria’s Sales Partner channels and fulfilled and installed by Complete Solaria and its builder partners.

•

Increase revenue by expanding installation capacity and developing new geographic markets through Solaria pro partners—Select Solaria pro partners will become builder partners who will install Complete Solaria systems resulting from sales generated by Complete Solaria’s sales partners. By leveraging this network of skilled builders, Complete Solaria aims to increase its installation capacity in its traditional markets and expand its offering into new geographies throughout the United States. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

•

Increase revenue and margin by engaging national-scale sales partners—Prior to the formation of Complete Solaria, Complete Solar operated in 16 states. By expanding operations nationally, Complete Solaria will be able to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. Complete Solaria expects to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

Software and Services

Software and services sales include access to Complete Solaria’s HelioQuoteTM sales proposal and system design software; proposal writing services that support field sales agents; and design, engineering, and permitting services that improve the operational effectiveness and cost efficiency of subscale solar companies. See “Increase revenue and margin by bundling software enhanced services with solar module sales” above.

In support of Complete Solaria’s strategy to increase revenue and expand margin opportunities in its two core products, Complete Solaria also considers the following activities to be key elements of its strategy:

•

Expand Partnerships with Solar Partners, Strategic Partners, and Attractive New Market Participants. Complete Solaria’s platform of services and tools allows it to engage with a wide variety of solar industry partners, as well as new industry participants such as retailers and service providers who would like to offer solar to new and existing customers. Complete Solaria plans to continue to invest in its ability to attract, convert, grow, and retain promising partners in order to facilitate capital-efficient growth.

•

Continue to Invest in the digital platform. Complete Solaria plans to continue to invest in and develop complementary software, services, and technologies to enhance the scalability of its platform and support an automated, highly efficient operational structure that delivers a world-class customer experience. Complete Solaria expects to continue to make significant investments in automating the end-to-end solar process through improved workflow management, electronic site-audit, and electronic permitting capabilities. Additionally, Complete Solaria plans to further develop consumer facing software to enhance consumers’ ability to manage their solar systems and integrate other energy efficient products and services into their homes.

•

Continue to Deliver a Differentiated Customer Experience. Complete Solaria makes the customer experience its top priority. Complete Solaria’s systems enable fast project fulfillment, direct customer communication, and facilitation of third-party sales, installation, and finance partners for a seamless customer experience. These systems also enable a broad service offering with customized configurations and pricing. Further development of these systems will enable future product offerings and increasingly optimized solar and energy efficient configurations for Complete Solaria’s customers.

•	Offer New Services. Complete Solaria plans to continue to innovate and expand its service offerings to homeowners with continued advancement of its solar modules and suite of homeowner offerings.

Our Strengths

The following strengths position Complete Solaria to drive the mass adoption of residential solar in a manner that maximizes the value of its growing customer base over the long term:

•

Platform of Services and Tools: A diversified and multi-pronged customer acquisition approach. This infrastructure underpins the ability to enjoy broad customer reach with a low system-wide cost structure and positions Complete Solaria for expansion to every market where distributed solar energy generation can offer homeowners savings versus traditional utility retail power.

•

Differentiated Customer Experience: A leading customer offering and experience through various methods: customer-friendly solar service features; tailored designs and customizable pricing for each homeowner; a highly consultative sales process; and a focus on customer savings. This differentiated customer acquisition strategy attracts a large group of high-quality customers who support strong unit margins.

•

Unique access to customers through third-party sales channels: The turn-key solar product offering, best-in-class customer service, and a national footprint supports third-party sales channels and strategic national partnerships. Complete Solaria provides solutions for sales channels that are seeking to expand their geographic reach and strengthen their relationships with their own customers.

Technology Suite

HelioSuite is an innovative, end-to-end software platform designed to manage every aspect of a residential solar project. HelioSuite was originally designed to support its internal sales partners and build partners in assuring a seamless customer experience. In 2021, Complete Solaria commercialized the software solutions through Helio Proposal Services in order to provide proposal services for residential solar sales companies outside of Complete Solar’s existing network of sales partners. Features of the Technology Suite include the following capabilities, some of which are planned for roll-out in the future:

•

HelioQuoteTM: an automated solar design tool that rapidly generates optimized proposals and executable contracts. Proposal generation is enabled by software innovations that automate system design and layout while optimizing homeowner economics. The average turnaround time for a proposal is only five minutes, which we believe is much faster than our competitors.

•

HelioTrackTM: an AI-driven project management software that streamlines the installation process and coordinates interactions between Complete Solaria, homeowners, sales partners and build partners. It includes a customer relationship management tool that provides payroll, commissions tracking, and project progression to all partners. The equipment management module coordinates bill of materials, ordering process, and tracks and manages all inventory for a project. The construction module assigns projects, calculates commissions and payments, and serves as quality control. The Complete Solar Project Management tools automates task assignment, times, and tracks progress.

•

Share The Sun: the online customer engagement platform. Customers can make referrals and share this information on social networks. In the near future, Complete Solaria intends to launch services that allow customers to view their energy generation, pay their bills, contact the customer service team, and assess their positive environmental impact.

Customer Service and Operations

Solar System Sales

Complete Solaria has made significant investments to create a platform of services and tools that addresses customer origination, system design and installation, and general customer support. Before a sales representative conducts a consultation, homeowners are pre-qualified based on a preliminary evaluation which considers a homeowner’s credit, home ownership, electricity usage and suitability of the roof based on age, condition, shading and pitch. Once a homeowner is pre-qualified, all necessary data is collected and a proposal is generated for the homeowner. If a homeowner is interested in moving forward, a customer contract is automatically generated for electronic execution. This contract then undergoes a final review and verification of credit before it is countersigned.

Once an agreement is fully executed, a service tech performs a site audit at the home to inspect the roof and measure shading. This audit is followed by a final system design plan and an application for any required building permits. The plans are reviewed to ensure they conform to the executed contract or to process a change order if required. A second production estimate is generated at this time and if the expected energy production exceeds or falls below the original estimate by certain thresholds, the homeowner agreement is modified accordingly. In order to reduce installation costs and operational risk, there are defined design and installation quality standards designed to ensure that homeowners receive a quality product, regardless of who installs the system.

After the solar panels are installed, the customer care team follows up with the homeowner with a survey on their experience. If a system requires maintenance, Complete Solaria or a partner or dedicated service-only contractor will visit the customer’s home and perform any necessary repairs or maintenance at no additional cost to the customer.

Software Enhanced Services

Complete Solaria’s customers are third-party Sales organizations that use the design and proposal services for their residential solar projects. Complete Solaria staffs a sales support desk six days a week to provide live customer support for sales representatives who need a design or proposal for a potential homeowner sale. These customer support teams rapidly produce proposals answer questions, and offer other forms of support for sales personnel.

Suppliers

The main components of a residential solar energy system are the solar modules, inverters, and racking systems. Complete Solaria generally purchases these components for build partners from select distributors which are then shipped to build partners for use in an installation. There is a running list of approved suppliers in the event any of the sources for modules, inverters or other components became unavailable. If Complete Solaria fails to develop, maintain, and expand relationships with these or other suppliers, the ability to meet anticipated demand for solar energy systems may be adversely affected, or at higher costs or delayed. If one or more of the suppliers ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and the ability to satisfy this demand may be adversely affected.

Complete Solaria screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation and other factors. The declining cost of solar modules and the raw materials necessary to manufacture them has been a key driver in the prices charged for electricity and homeowner adoption of solar energy. If solar module and raw material prices do not continue to decline at the same rate as they have over the past several years, the resulting prices could slow growth and cause financial results to suffer. If Complete Solaria is required to pay higher prices for supplies, accept less favorable terms, or purchase solar modules or other system components from alternative, higher-priced sources, financial results may be adversely affected.

Complete Solaria’s build partners are responsible for and source the other products related to solar energy systems, such as fasteners, wiring and electrical fittings. For Complete Solaria’s own installation business, Complete Solaria procures from time to time these other products related to solar energy systems. Complete Solaria manages inventory through local warehouses and as segregated inventory at build partners.

The main components of a residential solar module are the solar cells. Complete Solaria’s solar modules are generally manufactured by third-party select manufacturers. As of December 31, 2022, the primary solar module suppliers were Waaree Energies Ltd., Goldi Solar Pvt. Ltd., and GCL System Integration Technology Co., Ltd. If Complete Solaria fails to develop, maintain, and expand relationships with these or other suppliers, the ability to meet anticipated demand for modules may be adversely affected, or at higher costs or delayed. If one or more of the suppliers ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and the ability to satisfy this demand may be adversely affected.

Complete Solaria screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation and other factors. Complete Solaria typically enters into master contract arrangements with major suppliers that define the general terms and conditions of purchases, including warranties, product specifications, indemnities, delivery and other customary terms.

Competition

Solar System Sales

Complete Solaria’s primary competitors are the traditional utilities that supply electricity to potential customers. Complete Solaria competes with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which homeowners can switch to electricity generated by solar energy systems. Complete Solaria competes favorably with traditional utilities based on these factors.

Complete Solaria competes for homeowner customers with other solar sales and installation companies and with solar companies with business models that are similar to Complete Solaria’s. Complete Solaria’s main competitors can be grouped broadly into (a) national, vertically integrated companies with established brands and proprietary consumer financing products; (b) small, local solar contractors who operate with relatively low-fixed overhead expenses but who may lack systems, tools, and sophisticated product offerings; and (c) sales aggregators who engage with third-party sales companies to generate installation contracts. Complete Solaria competes favorably with these companies, with (a) better customer experience and better Sales Partner experience than the national vertically integrated companies; (b) better pricing and broader customer offerings than smaller local solar contractors; and (c) a better build partner experience than sales aggregators.

Complete Solaria also faces competition from purely finance-driven organizations that acquire homeowners and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities and from sophisticated electrical and roofing companies. At the same time, the open platform provides opportunities for these competitors to become partners, and the open platform offers these new market participants a cost-effective way to enter the market and compelling process, technology and supply chain services over the long term.

Intellectual Property

Complete Solaria seeks to protect its intellectual property rights by relying on federal, state and common law rights in the United States and other countries, as well as contractual restrictions. It generally enters into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with other third parties, in order to limit access to, and disclosure and use of, confidential information and proprietary technology. In addition to these contractual arrangements, Complete Solaria also relies on a combination of trademarks, trade dress, domain names, copyrights, trade secrets and patents to help protect the brand and other intellectual property.

As of December 31, 2022, Complete Solaria had 244 issued patents and 29 filed patent applications in the United States and foreign countries relating to a variety of aspects of its solar solutions. Issued United States patents will expire 20 years from their respective filing dates, with the earliest utility patent expiring on August 29, 2029, and the earliest design patent expiring on March 17, 2023. Complete Solaria intends to file additional patent applications as it innovates through research and development efforts.

Government Regulations and Incentives

Different public policy mechanisms have been used by governments to accelerate the adoption and use of solar power. Examples of customer focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits, renewable portfolio standards, net metering, and carbon regulations. Some of these government mandates and economic incentives are scheduled to be reduced or to expire, or could be eliminated altogether. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system. Feed-in tariffs pay customers for solar power system generation based on energy produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Renewable portfolio standards mandate that a certain percentage of electricity delivered to customers come from eligible renewable energy resources. Net metering allows customers to deliver to the electric grid any excess electricity produced by their on-site solar power systems, and to be credited for that excess electricity at or near the full retail price of electricity. Carbon regulations, including cap-and-trade and carbon pricing programs, increase the cost of fossil fuels, which release climate-altering carbon dioxide and other greenhouse gas emissions during combustion.

In addition to the mechanisms described above, there are various incentives for homeowners and businesses to adopt solar power in The Inflation Reduction Act of 2022. Moreover, in Europe, the European Commission has mandated that its member states adopt integrated national climate and energy plans aimed at increasing their renewable energy targets to be achieved by 2030, which could benefit the deployment of solar. However, the US and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may offset the incentives described above and increase the price of the solar products of Complete Solaria.

Employees and Human Capital Resources

As of December 31, 2022, Complete Solaria had over 151 employees. Complete Solaria also engages independent contractors and consultants. No employees are covered by collective bargaining agreements. There have not been any work stoppages.

Complete Solaria’s human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of Complete Solaria’s equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of Complete Solaria by motivating such individuals to perform to the best of their abilities and achieve Complete Solaria’s objectives.

Facilities

Complete Solaria’s corporate headquarters and executive offices are located in Fremont, California. Complete Solaria also maintains an office in Lehi, Utah.

Complete Solaria leases all of the facilities and does not own any real property. Complete Solaria believes that current facilities are adequate to meet ongoing needs. If additional space is required, Complete Solaria believes that it will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

Complete Solaria is from time to time subject to, and is presently involved in, litigation and other legal proceedings that arise in the ordinary course of business.

In January 2023, SolarPark has demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against Solar Park. In May 2023, Solar Park filed its Statement of Defence and Counterclaim alleging damages that total approximately $160.0 million. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark Korea Co., LTD filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California. The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark Korea Co., LTD has suffered in excess of $220 million in damages. The ultimate outcome of this litigation is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. In August 2023, the Court granted SolarPark’s preliminary injunction motion relating to SolarPark’s alleged trade secrets allegations. In August 2023, the Court granted the Company’s motion to stay and stayed the litigation pending the outcome of the arbitration in Singapore. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Complete Solaria is not presently a party to any other legal proceedings that in the opinion of its management, if determined adversely to Complete Solaria, would have a material adverse effect on its business, financial condition, operating results, or cash flows. Regardless of the outcome, litigation can have an adverse impact on Complete Solaria because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Our directors and executive officers and their ages as of January 31, 2024

Name	Age	Position
Chris Lundell	62	Chief Executive Officer and Director
Brian Wuebbels	51	Chief Financial Officer
Thurman J. Rodgers(3)	74	Executive Chairman
Devin Whatley(2)	54	Director
Tidjane Thiam(1)	61	Director
Adam Gishen(1)(3)	48	Director
Ronald Pasek(1)(2)	62	Director
Antonio R. Alvarez(2)	67	Director
William J. Anderson	47	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Chris Lundell

Chris Lundell is the Founder of CMO Grow, a marketing consultancy firm. Prior to that, he was the CMO at Vivint Solar, the President of the Americas at NEXThink, and CMO and COO at Domo. He holds an M.B.A. from Brigham Young University.

Brian Wuebbels

Brian Wuebbels has served as the Chief Financial Officer of Complete Solaria since February 2023. From 2021 to 2022, Mr. Wuebbels served as the President of Control & Elevator at the Nidec Motor Corporation where he led a global team of executives in Sales, Marketing, Engineering and Operations. From 2019 to 2021, Mr. Wuebbels served as Chief Financial Officer and Head of Operations for Motion & Control. From 2017 to 2018, Mr. Wuebbels served as Chief Financial Officer and Head of Operations for GCL, a solar power company. From 2010 to 2016, Mr. Wuebbels served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer at SunEdison. From 2003 to 2007, Mr. Wuebbels served as a finance executive at Honeywell. From 1993 to 2003, Mr. Wuebbels served in various roles at General Electric. Mr. Wuebbels holds an M.B.A. from the University of Southern California and a Bachelor of Science in mechanical engineering from University of Illinois Urbana-Champaign.

Non-Employee Directors

Thurman J. Rodgers

Thurman J. (T.J.) Rodgers has served as a member of the Complete Solaria Board since November 2022 and as Executive Chairman since June 2023. Mr. Rodgers founded Cypress Semiconductor in 1982 and served as Cypress’ Chief Executive Officer from 1982 to 2016. Mr. Rodgers currently serves on the boards of other energy-related companies: including Enovix, Enphase Energy Inc. (energy and storage technologies), and FTC Solar (single-axis tracking for solar). From 2004 to 2012, he served as a member of Dartmouth’s board of trustees. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated in 1970 as the Salutatorian with a double major in Physics and Chemistry. He won the Townsend Prize and the Haseltine Chemistry-Physics Prize as the top physics and chemistry student in his class. Mr. Rodgers holds a master’s degree and a Ph.D. in Electrical Engineering from Stanford University, where he attended on a Hertz fellowship.

Devin Whatley

Devin Whatley has served as a member of the Complete Solaria Board since November 2022. Since 2010, Mr. Whatley has served as the Managing Partner at the Ecosystem Integrity Fund. Mr. Whatley serves as a member of the board of directors of several private companies focused on renewable energy. Mr. Whatley was a CFA Charterholder and holds a B.A. in East Asian Studies with a Business Emphasis from the University of California, Los Angeles and an M.B.A. from the Wharton School at the University of Pennsylvania.

Tidjane Thiam

Mr. Thiam served as a member of the FACT Board and as Executive Chairman of FACT since inception until the Business Combination in July 2023. In 2021, Mr. Thiam was appointed Chairman of Rwanda Finance Limited. He also serves as a Director and Chair of the Audit Committee of Kering S.A., the French luxury group. Mr. Thiam is also a Special Envoy on Covid 19 for the African Union. From 2015 to 2020, Mr. Thiam was Chief Executive Officer of Credit Suisse Group AG. From 2014 to 2019, Mr. Thiam was a Director of 21st Century Fox and served on its Nominating and Corporate Governance Committee. Mr. Thiam previously served at Prudential plc, a global insurance company based on London, as the Group Chief Executive from 2009 to 2015, a Director from 2008 to 2015 and Group Chief Financial Officer from 2008 to 2009. Mr. Thiam holds an M.B.A. from INSEAD and graduated from École Nationale Supérieure des Mines de Paris in 1986 and from École Polytechnique in Paris in 1984.

Adam Gishen

Mr. Gishen served as FACT’s Chief Executive Officer from February until the Business Combination in July 2023, and served as one of FACT’s initial board observers. From 2015 to 2020, Mr. Gishen served in several senior roles at Credit Suisse Group AG, including Global Head of Investor Relations, Corporate Communications and Marketing and Branding. Prior to 2015, Mr. Gishen was a partner at Ondra Partners, a financial advisory firm and previous to this worked as a Managing Director at Nomura and at Lehman Brothers in the area of equity capital markets. Mr. Gishen graduated from the University of Leeds.

Ronald Pasek

Ronald Pasek has served as a member of the Complete Solaria Board since February 2023. Since 2015, Mr. Pasek has served as the chairman of the board of directors of Spectra7 Microsystems Inc., a Canadian publicly-traded consumer connectivity company. From 2016 to 2020, Mr. Pasek was Chief Financial Officer of NetApp. From 2009 until its acquisition by Intel in December 2015, Mr. Pasek served as Senior Vice President, Finance and Chief Financial Officer of Altera Corporation, a worldwide provider of programmable logic devices. Mr. Pasek was previously employed by Sun Microsystems, in a variety of roles including Vice President, Corporate Treasurer and Vice President of worldwide field finance, worldwide manufacturing and U.S. field finance. Mr. Pasek holds a B.S. degree from San Jose State University and an M.B.A. degree from Santa Clara University.

Antonio R. Alvarez

Antonio R. Alvarez has served as a member of the Complete Solaria Board since November 2022. Mr. Alvarez served as the President of Complete Solaria since the merger of Complete Solar and Solaria in November 2022 until March 2023. From 2020 to 2022, Mr. Alvarez served as Solaria’s Chief Executive Officer. Prior to 2020, Mr. Alvarez served in various executive roles at Altierre Corporation, Aptina Imaging, Advanced Analogic Technologies, Leadis Technology and Cypress Semiconductor. Currently, Mr. Alvarez serves on the board of directors of NexGen Power Systems and previously served as a board member of SunEdison, SunEdison Semiconductor, ChipMOS Technology, and Validity Sensors. Mr. Alvarez holds a B.S. and an M.S. in Electrical Engineering from the Georgia Institute of Technology.

William J. Anderson

William J. Anderson served as the Chief Executive Officer of Complete Solaria from November 2022 to December 2023. From 2010 to 2022, he served as the Chief Executive Officer of Complete Solar. From 2007 to 2009, Mr. Anderson served as CEO of Risk Allocation Systems, Inc., a lending platform connecting automobile dealerships and credit unions in order to offer point of sale automobile loans to car buyers. From 2009 to 2010, Mr. Anderson served as Partner at SVE Partners, a boutique consulting firm serving technology start-ups and venture capital investors. Mr. Anderson holds a B.S. in Managerial Sciences from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

Role of Board in Risk Oversight

One of the key functions of the Complete Solaria Board is the informed oversight of Complete Solaria’s risk management process. The Complete Solaria Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Complete Solaria Board as a whole, as well as through various standing committees of the Complete Solaria Board that address risks inherent in their respective areas of oversight. In particular, the Complete Solaria Board is responsible for monitoring and assessing strategic risk exposure and Complete Solaria’s audit committee is responsible for considering and discussing Complete Solaria’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee monitors compliance with legal and regulatory requirements. Complete Solaria’s compensation committee assesses and monitors whether Complete Solaria’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the Closing of the Business Combination, our Board formed an audit committee, a compensation committee, and a nominating and corporate governance committee. The Complete Solaria Board may from time to time establish other committees.

Complete Solaria’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The audit committee consists of Ronald Pasek, who serves as the chairperson, Adam Gishen and Tidjane Thiam. Each member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Ronald Pasek qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses the requisite financial expertise required under the applicable requirements of Nasdaq.

The responsibilities of the audit committee include, among other things:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit Complete Solaria’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, Complete Solaria’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on financial risk assessment and financial risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Complete Solaria’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

The Complete Solaria Board adopted a written charter of the audit committee which is available on Complete Solaria’s website.

Compensation Committee

The Compensation Committee consists of Antonio R. Alvarez, who serves as the chairperson, Ronald Pasek and Devin Whatley. Each committee member a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Although Mr. Alvarez is not an independent director, Section 5605(d)(2)(B) of the Nasdaq listing standards nonetheless permits the appointment of a non-independent director to the compensation committee if the board of directors, under exceptional and limited circumstances, determines that the non-independent director’s membership is required by the best interests of the company and its stockholders. Based on Mr. Alvarez’s extensive experience with Complete Solaria and familiarity with the industry, the Complete Solaria Board concluded that Mr. Alvarez’s appointment to, and membership on, the compensation committee was in the best interests of Complete Solaria and its stockholders. Further, a majority of the members of the compensation committee are independent directors. Mr. Alvarez is permitted to serve on the Compensation Committee for a maximum of two years.

The responsibilities of the compensation committee are:

•	reviewing and approving, or recommending that the Complete Solaria Board approve, the compensation of Complete Solaria’s executive officers and senior management;

•	reviewing and recommending to the Complete Solaria Board the compensation of Complete Solaria’s directors;

•	reviewing and approving, or recommending that the Complete Solaria Board approve, the terms of compensatory arrangements with Complete Solaria’s executive;

•	administering Complete Solaria’s stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•

reviewing, approving, amending and terminating, or recommending that the Complete Solaria Board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for Complete Solaria’s executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of Complete Solaria’s employees; and

•	reviewing Complete Solaria’s overall compensation.

The Complete Solaria Board adopted a written charter for the compensation committee which is available on Complete Solaria’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Thurman J. Rodgers, who serves as the chairperson, and Adam Gishen. The responsibilities of the nominating and corporate governance committee are:

•	identifying, evaluating and selecting, or recommending that the Complete Solaria Board approve, nominees for election to the Complete Solaria Board;

•	evaluating the performance of the Complete Solaria Board and of individual directors;

•	evaluating the adequacy of Complete Solaria’s corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to the Complete Solaria Board regarding corporate governance guidelines and matters.

Code of Ethical Business Conduct

Complete Solaria has adopted a code of ethical business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which was by Complete Solaria at the closing and is available on Complete Solaria’s website. Complete Solaria’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that Complete Solaria’s Internet website address is provided as an inactive textual reference only. Complete Solaria will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2022, or at any other time, one of Complete Solaria’s officers or employees, except Mr. Alvarez who served as Complete Solaria’s president until March 2023. None of Complete Solaria’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of the compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that Messrs. Rodgers, Whatley, Thiam, Gishen and Pasek, representing a majority of Complete Solaria’s proposed directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

EXECUTIVE COMPENSATION

FACT

Employment Agreements

Prior to the closing of the Business Combination, FACT did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No FACT executive officers or directors received any cash compensation for services rendered to FACT. FACT paid its sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team and other expenses and obligations of our sponsor. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on FACT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Complete Solaria

Complete Solaria has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as FACT is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Complete Solaria’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2023 exceeded $100,000 and who were serving as executive officers as of December 31, 2023. Complete Solaria refers to these individuals as “named executive officers.” For 2023, Complete Solaria’s named executive officers were:

•	Chris Lundell, Complete Solaria’s Chief Executive Officer

•	Brian Wuebbels, Complete Solaria’s Chief Financial Officer

•	William J. Anderson, Complete Solaria’s former Chief Executive Officer;

•	Antonio R. Alvarez, Complete Solaria’s former President;

•	Vikas Desai, Complete Solaria’s former President & General Manager, Business Units; and

•	Taner Ozcelik, Complete Solaria’s former Chief Executive Officer.

As previously reported on Complete Solaria’s Current Report on Form 8-K filed with the SEC on November 16, 2023, Taner Ozcelik was appointed as the Company’s Chief Executive Officer, effective November 20, 2023. However, as previously reported on Complete Solaria’s Current Report on Form 8-K filed with the SEC on November 28, 2023, Mr. Ozcelik and the Company agreed on November 21, 2023 that he would not continue as the Company’s Chief Executive Officer due to personal reasons. Mr. Ozcelik did not receive any compensation as Chief Executive Officer.

Complete Solaria believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Complete Solaria’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Complete Solaria’s needs evolve, Complete Solaria intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Summary Compensation Table

The following table shows information regarding the compensation of Complete Solaria’s named executive officers for services performed in the year ended December 31, 2023.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Chris Lundell Chief Executive Officer	2023	$450,000	—	$4,560,000	—	$5,010,000
Brian Wuebbels Chief Financial Officer	2023	$330,000	—	$1,966,514	—	$2,296,514

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
William J. Anderson Former Chief Executive Officer(2)	2022	$300,000	$18,000	$103,444	—	$421,444
	2023	$380,000	—	$1,501,071	—	$1,881,071
Antonio R. Alvarez Former President(3)	2022	$331,000	—	—	—	$331,000
	2023	$360,000	—	—	—	$360,000
Vikas Desai(4) Former President & General Manager, Business Units	2022	$305,000	—	$423,055	—	$728,055
	2023	$360,000	—	$1,250,892	—	$1,610,892

(1)

Amounts reported in this column do not reflect the amounts actually received by Complete Solaria’s named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718, Stock-based Compensation. See Note 14 to Complete Solar’s audited financial statements and Note 13 to Solaria’s audited consolidated financial statements included elsewhere in this prospectus for discussion of assumptions made in determining the grant date fair value of its equity awards. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The shares underlying these options vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(2)	Mr. Anderson stepped down as the Chief Executive Officer in December 2023.
(3)	Mr. Alvarez left the company in March 2023.
(4)	Mr. Desai left the Company in October 2023.

Outstanding Equity Awards at December 31, 2023

The following table presents information regarding the outstanding option awards held by each of the named executive officers as of December 31, 2023:

Name	Grant Date (1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price $	Option Expiration Date
William J. Anderson	10/18/2016	10/18/2016	579,564	—		0.19	10/17/2026
	6/12/2020	6/1/2020	370,276	—	(2)	0.83	6/11/2030
	6/12/2020	6/1/2020	16,009	—	(2)	0.83	6/11/2030
	9/9/2022	3/1/2022	56,355	40,239	(2)	1.87	9/8/2032
	6/19/2023	6/19/2023	73,269	554,592	(3)	$5.18	6/18/2033
Antonio R. Alvarez	7/30/2020	5/11/2020	43,651	17,248	(3)	8.22	7/29/2030
	7/30/2020	5/11/2020	209,586	83,220	(3)	8.22	7/29/2030
Vikas Desai	6/22/2018	2/28/2018	4,244	—		10.03	6/21/2028
	10/28/2021	10/11/2021	46,975	61,389	(3)	4.62	10/27/2031
	10/28/2021	10/11/2021	75,178	98,294	(3)	4.62	10/27/2031
	9/28/2022	10/27/2022	11,748	38,456	(4)	11.45	9/27/2032
	9/28/2022	10/27/2022	2,076	6,670	(4)	11.45	9/27/2032
	6/11/2023	6/11/2023	33,845	255,937	(3)	$5.18	6/18/2033
Chris Lundell	12/21/2023	12/7/2023	—	3,000,000	(4)	$1.52	12/7/2033
Brian Wuebbels	6/11/2023	6/11/2023	63,297	316,339		$5.18	6/18/2033

(1)

All option awards were granted pursuant to the Complete Solaria’s 2023 Incentive Equity Plan (the “2023 Plan”) Complete Solaria’s 2022 Stock Plan (the “2022 Plan”), Complete Solaria’s 2011 Stock Plan (the “2011 Plan”), Complete Solaria’s 2016 Stock Plan (the “2016 Plan”) and Complete Solaria’s 2006 Stock Plan (the “2006 Plan”). As is described in greater detail below in the “Employee Benefit Plans” section, the 2016 Plan and 2006 Plan were assumed by Complete Solaria from Solaria in connection with the Complete Solar and Solaria Merger.
(2)	The total shares underlying the option award vest in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(3)	The total shares underlying the option award vest in 60 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(4)

20% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/60th of the total shares underlying the option award vest in 60 equal monthly installments.

Employment Arrangements with Named Executive Officers

Each of Complete Solaria’s named executive officers is an at-will employee. Each officer is currently party to an employment agreement setting forth their terms of employment. The employment agreements with each named executive officer provides that if such officer’s employment is terminated for any reason other than cause (as defined in the employment agreement), death or disability, or if such officer resigns for good reason (as defined in the employment agreement), and provided that in either case such termination constitutes a separation from service (as defined in the employment agreement) and the separation is not on or within 12 months following a change of control, then subject to such officer executing a release agreement in Complete Solaria’s favor, and continuing to comply with all of his obligations to Complete Solaria and its affiliates, he will receive the following benefits: (a) payment of such officer’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment to such officer of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to six months of such officer’s then base salary plus a pro rata portion of such officer’s bonus with respect to the fiscal year in which such termination or such resignation occurs; (e) if such officer timely and properly elects to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of such officer’s COBRA premium expenses until the earliest of (i) the six-month anniversary of the termination date; (ii) the date such officer is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such officer becomes eligible to receive substantially similar coverage from another employer; and (f) the applicable post-termination exercised period for any vested options will extend to the earlier of (i) the six-month anniversary of the termination date, (ii) the expiration date of the option or (iii) earlier termination upon a corporate transaction.

In addition, the employment agreements with each named executive officer provide that if such officer’s employment is terminated for any reason other than cause (as defined in the employment agreement), death or disability, or if such officer resigns for good reason (as defined in the employment agreement), and provided that in either case such termination constitutes a separation from service (as defined in the employment agreement) and the separation is on or within 12 months following a change of control, then subject to such officer executing a release agreement in Complete Solaria’s favor, and continuing to comply with all of his obligations to Complete Solaria and its affiliates, he will receive the following benefits: (a) payment of such officer’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment to such officer of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to 12 months of such officer’s then base salary plus a pro rata portion of such officer’s bonus with respect to the fiscal year in which such termination or such resignation occurs; (e) if such officer timely and properly elects to continue group health care coverage under COBRA, payment of such officer’s COBRA premium expenses until the earliest of (i) the 12-month anniversary of the termination date; (ii) the date such officer is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such officer becomes eligible to receive substantially similar coverage from another employer; (f) the applicable post-termination exercised period for any vested options will extend to the earlier of (i) the 12-month anniversary of the termination date, (ii) the expiration date of the option or (iii) earlier termination upon a corporate transaction; and (g) acceleration of 50% of such officer’s remaining unvested outstanding stock options subject to time-based vesting.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Complete Solaria seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Beginning January 1, 2023, each of our named executive officers was eligible for an annual bonus of 50% of such officer’s annual gross salary, based on criteria determined by our board of directors, including, but not limited to, the satisfaction of minimum performance standards, and the achievement of budgetary and other objectives, set by our board of directors in its sole and absolute discretion.

Director Compensation

In 2023, Complete Solaria granted its directors stock options for their contributions to the operations of the business. The following table provides the compensation for each member of the Board for 2023:

Name	Fees Earned or Paid in Cash	Option Awards		All other Compensation	Total
Thurman J. Rodgers	—	$132,925	(1)	—	$132,925
Adam Gishen	—	$89,881	(1)	—	$89,881
Antonio R. Alvarez	—	$86,034	(1)	—	$86,034
Chris Lundell	—	$86,034	(1)	—	$86,034
Devin Whatley	—	$100,461	(1)	—	$100,461
Ron Pasek	—	$100,461	(1)	—	$100,461
Tidjane Thiam	—	$86,034	(1)	—	$86,034
William J. Anderson	—	—		—	—

(1)	The total shares underlying the option award fully vest on the one-year anniversary of the vesting commencement date.

Executive Compensation

Complete Solaria’s compensation committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by Complete Solaria are intended to provide for compensation that is sufficient to attract, motivate and retain executives of Complete Solaria and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Nonqualified Deferred Compensation

Complete Solaria’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Complete Solaria during 2022. Complete Solaria’s board of directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the company’s best interests.

Pension Benefits

Complete Solaria’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Complete Solaria during 2023.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Complete Solaria believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Complete Solaria believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. In July 2023, our board of directors adopted the 2023 Incentive Equity Plan (the “2023 Plan”) and the Employee Stock Purchase Plan (the “ESPP). The 2023 Plan and the ESPP became effective immediately upon the Closing of the Business Combination. Below is a description of the 2023 Plan, the ESPP, 2022 Plan, the 2011 Plan, the 2016 Plan and the 2006 Plan. The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed by Complete Solaria in connection with the Required Transaction. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction.

The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.

Complete Solaria 2023 Incentive Equity Plan

In July 2023, our board of directors adopted and our stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing.

Eligibility. Any individual who is an employee of Complete Solaria or any of its affiliates, or any person who provides services to Complete Solaria or its affiliates, including consultants and members of Complete Solaria’s Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.

Awards. The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Complete Solaria’s affiliates.

Authorized Shares. Initially, a maximum number of 8,763,322 of shares of Complete Solaria Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s Board prior to the date of the increase. The maximum number of shares of Complete Solaria Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

The unused shares subject to stock awards granted under the 2023 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Complete Solaria acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2023 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2023 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to Complete Solaria’s Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. Complete Solaria’s Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. Complete Solaria’s Board may also delegate to one or more of Complete Solaria’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Complete Solaria Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Complete Solaria Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Complete Solaria or any of Complete Solaria’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Complete Solaria or any of Complete Solaria’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death, or 12 months following the date of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Complete Solaria Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Complete Solaria Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Complete Solaria’s Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Complete Solaria’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Complete Solaria’s total combined voting power or that of any of Complete Solaria’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will generally be granted in consideration for a participant’s services, but may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Complete Solaria Common Stock, a combination of cash and shares of Complete Solaria Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Complete Solaria ends for any reason, Complete Solaria may receive any or all of the shares of Complete Solaria Common Stock held by the participant that have not vested as of the date the participant terminates service with Complete Solaria through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Complete Solaria Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Complete Solaria Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Complete Solaria or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Complete Solaria or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2023 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Complete Solaria Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New

Complete Solaria’s Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of Complete Solaria, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares subject to the 2023 Plan, (2) the class(es) and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a corporate transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Complete Solaria or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, or continued by any surviving or acquiring corporation (or its parent company), or new awards may be issued by such surviving or acquiring corporation (or its parent company) in substitution of such awards, and any reacquisition or repurchase rights held by Complete Solaria with respect to the stock award may be assigned to Complete Solaria’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Complete Solaria with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction). Any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Complete Solaria with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Complete Solaria Common Stock in connection with the corporate transaction, over (ii) if applicable, any per share exercise price payable by such holder.

Plan Amendment or Termination. Complete Solaria’s Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of Complete Solaria’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated

Complete Solaria 2023 Employee Stock Purchase Plan

In July 2023, our board of directors adopted and our stockholders approved the 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the closing.

Administration. Complete Solaria’s Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. Complete Solaria’s employees and the employees of any of its designated affiliates, as designated by Complete Solaria’s Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Complete Solaria or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Complete Solaria or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, Complete Solaria’s Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of Complete Solaria and its related corporations will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Complete Solaria’s capital stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Complete Solaria capital stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Complete Solaria’s Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Complete Solaria’s stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Complete Solaria’s stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Complete Solaria Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Complete Solaria Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Complete Solaria and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to Complete Solaria and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, Complete Solaria will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Complete Solaria or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Complete Solaria will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares of Complete Solaria Common Stock within ten business days (or such other period specified by the plan administrator) prior to the corporate transaction, and the participants’ purchase rights will terminate immediately thereafter.

Amendment and Termination. Complete Solaria’s Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Complete Solaria’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by Complete Solaria’s Board in accordance with the terms of the ESPP.

Complete Solaria 2022 Stock Plan

Complete Solaria’s board of directors adopted, and Complete Solaria’s stockholders approved, the 2022 Plan in October 2022 in connection with the Required Transaction. The 2022 Plan amends and restates Complete Solar’s 2021 Stock Plan.

Stock Awards. The 2022 Plan provides for the grant of incentive stock options (“ISOs”) and nonstatutory stock options to purchase shares of Complete Solaria common stock and restricted stock awards (collectively, “stock awards”). ISOs may be granted only to Complete Solaria employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Complete Solaria employees, non-employee directors and consultants and the employees and consultants of Complete Solaria affiliates. Complete Solaria has granted stock options and restricted stock awards under the 2022 Plan. As of December 31, 2022, 1,413,851 shares of Complete Solaria common stock were issuable pursuant to outstanding options, restricted stock awards, and other purchase rights and 918,55 shares of Complete Solaria common stock were available for future issuance under the 2022 Plan.

The 2022 Plan will terminate when the 2023 Plan becomes effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2022 Plan will remain outstanding, subject to the terms of Complete Solaria’s 2022 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

If a stock award granted under the 2022 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Complete Solaria common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2022 Plan (in the event that the 2023 Plan does not become effective as described in the preceding paragraph). In addition, the following types of shares of Complete Solaria common stock under the 2022 Plan may become available for the grant of new stock awards under the 2022 Plan: (1) shares that are forfeited to or repurchased by Complete Solaria prior to becoming fully vested; (2) shares retained to satisfy income or employment withholding taxes; (3) shares retained to pay the exercise or purchase price of a stock award; or (4) shares surrendered pursuant to an option exchange program.

Administration. Complete Solaria’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2022 Plan. Complete Solaria’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) grant stock awards to such individuals within parameters specified by the Board. Subject to the terms of the 2022 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Complete Solaria common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Complete Solaria’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with Complete Solaria or any of its affiliates ceases due to disability or death, or an optionholder dies within 3 months following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following such disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash; (2) check; (3) to the extent permitted under applicable laws, a promissory note; (4) cancellation of indebtedness; (5) other previously owned Complete Solaria shares; (6) a cashless exercise; (7) such other consideration and method of payment permitted under applicable laws; or (8) any combination of the foregoing methods of payment.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of Complete Solaria common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Complete Solaria stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Complete Solaria or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit. The maximum number of shares of Complete Solaria common stock that may be issued upon the exercise of ISOs under the 2022 Plan is 6,677,960 shares plus, to the extent permitted by applicable law, any shares that again become available for issuance under the 2022 Plan.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. The permissible consideration for restricted stock awards are the same as apply to stock options. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Complete Solaria’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Complete Solaria upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in Complete Solaria’s capital structure, including without limitation a stock split or recapitalization, extraordinary divided payable in a form other than shares in an amount that has a material effect on the fair market value of the common stock, or any increase or decrease in the number of issued shares effected without receipt of consideration by Complete Solaria, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, and (2) the class and number of shares and price per share of stock (including any repurchase price per share) subject to outstanding stock awards.

Corporate Transactions. The 2022 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Complete Solaria and the award holder, each outstanding award (vested or unvested) will be treated as the plan administrator determines, including (without limitation) taking one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arranging for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arranging for the assignment of any reacquisition or repurchase rights held by Complete Solaria in respect of Complete Solaria common stock issued pursuant to the stock award to a successor corporation, or (3) canceling the stock award in exchange for a cash payment, or no payment, as determined by the plan administrator (including a payment equal to the excess, if any, of the fair market value of the shares as of the closing date of such corporate transaction over any exercise or purchase price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Complete Solaria common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or similar contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2022 Plan, a significant corporate transaction is generally the consummation of (1) a transfer of all or substantially all of Complete Solaria’s assets, (2) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owners of more than 50% of Complete Solaria’s then-outstanding capital stock, or (3) a merger, consolidation or other capital reorganization or business combination transaction of Complete Solaria with our into another corporation, entity or person .

Transferability. A participant generally may not transfer stock awards under the 2022 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2022 Plan.

Amendment and Termination. Complete Solaria’s board of directors has the authority to amend, suspend or terminate the 2022 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Complete Solaria’s stockholders. Unless terminated sooner by Complete Solaria’s board of directors, the 2022 Plan will automatically terminate in October, 2032. No stock awards may be granted under the 2022 Plan while it is suspended or terminated.

Complete Solar 2011 Stock Plan

Complete Solar’s board of directors adopted the 2011 Plan in January 2011 and was amended from to time by Complete Solar’s board of directors and its stockholders. The 2011 Plan was terminated in November, 2021 in connection with Complete Solaria’s adoption of the 2022 Plan, and no new awards may be granted under it. The 2011 Plan was assumed by Complete Solaria in connection with the Required Transaction. Outstanding awards granted under the 2011 Plan remain outstanding, subject to the terms of the 2011 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 3,542,418 shares of Complete Solaria’s common stock were outstanding under the 2011 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee of the board of directors administers the 2011 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2011 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and price per share and repurchase price, if applicable, of any outstanding stock awards.

Corporate Transactions. In the event of a sale of all or substantially all of our assets or our merger, consolidation or other capital reorganization or business combination transaction with or into another corporation, entity or person, our 2011 Plan provides that any surviving or acquiring corporation (or parent thereof) may assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof), or such awards may be terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the stock subject to such awards vested and exercisable as of immediately prior to the consummation of such corporate transaction. If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, or exchange such awards for a payment, then each such outstanding award shall terminate upon consummation of the corporate transaction.

Change in Control. In the event of a change in control (as defined in the 2011 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2011 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2016 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2016 Plan, in May 2016 and July 2016, respectively. Complete Solaria assumed the 2016 Plan in connection with the Required Transaction. The 2016 Plan was terminated in November 2022 in connection with the Required Transaction, and no new awards may be granted under it. Outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of the 2016 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 34,212 shares of Complete Solaria’s common stock were outstanding under the 2016 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee administers the 2016 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, Complete Solaria’s common stock subject to the 2016 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a Change in Control (as defined in the 2016 Plan), our 2016 Plan provides that unless otherwise provided in a written agreement between us and any participant or unless otherwise expressly provided by the board of directors at the time of grant of an award, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then the board of directors may provide for the accelerated vesting (in whole or in part) of any or all awards or may cancel any award for such consideration, if any, as the board of directors may consider appropriate.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2016 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2006 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2006 Plan, in February 2006 and August 2006, respectively, and it was amended and restated from to time by Solaria’s board of directors and its stockholders. The 2006 Plan was terminated in February 2016 in connection with Solaria’s adoption of the 2016 Plan, and no new awards may be granted under it. Complete Solaria assumed the outstanding awards granted pursuant to the 2006 Plan in connection with the Required Transaction. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 34,212 shares of Complete Solaria’s common stock were outstanding under the 2006 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee administers the 2006 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions affecting the shares subject to the 2006 Plan, appropriate adjustments will be made to the class and number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a change in control (as defined in the 2006 Plan), our 2006 Plan provides that any successor corporation (or parent thereof) will assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, then the vesting of outstanding awards held by participants will accelerate in full and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our board may provide that such awards will be canceled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.

In addition, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to non-employee directors that are assumed or substituted for, if on or following the date of such assumption or substitution such individual’s status as a director is involuntarily terminated, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Also, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to participants that are assumed or substituted for, if either (x) such participant remains continuously employed by us or our successor through the one-year anniversary of such change in control or (y) such participant’s employment is involuntarily terminated without cause (as such term is defined in the 2006 Plan), or such participant’s duties are material diminished, in either case at any time prior to the one-year anniversary of such change in control, such individual will vest into such awards on an accelerated basis as if such individual had provided an additional 12 months of continuous service, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Health and Welfare Benefits

Complete Solaria provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan. Complete Solaria does not maintain any executive-specific benefit or perquisite programs.

Rule 10b5-1 Sales Plans

Complete Solaria’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Complete Solaria’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Emerging Growth Company Status

Complete Solaria is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FACT Related Party Transactions

Private Placement Warrants

On March 2, 2021, simultaneously with the closing of the IPO, FACT completed the private sale of an aggregate of 6,266,667 FACT Private Placement Warrants to the Sponsor at a purchase price of $1.50 per FACT Private Placement Warrant, generating gross proceeds to FACT of $9.4 million.

Each FACT Private Placement Warrant is exercisable for one whole share of Complete Solaria Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. The FACT Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, FACT entered into a Sponsor Support Agreement with the Sponsor, the parties thereto, including the FACT Initial Shareholders (together, the “Sponsor Signatories”, and Complete Solaria, pursuant to which the Sponsor Signatories agreed to, among other things:

•	vote in favor of the Business Combination Agreement and the transactions contemplated thereby;

•	not redeem their FACT Ordinary Shares;

•

from the Closing, at each of the first three annual meetings of the stockholders of Complete Solaria vote all of their shares of Complete Solaria Common Stock in favor of Mr. Thiam for election to the board of directors of Complete Solaria; and

•	be bound by certain other agreements and covenants related to the Business Combination, including vesting and forfeiture restrictions with respect to certain shares held by the Sponsor.

The Sponsor Support Agreement was entered into as an inducement for FACT and Complete Solaria to enter into the Business Combination Agreement, and consideration was not provided to the Sponsor Signatories in exchange for entering into the Sponsor Support Agreement.

Lock-Up Agreement

At Closing, Complete Solaria, the Sponsor, the Sponsor Key Holders (as defined in the Lock-Up Agreement) and Complete Solaria Key Holders (as defined in the Lock-Up Agreement), entered into the Lock-Up Agreement.

The Lock-Up Agreement contains certain restrictions on transfer with respect to securities of Complete Solaria held by the Sponsor, Sponsor Key Holders and Complete Solaria Key Holders immediately following the Closing (including shares of Complete Solaria Common Stock, Complete Solaria Private Warrants and any shares of Complete Solaria Common Stock issuable upon the exercise, conversion or settlement of derivative securities and promissory notes). Such restrictions began at the Closing and end on the earlier of (x) the twelve month anniversary of the Closing and (y) the date on which the volume weighted average price of Complete Solaria Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty consecutive trading day period beginning after the date that is 180 calendar days after the Closing and ending 365 calendar days following the Closing.

In connection with working capital lending arrangements between the Sponsor and third party investors, certain restrictions on transfer on the Class B Ordinary Shares (or shares into which such Class B Ordinary

Shares convert), solely to be transferred by the Sponsor to such investors, were or shall be reduced to the three month anniversary of the Closing.

Advisory Fees to China Bridge Capital

In May 2021, FACT entered into an agreement with CBC, an affiliate of Edward Zeng, who is a member of the FACT board of directors, pursuant to which CBC agreed to provide advisory and investment banking services to FACT in connection with a potential business combination. Under amendment subsequent agreement, dated June 3, 2022, which supersedes the previous agreement among the parties, FACT agreed to pay CBC a customary advisory fee that would be negotiated at the time of the business combination. Mr. Gishen, on behalf of FACT, Mr. Zeng, in his capacity as a representative of CBC, are holding ongoing negotiations regarding the amount of the advisory fee payable to CBC under its June 2022 letter agreement with FACT. Prior the execution of the Original Business Combination Agreement, the FACT Special Committee and FACT Board approved a potential fee arrangement between FACT and CBC. The June 2022 agreement between FACT and CBC may be terminated by FACT or CBC at any time, with or without cause.

Related Party Loans

In order to finance transaction costs in connection with an intended business combination, the Sponsor, and certain of FACT’s officers and directors, loaned FACT funds (“Working Capital Loans”). After the closing of the business combination, FACT repaid the Working Capital Loans. After giving effect to the April 2022 FACT Note, June 2022 FACT Note and December 2022 FACT Note described below, up to $1.325 million of additional Working Capital Loans were convertible into Private Placement Warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants are identical to the Private Placement Warrants. As of December 31, 2021 and 2020, FACT had no borrowings under the Working Capital Loans.

On April 1, 2022, FACT issued the April 2022 FACT Note. The proceeds of the April 2022 FACT Note, which was drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The April 2022 FACT Note bore no interest and was payable in full upon the earlier to occur of (i) 24 months from the closing of the IPO (or such later date as may be extended in accordance with the terms of our amended and restated memorandum and articles of association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the April 2022 FACT Note may have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the April 2022 FACT Note in cash, the Sponsor had the option to convert all, but not less than all, of the principal balance of the April 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants are identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The Sponsor is entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the April 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 6, 2022, FACT issued the June 2022 FACT Note. The proceeds of the June 2022 FACT Note, which was drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The June 2022 FACT Note bore no interest and is payable in full upon the earlier to occur of (i) 24 months from the closing of the IPO (or such later date as may be extended in accordance with the terms of our amended and restated memorandum and articles of association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the June 2022 FACT Note would have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the June 2022 FACT Note in cash, the Sponsor had the option to convert all, but not less than all, of the principal balance of the June 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants were identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The Sponsor is entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the June 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 14, 2022, FACT issued the December 2022 FACT Note. The proceeds of the December 2022 FACT Note, which were drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The December 2022 FACT Note bore no interest and was payable in full upon the earlier to occur of (i) 24 months from the closing of our IPO (or such later date as may be extended in accordance with the terms of our Articles of Association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the December 2022 FACT Note may have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the December 2022 FACT Note in cash, the payees thereunder had the option to convert all, but not less than all, of the principal balance of the December 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants are identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The payees under the December 2022 FACT Note are entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the December 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 28, 2023, FACT issued the February 2023 FACT Note. The proceeds of the February 2023 FACT Note, $1,600,000 of which was drawn down on or about the date thereof, $400,000 of which was drawn down, in accordance with the schedule set forth therein when FACT chose to extend the date by which it would consummate the initial business combination beyond June 2, 2023, and $100,000 of which was drawn down on an as-needed basis with the mutual consent of FACT and the Sponsor, was used for general working capital purposes. The February 2023 FACT Note bore no interest and was payable in full upon the consummation of a business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the February 2023 FACT Note may have been accelerated. The issuance of the February 2023 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On May 31, 2023, FACT issued the May 2023 FACT Note. The proceeds of the May 2023 FACT Note were used for general working capital purposes. The May 2023 FACT Note bore no interest and was payable in full upon the consummation of a business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the May 2023 FACT Note may have been accelerated. The issuance of the May 2023 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Administrative Support Service

Commencing on the date of the IPO, FACT agreed to pay the Sponsor up to $10,000 per month for office space and administrative support services. These were paid on a monthly basis via invoices, and there was no amount due under the Administrative Services Agreement as of December 31, 2021. For the years ended December 31, 2021 and 2022, FACT paid the Sponsor $2,114 and $0, respectively, in expenses in connection with such services.

Complete Solaria Related Party Transactions

Complete Solaria 2022 Note Financing

Beginning on October 3, 2022, Complete Solar entered into the Complete Solaria Subscription Agreements with certain investors pursuant to which such investors purchased the 2022 Convertible Notes. In addition, the Rodgers Massey Revocable Living Trust purchased a convertible note from Complete Solaria in an amount equal to approximately $6.7 million (the “RMRLT Rollover Note”), in consideration for Rodgers Massey Revocable Living Trust’s former investment in Solaria, which were assumed and cancelled by Complete Solaria. The RMRLT Rollover Note and the 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the Closing, the RMRLT Rollover Note and the 2022 Convertible Notes converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. In addition, the Sponsor transferred to the holders of 2022 Convertible Notes a pro rata percentage of (i) 666,667 Founder Shares and (ii) 484,380 Private Placement Warrants held by the Sponsor.

The following table summarizes the RMRLT Rollover Note and the 2022 Convertible Notes with related persons.

Name	Purchase Amount	Number of Shares		Private Placement Warrants
Rodgers Massey Revocable Living Trust(1)	$6,723,179	1,039,988	(6)	81,468
Rodgers Massey Revocable Living Trust(1)	$4,000,000	616,482	(7)	48,470
Rodgers Massey Revocable Living Trust(1)	$3,500,000	543,449	(8)	42,411
Rodgers Massey Revocable Living Trust(1)	$3,500,000	528,490	(9)	42,411
Edward Zeng(2).	$2,400,000	372,237	(10)	29,081
Tidjane Thiam(3)	$1,000,000	155,270	(11)	12,177
NextG Tech Limited(4)	$900,000	135,897	(12)	10,905
Adam Gishen(5)	$100,000	15,526	(13)	1,211

(1)

Thurman J. “TJ” Rodgers is a member of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

(2)	Edward Zeng was a director of FACT until the Closing of the Business Combination.
(3)	Tidjane Thiam was the Executive Chairman of FACT until the Closing of the Business Combination and is a director of Complete Solaria.
(4)	NextG is an affiliate of Edward Zeng, a former director of FACT.
(5)	Adam Gishen was the Chief Executive Officer of FACT and is a director of Complete Solaria.
(6)	Includes 927,860 shares of Complete Solaria common stock and 112,128 Founder Shares.
(7)	Includes 549,771 shares of Complete Solaria common stock and 66,711 Founder Shares.
(8)	Includes 485,077 shares of Complete Solaria common stock and 58,372 Founder Shares.
(9)	Includes 470,118 shares of Complete Solaria common stock and 58,372 Founder Shares.
(10)	Includes 332,211 shares of Complete Solaria common stock and 40,026 Founder Shares.
(11)	Includes 138,593 shares of Complete Solaria common stock and 16,677 Founder Shares.
(12)	Includes 120,887 shares of Complete Solaria common stock and 15,010 Founder Shares.
(13)	Includes 13,859 shares of Complete Solaria common stock and 1,667 Founder Shares.

In addition, holders of 2022 Convertible Notes are entitled to receive, on a pro rata basis, up to an additional (i) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common

Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange, and (ii) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange,

Stockholder Support Agreement

On October 3, 2022, FACT, Complete Solar and certain stockholders of Complete Solar, entered into the Complete Solar Stockholder Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Business Combination and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Complete Solar agreed, among other things, to effect the Complete Solar Preferred Conversion, not to transfer any of their shares of Complete Solar common stock and Complete Solar preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Complete Solar Stockholder Support Agreement.

Complete Solar and Solaria Merger

On October 3, 2022, Complete Solar and Solaria entered into a Required Transaction Merger Agreement to form Complete Solaria. Pursuant to the Required Transaction Merger Agreement, Solaria was acquired by Complete Solar Holding Corporation and Complete Solar Midco, LLC, by means of a statutory merger of Complete Solar Merger Sub, Inc., with and into Solaria, pursuant to which Solaria would survive and become a wholly-owned subsidiary of Complete Solar Midco, LLC an indirect wholly-owned Subsidiary of Complete Solar Holding Corporation.

As a result of the Required Transaction, certain stockholders of Complete Solar who were formerly holders of securities of Solaria have a right to appoint Antonio R. Alvarez, Thurman J. Rodgers and Steven J. Gomo to the Board of Directors of Complete Solaria. Thurman J. Rodgers is trustee of the Rodgers Massey Revocable Living Trust, which is a 5% holder of Complete Solaria Capital Stock. Further, Vikas Desai and Arnaud Lepert were offered employment with Complete Solaria. Equity and other compensation, termination, change in control and other arrangements for these individuals are described in the section titled “Executive and Director Compensation.”

As a result of the Required Transaction, the following Solaria security holders, entities affiliated with Park West Asset Management LLC; Rodgers Massey Revocable Living Trust; South Lake One, LLC; and Eastern Win Development Holdings Limited, received equity consideration such that each currently holds more than 5% of Complete Solaria’s outstanding capital stock.

As a result of the Required Transaction, the following Complete Solar stockholders, Ecosystem Integrity Fund II, L.P. and The Libra Foundation, each holds more than 5% of Complete Solaria’s outstanding capital stock.

Complete Solar Preferred Stock Financings

From March 2022 through April 2022, Complete Solar issued and sold an aggregate of 2,660,797 shares of its Series D-1 Preferred Stock for a cash purchase price of $4.9733 per share, 62,498 shares of its Series D-2 Preferred Stock for a cash purchase price of $1.8650 per share, and 48,256 shares of its Series D-3 Preferred Stock for a cash purchase price of $1.5542 per share (together, the “Complete Solar Series D Preferred Stock”), for aggregate gross proceeds of $13.4 million. Each share of Complete Solar’s Series D Preferred Stock was cancelled in exchange for the right to receive shares of the Complete Solaria’s Common Stock upon the Closing.

In January 2020, Complete Solar issued and sold an aggregate of 2,800,283 shares of its Series C-1 Preferred Stock for a cash purchase price of $2.6497 per share for aggregate gross proceeds of $7.4 million (the “Complete Solar Series C Preferred Stock”). Each share of Complete Solar’s Series C-1 Preferred Stock was cancelled in exchange for the right to receive shares of the Complete Solaria’s Common Stock upon the Closing.

The following table summarizes the participation in the foregoing transactions by Complete Solaria’s directors, executive officers, and holders of more than 5% of any class of Complete Solaria’s capital stock as of the date of such transactions:

Complete Solar Preferred Stock Transactions

Name of Stockholder	Shares of Series C-1 Preferred Stock	Shares of Series D-1 Preferred Stock	Aggregate Purchase Price
The Libra Foundation(1)	1,301,791	158,448	$3,947,507
Ecosystem Integrity Fund II, L.P.(2)	628,524	672,280	$4,675,791

(1)	The Libra Foundation is a 5% holder of Complete Solaria capital stock.
(2)	Ecosystem Integrity Fund II, L.P. is a 5% holder of Complete Solaria capital stock.

Solaria Preferred Stock Financings

From June 2019 through July 2020, Solaria issued and sold an aggregate of 5,367,134 shares of its Series E-1 Preferred Stock for a cash purchase price of $9.17 per share (the “Solaria Series E Preferred Stock”), for aggregate gross proceeds of $47.5 million. Shares of Solaria’s Series E Preferred Stock were exchanged for shares in Complete Solaria pursuant to the terms of the Required Transaction.

Solaria Preferred Stock Transactions

Name of Stockholder	Shares of Series E-1 Preferred Stock	Aggregate Purchase Price
Rodgers Massey Revocable Living Trust(1)	2,363,776	$20,000,000

(1)	Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria capital stock.

Simple Agreements For Future Equity

Solaria previously entered into certain Simple Agreements for Future Equity (“SAFEs”) to raise funding. In connection with the Required Transaction, the outstanding Solaria SAFEs were assumed by and assigned to Complete Solaria and converted into Complete Solaria stock. The SAFE dated December 24, 2020 and amended February 23, 2021, by and between Solaria and Rodgers Massey Revocable Living Trust, for a purchase amount of $2,000,000, converted to 453,981 shares of Complete Solaria stock at a price per share of $4.405464. The SAFE dated March 3, 2022 and amended March 11, 2022, by and between Solaria and Rodgers Massey Revocable Living Trust, for a purchase amount of $2,000,000, converted to 453,981 shares of Complete Solaria stock at a price per share of $4.405464. Thurman J. “TJ” Rodgers is a member of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock. The SAFE dated March 12, 2021, by and between Solaria and entities affiliated with Park West Asset Management LLC, for a total purchase amount of $17,500,000. Park West Investors Master Fund, Limited invested $15,500,000, which converted into 3,518,358 shares Complete Solaria stock at a price per share of $4.405464. Park West Partners International, Limited invested $2,000,000, which converted into 453,981 shares of Complete Solaria stock at a price per share of $4.405464. The entities affiliated with Park West Asset Management LLC are a 5% holder of Complete Solaria’s capital Stock.

Warrants

Complete Solaria issued warrants to purchase shares of its capital stock to certain holders of 5% of its capital stock. The following table summarizes the participation in the foregoing transactions by Complete Solaria’s holders of more than 5% of any class of Complete Solaria’s capital stock as of the date of such transactions:

Name of Stockholder	Common Stock Warrants	Series C Preferred Stock Warrants
The Libra Foundation(1)	358,341	—
Ecosystem Integrity Fund II, L.P.(2)	—	1,000,000

(1)	The Libra Foundation is a 5% holder of Complete Solaria capital stock.
(2)	Ecosystem Integrity Fund II, L.P. is a 5% holder of Complete Solaria capital stock.

Assignment Agreement

On October 5, 2023, Complete Solaria entered into an assignment and acceptance agreement (the “Assignment Agreement”) with Rodgers Massey Revocable Living Trust and other parties. Pursuant to the terms of the Assignment Agreement, among other things, Rodgers Massey Revocable Living Trust assumed $1,500,000 of the aggregate $5,000,000 in revolving loans outstanding for Complete Solaria under that certain Loan Agreement. Thurman J. “TJ” Rodgers is the Executive Chairman of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

Common Stock Purchase Agreements

On December 18, 2023, the Company entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $4,999,999.20. The Purchasers paid for the Shares in cash. Thurman J. “TJ” Rodgers is the Executive Chairman of Complete Solaria’s board of directors and is a trustee of the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust. Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

Employment Arrangements

Complete Solaria has entered into employment agreements with certain of its executive officers. For more information regarding these agreements with Complete Solaria’s named executive officers, see the section titled “Executive and Director Compensation—Employment Arrangements with Named Executive Officers.”

Stock Option Grants to Directors and Executive Officers

Complete Solaria has granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to Complete Solaria’s directors and named executive officers, see the section titled “Executive and Director Compensation.”

Indemnification Agreements

Complete Solaria entered into new indemnification agreements with the directors and officers of New Complete Solaria following the Business Combination.

Complete Solaria’s certificate of incorporation contains provisions limiting the liability of directors, and Complete Solaria’s amended and restated bylaws provide that Complete Solaria will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. Complete Solaria’s amended and restated certificate of incorporation and amended and restated bylaws also provide the Complete Solaria’s Board with discretion to indemnify Complete Solaria’s employees and other agents when determined appropriate by Complete Solaria’s Board.

Policies and Procedures for Related Person Transactions

The Complete Solaria Board adopted a written related person transactions policy that sets forth Complete Solaria’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Complete Solaria policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Complete Solaria or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class Complete Solaria’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Complete Solaria’s audit committee (or, where review by the Complete Solaria’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Complete Solaria will rely on information supplied by Complete Solaria’s executive officers, directors and certain significant stockholders. In considering a related person transaction, Complete Solaria’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to Complete Solaria;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the extent of the related person’s interest in the transaction;

•	the purpose and terms of the transaction;

•	management’s recommendation with respect to the proposed related person transaction;

•	the availability of other sources for comparable services or products; and

•	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

Complete Solaria’s audit committee will approve only those transactions that it determines are fair to us and in Complete Solaria’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of January 31, 2024 by:

•	each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each executive officer and director; and

•	all executive officers and directors of Complete Solaria as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Applicable percentages are based on 45,290,553 shares of common stock outstanding as of January 31, 2024, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Ecosystem Integrity Fund II, L.P.(2)	8,399,653	17.6
Thurman J. (T.J.) Rodgers(3)	7,082,187	15.4
Entities affiliated with Edward Zeng(4)	5,523,612	11.3
Entities affiliated with Park West Asset Management LLC(5)	3,518,624	7.7
Entities affiliated with Polar Asset Management Partners Inc.(6)	4,113,506	9.1
Entities Affiliated with Meteora(7)	4,300,000	9.5
Executive Officers and Directors:
William J. Anderson(8)	1,651,297	3.6
Antonio R. Alvarez(9)	235,804	*
Thurman J. (T.J.) Rodgers(3)	7,082,187	15.4
Devin Whatley(2)	8,339,653	17.6
Tidjane Thiam(10)	3,733,573	7.9
Adam Gishen(11)	908,284	2.0
Brian Wuebbels(12)	44,291	*
Ronald Pasek	—	—
Chris Lundell	—	—
All current directors and executive officers as a group (12 persons)	21,074,431	46.5

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Complete Solaria, Inc., 45700 Northport Loop East, Fremont, CA 94538.
(2)

Includes (i) 5,832,054 shares held by Ecosystem Integrity Fund II, L.P. of which Mr. Devin Whatley is the managing member of the general partner, (ii) 198,346 shares held by EIF CS SPV LLC and (iii) 2,369,253 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date. The business address of each of Ecosystem Integrity Fund II, L.P., EIF CS SPV LLC and Mr. Whatley is 20 Richelle Court, Lafayette, California 94549.

(3)

Includes (i) 485,562 shares held by Rodgers Capital, LLC, (ii) 8,842 shares held by Thurman Rodgers, (iii) 5,863,367 shares held by Rodgers Massey Revocable Living Trust and (iv) 724,416 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date.

(4)

Represents shares held by NextG Tech Limited, an affiliate of Edward Zeng, a director of FACT until the Closing of the Business Combination. Includes (i) 1,909,140 shares of common stock and (ii) 3,614,472 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date.

(5)

Represents shares held by Park West Asset Management LLC, Park West Investors Master Fund, Limited, Park West Partners International, Limited and Peter S. Park. Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited and Park West Partners International, Limited, and Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The principal business address is c/o Park West Asset Management LLC, 1 Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.

(6)

Represents shares held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). PMSMF is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The address for Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(7)

Represents shares held by by Meteora Capital, LLC, a Delaware limited liability company (“Meteora”) and Mr. Vik Mittal (“Mr. Mittal”), with respect to the shares of common stock held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the “Meteora Funds”). Mr. Mittal serves as the Managing Member of Meteora Capital. The address of the business office of each of the Meteora and Mr. Mittal is 840 Park Drive East, Boca Raton, FL 33444.

(8)

Includes (i) 453,386 shares of common stock, (ii) 1,056,094 shares issuable pursuant to stock options exercisable within 60 days of the Closing Date and (iii) 141,817 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date.

(9)	Includes 235,804 shares issuable pursuant to stock options exercisable within 60 days of the Closing Date.
(10)	Includes (i) 1,656,348 shares of common stock and (ii) 2,077,225 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date.
(11)	Includes (i) 390,796 shares of common stock and (ii) 517,488 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of the Closing Date.
(12)	Includes 44,291 shares issuable pursuant to stock options exercisable within 60 days of the Closing Date.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•	up to 7,518,488 PIPE Shares;

•	up to 8,625,000 Founder Shares;

•	up to 6,266,667 shares of common stock issuable upon the exercise of the Private Warrants;

•	up to 4,501,123 shares of common stock pursuant to the Registration Rights Agreement (including shares of common stock issuable upon exercise of convertible securities);

•	up to 6,266,667 Private Warrants;

•	up to 716,668 Working Capital Warrants;

•	up to 716,668 shares of common stock issuable upon exercise of Working Capital Warrants;

•	up to 6,266,572 Merger Warrants; and

•	up to 6,266,572 shares of common stock issuable upon the exercise of Merger Warrants.

Certain of the selling securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions—Lock-Up Agreement” for further discussion.

As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth in the footnotes below, (i) the following table does not include up to 8,625,000 shares of common stock issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 45700 Northport Loop East, Fremont, CA 94538.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE Investors
Entities Affiliated with Park West Asset Management LLC(1)	2,918,519	1,600,105	1,318,414	2.9%	600,105	600,105	—	—
Bonomi 2001 Trust(2)	60,177	21,955	38,222	*	11,955	11,955	—	—
David Robinov	37,953	16,158	21,795	*	5,325	5,325	—	—
Shares Owned by Thurman John Rodgers(3)	7,786,603	3,019,999	4,766,604	10.5%	724,416	724,416	—	—
Shares Owned By Elias Antoun(4)	167,729	48,425	119,304	*	28,425	28,425	—	—
Jon D and Linda W Gruber Trust(5)	100,000	100,000	—	*	—	—	—	—
Entities Affiliated with Meteora(6)	4,300,000	2,238,488	2,061,512	4.6%	—	—	—
Polar Multi-Strategy Master Fund(7)	4,423,506	4,091,753	331,753	*	132,600	—	132,600	*
Entities Affilaited with Sandia(8)	1,350,000	1,200,000	150,000	*	—	—	—

Total—PIPE Investors	21,144,487	12,336,883	8,807,604	19.4%	1,502,826	1,370,226	132,600

Holders of Registration Rights Pursuant to Registration Rights Agreement
CRSEF Solis Holdings, L.L.C.(9)	2,745,879	2,745,879	—	*	—	—	—	—
Entities Affiliated Ecosystem Integrity Fund(10)	8,399,653	1,886,284	6,513,369	14. %	2,369,253	1,886,284	482,969	1.1%
William J. Anderson(11)	595,203	141,817	453,386	1.0%	141,817	141,817	—	—
David J. Anderson	531,800	126,710	405,090	1.0%	126,710	126,710	—	—
Adam Gishen	908,284	894,425	13,859	*	517,488	517,488	—	—
Abhishek Bhatia	568,262	568,262	—	*	343,100	343,100	—	—
Edward Zeng(12)	5,988,961	5,145,514	843,447	1.9%	3,614,472	3,614,472	—	—
Tidjane Thiam	3,733,573	3,594,980	138,593	0.3%	2,077,225	2,077,225	—	—
Entities Affiliated with Structural Capital Investments(13)	1,579,325	1,508,440	70,885	*	1,508,440	22,172	1,486,268	*
Li Hua Yeh	35,000	35,000	—	*	—	—	—	—
Joseph Wagman	90,000	90,000	—	*	—	—	—	—
Brener International Group, LLC	150,000	150,000	—	*	—	—	—	*
Rustom Jokhi	125,000	125,000	—	*	—	—	—	*
Paul Hastings LLP(14)	440,000	440,000	—	*	—	—	—	*
LNQ Advisors, LLC	340,000	340,000	—	*	—	—	—	*
Benjamin Securities, Inc.	75,556	75,556	—	*	—	—	—	*
Interest Solutions, LLC	15,000	15,000	—	*	—	—	—	*
Noreen Doyle	25,000	25,000	—	*	—	—	—	—
William Janetschek	25,000	25,000	—	*	—	—	—	—
Nell Cady-Kruse	25,000	25,000	—	*	—	—	—	—

Total—Holders of Registration Rights	26,396,496	17,957,867	8,438,629	18.6%	10,698,505	8,729,268	1,969,237	4.4%

Holders of Common Stock Warrants
South Lake One, LLC	1,357,395	323,422	1,033,973	2.3%	323,422	323,422	—	—
The Libra Foundation(15)	1,345,633	320,620	1,025,013	2.3%	493,687	320,620	173,067	*
Eastern Win Development Holdings Limited	1,295,922	308,775	987,147	2.2%	308,775	308,775	—	—
Floodgate Fund III, L.P., on behalf of itself and as nominee for certain other individuals and entities	641,794	152,918	488,876	1.1%	152,918	152,918	—	—
John Bertuzzi	623,600	148,583	475,017	1.0%	148,583	148,583	—	—
Aequanimitas LP	503,725	120,021	383,704	*	120,021	120,021	—	—
Saperstein Family Revocable Trust u/t/d 8/3/1989	493,965	117,695	376,270	*	117,695	117,695	—	—
Entities Affilitated with Presidio Partners 2007 LP(16)	402,408	95,880	306,528	*	95,880	95,880	—	—
Suvi Sharma	228,638	54,477	174,161	*	56,624	54,477	2,147	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Serious Change, LP	205,738	49,020	156,718	*	49,020	49,020	—	—
UNIVERSE SOLAR ENERGY HOLDINGS INC.	201,072	47,909	153,163	*	47,909	47,909	—	—
Petunia LLC	189,608	45,177	144,431	*	45,177	45,177	—	—
Katerra, Inc.	182,231	43,419	138,812	*	43,419	43,419	—	—
GCL SYSTEM INTEGRATION TECHNOLOGY PTE. LTD.	156,389	37,262	119,127	*	37,262	37,262	—	—
Orama Investments, LLC	143,920	34,291	109,629	*	34,291	34,291	—	—
Eric Bowen & Co, LLC	131,504	31,333	100,171	*	31,333	31,333	—	—
William S Price III Revocable Trust	129,292	30,806	98,486	*	30,806	30,806	—	—
Dinwoodie-Meservey Family Living Trust	119,137	28,386	90,751	*	28,386	28,386	—	—
Carl Jasper	187,057	44,569	142,488	*	44,569	44,569	—	—
IRAR Trust FBO John Colton Account # 35-38969	111,537	26,575	84,962	*	26,575	26,575	—	—
Peter Vandermark Trust UA 9-15-05	102,866	24,509	78,357	*	24,509	24,509	—	—
Dustin Dunaway	97,626	23,261	74,365	*	23,261	23,261	—	—
Leon Saperstein	86,214	20,542	65,672	*	20,542	20,542	—	—
Sheridan Dose Investment Company LLC	83,818	19,971	63,847	*	19,971	19,971	—	—
Jacobus Saperstein	80,507	19,182	61,325	*	19,182	19,182	—	—
Unmi Abkin	80,507	19,182	61,325	*	19,182	19,182	—	—
Five Stones Investments II, LLC	71,959	17,145	54,814	*	17,145	17,145	—	—
Michael P McCormick Rev Trust	71,959	17,145	54,814	*	17,145	17,145	—	—
Mary Wheeler	70,398	16,773	53,625	*	16,773	16,773	—	—
Entities Affilitated with Atika Capital Partners, LP(17)	86,350	20,574	65,776	*	20,574	20,574	—	—
Genine McCormick Rev Trust	64,763	15,431	49,332	*	15,431	15,431	—	—
Fenice Investment Group, LLC	63,295	15,081	48,214	*	15,081	15,081	—	—
Jusong Wang	58,978	14,052	44,926	*	14,052	14,052	—	—
Crossroads Partners, LP	57,567	13,716	43,851	*	13,716	13,716	—	—
Entities Affiliated with Venture Lending & Leasing(18)	97,794	23,300	74,494	*	23,300	23,300	—	—
Alp Saul	42,269	10,071	32,198	*	10,071	10,071	—	—
Shanghai Sunwise Investment Center (Limited Partnership)	40,864	9,736	31,128	*	9,736	9,736	—	—
The Jim and Patty Rouse Charitable Foundation	37,146	8,850	28,296	*	8,850	8,850	—	—
Abhay Maheshwari	36,447	8,684	27,763	*	8,684	8,684	—	—
Alex Derbes	35,979	8,572	27,407	*	8,572	8,572	—	—
David Miller	35,979	8,572	27,407	*	8,572	8,572	—	—
JDV Consulting	35,979	8,572	27,407	*	8,572	8,572	—	—
Lynyard Investments, LP	35,979	8,572	27,407	*	8,572	8,572	—	—
McCormick Descendants Trust	35,979	8,572	27,407	*	8,572	8,572	—	—
SBSW Partners	35,979	8,572	27,407	*	8,572	8,572	—	—
Stavros Ginnakopoulos	35,979	8,572	27,407	*	8,572	8,572	—	—
Steven N. Stein 2012 Irrevocable Trust	35,979	8,572	27,407	*	8,572	8,572	—	—
McOuat-Young 2011 Trust	35,760	8,520	27,240	*	8,520	8,520	—	—
Nidnudim Israel LTD	35,741	8,516	27,225	*	8,516	8,516	—	—
Malik Franklin	34,663	8,259	26,404	*	8,259	8,259	—	—
Osman Nalbantoglu	30,897	7,361	23,536	*	7,361	7,361	—	—
Albert Luu	12,928	3,080	9,848	*	3,080	3,080	—	—
Sunstarter Capital LLC	29,489	7,026	22,463	*	7,026	7,026	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Entities Affiliated with Sigma Partners 7, LP(19)	31,076	7,404	23,672	*	7,404	7,404	—	—
Fortify Capital Investments, LLC	28,783	6,858	21,925	*	6,858	6,858	—	—
Harvey Felman	28,783	6,858	21,925	*	6,858	6,858	—	—
The Chandoha and Anderson Revocable Trust	26,203	6,243	19,960	*	6,243	6,243	—	—
Hitesh Shah	25,185	6,000	19,185	*	6,000	6,000	—	—
Li Biao	25,123	5,986	19,137	*	5,986	5,986	—	—
Marc Suidan and Marie Bathiche Living Trust	24,758	5,899	18,859	*	5,899	5,899	—	—
Future Dreams LP	23,827	5,677	18,150	*	5,677	5,677	—	—
Alan Anderson	85,132	20,284	64,848	*	20,284	20,284	—	—
Kireker Family Ventures, LLC	43,976	8,979	34,997	*	6,478	6,478	—	—
Kevin Gibson	82,823	19,734	63,089	*	19,734	19,734	—	—
Williams Trading LLC	41,589	9,909	31,680	*	9,909	9,909	—	—
H & L Wenger 2002 Family Trust Dated June 21, 2002	183,244	41,646	141,598	*	42,362	38,311	4,051	*
Robert Zapotosky	123,474	29,420	94,054	*	31,445	29,420	2,025	*
Briz Trading Corporation	41,700	7,198	34,502	*	3,029	3,029	—	—
Executive Financing Ltd	41,700	7,198	34,502	*	3,029	3,029	—	—
Golden Heritage Investments Ltd	41,700	7,198	34,502	*	3,029	3,029	—	—
Philippe Steffan	41,700	7,198	34,502	*	3,029	3,029	—	—
Bronfman Family Investment Partnership LLLP	24,465	4,318	20,147	*	1,817	1,817	—	—
Jeffrey Bronfman Revocable Living Trust	24,465	4,318	20,147	*	1,817	1,817	—	—
The Rosalinde and Arthur Gilbert Foundation	81,555	14,396	67,159	*	6,058	6,058	—	—
The RSZ Trust	16,309	2,878	13,431	*	1,211	1,211	—	—
Charles Edgar Haldeman, Jr.	326,229	57,590	268,639	*	24,235	24,235	—	—
HNVR Technology Investment Partners, L.P.	163,113	28,794	134,319	*	12,117	12,117	—	—
HNVR II, LP	165,159	28,794	136,365	*	12,117	12,117	—	—
Foris Ventures, LLC(20)	1,649,597	287,954	1,361,643	3.0%	121,176	121,176	—	—
Entities Affiliated with Kline Hill Partners Fund	883,534	195,412	688,122	1.5%	170,396	170,396	—	—
Kyra Robinov	27,953	6,158	21,795	*	5,325	5,325	—	—
Georgina Asset Management LLC	10,000	10,000	—	—	—	—	—	—
Great Point Capital, LLC	20,000	20,000	—	—	—	—	—	—
Atlas Merchant Capital SPAC Fund I LP	60,000	60,000	—	—	—	—	—	—
Rachelle Du Rocher	12,500	12,500	—	*	—	—	—	—
Marathon Capital Markets, LLC	50,000	50,000	—	*	—	—	—	—
Other stockholders cumulatively holding less than 1% of Common Stock	492,329	117,286	375,043	*	117,286	117,286	—	—

Total—Holders Merger Warrants	15,397,186	3,599,768	11,797,418	26.0%	3,329,678	3,150,413	179,265	*

Total	62,938,169	33,894,518	29,043,651	64.1%	15,531,009	13,249,907	2,281,102	5.0%

*	Represents less than 1%.
(1)

Consists of (i) 51,470 PIPE Shares, 270,729 shares of common stock, 68,583 shares of common stock issuable upon exercise of common stock warrants, and 68,583 common stock warrants held by Park West Partners International, Limited, and (ii) 448,530 PIPE Shares, 2,147,790 shares of common stock, 531,522 shares of common stock issuable upon exercise of common stock wrarants, and 531,522 shares of common stock warrants held by Park West Investors Master Fund, Limited. Park West Asset Management LLC, and

Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The principal business address is c/o Park West Asset Management LLC, 1 Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.
(2)	Consists of 5,000 PIPE Shares, 43,222 shares of common stock, 11,955 shares of common stock issuable upon exercise of warrants, and 11,955 common stock warrants held by Bonomi 2001 Trust.
(3)

Consists of (i) 1,000,000 PIPE Shares, 4,863,367 shares of common stock, 569,770 shares of common stock issuable upon exercise of warrants, and 569,770 common stock warrants held by Rodgers Massey Revocable Living Trust, (ii) 485,562 shares of common stock, 151,881 shares of common stock issuable upon exercise of warrants and 151,881 common stock warrants held by Rodgers Capital, LLC, and (iii) 8,842 shares of common stock, 2,765 shares of common stock issuable upon exercise of warrants, and 2,765 common stock warrants held by Thurman John Rodgers. Voting and investment power over the securities held by the foregoing entities resides with Thurman John Rodgers, who may be deemed to be the beneficial owner of the shares. Thurman John Rodgers is a member of the Company’s Board of Directors and Chariman of the Board.

(4)

Consists of (i) 15,938 shares of common stock, 4,985 shares of common stock issuable upon exercise of warrants, and 4,985 common stock warrants held by Elias Antoun, (ii) 5,216 shares of common stock, 1,631 shares of common stock issuable upon exercise of warrants and 1,631 common stock warrants held by IRA Services Trust Company CFBO: Elias Antoun IRA292175, (iii) 69,725 shares of common stock, 21,809 shares of common stock issuable upon exercise of warrants and 21,809 warrants held by Etched Media Corporation, and (vi) 10,000 PIPE Shares and 10,000 shares transfered by the Sponsor for no additional consideration held by Antoun Family Trust. Voting and investment power over the securities held by the foregoing entities resides with Elias Antoun, who may be deemed to be the beneficial owner of the shares.

(5)	Voting and investment power over the securities held by the foregoing entities resides with Jon and Linda Gruber, who may be deemed to be the beneficial owner of the shares.
(6)

Consists of (i) 445,916 PIPE Shares, and 413,784 shares of common stock held by Meteora Special Opportunity Fund i, LP, (“MSOF”) (ii) 706,504 PIPE Shares, and 755,596 shares of common stock held by Meteora Capital Partners, LP (“MCP), and (iii) 1,026,068 PIPE Shares, and 952,132 shares of common stock held by Meteora Select Trading Opportunities Master, LP (“MSTO”). Meteora Capital, LLC (“Meteora”) is the Manager of MSFO, MCP and MSTO and has investment and dispositive power over the shares. Vikas Mittal is the Managing Member of MSOF, MCP, and MSTO and Meteora and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Mittal is 1200 N Federal Hwy, Ste 200, Boca Raton, Florida 33432.

(7)

Represents shares held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). PMSMF is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to PMSMF and has control and discretion over the shares held by PMSMF. As such, PAMPI may be deemed the beneficial owner of the shares held by PMSMF. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by PMSMF are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The business address of PMSMF is c/o Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(8)

Consists of (i) 127,440 PIPE shares held by Diametric True Alpha Market Neutral Master Fund, LP (ii) 697,680 PIPE shares held by Diametric True Alpha Enhanced Market Neutral Master Fund, LP and (iii) 374,880 PIPE shares held by Pinebridge Partners Master Fund, LP. Voting and investment power over the securities held by the foregoing entities resides with Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.

(9)

CRSEF Solis Holdings, L.L.C. holds up to 2,745,879 shares of common stock issuable upon exercise of the warrants in the securities registrable under the Registration Rights Agreement directly. The managing member of CRSEF Solis Holdings, L.L.C., with respect to the common shares held by CRSEF Solis Holdings, L.L.C., is Carlyle CRSEF Solis Aggregator, S.C.Sp., and its general partner is CRSEF Lux GP S.à r.l. The address of these entities is One Vanderbilt Avenue, Suite 3400, New York, NY 10017.
(10)

Consists of (i) 5,832,054 shares of outstanding common stock held by Ecosystem Integrity Fund II, L.P. (“Fund II”), which is held for itself and as nominee for Ecosystem Integrity Fund II-A, L.P. (“Fund II-A”), (ii) 482,969 shares of common stock issuable pursuant to Complete Solaria Warrants held by Fund II, for itself and as nominee for Fund II-A, exercisable within 60 days of August 1, 2023 at an exercise price of $2.08 per share, (iii) 1,824,243 shares of common stock issuable pursuant to warrants held by Fund II, for itself and as nominee for Fund II-A, exercisable within 60 days of August 1, 2023 at a current exercise price of $11.50 per share, (iv) 198,346 shares of outstanding common stock held by EIF CS SPV, LLC (“SPV”), and (v) 62,041 shares of common stock issuable pursuant to warrants held by SPV exercisable within 60 days of August 1, 2023 at an exercise price of $11.50 per share. EIF Partners II, LLC (“Partners II”) is the general partner of Fund II and Fund II-A and may be deemed to have beneficial ownership over the securities held by Fund II and Fund II-A. Partners II is the managing member of SPV and may be deemed to have beneficial ownership over the securities held by SPV. James Everett and Devin Whatley have investment power and voting power over the securities held by Partners II and therefore may be deemed to share beneficial ownership over such securities.

(11)

Consists of (i) 405,090 shares of common stock, 126,710 shares of common stock issuable upon exercise of warrants, and 126,710 common stock warrants held by William Anderson, and (ii) 48,296 shares of common stock, 15,107 shares of common stock issuable upon exercise of warrants and 15,107 common stock warrants held by Risk Allocations Systems, Inc. Voting and investment power over the securities held by Risk Allocations Systems, Inc. resides with William Anderson, who may be deemed to be the beneficial owner of the shares. William Anderson is a member of the Company’s Board of Directors and the Company’s Chief Executive Officer.

(12)

Consists of (i) 372,237 shares of common stock, and 29,081 common stock warrants held by Edward Zeng, and (ii) 135,897 shares of common stock, and 694,239 common stock warrants held by NextG Tech Limited. Voting and investment power over the securities held by NextG Tech Limited resides with Edward Zeng, who may be deemed to be the beneficial owner of the shares.

(13)

Consists of (i) 54,814 shares of common stock, 390,097 common stock warrants and 390,097 shares of common stock issuable upon exercise of warrants held by Structural Capital Investments III, L.P., (ii) 16,071 shares of common stock, 380,351 common stock warrants, and 380,351 shares of common stock issuable upon exercise of warrants held by Structural Capital Investors II, LP, (iii) 93,713 common stock warrants and 93,713 shares of common stock issuable upon exercise of warrants held by Structural Capital Holdings III, L.P., (iv) 166,345 common stock warrants and 166,345 shares of common stock issuable upon exercise of warrants held by Structural Capital Investors II-C, L.P, (v) 172,170 common stock warrants and 172,170 shares of common stock issuable upon exercise of warrants held by Diversified Credit Opportunities Fund I Offshore Investors LP, and (vi) 305,764 common stock warrants and 305,764 shares of common stock issuable upon exercise of warrants held by El Dorado Investment Company.

(14)

Voting and investment power over the securities is held by Chris Davis, Chief Operations Officer of Paul Hastings LLP, and Brian Sakala, Managing Director, Head of Finance, Paul Hastings LLP, who may be deemed to be the beneficial owners of the shares. The address of the foregoing entity is MetLife Building, 200 Park Ave, New York, NY 10166.

(15)

Each of Lori D. Mills, Vice President; James Schwaba, Secretary; Amy Freidinger, Treasurer (collectively, “Officers”) of The Libra Foundation (“Libra”) has voting power and dispositive power over the securities held by Libra. The Officers have been granted authority by the Libra Board of Directors to vote, direct the voting of, dispose of, or direct the disposition of, any securities held by Libra. The Officers disclaim any beneficial ownership interest in the securities held by Libra. Inclusion of the Officers in this questionnaire is not an admission that they are beneficial owners of the securities for the purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (“The Act”), or for any other purposes.

(16)

Consists of (i) 298,866 shares of common stock, and 93,484 common stock warrants held by Presidio Partners 2007 LP, and (ii) 7,662 shares of common stock, and 2,396 common stock warrants held by Presidio Partners 2007 (Parallel) LP.

(17)

Consists of (i) 50,429 shares of common stock, and 15,774 common stock warrants held by Atika Capital Partners, LP, and (ii) 15,347 shares of common stock, and 4,800 common stock warrants held by Atika Offshore Master Fund, Ltd.

(18)

Consists of (i) 37,247 shares of common stock, and 11,650 common stock warrants held by Venture Lending & Leasing V, LLC, and (ii) 37,247 shares of common stock, and 11,650 common stock warrants held by Venture Lending & Leasing VI, LLC.

(19)

Consists of (i) 22,059 shares of common stock, and 6,900 common stock warrants held by Sigma Partners 7, LP, (ii) 1,351 shares of common stock, and 422 common stock warrants held by Sigma Associates 7, LP, and (iii) 626 shares of common stock, and 82 common stock warrants held by Sigma Investors 7, LP.

(20)

Barbara Hager, the manager of Foris Ventures (“Foris”), may be deemed to have sole power to vote and dispose of these securities. The Vallejo Ventures Trust U/T/A 2/12/96 (“VVT”), the sole member of Foris, may be deemed to have sole power to vote and dispose of these securities, and L. John Doerr and Ann Doerr, the trustees of VVT, and Barbara Hager, the special trustee of VVT, may be deemed to have shared power to vote and dispose of these securities. Each of L. John Doerr, Ann Doerr, Barbara Hager and VVT disclaim beneficial ownership of the securities held by Foris except to the extent of their pecuniary interest therein. The address for Foris and each other person named in this footnote is c/o Foris Ventures, LLC, 1180 San Carlos Avenue, #717, San Carlos, California 94070.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of Complete Solaria’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of the DGCL.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of Complete Solaria Common Stock, $0.0001 par value per share, and 10,000,000 shares of Complete Solaria Preferred Stock, $0.0001 par value. As of the Closing Date, there were 43,779,577 shares of Common Stock issued and outstanding and no preferred shares of outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Complete Solaria Common Stock possess all voting power for the election of Complete Solaria’s directors and all other matters requiring stockholder action. Holders of Complete Solaria Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Complete Solaria Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by Complete Solaria’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Complete Solaria Common Stock unless the shares of Complete Solaria Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Complete Solaria’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Complete Solaria Common Stock will be entitled to receive an equal amount per share of all of Complete Solaria’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of Complete Solaria Preferred Stock have been satisfied.

Preemptive or Other Rights

The holders of Complete Solaria Common Stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to Complete Solaria Common Stock.

Election of Directors

Complete Solaria’s Board has one class of directors and each director generally serves for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Complete Solaria’s Board has authority to issue shares of Complete Solaria Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Complete Solaria Preferred Stock could have the effect of decreasing the trading price of the Complete Solaria Common Stock, restricting dividends on Complete Solaria’s capital stock, diluting the voting power of Complete Solaria Common Stock, impairing the liquidation rights of Complete Solaria’s capital stock, or delaying or preventing a change in control of Complete Solaria.

Warrants

Each whole Public Warrant and Merger Warrant entitles the registered holder to purchase one share of Complete Solaria Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will become exercisable on the later of 30 days after the Closing and will expire five years after the Closing at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. The Merger Warrants will become exercisable on the later of 60 days after the Closing and will expire five years after the Closing at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. However, no Public Warrants or Merger Warrants will be exercisable for cash unless Complete Solaria has an effective and current registration statement covering the shares of Complete Solaria Common Stock issuable upon exercise of the Public Warrants and Merger Warrants and a current prospectus relating to such shares of Complete Solaria Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Complete Solaria Common Stock issuable upon exercise of the Public Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when it shall have failed to maintain an effective registration statement, exercise Public Warrants and Merger Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

Pursuant to the warrant agreements, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Upon the Closing, Complete Solaria separated the units into shares of Complete Solaria Common Stock and Public Warrants, and the Units stopped trading and were delisted from the NYSE.

The Private Warrants are identical to the Public Warrants underlying the Units except that (i) each Private Warrant is exercisable for one share of Complete Solaria Common Stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Solaria Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The Working Capital Warrants are identical to the Private Warrants.

Once the warrants become exercisable, Complete Solaria may redeem the outstanding warrants (except as described herein with respect to the Private Warrants and Working Capital Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” of Complete Solaria Common Stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described above adjacent to the caption “Exercise Price”), the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Complete Solaria Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

The numbers in the table below represent the number of shares of Complete Solaria Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of Complete Solaria Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of shares of Complete Solaria Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	|0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Complete Solaria shares outstanding immediately after giving effect to such exercise.

Registration Rights

At the Closing, Complete Solaria, the Sponsor, certain equityholders of Complete Solaria and certain of their respective affiliates, as applicable, and the other parties thereto, entered into the A&R Registration Rights Agreement, pursuant to which Complete Solaria granted customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain securities of Complete Solaria held by the other parties thereto.

Pursuant to the A&R Registration Rights Agreement, the parties agreed that, within 15 business days following the Closing, Complete Solaria will file with the SEC a registration statement registering the resale of such Registrable Securities (as defined therein) and use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. The parties to the A&R Registration Rights Agreement have been granted certain demand underwritten offering registration rights and piggyback registration rights.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, the Governing Documents:

•

authorize the Complete Solaria Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Complete Solaria Board;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that Special Meetings of Complete Solaria’s stockholders may be called by the chairperson of the New Complete Solaria Board, the chief executive officer or by the Complete Solaria Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace the Complete Solaria Board as well as for another party to obtain control of Complete Solaria by replacing the Complete Solaria Board. Because the Complete Solaria Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Complete Solaria Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Complete Solaria Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Complete Solaria’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Complete Solaria’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Complete Solaria Common Stock.

Delaware Anti-Takeover Law

Complete Solaria opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that Complete Solaria may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the Complete Solaria Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of Complete Solaria’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the consummation of the transaction, the business combination is approved by the Complete Solaria Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of Complete Solaria’s outstanding voting stock. These provisions may encourage companies interested in acquiring Complete Solaria to negotiate in advance with the Complete Solaria Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Complete Solaria Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on Complete Solaria’s behalf;

•	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Complete Solaria’s directors, officers, or other employees to Complete Solaria or its stockholders;

•

any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

•	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

•

any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless Complete Solaria consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of Complete Solaria’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for Complete Solaria Common Stock and the warrant agent for Complete Solaria Warrants.

Listing of Common Stock and Warrants

Our common stock and Public Warrants are listed on Nasdaq under the symbols “CSLR” and CSLRW,” respectively

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “ — Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less at the time of disposition, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the shares of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant expires unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that such U.S. Holder is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “ — Tax Considerations Applicable to Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “—Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “—Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “ — Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “ — Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 21,874,907 shares of common stock consisting of (i) up to 6,266,667 shares of common stock that are issuable upon the exercise of Private Warrants, (ii) up to 8,625,000 shares of common stock that are issuable upon the exercise of Public Warrants, (iii) up to 716,668 shares of common stock that are issuable upon the exercise of Working Capital Warrants, and (vi) up to 6,266,572 shares of common stock that are issuable upon the exercise of Merger Warrants.

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of (i) up to an aggregate of 33,894,518 shares of common stock, consisting of: (a) up to 7,518,488 PIPE Shares, (b) up to 8,625,000 Founder Shares, (c) up to 6,266,667 shares of common stock issuable upon the exercise of the Private Warrants, (d) up to 4,501,123 shares of common stock pursuant to the Registration Rights Agreement (including shares issuable upon exercise of convertible securities), (e) up to 716,668 shares of common stock issuable upon the exercise of Working Capital Warrants, and (f) up to 6,266,572 shares of common stock issuable upon the exercise of Merger Warrants and (ii) up to 13,249,907 Warrants, consisting of (a) up to 6,266,667 Private Warrants, (b) up to 716,668 Working Capital Warrants and (c) up to 6,266,572 Merger Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Complete Solaria, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of The Solaria Corporation as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this Prospectus, have been audited by Deloitte &Touche LLP, an independent auditor, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On July 18, 2023, the Audit Committee of the Company’s board of directors approved the engagement of Deloitte &Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2023. Deloitte previously served as the independent registered public accounting firm of Legacy Complete Solaria prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), FACT’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Deloitte as the Company’s independent registered public accounting firm, following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Marcum’s report of independent registered public accounting firm dated April 6, 2023 on the FACT balance sheet as of December 31, 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about FACT’s ability to continue as a going concern. FACT determined that a material weakness exists in its internal control over financial reporting related to the accounting for complex financial instruments, accrued expenses and accounts payable, and foreign exchange transactions.

During the period from December 23, 2020 (FACT’s inception) through December 31, 2022 and the subsequent interim period through March 31, 2023, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on FACT’s financial statements for such periods. During the period from December 23, 2020 (FACT’s inception) through December 31, 2022 and the subsequent interim period through March 31, 2023, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the period from December 23, 2020 (FACT’s inception) through December 31, 2022 and the subsequent interim period through March 31, 2023, (i) the Company did not both (a) consult with Deloitte as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and (b) receive a written report or oral advice that Deloitte concluded was an important factor considered by the Company in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Company did not consult Deloitte on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Marcum with a copy of the disclosures made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from Marcum is attached hereto as Exhibit 16.1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Complete Solaria and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://www.completesolaria.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination, inclusive of the Mergers and the Domestication of FACT, as described below and the pro forma effects of the Disposal Transaction, as described below. The Business Combination and related transactions, as further described elsewhere in the unaudited pro forma financial information, were completed on or around July 18, 2023.

FACT is a blank check company incorporated as a Cayman Islands exempted company in December 2020. FACT was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On March 2, 2021, FACT consummated its initial public offering (the “IPO”) generating gross proceeds of $345.0 million. Simultaneously with the closing of the IPO, FACT consummated the sale of 6,266,667 Private Warrants at a purchase price of $1.50 per warrant in a private placement to FACT’s sponsor, Freedom Acquisition I LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9.4 million. Following the Extension Amendment Redemptions on March 2, 2023, 11,243,496 Class A Ordinary Shares remained outstanding. As of the Closing Date, holders of 7,784,739 shares of Class A Ordinary Shares had validly elected to redeem their Class A Ordinary Shares for a full pro rata portion of the trust account holding the proceeds from FACT’s initial public offering, or approximately $10.56 per share and $82.2 million in the aggregate.

Complete Solar, Inc., a Delaware corporation (“Complete Solar”), was incorporated in the State of Delaware in 2010 and provides solar services such as sales enablement, project management, partner coordination and customer communication. Legacy Complete Solaria is the result of the business combination of Complete Solar and The Solaria Corporation, which was consummated on November 4, 2022. As discussed below, the disposition of The Solaria Corporation (“Solaria”) was consummated in October 2023. Complete Solaria’s unaudited condensed consolidated balance sheet as of October 1, 2023 and unaudited condensed consolidated statement of operations and comprehensive income (loss) for the thirty-nine week period ended October 1, 2023 have been recast to give effect to the disposition.

The unaudited pro forma condensed combined financial information also includes the impact of the following:

•

The final disposition, which was consummated on October 6, 2023, of certain North American solar panel assets, inclusive of certain intellectual property and customer contracts, not reflected in Compete Solaria’s unaudited condensed consolidated balance sheet as of October 1, 2023 (the “Disposal Transaction”). In connection with the Disposal Transaction, Maxeon agreed to hire certain employees of Complete Solaria who, upon closing, became employees of Maxeon.

•

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders, which warrants are exercisable for (a) an aggregate of 1,486,268 shares of Complete Solaria’s common stock, par value $0.001 per share, or (b) if designated and issued, a future series of preferred stock of Complete Solaria.

•

Complete Solaria, Inc. previously announced in its Current Report on Form 8-K filed with the SEC on July 14, 2023 that the Company and Freedom Acquisition I Corp. entered into separate agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each of Meteora, Polar, and Sandia, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions.

On December 18, 2023, Complete Solaria and each Seller entered into separate amendments to the Forward Purchase Agreements (the “Amendments”). The Amendments lower the reset price of each

Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements.

•

On December 19, 2023, the Complete Solaria entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of Complete Solaria Common Stock, par value $0.001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $5.0 million. The Purchasers paid for the Shares in cash. Thurman J. Rodgers is a trustee of each Purchaser and is the Executive Chairman of the board of directors of Complete Solaria.

Description of the Business Combination

The Domestication – As part of the Business Combination, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (the “Domestication”). Upon the effectiveness of the Domestication, FACT changed its name to Complete Solaria, Inc. (“New Complete Solaria”).

In connection with the Domestication, (i) each issued and outstanding FACT Class A Ordinary Share and each issued and outstanding FACT Class B Ordinary Share converted into one share of Complete Solaria Common Stock. Additionally, each issued and outstanding whole warrant to purchase one FACT Class A Ordinary Share at an exercise price of $11.50 per share converted, on a one-for-one basis, to purchase one share of Complete Solaria Common Stock at an exercise price of $11.50 per share.

The Mergers – On July 18, 2023 (the “Closing Date”) and following the approval at an extraordinary general meeting of the shareholders of FACT held on July 11, 2023, as contemplated by the Business Combination Agreement, the parties consummated the closing of the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), whereby (i) First Merger Sub merged with and into Legacy Complete Solaria, with Legacy Complete Solaria surviving as a wholly-owned subsidiary of the Company (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Second Merger”), and Second Merger Sub changed its name to “CS, LLC”, and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

As a condition to the closing of the Business Combination, Complete Solar was required to consummate a merger with Solaria. On October 3, 2022, Complete Solar entered into the Required Transaction Merger Agreement, pursuant to which, and on the terms and subject to the conditions of which, Complete Solar would acquire all of the outstanding shares of capital stock of Solaria. The merger between Complete Solar and Solaria was consummated on November 4, 2022. As a result, Solaria became a wholly-owned subsidiary of Complete Solar, forming Legacy Complete Solaria. As discussed below, the disposition of Solaria was consummated in October 2023. Complete Solaria’s unaudited condensed consolidated balance sheet as of October 1, 2023 and unaudited condensed consolidated statement of operations and comprehensive income (loss) for the thirty-nine week period ended October 1, 2023 have been recast to give effect to the disposition.

The equity exchange and financing related matters associated with the Business Combination are summarized as follows:

i.

Legacy Complete Solaria has raised the 2022 Convertible Notes in November 2022, December 2022, February 2023, May 2023 and June 2023 with additional investors, with an aggregate purchase price of $33.3 million. Additionally, Legacy Complete Solaria assumed a note from an existing investor for

$6.7 million, which was modified as of the close of the acquisition of Solaria to contain the same terms as the other 2022 Convertible Notes. At the Closing, the principle and accrued interest (“Conversion Amount”) of the 2022 Convertible Notes converted into a number of shares of Complete Solaria Common Stock equal to the Conversion Amount divided by 0.75 divided by the price per share of Common Stock of Complete Solaria (“Convertible Note Conversion Shares”).

ii.

At the Closing, each share of Legacy Complete Solaria Capital Stock, inclusive of the 2022 Convertible Note Conversion Shares, issued and outstanding immediately prior to the Closing were cancelled and exchanged into an aggregate of 33,805,245 shares of Complete Solaria Common Stock (at a deemed value of $10.00 per share) equal to the Aggregate Merger Consideration. Additionally, each holder of Legacy Complete Solaria Capital Stock received Complete Solaria Warrants equal to a portion of the Aggregate Warrant Consideration, calculated on a pro rata basis based on the percentage interest of issued and outstanding shares of Legacy Complete Solaria Capital Stock held by the holder of such share of Legacy Complete Solaria Capital Stock.

iii.

At the Closing, all Legacy Complete Solaria Options and Legacy Complete Solaria Warrants outstanding as of immediately prior to such time were converted into options of Complete Solaria (“Complete Solaria Options”) and Complete Solaria Warrants, respectively. Each such Complete Solaria Option and Complete Solaria Warrant relates to a number of whole shares of Complete Solaria Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Legacy Complete Solaria Common Stock subject to the applicable Legacy Complete Solaria Option or Legacy Complete Solaria Warrant multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price for each Complete Solaria Option and Complete Solaria Warrant equals (i) the exercise price per share of the applicable Complete Solaria Option or Complete Solaria Warrant divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).

iv.

At the Closing, the Sponsor transferred to the convertible note investors a pro rata percentage of (i) 666,651 shares of Complete Solaria Common Stock in exchange for payment by such investor to FACT of $0.0001 per share and (ii) 484,364 FACT Private Warrants held by the Sponsor. In addition, convertible note investors are entitled to receive, on a pro rata basis, up to an additional (i) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange, and (ii) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange. The transfer of Complete Solaria Common Stock and Private Warrants from the Sponsor to the Legacy Complete Solaria convertible noteholders is an exchange between investors, which does not result in a pro forma adjustment.

v.

On or around the Closing, Complete Solaria entered into New Money PIPE Subscription Agreements with certain investors to subscribe for and purchase 120,000 FACT Class A Ordinary Shares for a purchase price of $5.00 and aggregate proceeds of $0.6 million. Additionally, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration for certain services provided in the structuring of the Forward Purchase Agreements.

vi.

On or around the Closing Date, Complete Solaria entered into Subscription Agreements with certain PIPE Investors who purchased 1,570,000 shares of Complete Solaria Common Stock for aggregate proceeds of $15.7 million, including $3.5 million that was funded prior to the Closing Date.

vii.

On or around the Closing Date, the Sponsor transferred 4,333,333 FACT Class B Ordinary Shares to certain third parties pursuant to working capital lending arrangements, non-redemption agreements, PIPE Investments and the settlement of FACT’s accrued expenses associated with the Business Combination. Additionally, Complete Solaria issued and transferred 193,976 shares of Complete Solaria Common Stock to the Sponsor, 120,000 shares of Complete Solaria Common Stock to PIPE Investors and 150,000 shares of Complete Solaria Common Stock to Sellers in connection with the Forward Purchase Agreements.

viii.

On July 17 and July 18, and in connection with obtaining consent for the Business Combination, Legacy Complete Solaria, FACT and CSREF Solis Holdings, LLC (“Carlyle”) entered into an amended and restated consent to the Business Combination Agreement and an amended and restated warrant agreement, which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle investment of $25.6 million was mandatorily redeemable on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025) and accrued interest at a rate of 10.5%, which was structured as a a dividend payable based on 25% of the investment amount measured quarterly, compounded annually, and subject to increases in the event Legacy Complete Solaria declared any dividend. In connection with the investment, Legacy Complete Solaria issued a warrant to purchase up to 5,978,960 shares of its common stock at a price of $0.01 per share, of which, 4,132,513 shares were immediately exercisable and, were outstanding as of the date of modification. At Closing, the Legacy Complete Solaria warrants were exchanged for 1,995,879 warrants to purchase shares of Complete Solaria Common Stock. Legacy Complete Solaria accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480 — Distinguishing Liabilities from Equity and recorded the investment as a liability, which was accreted to its redemption value under the effective interest method.

Among other changes to the investment agreement, the modification accelerates the redemption date of the investment, which was previously February 14, 2025 and is March 31, 2024 subsequent to the modification. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the warrant agreement, Complete Solaria will issue Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of the Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share.

Description of the Disposal Transaction

On August 18, 2023, Complete Solaria entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon. Subsequent to the execution of the Non-Binding Letter of Intent, on September 20, 2023, Complete Solaria entered into an asset purchase agreement with Maxeon for the sale of certain assets to Maxeon. . The agreement also includes a supply agreement for Maxeon to supply its premium, high-performance, high- efficiency solar panels to Complete Solaria. On October 6, 2023, Complete Solaria completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million, consisting of 1,100,000 shares of Maxeon ordinary shares.

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders (the “Holders”), which warrants are exercisable for (a) an aggregate of 1,486,268 shares of Complete Solaria’s common stock, par value $0.001 per share, or (b) if designated and issued, a future series of preferred stock of Complete Solaria (the “Amendments”). The Amendments were made in connection with the Holders assigning loans they previously made to SolarCA LLC, a Delaware limited liability company (successor in interest to The Solaria Corporation and a wholly owned subsidiary of Complete Solaria) in order to provide the Holders with the benefits of the protective provisions of the original warrants to fix at a set number the number of shares of Common Stock issuable thereunder, as well as the exercise price per share. Pursuant to the Amendments, the warrants may be exercised for (a) Common Stock, at an exercise price of $0.75 per share, or (b) if designated and issued, a future series of preferred stock, at an exercise of 25% of the lowest price Complete Solaria receives for such share of future series of preferred stock. In connection with the Amendments, Complete Solaria agreed to provide the warrant holders with certain registration rights pursuant to that certain A&R Registration Rights Agreement, dated July 18, 2023, which the was previously filed by Complete Solaria as Exhibit 4.1 to the Complete Solaria’s Current Report on Form 8-K filed on July 24, 2023.

Accounting for the Business Combination

This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of FACT, Legacy Complete Solaria and Solaria and other financial information included the Proxy Statement.

Legacy Complete Solaria has been determined to be the accounting acquirer of FACT and Solaria based on the following facts and circumstances:

•

Legacy Complete Solaria’s existing shareholders are expected to have the greatest voting interest in the combined entity. Excluding warrant and option holders, Legacy Complete Solaria’s existing shareholders have an approximately 57.8% voting interest. On a fully diluted basis, Legacy Complete Solaria’s existing shareholders have approximately 56.4% ownership.

•	Legacy Complete Solaria’s existing shareholders have the ability to control decisions regarding election and removal of the majority of the combined entity’s executive board of directors.

•	Legacy Complete Solaria’s senior management is the senior management of the combined entity.

•	The combined company name is Complete Solaria, Inc., i.e. the combined entity assumed Legacy Complete Solaria’s name.

The weighting of evidence as described above is indicative that Legacy Complete Solaria is the accounting acquirer of FACT. Accordingly, the merger between Legacy Complete Solaria and FACT has been accounted for as a reverse recapitalization, with FACT being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization is the equivalent of Legacy Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. As a result of the Business Combination being an in-substance capital transaction, Legacy Complete Solaria’s qualifying transaction costs are treated as an equivalent to equity issuance costs, reflected as a reduction in additional paid-in capital, rather than as an expense, in the unaudited pro forma condensed combined financial information. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of Legacy Complete Solaria.

Outstanding vested and unvested share-based awards of Legacy Complete Solaria (including options and RSUs) were converted into the right to receive upon vesting or exercise such awards for common shares of Complete Solaria Common Stock after applying the Merger Consideration Per Fully Diluted Share. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards was recognized.

Public and private warrants of FACT were not modified as a result of the Business Combination and continue to be liabilities in the New Complete Solaria’s financial statements. The shares of New Complete Solaria Common Stock issuable upon the achievement of trading targets are expected to be classified in equity of New Complete Solaria pursuant to guidance in ASC 815-40.

Complete Solaria has accounted for the modification of the long-term debt in CS Solis as debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, Complete Solaria has recorded a loss on extinguishment and adjusted the value of the debt in CS Solis to its fair value.

Additionally, the modification of the warrant resulted in the reclassification of previously equity classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718. Complete Solaria recorded a reduction in additional paid-in capital for the value of the warrants prior to the modification, recorded a warrant liability for the value of the warrants after the modification and recorded other expense equal to the different between the reduction in additional paid-in capital and the warrant liability.

Accounting for the Disposal Transaction

On October 6, 2023, Complete Solaria completed the sale of certain assets to Maxeon, pursuant to the terms of the Disposal Agreement. During the third fiscal quarter of 2023, Complete Solaria determined that the Disposal Transaction met the criteria for held-for-sale and discontinued operations classification. Complete Solaria concluded that the disposition of the solar panel business qualifies as a disposal of a business. Complete Solaria has recorded an impairment of $147.5 million, predominately related to Complete Solaria’s intangible assets and goodwill, in the third fiscal quarter of 2023 which is equal to the difference between the carrying value of the disposal group and the fair value of the disposal group less costs to sell. Based on Complete Solaria’s assessment of the Disposal Transaction, Complete Solaria has presented Solaria as held-for-sale and discontinued operations in its Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2023. During the fourth fiscal quarter of 2023, upon consummation of the Disposal Transaction, Complete Solaria recognized a loss on disposal of $1.8 million.

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders. The warrants that were amended were historically liability classified and were subsequently reclassified to equity as part of the close of the Business Combination. Upon the modification of the warrants, the warrants are liability classified in accordance with the guidance of ASC 815. In accordance with ASC 718, Complete Solaria will account for the modification of the warrants by reducing additional paid-in capital by the value of the warrants immediately before the modification, recording a warrant liability for the value of the warrants immediately after the modification, and recording the difference as an expense in the consolidated statements of operations.

Complete Solaria has included the adjustments as of December 22, 2023 in the Pro Forma Accounting Adjustments column of the unaudited pro forma condensed combined statements of operations for the thirty-nine weeks ended October 1, 2023 and the year ended December 31, 2022 and the unaudited pro forma condensed combined balance sheet as of October 1, 2023.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Complete Solaria upon consummation of the Business Combination and other events contemplated by the Business Combination as well as the effects of the Disposal Transaction. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and Disposal Transaction occurred on the dates indicated. The Business Combination proceeds remaining after the payment for the redemption of public shares, and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. The consideration shares received for the Disposal Transaction are expected to be classified as investment in equity securities. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Complete Solaria following the completion of the Business Combination and Disposal Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

Other than certain ordinary course of business sale and purchase transactions between Complete Solar and Solaria, FACT, Complete Solar, and Solaria have not had any historical relationship prior to the transactions associated with the Business Combination.

The following table presents the pro forma New Complete Solaria common stock issued and outstanding immediately after the Business Combination, which does not give effect to the potential exercise of any warrants:

	Number of Shares	Percentage of Outstanding Shares
FACT Public Stockholders(4)	3,458,757	7.6%
Founder Shares (1), (2), (3), (4)	8,152,325	18.0%
Complete Solaria shareholders	20,034,257	44.3%
Complete Solaria convertible noteholders (3)	6,126,726	13.5%
PIPE Investors	7,518,488	16.6%

Total	45,290,553	100.0%

(1)	The above table includes 122,500 FACT Class B Ordinary Shares transferred to FACT directors, employees and consultants.
(2)

The table excludes the transfer of 4,333,333 shares of FACT Class B Ordinary Shares from the Sponsor to certain third parties pursuant to working capital lending arrangements, non-redemption agreements and PIPE Investments and the settlement of FACT’s accrued expenses associated with the Business Combination.

(3)

The above table includes the transfer of 666,651 shares of New Complete Solaria Common Stock from the Sponsor to Complete Solaria convertible noteholders and excludes up to 666,666 shares of New Complete Solaria Common Stock issuable by the New Complete Solaria to convertible noteholders based on the trading price of New Complete Solaria Common Stock. The issuance of New Complete Solaria Common Stock to the Complete Solaria convertible noteholders would further increase the ownership percentages of Complete Solaria convertible noteholders and would dilute the ownership of all stockholders.

(4)

The above table excludes the transfer of shares of a number FACT Class A Ordinary Shares held by Sponsor as of the Closing equal the difference of (i) 3,300,000 minus (ii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to holders of 2022 Convertible Notes minus (iii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to certain counterparties in consideration for loans and other amounts paid to finance the working capital loans due to the Sponsor and extension fees as consideration for such holders agreeing to enter into non-redemption agreements and/or such FACT PIPE Investment investors agreeing to make FACT PIPE Investment, as applicable.

Of the 666,666 shares of Complete Solaria Common Stock issuable by Complete Solaria to convertible noteholders based on the trading price of Complete Solaria Common Stock, 333,333 shares will vest if, from Closing of the Business Combination until the 12 month anniversary thereof, the average price of Complete Solaria Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period and 333,333 will vest if, from the Closing of the Business Combination until the 12 month anniversary thereof, the average price of Complete Solaria Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period. The issuance of such shares would dilute the value of all shares of Complete Solaria Common Stock outstanding at that time. Assuming the current capitalization structure, the 666,666 shares that would become vested upon meeting the price threshold would represent approximately 1.5% of total shares outstanding.

The management of New Complete Solaria has concluded that the contingently issuable shares are equity-classified instruments, which do not have an impact on the unaudited pro forma condensed combined statement of operations for the periods ended December 31, 2022 and October 1, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of October 1, 2023

(in thousands)

	Complete Solaria (Historical)	Pro Forma Accounting Adjustments		Pro Forma Complete Solaria
ASSETS
Current Assets:
Cash and cash equivalents	$1,661	$5,000	A	$6,661
Investment in equity securities	—	10,989	B	10,989
Accounts receivable, net	26,003	—		26,003
Inventories	12,503	—		12,503
Prepaid expenses and other current assets	9,947	—		9,947

Total current assets	50,114	15,989		66,103
Restricted cash	3,758	—		3,758
Property and equipment, net	4,185	—		4,185
Operating lease right-of-use assets	1,465	—		1,465
Other noncurrent assets	198	—		198
Long-term assets held for sale – discontinued operations	12,299	(12,299)	C	—

Total assets	$72,019	$(3,690)		$75,709

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14,571	$—		$14,571
Accrued expenses and other current liabilities	26,674	450	D	27,124
Notes payable, net	27,934	—		27,934
Deferred Revenue, current	2,421	—		2,421
Short-term debt with CS Solis	29,194	—		29,194
Forward purchase agreement liabilities	6,586	403	E	6,989

Total current liabilities	107,380	853		108,233
Warranty provision, noncurrent	3,416	—		3,416
Warrant liability	10,240	1,464	F	11,704
Deferred revenue, noncurrent	976	—		976
Operating lease liabilities, net of current portion	790	—		790

Total liabilities	122,802	2,317		125,119

Common Stock	7	—		7
Additional paid-in capital	276,438	4,632	G	281,070
Accumulated other comprehensive income (loss)	51	—		51
Retained earnings (accumulated deficit)	(327,279)	(3,259)	H	(330,538)

Total stockholders’ equity (deficit)	(50,783)	1,373		(49,410)

Total liabilities and stockholders’ equity (deficit)	$72,019	$3,690		$75,709

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the thirty-nine weeks ended October 1, 2023

(in thousands, except per share amounts)

	Complete Solaria (Historical)	Freedom Acquisition Corp (Historical Adjustments)	Complete Solaria Combined	Pro Forma Accounting Adjustments		Pro Forma Combined
Revenues	$66,887	$—	$66,887	$—		$66,887
Cost of revenues	51,788	—	51,788	—		51,788

Gross Profit	15,099	—	15,099	—		15,099

Operating Expenses:
Sales commissions	23,221	—	23,221	—		23,221
Operating costs	—	7,002	7,002	—		7,002
Sales and marketing	5,216	—	5,216	—		5,216
General and administrative	22,965	—	22,965	—		22,965

Total operating expenses	51,402	7,002	58,404	—		58,404

Loss from operations	(36,303)	(7,002)	(43,305)	—		(43,305)

Foreign currency exchange gain (loss)	—	—	—	—		—
Interest income on marketable securities held in Trust Account	—	4,225	4,225	(4,225)	AA	—
Change in fair value of warrant liabilities	—	(3,440)	(3,440)	—		(3,440)
Change in fair value of convertible note	—	(273)	(273)	273	BB	—
Offering expenses related to warrant issuance	—	—	—	—		—
Interest expense	(8,870)	—	(8,870)	742	CC	(8,128)
Interest income	26	—	26	—		26
Other income (expense), net	(28,302)	—	(28,302)	(9,455)	DD	(37,757)

Loss before income taxes	(73,449)	(6,490)	(79,939)	(12,665)		(92,604)

Income tax (benefit) provision, net	(5)	—	(5)	—		(5)

Net income (loss) from continuing operations	$(73,444)	$(6,490)	$(79,934)	$(12,665)		$(92,599)

Weighted average shares outstanding, used in computing net loss per share attributable to common stockholders, basic and diluted	16,969,979					51,160,118
Net loss per share attributable to common stockholders, basis and diluted	(4.33)					(1.81)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2022

(in thousands, except per share amounts)

	Complete Solaria (Historical)	Freedom Acquisition Corp (Historical)	Complete Solaria Combined	Pro Forma Accounting Adjustments		Pro Forma Combined
Revenues	$66,475	$—	$66,475	$—		$66,475
Cost of revenues	46,647	—	46,647	—		46,647

Gross Profit	19,828	—	19,828	—		19,828

Operating Expenses:
Sales commissions	21,195	—	21,195	—		21,195
Operating costs	—	4,407	4,407	—		4,407
Sales and marketing	6,156	—	6,156	—		6,156
General and administrative	13,634	—	13,634	—		13,634

Total operating expenses	40,985	4,407	45,392	—		45,392

Loss from operations	(21,157)	(4,407)	(25,564)	—		(25,564)

Foreign currency exchange gain (loss)	—	(18)	(18)	—		(18)
Interest income on marketable securities held in Trust Account	—	4,822	4,822	(4,822)	AA	—
Change in fair value of warrant liabilities	—	5,510	5,510	—		5,510
Change in fair value of convertible note	—	(196)	(196)	196	BB	—
Interest expense	(4,986)	—	(4,986)	221	CC	(4,765)
Interest income	5	—	5	—		5
Forgiveness of debt	—	272	272	—		272
Other income (expense), net	(1,858)	—	(1,858)	5,211	DD	3,353

Loss before income taxes	(27,996)	5,983	(22,013)	806		(21,207)

Income tax (benefit) provision, net	27	—	27	—		27

Net income (loss) from continuing operations	$(28,023)	$5,983	$(22,040)	$806		$(21,234)

Weighted average shares outstanding, used in computing net loss per share attributable to common stockholders, basic and diluted,	8,366,296					51,160,118
Net loss per share attributable to common stockholders, basis and diluted	(3.35)					(0.42)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The merger between Legacy Complete Solaria and FACT has been accounted for as a reverse recapitalization, with FACT being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization was the equivalent of Legacy Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Legacy Complete Solaria.

The unaudited pro forma condensed combined statement of operations of Complete Solaria for the thirty-nine weeks ended October 1, 2023 and for the year ended December 31, 2022, gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2022.

On October 6, 2023, Complete Solaria completed the sale of certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon, pursuant to the terms of the Disposal Agreement. The Disposal Transaction was accounted for as discontinued operations for financial reporting purposes.

In July 2023, Complete Solaria and Freedom Acquisition I Corp. entered into separate agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each of Meteora, Polar, and Sandia, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions.On December 18, 2023, Complete Solaria and each Seller entered into separate amendments to the Forward Purchase Agreements (the “Amendments”). The Amendments lower the reset price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements.

On December 18, 2023, the Complete Solaria entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $5.0 million. The Purchasers paid for the Shares in cash. Thurman J. Rodgers is a trustee of each Purchaser and is the Executive Chairman of the board of directors of the Company.

The unaudited pro forma balance sheet of Complete Solaria as of October 1, 2023, gives pro forma effect to these transactions as if they had been consummated on October 1, 2023. The unaudited pro forma condensed combined statements of operations of Complete Solaria for the year ended December 31, 2022, and for the thirty-nine weeks ended October 1, 2023, presents pro forma effect to the transactions as if it had been completed on January 1, 2022. As the Disposal Transaction was consummated in October 2023. Complete Solaria’s unaudited condensed consolidated balance sheet as of October 1, 2023 and unaudited condensed consolidated statement of operations and comprehensive income (loss) for the thirty-nine week period ended October 1, 2023 have been recast to give effect to the disposition. Further, as the Disposal Transaction is related to the disposition of certain assets acquired in the Required Transaction, which occurred on November 4, 2022, there is is no pro forma impact associated with periods prior to the year ended December 31, 2022.

The unaudited pro forma combined balance sheet as of October 1, 2023, and unaudited pro forma condensed combined statement of operations for the thirty-nine weeks ended October 1, 2023, have been prepared using, and should be read in conjunction with, the following:

•	unaudited condensed consolidated financial statements of Complete Solaria as of and for thirty-nine weeks ended October 1, 2023, and the related notes, included in the Proxy Statement;

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	audited statements of operations of FACT for the fiscal year ended December 31, 2022 included in the Proxy Statement; and

•	audited statements of operations of Legacy Complete Solaria for the fiscal year ended December 31, 2022 included in the Proxy Statement.

Additionally, in giving pro forma effect to the Disposal Transaction as if it had been consummated on January 1, 2022, the unaudited pro forma condensed combined statement of operations was prepared using the unaudited statement of operations of Solaria for the period from January 1, 2022 through the close of the Disposal Transaction.

Management has made significant estimates and assumptions in its determination of the Pro Forma Accounting Adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments reflecting the consummation of the Business Combination and the Disposal Transaction are based on certain currently available information and certain assumptions and methodologies that Legacy Complete Solaria believes are reasonable under the circumstances. The unaudited Pro Forma Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the Pro Forma Accounting Adjustments and it is possible such differences may be material. Complete Solaria believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and Disposal Transaction are based on information available to management at the time and that the Pro Forma Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination or Disposal Transaction.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and Disposal Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Complete Solaria. They should be read in conjunction with the historical financial statements and notes thereto of FACT and Legacy Complete Solaria.

Note 2 — Accounting Policies

Upon completion of the Business Combination, management performed a comprehensive review of FACT’s and Legacy Complete Solaria’s accounting policies. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Complete Solaria has elected not to present Management’s Adjustments and will only be presenting Pro Forma Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Disposal Transaction and has been prepared for informational purposes only.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Complete Solaria filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Complete Solaria outstanding, assuming the Business Combination occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Reflects the proceeds received associated with the Common Stock Purchase Agreements with a related-party investor for the sale of 3,676,470 shares of Complete Solaria Common Stock for a purchase price of $1.36 per share.

(B)	Reflects the fair value of 1,100,000 Maxeon Ordinary Shares received as consideration for the Disposal Transaction.

(C)	Reflects the disposition of solar panel assets, inclusive of certain intellectual property and customer contracts, transferred in conjunction with the Disposal Transaction.

(D)

Reflects the accrual of $0.5 million of transaction costs that were incurred from October 2, 2023 through the closing date of the Disposal Transaction. As these costs were not accrued as of October 1, 2023, their accrual is reflected as a reduction in retained earnings.

(E)	Reflects the change in fair value of the forward purchase agreement liabilities resulting from the Amendments of the Forward Purchase Agreements.

(F)	Represents the adjustment for the reclassification of warrants upon the modification from equity classified to liability classified in accordance with the guidance of ASC 815.

(G)	Represents Pro Forma Accounting Adjustments to the additional paid-in-capital balance to reflect the following (in thousands):

Reclassification of warrants upon the modification from equity classified to liability classified in accordance with the guidance of ASC 815	$(368)
Issuance of 3,676,470 shares of Complete Solaria Common Stock to a related-party investor	5,000

Total	$4,632

(H)	Represents Pro Forma Accounting Adjustments to the retained earnings (accumulated deficit) balance to reflect the following (in thousands):

Reflects transaction costs that were incurred from October 2, 2023 through the closing date of the Disposal Transaction	$(450)
Reflects the loss on disposal associated with the Disposal Transaction	(1,310)
Amendments of Forward Purchase Agreements	(403)
Reclassification of warrants upon the modification from equity classified to liability classified in accordance with the guidance of ASC 815	(1,096)

Total	$(3,259)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, and the thirty-nine weeks ended October 1, 2023 are as follows:

(AA)

Reflects the elimination of historical investment income earned on FACT’s Trust Account. The pro forma Transaction Accounting Adjustments are $(4.3) million and $(4.8) million for the thirty-nine weeks ended October 1, 2023, and the year ended December 31, 2022, respectively.

(BB)

Reflects change in fair value on FACT promissory note. The pro forma adjustments are $0.3 million and $0.2 million for the thirty-nine weeks ended October 1, 2023, and the year ended December 31, 2022, respectively.

(CC)

Reflects interest expense of $0.7 million and $0.2 million associated with the 2022 Convertible Notes for the thirty-nine weeks ended October 1, 2023, and the year ended December 31, 2022, respectively, which was assumed in the acquisition of Solaria and converted into Complete Solaria Common Stock upon the Close of the Business Combination.

(DD)

Reflects the elimination of change in fair value of Legacy Complete Solaria’s Preferred Stock warrant liability. The pro forma Transaction Accounting Adjustments are $(9.5) million and $5.2 million for the thirty-nine weeks ended October 1, 2023, and the year ended December 31, 2022, respectively.

Note 4 — Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, other related events have been outstanding for the entire periods presented.

(in thousands, except for share and per share data)	For the year ended December 31, 2022	For the thirty-nine weeks ended October 1, 2023
Pro forma loss attributable to common stockholders – Complete Solaria	$(21,234)	$(92,599)
Pro forma weighted-average shares outstanding, basic and diluted	51,160,118	51,160,118
Net loss per share – basic and diluted	$(0.42)	$(1.81)

The following summarizes the number of shares of Complete Solaria Common Stock outstanding used for pro forma presentation purposes for the year ended December 31, 2022, and for the thirty-nine weeks ended October 1, 2023:

Pro forma weighted-average shares outstanding—basic and diluted
Public Shareholders	3,458,757
Founder Shares	8,152,325
PIPE Investors	7,518,488
Legacy Complete Solaria Shareholders	29,837,453
Legacy Complete Solaria – equity classified penny warrants	2,193,095

Pro forma weighted-average shares outstanding—basic and diluted	51,160,118

(1)

Excludes approximately 7,624,716 shares of Complete Solaria Common Stock which remain reserved for options and restricted stock units outstanding. At the Closing, Legacy Complete Solaria options and restricted stock units will be converted into Complete Solaria options and restricted stock units, upon substantially the same terms and conditions as in effect with respect to the corresponding Complete Solaria option and restricted stock units.

(2)

Excludes approximately 1,156,884 shares of Complete Solaria Common Stock which remain reserve for non-penny warrants outstanding. At the Closing, Legacy Complete Solaria warrants converted into Complete Solaria Warrants, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Complete Solaria warrants.

(3)

Includes 7,518,488 shares related to PIPE investors, which, prior to the Closing, will convert into Legacy Complete Solaria Common Stock, and will convert into Complete Solaria Common Stock upon the Closing.

(4)

The table excludes the transfer of 4,333,333 shares of FACT Class B Ordinary Shares from the Sponsor to certain third parties pursuant to working capital lending arrangements, non-redemption agreements, PIPE Investments, and the settlement of accrued expenses related to the Business Combination.

(5)

Excludes the transfer of shares of a number FACT Class A Ordinary Shares held by Sponsor as of the Closing equal the difference of (i) 3,300,000 minus (ii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to holders of 2022 Convertible Notes minus (iii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to certain counterparties in consideration for loans and other amounts paid to finance the working capital loans due to the Sponsor and extension fees as consideration for such holders agreeing to enter into non-redemption agreements and/or such FACT PIPE Investment investors agreeing to make FACT PIPE Investment, as applicable.

(6)	Does not reflect the transfer of 666,651 shares of Complete Solaria Common Stock from the Sponsor to Legacy Complete Solaria convertible noteholders upon Closing.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

Share Type	Shares
Public Warrants	8,625,000
Private Warrants	6,266,667
Private Warrants in Connection with Promissory Notes held by the Sponsor and its affiliates	716,667
Aggregate Warrant Consideration	6,266,572
Shares issuable upon achievement of trading price targets	666,666
Options (unvested and vested)	7,624,716
Warrants (non-penny warrants)	1,156,884

INDEX TO FINANCIAL STATEMENTS

Complete Solaria, Inc. and Subsidiaries Financial Statements

Page
Unaudited Condensed Consolidated Balance Sheets as of October 1, 2023 and December 31, 2022	F-55
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Thirteen and Thirty-Nine Weeks Ended October 1, 2023 and the Three and Nine Months Ended September 30, 2022	F-56
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit as of October 1 and September 30, 2022	F-57
Unaudited Condensed Consolidated Statements of Cash Flows for the Thirty-Nine Weeks Ended October 1, 2023 and Nine Months Ended September 30, 2022	F-61
Notes to Unaudited Condensed Consolidated Financial Statements	F-63

The Solaria Corporation and Subsidiaries Financial Statements

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2022 and DECEMBER 31, 2021 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021:
Unaudited Condensed Consolidated Balance Sheets	F-140
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss	F-141
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	F-142
Unaudited Condensed Consolidated Statements of Cash Flows	F-143
Notes to Unaudited Condensed Consolidated Financial Statements	F-144

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Complete Solaria, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Complete Solaria, Inc. (formerly Complete Solar, Inc.) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company has been incurring net losses, accumulated deficit, and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

April 7, 2023 (December 22, 2023, as to the effects of the reverse recapitalization described in Note 3 and the divestiture described in Note 5)

We have served as the Company’s auditor since 2022.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except number of shares)

	As of December 31,
	2022	2021
Assets
Current assets:

Cash and cash equivalents	$4,409	$5,276
Accounts receivable, net	27,717	9,037
Inventories	13,059	4,409
Prepaid expenses and other current assets	10,071	4,955

Total current assets	55,256	23,677
Long-term deposits	—	70
Restricted cash	3,907	—
Property and equipment, net	3,476	1,758
Operating lease right-of-use assets	2,182	826
Intangible assets, net	—	72
Other noncurrent assets	1,330	—
Long-term assets held for sale - discontinued operations	162,032	—

Total assets	$228,183	$26,403

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$14,474	$5,190
Accrued expenses and other current liabilities	19,830	9,347
SAFE agreements	—	6,397
Convertible notes, net	—	1,890
Convertible notes, net due to related parties	—	6,820
Notes payable, net	20,403	9,507
Deferred revenue	5,407	3,852

Total current liabilities	60,114	43,003
Warranty provision, noncurrent	3,214	1,681
Warrant liability	14,152	1,129
Derivative liability	—	1,481
Long-term debt with CS Solis	25,204	—
Convertible notes, net, noncurrent	3,434	—
Convertible notes, net due to related parties, noncurrent	15,510	—
Operating lease liabilities, net of current portion	1,274	499

Total liabilities	122,902	47,793

Commitments and contingencies (Note 17)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized 28,978,185 and 13,547,943 shares as of
December 31, 2022 and 2021, respectively; issued and outstanding 19,932,429 and 9,806,143 shares as of December 31, 2022 and 2021, respectively	3	1
Additional paid-in capital	190,624	34,504
Accumulated other comprehensive income	27	—
Accumulated deficit	(85,373)	(55,896)

Total stockholders’ equity (deficit)	105,281	(21,390)

Total liabilities and stockholders’ deficit	$228,183	$26,403

The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except number of shares)

	For the Years Ended December 31,
	2022	2021	2020
Revenues	$66,475	$68,816	$29,378
Cost of revenues	46,647	40,123	17,097

Gross profit	19,828	28,693	12,281
Operating expenses:
Sales commissions	21,195	25,061	10,410
Sales and marketing	6,156	5,179	3,185
General and administrative	13,634	5,780	3,801

Operating expenses	40,985	36,020	17,396

Loss from operations	(21,157)	(7,327)	(5,115)
Interest expense[1]	(4,986)	(1,712)	(523)
Interest income	5	—	—
Other income (expense), net[2]	(1,858)	(240)	(41)

Loss from continuing operations before income taxes	(27,996)	(9,279)	(5,679)
Income tax provision	(27)	(3)	(3)

Net loss from continuing operations	$(28,023)	$(9,282)	$(5,682)
Loss on discontinued operations, net of tax	(1,454)	—	—

Net loss	$(29,477)	$(9,282)	$(5,682)

Comprehensive income (loss):
Foreign currency translation adjustment	27	—	—

Comprehensive loss (net of tax)	$(29,450)	$(9,282)	$(5,682)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(1.24)	$(0.77)	$(0.58)

Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$(0.07)	$—	$—

Net loss per share attributable to common stockholders, basic and diluted	$(1.31)	$(0.77)	$(0.58)

Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	22,524,400	11,990,015	9,760,018

1.	Includes interest expense to related parties of $0.3 million, $0.7 million and $0.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.
2.	Other income (expense), net includes other income from related parties of $1.4 million, zero and zero during the years ended December 31, 2022, 2021 and 2020, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	13,090,720	$22,788	1,103,289	$—	$180	$(40,932)	$—	$(40,752)
Retroactive application of recapitalization (Note 3)	(13,090,720)	(22,788)	5,751,955	2	22,786	—	—	22,788

Balance at January 1, 2020, as adjusted	—	—	6,855,244	2	22,966	(40,932)	—	(17,964)
Issuances of Series C-1 redeemable convertible preferred Stock upon conversion of 2017-A convertible note and 2019 SAFE	2,800,283	7,419	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock upon conversion of convertible notes	2,322,150	3,661	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(1,648,783)	(2,330)	1,648,783	—	2,330	—	—	2,330
Issuance of common stock warrant	—	(137)	—	—	137	—	—	137
Exercise of common stock options	—	—	942,500	—	84	—	—	84
Stock-based compensation	—	—	—	—	109	—	—	109
Net loss	—	—	—	—	—	(5,682)	—	(5,682)

Balance as of December 31, 2020, as previously reported	3,473,650	8,613	2,591,893	—	2,660	(5,682)	—	(3,022)
Retroactive application of recapitalization (Note 3)	(3,473,650)	(8,613)	2,929,165	—	8,613	—	—	8,613

Balance as of December 31, 2020	—	$—	9,784,409	$2	$34,239	$(46,614)	$—	$(12,373)
Issuance of common stock upon asset acquisition of assembled workforce	—	—	30,000	—	17	—	—	17
Issuance of common stock warrant	—	—	—	—	42	—	—	42
Exercise of common stock options	—	—	15,000	—	6	—	—	6
Stock-based compensation	—	—	—	—	200	—	—	200
Net loss	—	—	—	—	—	(9,282)	—	(9,282)

Balance as of December 31, 2021, as previously reported	—	—	45,000	—	265	(9,282)	—	(9,017)
Retroactive application of recapitalization (Note 3)	—	—	21,734	—	—	—	—	—

Balance as of December 31, 2021	—	$—	9,806,143	$2	$34,504	$(55,896)	$—	$(21,390)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs[1]	2,771,551	11,558	—	—	—	—	—	—
Issuance of Series D-4, D-5, D-6 and D-7 redeemable convertible preferred stock upon acquisition[2]	6,803,550	52,201	—	—	—	—	—	—
Issuance of Series D-8 redeemable convertible preferred stock upon conversion of SAFE[3]	8,171,662	60,470	—	—	—	—	—	—
Issuance of common stock in connection with business combination	—	—	2,884,550	—	27,295	—	—	27,295
Issuance of common stock warrants	—	—	—	—	3,589	—	—	3,589
Exercise of common stock options	—	—	335,496	—	105	—	—	105
Stock-based compensation	—	—	—	—	903	—	—	903
Net loss	—	—	—	—	—	(29,477)	—	(29,477)
Foreign currency translation adjustment	—	—	—	—	—	—	27	27

Balance as of December 31, 2022, as previously reported	17,746,763	124,229	3,220,046	—	31,892	(29,477)	27	27
Retroactive application of recapitalization (Note 3)	(17,746,763)	(124,299)	10,126,286	1	124,228	—	—	—

Balance as of December 31, 2022	—	$—	19,932,429	$3	$190,624	$(85,373)	$27	$105,281

(1)	Includes 1,315,287 shares of Series D-1 redeemable convertible preferred stock with a carrying value of $6.3 million, issued to related parties.
(2)

Includes 2,007,556 shares of Series D-4 redeemable convertible preferred stock with a carrying value of $14.3 million, 127,472 shares of Series D-5 redeemable convertible preferred stock with a carrying value of $1.0 million, and 3,105,837 shares of Series D-7 redeemable convertible preferred stock with a carrying value of $24.9 million, respectively, issued to related parties.

(3)	Includes 4,426,320 shares of Series D-8 redeemable convertible preferred stock with a carrying value of $32.8 million issued to related parties.

The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands except number of shares)

	For the Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(29,477)	$(9,282)	$(5,682)
Less: Net loss from discontinued operations, net of tax	$(1,454)	$—	$—

Net loss from continuing operations, net of tax	$(28,023)	$(9,282)	$(5,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense(1)	4,810	1,330	462
Gain on extinguishment of convertible notes and SAFEs(2)	(3,235)	—	—
Stock-based compensation expense	433	200	109
Provision for doubtful accounts	2,074	364	337
Change in reserve for excess and obsolete inventory	3,631	798	100
Depreciation and amortization	648	463	298
Change in fair value of warrant liability	5,211	330	(24)
Change in fair value of derivative liability	—	336	50
Change in fair value of convertible notes	—	1,306	15
Forgiveness of Paycheck Protection Plan loans	—	(1,754)	—
Non-cash lease expense	468	334	—
Changes in operating assets and liabilities:
Accounts receivable, net	(9,683)	(4,789)	(2,044)
Inventories	(4,953)	(3,047)	(1,315)
Prepaid expenses and other current assets	1,600	(3,038)	(930)
Long-term deposits	(15)	19	(29)
Other noncurrent assets	(1,132)	—	—
Accounts payable	3,252	3,009	(1,062)
Accrued expenses and other current liabilities	(1,154)	2,946	2,472
Operating lease right-of-use assets and lease liabilities	(617)	(409)	—
Warranty provision, noncurrent	157	526	(484)
Deferred revenue	1,311	(637)	1,521
Deferred rent	—	—	17

Net cash used in operating activities from continuing operations	(25,217)	(10,995)	(6,189)

Net cash used in operating activities from discontinued operations	(6,296)	—	—

Net cash used in operating activities	(31,513)	(10,995)	(6,189)

Cash flows from investing activities
Purchase of property and equipment	—	(9)	(61)
Capitalization of internal-use software costs	(1,513)	(1,054)	(523)
Payments for acquisition of business, net of cash acquired	4,848	—	—

Net cash provided by (used in) investing activities from continuing operations	3,335	(1,063)	(584)

Cash flows from financing activities
Proceeds from exercise of common stock options	128	6	84
Proceeds from issuance of convertible notes, net, noncurrent	3,400	1,150	510
Proceeds from issuance of convertible notes to related parties, net, noncurrent	8,600	3,600	3,274
Proceeds from issuance of SAFE agreements	—	5,000	—
Proceeds from issuance of notes payable, net	5,501	7,239	3,987
Payments for issuance costs of Series D-1, D-2 and D-3 redeemable convertible preferred stock	(1,431)	—	—
Proceeds from issuance of long-term debt with CS Solis, net of issuance costs	25,000	—	—
Principal repayment of notes payable	(9,507)	—	—
Principal repayment of convertible notes	—	(100)	(1,500)
Repayment of convertible notes to related parties	(500)	—	—

Net cash provided by financing activities from continuing operations	31,191	16,895	6,355

	For the Years Ended December 31,
	2022	2021	2020
Effect of exchange rate changes	27	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	3,040	4,837	(418)
Cash, cash equivalents and restricted cash at beginning of period	5,276	439	857

Cash, cash equivalents and restricted cash at end of period	$8,316	$5,276	$439

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	6	—	—
Cash paid during the year for interest	162	365	150
Supplemental schedule of noncash investing and financing activities:
Issuance of common stock warrants	3,589	42	137
Issuance of Series C redeemable convertible preferred stock upon conversion of convertible debt	—	—	1,330
Issuance of Series C-1 redeemable convertible preferred stock upon conversion of convertible debt	—	—	7,420
Fair value of debt derivative liabilities related to issuance of convertible notes	—	1,754	—
Common stock issued in asset purchase	—	17	—
Notes payable issued in asset purchase	—	120	—
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	245	1,157	—
Issuance of Series D-1, D-2 and D-3 redeemable convertible preferred stock upon conversion of convertible debt, net of issuance costs of $1,431	11,558	—	—
Acquisition of business through issuance of common stock and stock options	27,295	—	—
Acquisition of business through issuance of Series D redeemable convertible preferred stock	52,201	—	—
Acquisition of business through issuance of Series D redeemable convertible preferred stock warrants	7,812	—	—
Issuance of Series D redeemable convertible preferred stock upon conversion of SAFE	60,470	—	—

1.	Non-cash interest expense to related parties of $0.3 million, $0.7 million and $0.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.
2.	Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of $1.4 million, zero and zero during the years ended December 31, 2022, 2021 and 2020, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Notes to Financial Statements

(1)	Organization

(a)	Description of Business

Complete Solaria, Inc. (the “Company” or “Complete Solaria”) is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. are transferred to Complete Solar Holdings at their carrying value, and there is no change to net income, other comprehensive income, or any related per share amounts reported in the consolidated financial statements requiring retrospective application.

In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.

The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”

As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the closing of the Mergers:

•

Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

•	In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and

MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

•

All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

•

On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

•

Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

•

In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

•	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 4 – Business Combination) and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. The disposition met the criteria for held for sale and discontinued operations classification. Refer to Note 1(b) – Divestiture and Note 5 – Divestiture.

(b)	Divestiture

On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete

Solaria’s North American solar panel assets to Maxeon. Subsequent to the execution of the Non-Binding Letter of Intent, on September 20, 2023, the Company and Maxeon entered into an Asset Purchase Agreement (the “Disposal Agreement”) for the sale of certain assets, inclusive of certain intellectual property and customer contracts, to Maxeon. On October 6, 2023, the Company completed the sale of certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price consisting of 1,100,000 shares of Maxeon common stock.

This divestiture represents a strategic shift in Complete Solaria’s business and qualifies as held for sale and as a discontinued operation. As a result, the Company classified the results of its solar panel business in discontinued operations in its consolidated statements of operations and comprehensive income (loss) for all periods presented. The cash flows related to discontinued operations have been segregated and are included in the consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 5 – Divestiture for additional information.

(c)	Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $29.5 million, $9.2 million and $5.6 million during the years ended December 31, 2022, 2021 and 2020, respectively, and had an accumulated deficit of $85.4 million as of December 31, 2022. The Company had cash and cash equivalents of $4.4 million as of December 31, 2022. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows since inception and the need to raise additional funding to meet its obligations and finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtains sufficient funding to meet its obligations and finance its operations. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(d)	Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

•	The allocation of the transaction price to identified performance obligations;

•	Fair value of warrant liabilities;

•	The fair value of assets acquired and liabilities assumed for business combination;

•	The reserve methodology for inventory obsolescence;

•	The reserve methodology for product warranty;

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and are not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

(b)	Supply Chain Constraints and Risk; COVID-19

The Company relies on a very small number of suppliers of solar energy systems and other equipment. If any of Company’s suppliers was unable or unwilling to provide the Company with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to the Company, the Company would have very limited alternatives for supply, and the Company may not be able find suitable replacements for the Company’s customers, or at all. Such an event could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

The ongoing COVID-19 pandemic has resulted and may continue to result in widespread adverse effects on the global and U.S. economies. Ongoing government and business responses to COVID-19, along with COVID-19 variants and the resurgence of related disruptions, could have a continued material adverse impact on economic and market conditions and trigger a period of continued global and U.S. economic slowdown.

In addition, the global supply chain and the Company’s industry have experienced significant disruptions in recent periods. The Company have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, broader macroeconomic conditions, and have been exacerbated by the ongoing conflict in Russia and Ukraine. While the Company believes that a majority of the Company’s suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) the Company can begin to generate revenue from those systems. In addition, the Company has experienced and is experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the COVID-19 pandemic.

The Company cannot predict the full effects these events will have on the Company’s business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. In the event the Company is unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect the Company’s business, prospects, financial condition and results of operations. For additional information on risk factors that could impact the Company’s results, please refer to “Risk Factors” located elsewhere in this prospectus.

(c)	Segment Information

The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the United States of America. Disaggregated revenue by primary geographical market for the Company’s single segment is included in the discussion of revenue recognition within this Note 2, below.

(d)	Concentration of Risks

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2022, three single customers had outstanding balances that represented 27%, 18%, and 14%, respectively, of the total accounts receivable balance, compared to December 31, 2021, as a single customer had an outstanding balance that represented 50%, of the total accounts receivable balance.

Concentration of customers

The Company defines major customers as those customers who generate revenues that exceed 10% of the Company’s annual net revenues. For the years ended December 31, 2022, 2021 and 2020, one customer represented 47%, 63% and 81% of gross revenues, respectively.

Concentration of suppliers

For the year ended December 31, 2022, three suppliers represented 74% of the Company’s inventory purchases. For the year ended December 31, 2021, four supplier represented 87% of the Company’s inventory purchases. For the year ended December 31, 2020, two suppliers represented 89% of the Company’s inventory purchases.

(e)	Cash and Cash Equivalents

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and money market accounts consisting of highly liquid securities with original maturity dates of three months or less from the original date of purchase.

(f)	Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of December 31, 2022 and 2021, was $3.9 million, and zero, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long term asset, in the consolidated balance sheets.

Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	As of December 31,
	2022	2021
Cash and cash equivalents	$4,409	$5,276
Restricted cash	3,907	—

Total cash, cash equivalents and restricted cash	$8,316	$5,276

(g)	Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded when received.

The following table summarizes the allowance for doubtful accounts as of December 31, 2022, 2021, and 2020 (in thousands):

	As of December 31,
	2022	2021	2020
Balance at beginning of period	$(2,569)	$(2,288)	$(1,965)
Provision charged to earnings	(2,243)	(364)	(337)
Amounts written off, recoveries and other adjustments	—	83	14

Balance at end of period	$(4,812)	$(2,569)	$(2,288)

The Company does not have any off-balance sheet credit exposure related to its customers.

(h)	Inventories

Inventories consists of solar panels and the components of solar energy systems which the Company classifies as finished goods. Costs are computed under the average cost method. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

(i)	Revenue Recognition

Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Service Revenues – Solar Energy System Installations

The Company generates revenue primarily from the design and installation of a solar energy system and performing post-installation services. The Company’s contracts with customers include three primary contract types:

•

Cash agreements – The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

•

Financing partner agreements – In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

•

Power purchase agreements – The Company contracts directly with a distribution partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement, which is signed with the Company’s distribution partner. The Company considers the distribution partner to be its customer, as the Company does not contract directly with the homeowner. The Company receives consideration from the distribution partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

In each of the Company’s customer contract types, the Company’s revenue consists of two performance obligations, which include the performance of the installation of the solar energy system and post-installation services.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation. The Company recognizes revenue upon the completion of installation services, which occurs upon the transfer of control of the solar energy system and title of the related hardware components to the homeowner or distribution partner.

Post-installation services consist primarily of administrative services and customer support, which the Company performs between the completion of installation and the date of inspection of the solar energy system by the authority having jurisdiction. The Company recognizes revenue at a point in time, which is when the inspection occurs.

As the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated to each performance obligation based on its standalone selling price. The Company generally determines the standalone selling price based on the estimated costs incurred in the delivery of each performance obligation, relative to the total costs to be incurred under the contract.

The Company records deferred revenue for amounts invoiced that are not subject to refund upon termination. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide installment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.

The Company guarantees to customers certain specified minimum solar energy production output of the solar energy system for 10-years after the installation. The Company monitors the solar energy systems to determine whether these specified minimum outputs are being achieved. The Company will issue payments to customers if the output falls below contractually stated thresholds over the performance guarantee period. Revenue is recognized to the extent it is probable that a significant reversal of such revenue will not occur.

Revenues – Software Enhanced Services

The Company generates revenue from software enhanced services through the provision of design and proposal services. The Company’s customers for design services are solar installers who leverage the Company’s expertise and software platforms to obtain structural letters, computer aided designs and electrical reviews. The Company charges the customer a per design fixed fee for each type of service that is performed, and the Company recognizes revenue in the period the services are performed. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the contracted services purchased each month. Revenue is recognized for design services in the month the services are performed.

The Company’s customers for proposal services for solar sales organizations who contract with the Company to develop proposals for their potential residential solar customers. The Company generates proposals for the customer using the HelioQuote platform. Customers may purchase a fixed number of proposals for a given month or may contract on a pay as you go basis, and the performance obligation is defined by the number of proposals purchased by the customer each month. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the services purchased each month. Revenue is recognized for proposal services in the month the services are performed.

Warranties

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales recognized prior to the Disposal Transaction, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship.

When the revenues are recognized for the solar energy systems installations services, the Company accrues liabilities for the estimated future costs of meeting its warranty obligations. The Company makes and revises these estimates based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss.

Shipping and handling costs and certain taxes

Revenues are recognized net of taxes collected from customers and remitted to governmental authorities. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both revenues and cost of revenues in the accompanying consolidated statements of operations and comprehensive loss.

Deferred revenue

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within 12-months, the Company’s deferred revenue is reflected in current liabilities in the accompanying consolidated balance sheets. The amount of revenue recognized during the years ended December 31, 2022 and 2021 that was included in deferred revenue at the beginning of each period was $3.9 million and $4.5 million, respectively.

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Years Ended December 31,
	2022	2021	2020
Solar energy system installations	$62,896	$66,958	$29,378
Software enhanced services	3,579	1,858	—

Total revenue	$66,475	$68,816	$29,378

For the years ended December 31, 2022, 2021 and 2020, all revenue recognized was generated in the United States.

Remaining performance obligations

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. As of December 31, 2022, the Company has deferred $1.3 million associated with a long-term service contract, which will be recognized evenly through 2028.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2022 and December 31, 2021, deferred commissions were $2.8 million and $4.8 million, respectively, which included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

(j)	Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Manufacturing equipment	1-3 years
Developed software	5 years
Furniture & equipment	3-5 years
Leasehold improvements	3-5 years

(k)	Internal-Use Software

The Company capitalizes costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be utilized as intended. These costs include personnel and related employee benefits and expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining software. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to provide additional material functionality are capitalized and amortized over the estimated useful life of the related upgrade. During the years ended December 31, 2022, 2021 and 2020, the Company capitalized $1.5 million, $1.1 million and $0.5 million, respectively, of internal-use software development costs. The remaining unamortized balance as of December 31, 2022 and December 31, 2021 of $2.7 million and $1.7 million, respectively, is included in property and equipment, net within the accompanying consolidated balance sheets.

(l)	Cost of Revenues

Cost of revenues includes actual cost of material, labor and related overhead incurred for revenue-producing units, and includes associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software.

(m)	Advertising and Promotional Expenses

Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Advertising costs were not material for the years ended December 31, 2022, 2021 and 2020..

(n)	Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in income tax provision.

(o)	Foreign Currency

The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in Other Income (expense), net in the consolidated statements of operations and comprehensive loss.

(p)	Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of tax effects.

(q)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, ROU assets, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.

There were no impairment charges for the years ended December 31, 2022, 2021 and 2020.

(r)	Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships, acquired technology, trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statements of operations and comprehensive loss.

(s)	Intangibles Assets, Net

Intangible assets are recorded at the cost, less accumulated amortization. Amortization is recorded using the straight-line method. All intangible assets that have been determined to have definite lives are amortized over their estimated useful life as indicated below:

Estimated Useful Life
Assembled workforce	2 years

(t)	Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting and accounting fees related to the merger with Freedom, are capitalized until they are recorded against proceeds upon the consummation of the transaction. As of December 31, 2022, the Company has recorded $1.1 million of deferred transaction costs in other noncurrent assets on the consolidated balance sheets.

(u)	Redeemable Convertible Preferred Stock Warrants

The Company has issued redeemable convertible preferred stock warrants exercisable into shares of the Company’s redeemable convertible preferred stock. The Company classifies warrants to purchase shares of convertible preferred stock that are redeemable or include an antidilution feature as liabilities. Such redeemable convertible preferred stock warrants are measured and recognized at fair value, and subject to remeasurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of such warrants or the completion of a liquidation event, including completion of an initial public offering (“IPO”), at which time all such redeemable convertible preferred stock warrants will be converted into warrants to purchase shares of common stock, and the liability will be reclassified to additional paid-in capital. See Note 10 – Fair Value Measurements for details on the valuation methodology. Also see Note 14 – Warrants.

(v)	Stock-Based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Mergers, the expected term of the option the expected volatility of the price of the Company’s common stock and expected dividend yield. The Company determines these inputs as follows:

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.

Expected Volatility—Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

Expected Dividend—The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.

Risk-free Interest Rate—The Company derives the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Forfeitures—The Company recognizes forfeitures as they occur.

(w)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued expenses, convertible notes, SAFE agreements, notes payable, common stock warrants and redeemable convertible preferred stock warrants. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, convertible notes and notes payable approximate their fair value because of their short- term nature (classified as level 1). The Company measures and discloses the fair value of SAFE agreements, common stock warrants and redeemable convertible preferred stock warrants under the provisions of ASC Topic 820—Fair Value Measurement (classified as level 3).

(x)	Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share (“ASC 260”). Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted-average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(y)	Convertible Debt Embedded Derivative Liabilities

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations and comprehensive loss. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the consolidated balance sheets as current or non-current based on whether net-cash settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations and comprehensive loss. The Company’s embedded derivative liabilities were extinguished in the first quarter of 2022.

(z)	Leases

Effective January 1, 2021, the Company early adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as amended (“ASC 842”). The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. The Company’s lease agreements generally contain lease and non-lease components. Payments under lease arrangements are primarily fixed. The Company combines lease and non-lease components and accounts for them together as a single lease component. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion and non-current portion and are presented separately on the Company’s consolidated balance sheets. The Company does not have finance lease ROU assets or liabilities.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

The Company’s lease liabilities are recognized at the later of January 1, 2021 and applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the rate implicit in the lease is not readily determinable, the Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancelable, lease term when determining the lease assets and liabilities. The Company also records a corresponding right-of-use asset at the later of January 1, 2021 and applicable lease commencement date, which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made, lease incentives received, and initial direct costs incurred. Right-of-use assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Before the adoption of ASU 2016-02 on January 1, 2021, the Company categorizes leases at their inception as either operating or capital leases, with the Company’s current lease portfolio only consisting of operating leases for office spaces. In certain lease agreements, it may receive rent holidays and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

(aa)	Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2019-12 under the private company transition guidance beginning January 1, 2022, and the adoption did not have an impact on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 under the private company transition guidance on January 1, 2022, and the adoption did not have an impact on the Company’s consolidated financial statements.

(ab)	Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023 and is currently evaluating the impact on the Company’s consolidated financial statements.

(3)	Reverse Recapitalization

As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post-merged company;

•	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

•	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

•	Legacy Complete Solaria’s prior operations is comprised of the ongoing operations of the post-merged company;

•	Complete Solaria is the larger entity based on historical revenues and business operations; and

•	the post-merged company has assumed Complete Solaria’s operating name.

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.

Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)

Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075

Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In connection with the Mergers, the Company incurred direct and incremental costs of approximately $15.8 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $15.8 million, $5.2 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(4)	Business Combination

Solaria Acquisition

On November 4, 2022, Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,884,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. Subsequent to the acquisition as discussed above, the Company sold certain intangible assets constituting the Solaria business in October of 2023, resulting in the Solaria business to be reflected as discontinued operations and certain intangible assets and goodwill to be recognized as held-for-sale. Refer to Note 5 – Divestitures for further details.

Acquisition costs of $1.3 million were expensed by the Company and are included in general and administrative expenses within the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.

The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use asset	1,619
Intangible assets	43,100
Other non-current assets	112

Total identifiable assets acquired	69,808
Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470

Total identifiable liabilities assumed	100,119

Net identifiable liabilities assumed	30,311
Goodwill	119,422

Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill was subsequently reclassified to long-term assets held-for-sale – discontinued operations, on the Company’s balance sheet as of December 31, 2022, stemming from the sale of the Solaria business discussed in Note 5 below.

Intangible assets acquired and subsequently disposed of as part of the Solaria disposition discussed in Note 5 below are as follows (in thousands):

Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700

Total intangible asset	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.

The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. Refer to Note 18 – Income Taxes for additional details.

(5)	Divestiture

Discontinued operations

As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. In October 2023, the Company completed the sale of its solar panel business to Maxeon. The assets sold to Maxeon were the assets that allowed for the Solaria business to operate as a product manufacturer of solar panels. As such, the Company determined that the sale of these assets in effect represented a disposition of the Solaria business and constituted a strategic shift in the Company’s operations, therefore qualifying as a discontinued operation. Accordingly, the results of operations and cash flows relating to Solaria have been reflected as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2022 and the consolidated statements of cash flows for the year ended December 31, 2022.

Components of amounts reflected in the consolidated statements of operations and comprehensive income (loss) related to discontinued operations are presented in the table, as follows (in thousands):

December 31, 2022
Revenues	$13,325
Cost of revenues	12,847

Gross profit	478
Operating expenses:
Sales and marketing	1,315
General and administrative	617

Total operating expenses	1,932

Net loss from discontinued operations	$(1,454)

Held for sale

As previously described in Note 1 – Organization, certain assets of the Solaria, Inc. have been reflected as assets held for sale in the periods preceding the divestiture.

The following is a summary of the major categories of assets and liabilities held for sale (in thousands):

December 31, 2022
Intangible assets, net	$42,610
Goodwill	119,422

Long-term assets held for sale	$162,032

In October 2023, in conjunction with the divestiture, the Company recorded impairment expense of $119.4 million and $28.1 million associated with the goodwill and intangible assets, respectively, assigned to Solaria and a loss on disposal of $1.8 million.

Cash flows from discontinued operations included depreciation and amortization of $0.5 million and stock-based compensation expense of $0.5 million for year ended December 31, 2022.

(6)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	As of December 31,
	2022	2021
Inventory deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$6,255	$—
Prepaid sales commissions . . . . . . . . . . . . . . . . . . . . . . .	2,838	4,771
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	978	184

Total prepaid expenses and other current assets . . .	$10,071	$4,955

(7)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2022	2021
Developed software	$5,054	$3,540
Manufacturing equipment.	102	70
Furniture & equipment	90	—
Leasehold improvements	708	—

Total property and equipment	5,954	3,610
Less accumulated depreciation and amortization	(2,478)	(1,852)

Total property and equipment, net	$3,476	$1,758

Depreciation and amortization expense totaled $0.6 million, $0.5 million and $0.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

(8)	Intangible Assets, Net

Intangible assets consisted of the following (in thousands, except years data):

	As of December 31, 2022				As of December 31, 2021
	Weighted- Average Remaining Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Assembled workforce	0.1	$137	$(133)	$4	$137	$(65)	$72

Amortization expense related to intangible assets for the years ended December 31, 2022, 2021, and 2020 was $0.1 million, $0.1 million and zero, respectively.

For the year ended December 31, 2022, amortization expense related to intangible assets of $0.1 million and $0.1 million, respectively, was recorded in general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss. For the year ended December 31, 2020, amortization expense related to intangible assets was zero.

As of December 31, 2022, amortization expense for intangible assets for 2023 is expected to be $0.1 million. Amortization expense for intangible assets is not expected to be material for periods subsequent to 2023.

Assembled workforce

On January 21, 2021, the Company entered into an agreement to purchase the business assets of Current Insight, an engineering firm that develops designs for residential solar installations in a cost-effective manner for its customers. Consideration for the asset acquisition amounted to an aggregate purchase price of $0.2 million, comprised of a promissory note for $0.1 million and 30,000 shares of the Company’s common stock with an aggregate fair value of less than $0.1 million. The transaction was accounted for as an asset purchase in accordance with ASC 805, Business Combinations.

The Company concluded that tangible and other assets acquired in the transaction did not have material value and, as such, ascribed no consideration to them. The total purchase price was allocated exclusively to the acquired assembled workforce, which is amortized on a straight-line basis over an estimated useful life of two years.

(9)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Accrued compensation and benefits	$3,940	$3,498
Accrued term loan and revolving loan amendment and final payment fees	2,400	—
Uninvoiced contract costs	1,914	2,180
Accrued legal settlements	1,853	—
Accrued taxes	1,245	—
Accrued rebates and credits	1,076	—
Inventory received but not invoiced	972	—
Operating lease liabilities, current	958	390
Customer deposits	930	1,375
Warranty provision, current	767	600
Other accrued liabilities	3,775	1,304

Total accrued expenses and other current liabilities	$19,830	$9,347

(10)	Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

The following table presents a reconciliation of the Company’s financial liabilities measured at fair value as of December 31, 2022 using significant unobservable inputs (Level 3), and the change in fair value recorded in other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Warrant	Convertible Debt Embedded Derivatives	SAFEs
Balance as of December 31, 2020	$799	$579	$91
Issuance of 2021-A Convertible Notes	—	566	—
Issuance of 2021-Rogers SAFE	—	—	5,000
Change in fair value	330	336	1,306

Balance as of December 31, 2021	$1,129	$1,481	$6,397
Conversion of debt into preferred shares	—	(1,481)	—
Conversion of SAFEs into preferred shares	—	—	(6,397)
Assumption of SAFEs in Solaria acquisition	—	—	60,470
Conversion of SAFEs from Solaria acquisition into preferred shares	—	—	(60,470)
Issuance of Series D Warrants Tranche A	6,527	—	—
Issuance of Series D Warrants Tranche B	1,285	—	—
Change in fair value	5,211	—	—

Balance as of December 31, 2022	$14,152	$—	$—

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2022 and December 31, 2021, due to their short-term nature. As of December 31, 2022, all of the Company’s outstanding debit is carried at an amortized cost basis.

There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2022 and December 31, 2021.

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$14,152	$14,152

Total	$—	$—	$14,152	$14,152

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$1,129	$1,129
Convertible debt embedded derivatives	—	—	1,481	1,481
SAFE agreements	—	—	6,397	6,397

Total	$—	$—	$9,007	$9,007

Redeemable Convertible Preferred Stock Warrant Liability

The Company historically issued redeemable convertible warrants to a bank to purchase shares of Series B preferred stock in February 2016 and issued redeemable convertible warrants to an investor to purchase shares of Series C preferred stock. Refer to Note 14 - Warrants. The Company issued Series D preferred stock warrants in conjunction with the merger agreement with Solaria. Refer to Note 3-Business Combination. The exercise prices for the two tranches of Series D preferred stock warrants are based on a future round of stock price, with an assumption of $2.50 and $5.00 upon consummation of a deSPAC acquisition and $2.04 and $4.09 upon remaining private, respectively. As the warrants have a contingent exercise price, the Company valuated the warrants based on a Black Scholes option pricing model, using a probability weighted estimate of the warrant valuations, given a deSPAC exist scenario and a stay private scenario, weighted at 70% and 30%, respectively. The following assumptions were used to calculate the fair value of the redeemable convertible preferred stock warrant liability:

Series B Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	3.1 years	4.1 years
Expected volatility	72.5%	73.0%
Risk-free interest rate	4.2%	1.1%
Expected dividend yield	0.0%	0.0%

Series C Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	3.6 years	4.6 years
Expected volatility	72.5%	73.0%
Risk-free interest rate	4.0%	1.2%
Expected dividend yield	0.0%	0.0%

Series D Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	1.5 years	—
Expected volatility	78.5%	—
Risk-free interest rate	4.7%	—
Expected dividend yield	0.0%	—

The redeemable convertible preferred stock warrant liabilities were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

The table below reconciles the change in value of the redeemable convertible preferred stock warrant liability from each warrant to the total redeemable convertible preferred stock warrant liability recorded within the accompanying consolidated balance sheets (amounts in thousands):

	Series B Warrants	Series C Warrants	Series D Tranche A Warrants	Series D Tranche B Warrants	Total
Balance as of December 31, 2020	$5	$794	$—	$—	$799
Change in fair value	3	327	—	—	330

Balance as of December 31, 2021	8	1,121	—	—	1,129
Change in fair value	42	5,169	—	—	5,211
Issuance of warrants in connection with acquisition of Solaria (Note 3)	—	—	6,527	1,285	7,812

Balance as of December 31, 2022	$50	$6,290	$6,527	$1,285	$14,152

Convertible Debt Embedded Derivatives

2019-A Notes

The Company recorded a convertible debt embedded derivative liability associated with the issuance of the 2019-A Convertible Notes. The derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”). The 2019-A Convertible Notes also contain a feature to convert the notes at a price of $75.0 million divided by the fully diluted capitalization table (“2019-A Valuation Cap Conversion”), which is not bifurcated as an embedded derivative.

The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the 2019-A Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.

The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

The fair value of the 2019-A Convertible Notes was approximately $0.1 million as of December 31, 2021. The 2019-A Convertible notes and related derivative liability were extinguished in FY22 as part of the Series D redeemable convertible preferred stock issuance.

2020-A Convertible Notes

The Company recorded a convertible debt embedded derivative liability associated with the issuance of the 2020-A Convertible Notes. The derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”).

The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the 2020-A Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.

The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

The fair value of the 2020-A Convertible Notes was approximately $4.6 million as of December 31, 2021. The 2020-A Convertible notes and related derivative liability were extinguished as part of the Series D redeemable convertible preferred stock issuance.

2021-A Convertible Notes

The Company recorded a convertible debt embedded derivative liability associated with the issuance of the 2021-A Convertible Notes. The embedded derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”). Certain of the notes from the 2021-A Convertible Notes also contain a feature to convert the notes at a price of $200.0 million divided by the fully diluted capitalization table (“2021-A Valuation Cap Conversion”), which is not bifurcated as an embedded derivative.

The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the 2021-A Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.

The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

The fair value of the 2021-A Convertible Notes was approximately $4.8 million as of December 31, 2021, respectively. The 2021-A Convertible notes and related derivative liability were extinguished as part of the Series D redeemable convertible preferred stock issuance.

The table below reconciles the embedded derivative liability from each of the series of convertible notes to the total derivative liability recorded on the accompanying consolidated balance sheets (amounts in thousands)

	2019-A Convertible Notes	2020-A Convertible Notes	2021-A Convertible Notes	Totals
Balance as of December 31, 2020	$18	$561	$—	$579
Issuance of 2021-A Convertible Notes	—	—	566	566
Change in fair value	17	234	85	366

Balance as of December 31, 2021	35	795	651	1,481
Extinguishment upon Series D issuance	(35)	(795)	(651)	(1,481)

Balance as of December 31, 2022	$—	$—	$—	$—

Simple Agreement for Future Equity (“SAFE”)

2019 SAFE

In July 2019, the Company entered into a SAFE agreement (“2019 SAFE”) with an investor. At the issuance date, the Company received $0.1 million in cash. The SAFE is classified as a liability in the scope of Accounting Standards Codification Topic 480 (“ASC 480”), Distinguishing Liabilities from Equity, as the SAFE is redeemable upon events that are outside the control of the issuer. The 2019 SAFE converts to equity at the lower of $50.0 million divided by the fully diluted capitalization table (“2019 SAFE Valuation Cap Conversion”) and a 20% discount from the share price paid by other investors upon the Next Equity Financing. The SAFE also contains features that allow for cash settlement at the $0.1 million purchase price in the event of a liquidation or dissolution event.

The fair value of the 2019 SAFE was determined based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The significant assumptions included in the fair value of the 2019 SAFE include the probability of conversion under a next equity financing (estimated between 60% at issuance and 80% as of December 31, 2022) and the realizable value upon a Next Equity Financing. The realizable value upon the Next Equity Financing was determined based on the following inputs that were included in a Black-Scholes model, which contains the following inputs:

	December 31,
	2022	2021
Expected fair value of preferred stock	N/A	$4.84
Expected term	N/A	0.2 years
Volatility	N/A	76.4%
Risk-free interest rate	N/A	0.1%

The 2019 SAFE was measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.

In March 2022, as part of the Company’s Series D preferred stock financing, the 2019 SAFE converted into shares of Series D-3 preferred stock. As part of the extinguishment of the 2019 SAFE, the Company recorded a gain of less than $0.1 million in other income (expense), net in the consolidated statements of operations and comprehensive loss.

2021 SAFE

In December 2021, the Company entered into a SAFE agreement (“2021 SAFE”) with an investor. At the issuance date, the Company received $5.0 million in cash. The SAFE is classified as a liability in the scope of

Accounting Standards Codification Topic 480 (“ASC 480”), Distinguishing Liabilities from Equity, as the SAFE is redeemable upon events that are outside the control of the issuer. The 2021 SAFE converts to equity at the lower of $175.0 million divided by the fully diluted capitalization table (“2021 SAFE Valuation Cap Conversion”) and a 20% discount from the share price paid by other investors upon the Next Equity Financing. At the time of negotiating the SAFE, the Company was in advanced negotiations to raise its next equity financing. As such, the Company recorded the fair value of the 2021 SAFE based on the value to be received upon a conversion at a 20% discount from the Next Equity Financing. As a result, the Company recorded $1.3 million to other income (expense), net for the increase in the fair value of the 2021 SAFE over its issuance price.

In March 2022, as part of the Company’s Series D preferred stock financing, the 2021 SAFE converted into shares of Series D-1 preferred stock. As part of the extinguishment of the 2021 SAFE, the Company recorded a gain of $1.4 million in other income (expense), net in the consolidated statements of operations and comprehensive loss.

2022 SAFE

In connection with the Solaria acquisition, Complete Solar Holdings entered into the SAFE Amendment, Assignment and Assumption Agreement whereby Complete Solar Holdings assumed the rights and interests in and obligations under the SAFE from Solaria immediately at the effective time of the acquisition of Solaria. In accordance with the terms and conditions of the Merger Agreement, the SAFE was required to be converted into redeemable convertible preferred stock of the Company within 10 business days of the close of the acquisition. Immediately subsequent to acquisition close, the SAFE converted into 8,171,662 shares of series D-8 redeemable convertible preferred stock.

(11)	Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the years ended December 31, 2022, 2021 and 2020.

(12)	Other Income (Expense), Net

Other income (expense), net consists of the following (in thousands):

	Years Ended December 31,
	2022	2021	2020
Change in fair value of SAFE agreements	$—	$(1,306)	$(15)
Change in fair value of derivative liabilities	—	(336)	(50)
Change in fair value of warrant liabilities	(5,211)	(330)	24
Gain on extinguishment of convertible notes and SAFE agreements(1)	3,235	—	—
Forgiveness of Paycheck Protection Plan loan	—	1,754	—
Other, net	118	(22)	—

Total other income (expense), net	$(1,858)	$(240)	$(41)

(1)	Includes $1.4 million of other income recognized upon the conversion of related party convertible notes and SAFEs

(13)	Common Stock

The Company has authorized the issuance of 28,978,046 and 13,547,878 shares of common stock as of December 31, 2022 and December 31, 2021, respectively.

The Company has reserved shares of common stock for issuance related to the following redeemable convertible preferred stock, stock options, common stock warrants, redeemable convertible preferred stock warrants, and future grants:

	As of December 31,
	2022	2021
Common stock warrants	3,389,005	690,236
Stock options, issued and outstanding	4,970,395	2,135,454
Stock options, authorized for future issuance	369,907	141,644
SAFE agreement	—	341,604
Convertible notes	—	1,621,299

Total shares reserved	8,729,307	4,930,237

(14)	Warrants

Series B Warrants (Converted to Common Stock Warrants)

In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with the 2016 Credit Facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was less than $0.1 million as of December 31, 2022 and December 31, 2021, respectively. The relative fair value of the Series B warrant at issuance was recorded into debt issuance costs and other non-current liabilities on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, 2021 and 2020.

Series C Warrants (Converted to Common Stock Warrants)

In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was $6.3 million and $1.1 million as of December 31, 2022 and December 31, 2021, respectively. The relative fair value of the Series C warrant at issuance as recorded as Series C preferred stock issuance costs and other non-current liabilities on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, 2021 and 2020.

Series C-1 Warrants (Converted to Common Stock Warrants)

In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

SVB Common Stock Warrants

In May and August 2021, the Company issued warrants to purchase 2,472 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement with Silicon Valley Bank. The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of December 31, 2022. At issuance, the relative fair value of the warrants were determined to be less than $0.1 million in aggregate using the Black-Scholes model, which was recorded within additional paid-in-capital on the accompanying consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

Promissory Notes Common Stock Warrants

In October 2021, the Company issued a warrant to purchase 24,148 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Carlyle Warrants

In February 2022, as part of a debt financing from CRSEF Solis Holdings, LLC (“Carlyle”) (refer to Note 13 – Borrowing Arrangements), the Company issued a warrant to purchase 2,887,643 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contains two tranches, the first of which is immediately exercisable for 1,995,870 shares. The second tranche, which was determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant has an exercise price of $0.01 per share and has an expiration date of February 2029. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model, which was recorded within additional paid-in capital and as a discount on the long-term debt in CS Solis on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Series D-7 Warrants (Converted to Common Stock Warrants)

In November 2022, the company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the merger agreement with Solaria. The warrant contains two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a deSPAC transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a deSPAC transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The warrants remain outstanding as of December 31, 2022. The fair value of the Series D-7 warrants, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was $7.8 million as of December 31, 2022. All of the Series B, Series C, and Series D preferred stock warrants remained outstanding as of December 31, 2022 and December 31, 2021.

November 2022 Common Stock Warrants

In November 2022, the Company issued a warrant to a third-party service provider to purchase 38,136 shares of common stock in conjunction with the Business Combination. The warrant is immediately exercisable at an exercise price of $8.00 per share and has an expiration date of April 2024. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

The following assumptions were used to calculate the fair value of the common stock warrants issued:

	Years Ended December 31,
	2022	2021
Expected term	1.5 - 7.0 years	10.0 - 12.0 years
Expected volatility	73.0 - 78.5%	73.0%
Risk-free interest rate	1.9 - 4.7%	1.3% - 1.7%
Expected dividends	0.0%	0.0%

(15)	Borrowing Arrangements

Convertible notes, net and convertible notes, net due to related parties

As of December 31, 2022 and December 31, 2021, the Company’s convertible notes consisted of the following (in thousands):

	As of December 31,
	2022	2021
Convertible notes, net
2019-A Convertible Notes	$—	$115
2020-A Convertible Notes	—	630
2021-A Convertible Notes	—	1,145

Convertible notes, net	—	1,890

Convertible notes, net due to related parties
2020-A Convertible Notes	—	3,260
2021-A Convertible Notes	—	3,050
Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.	—	510

Convertible notes, net due to related parties	—	6,820

Convertible notes, net, noncurrent
2022 Convertible Notes	3,434	—

Convertible notes, net, noncurrent	3,434	—

Convertible notes, net due to related parties, noncurrent
2022 Convertible Notes	15,510	—

Convertible notes, net due to related parties, noncurrent	15,510	—

Total convertible notes	$18,944	$8,710

Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.

On April 30, 2021, the Company issued a short-term Subordinated Convertible Promissory Note to Ecosystem Integrity Fund II, LP (“EIF”) for a total principal of $0.5 million plus accrued interest of 3.0% per annum due on June 30, 2021. The Note included a conversion feature which allows the holder to convert any portion of the note plus any unpaid accrued interest (“Conversion Amount”) into shares of Series C-1 Preferred Stock on the maturity date of June 30, 2021 or thereafter. As of December 31, 2021 the principal and accrued interest remained outstanding and the holder did not elect to covert the note into Series C-1 Preferred shares. The principal and accrued interest of $0.5 million was repaid in February 2022.

2019-A Convertible Notes

In 2019, the Company issued a series of convertible notes (“2019-A Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 8 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero, less than $0.1 million, and less than $0.1 million in expense during the years ended December 31, 2022, 2021 and 2020, respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2019-A Convertible Notes converted into 62,500 shares of Series D-2 redeemable convertible preferred stock. The Company recognized a loss on the conversion of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.

The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$100	$100
Unamortized debt discount	—	—
PIK interest added to principal balance	16	15
Conversion to Series D-2 redeemable convertible preferred stock	(116)	—

Net carrying amount	$—	$115

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount	$—	$—	$4
PIK interest	1	12	3

Total non-cash interest expense	$1	$12	$7

2020-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2020-A Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 8 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero, less than $0.1 million, and less than $0.1 million in expense during the years ended December 31, 2022, 2021 and 2020 respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2020-A Convertible Notes converted into 785,799 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.

The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$3,784	$3,784
Unamortized debt discount	—	—
PIK interest added to principal balance	122	106
Conversion to Series D-1 redeemable convertible preferred stock	(3,906)	—

Net carrying amount	$—	$3,890

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$281	$235
PIK interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	16	74	32

Total non-cash interest expense . . . . . . . . . . . . . .. . . . . . . . . . .	$16	$355	$267

2021-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2021-A Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount is amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 10 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recorded zero and $0.2 million and in expense during the year ended December 31, 2022 and December 31, 2021, respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2021-A Convertible Notes converted into 869,640 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.

The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$4,250	$4,250
Unamortized debt discount	—	(112)
PIK interest added to principal balance	74	57
Conversion to Series D-1 redeemable convertible preferred stock	(4,324)	—

Net carrying amount	$—	$4,195

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount . . . . . . . . . . . . . . . . . . . . . . . . .	$112	$454	$—
PIK interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	17	57	—

Total non-cash interest expense . . . . . . . . . . . . . .. . . . . . . . . . .	$129	$511	$—

As part of the 2021-A Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carries PIK interest of 3.0% and is due and payable on demand at any time after June 30, 2021. The note contains an embedded conversion feature, which allows the holder to convert the note into a fixed number of shares of Series C-1 preferred stock at any time after

June 30, 2021. The Company concluded the conversion feature is not required to be bifurcated as an embedded derivative liability, and the note is carried at its principal plus accrued PIK interest.

The net carrying amount of the 2021-A convertible note without an embedded derivative liability was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$500	$500
Unamortized debt discount	—	—
PIK interest added to principal balance	10	10
Repayment of principal and accrued interest	(510)	—

Net carrying amount	$—	$510

Interest expense related to the note was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount	$—	$—	$—
PIK interest	—	10	—

Total non-cash interest expense	$—	$10	$—

2022 Convertible Notes

In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) in November 2022, December 2022, and February 2023 with additional investors, with an aggregate purchase price of $12.0 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contains the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the close of the deSPAC transaction. The 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the closing of the expected deSPAC transaction, the 2022 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. As of December 31, 2022, the 2022 Convertible Notes have accrued $0.2 million. The carrying values of $15.5 million and $3.4 million are recorded within convertible notes, net due to related parties and convertible notes, net on the consolidated balance sheets, respectively, as of December 31, 2022. As of December 31, 2022, the total estimated fair value of the Company’s 2022 Convertible Notes was $19.8 million, which was estimated based on Level 3 inputs.

SAFE Agreements

2019 SAFE

In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value in accordance with the methodology described in Note 8 – Fair Value Measurements. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021 which is recorded in SAFE Agreements in the accompanying consolidated balance sheets. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series D-3 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.

2021 SAFE

In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2021 SAFE was reported at fair value in accordance with the methodology described in Note 10 – Fair Value Measurements. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021 which is recorded in SAFE Agreements in the accompanying consolidated balance sheets. In

March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.

Solaria SAFE

As part of the acquisition of Solaria (refer to Note 4 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.

The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the consolidated statements of operations and comprehensive loss until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the merger with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 4 - Business Combination, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the merger the SAFE notes were converted to 8,171,662 shares of Series D-8 preferred stock as discussed in Note 4 - Business Combination.

Notes Payable

Loan and Security Agreement

In January 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement, as amended, provided for a line of credit up to $7.0 million and has a maturity date of February 2022. Advances under the line of credit bore interest at the greater of 5.25% or the prime rate (as published in the Wall Street Journal) plus 3.5% per annum. All borrowings under the line of credit were to be secured by substantially all of the Company’s assets. As of December 31, 2021, the Company had outstanding borrowings under the line of credit of $7.0 million.

During 2021, the Company entered into several amendments to the Loan Agreement, and in May and August 2021 in connection with the Fifth and Sixth Amendments, the Company issued warrants to purchase 5,122 shares and 5,229 shares of common stock at exercise prices of $0.38 per share and $0.62 per share, respectively. The fair value of the warrants were recorded as deferred issuance costs and amortized to interest expense. As of December 31, 2022 and December 31, 2021, there were no unamortized debt issuance costs.

Under the Loan Agreement, the Company was subject to certain reporting covenants, such as a requirement for the Company’s monthly unaudited financial statements and Compliance Certificate, as well as a financial covenant to maintain a minimum liquidity ratio of 1.75 to 1.00. In 2021, the Loan Agreement was amended to add a new financial covenant, requiring the Company to obtain new equity of at least $15.0 million by a specified date, which the Company did not meet; however, the default was later waived by SVB. The Company was in compliance with all reporting and financial covenants as of December 31, 2021.

In February 2022, as part of the transaction to raise long-term debt in CS Solis, the Company repaid the principal and accrued interest of the Loan Agreement of $6.7 million, which terminated the agreement with SVB.

2021 Promissory Notes

In July 2021, the Company issued a short-term promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and were due and payable after February 2022. As of December 31, 2021, the carrying value of the promissory note was

$0.5 million and was recorded in Notes Payable in the accompanying consolidated balance sheets. In February 2022, the Company repaid the 2021 Promissory Note, and no amounts remain outstanding as of December 31, 2022.

In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The fair value of the warrant was recorded as a debt discount and amortized to interest expense. As of December 31, 2021, the carrying value of the promissory note was $2.0 million, which was recorded in Notes Payable in the accompanying consolidated balance sheets, and the remaining unamortized debt discount was nil. The principal and accrued interest of the note payable was repaid in January 2022, and no amounts remain outstanding as of December 31, 2022.

Paycheck Protection Program Loan

In April 2020 and April 2021, the Company received loans in principal amounts of $0.9 million and $0.9 million, respectively, under the Paycheck Protection Program (the “PPP Loans”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (the “SBA”). The PPP Loans were evidenced by promissory notes and bore interest at 1% with no payments for the first 6 months. The PPP Loans were subject to partial or full forgiveness if the Company used all proceeds for eligible purposes, maintained certain employment levels and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. In June and October 2021, the principal and accrued interest on the PPP Loans were forgiven.

Current Insight Promissory Note

In January 2021, the Company issued a promissory note for principal of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. As of December 31, 2021, the carrying value of the promissory note was less than $0.1 million. The principal and accrued interest was repaid in January 2022 and no amounts remain outstanding as of December 31, 2022.

The following table summarizes the Company’s outstanding notes payable (in thousands):

	As of December 31,
	2022	2021
Loan and Security Agreement	$—	$6,987
2021 Promissory Notes	—	2,500
Current Insight Promissory Note	—	20

	—	9,507
Less: Unamortized debt issuance costs and discounts	—	—

	$—	$9,507

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment,

Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the merger with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.

As part of the purchase price accounting discussed in Note 4 – Business Combination, the estimated fair value of the 2018 Notes was determined to be $9.1 million.

In December 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria 2018 Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of December 31, 2022, the carrying value of the 2018 Notes was $9.8 million. Interest expense recognized from the date of the acquisition through December 31, 2022 was $0.7 million. As of December 31, 2022, the total estimated fair value of the Company’s 2018 Bridge Notes was $9.1 million, which was estimated based on Level 3 inputs.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.

The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Revolving Loan. The Revolving Loan is collateralized substantially by all assets and property of the Company.

In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendment changes were made to the financial covenants and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and was included in the acquired liabilities for purchase price accounting.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the merger with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.

The Revolving loan outstanding on the date of merger was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 3. The revolving loan principal balance at December 31, 2022 amounted to $5.0 million and is due on October 2023. Interest expense recognized from the date of merger to December 31,

2022 amounted to $0.1 million. The Company was in compliance with all the covenants as of December 31, 2022. As of December 31, 2022, the fair value of the Revolving Loan approximates its carrying value.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement matures in April 2023, which allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty.

In December 2022, the Company borrowed an amount of $5.5 million against the secured credit facility. In February 2023, the Company made a repayment of $6.3 million which included aggregate financing cost amounting to $0.8 million. At December 31, 2022, the outstanding net Debt amounted to $5.6 million, including accrued financing cost of $0.1 million. As of December 31, 2022, the fair value of the Secured Credit Facility approximates its carrying value.

Long-term debt in CS Solis

As described above, as part of the reorganization in February 2022 of the Company, the Company received an investment from CRSEF. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which is accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 13 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units. As of December 31, 2022, the Company has recorded a liability of $25.2 million included in long-term debt in CS Solis on the consolidated balance sheets. For the year ended December 31, 2022, the Company has recorded accretion of the liability as interest expense of $2.4 million, and the Company has recorded the amortization of issuance costs as interest expense of $1.2 million. As of December 31, 2022, the total estimated fair value of the Company’s 2018 long-term debt in CS Solis was $24.0 million, which was estimated based on Level 3 inputs.

(16)	Stock-Based Compensation

In 2011, the Company’s Board of Directors and stockholders approved the adoption of the 2011 Stock Plan (the “2011 Plan”). The 2011 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2011 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 2,596,764 shares of common stock was reserved for the 2011 Plan, as amended, as of December 31, 2022 and December 31, 2021.

In 2021, the Company’s Board of Directors and stockholders approved the adoption of the 2021 Stock Plan (the “2021 Plan”). The 2021 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2021 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 241,484 shares of common stock was initially reserved for the 2021 Plan. Any shares of common stock that would have otherwise been returned to the Company’s 2011 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder shall be returned to the share reserve under the 2021 Plan.

In 2022, the Company’s Board of Directors and stockholders approved the adoption of the 2022 Stock Plan (the “2022 Plan”). The 2022 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2022 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 3,225,237 shares of common stock was initially reserved for the 2022 Plan. Any shares of common stock that would have otherwise been returned to the Company’s 2011 Plan and 2021 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder shall be returned to the share reserve under the 2022 Plan. The 2011 Plan, 2021 Plan, and 2022 Plan are collectively referred to as the “Plans” in the notes to the financial statements, unless otherwise noted.

A summary of stock option activity for the years ended December 31, 2022 and December 31, 2021 under the Plans is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding—January 1, 2021	1,968,580	$0.58	7.87	$1,044
Options granted	212,434	0.89
Options exercised	(7,245)	0.83
Options canceled	(38,315)	0.62

Outstanding—December 31, 2021	2,135,454	$0.62	6.99	$2,263
Options granted	3,088,350	7.45
Options exercised	(162,034)	0.48
Options canceled	(91,376)	0.83

Outstanding—December 31, 2022	4,970,395	$4.87	6.99	$34,180

Vested and expected to vest—December 31, 2022	4,970,395	$4.87	6.99	$34,180

Vested and exercisable—December 31, 2022	2,794,862	$4.35	6.29	$22,204

The weighted-average grant-date fair value of options granted for the years ended December 31, 2022 and December 31, 2021, was $7.99 per share and $0.72 per share, respectively. The total fair value of options vested for the years ended December 31, 2022 and December 31, 2021, was $10.5 million and $0.2 million, respectively. The aggregate intrinsic value of options exercised for the years ended December 31, 2022 and December 31, 2021, was $0.2 million and less than $0.1 million, respectively.

Determination of Fair Value

Prior to the Mergers, the Company estimated grant-date fair value of stock options using the Black-Scholes-Merton option- pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

The following assumptions were used to calculate the fair value of stock-based compensation:

	Years Ended December 31,
	2022	2021
Expected term	1.0 – 7.5 years	5.0 – 6.1 years
Expected volatility	60.0% – 78.5%	52.6% – 56.7%
Risk-free interest rate	3.4% – 4.8%	0.8% – 1.3%
Expected dividends	0.0%	0.0%

Expected term — The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility — Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-free interest rate — The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected dividends — The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s redeemable convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Years Ended December 31,
	2022	2021	2020
Cost of revenues	$22	$19	$8
Sales and marketing	168	68	37
General and administrative	243	113	64
Loss from discontinued operations, net of tax	470	—	—

Total stock-based compensation expense	$903	$200	$109

As of December 31, 2022 there was a total of $5.4 million of unrecognized stock-based compensation costs related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

(17)	Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company’s leases have remaining terms of 0.3 years to 3.8 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the consolidated balance sheets within operating lease ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.2 million for the year ended December 31, 2022 and immaterial for the year ended December 31, 2021. Total operating lease expense for the years ended December 31, 2022 and December 31, 2021 was $0.7 million and $0.4 million, respectively.

The Company made $1.0 million and $0.4 million of cash payments related to operating leases during the years ended December 31, 2022 and December 31, 2021, respectively. New operating lease right-of-use assets obtained in exchange for operating lease liabilities were $1.9 million and $1.2 million during the years ended December 31, 2022 and December 31, 2021, respectively, including the impact of adopting ASC 842. On the date of adoption, January 1, 2021, the Company recognized right-of-use assets of approximately $1.1 million and lease liabilities of approximately $1.2 million, of which $0.4 million was included in accrued and other current liabilities and $0.8 million was included in operating lease liabilities, net of current portion on the consolidated balance sheets.

The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

December 31, 2022
Remaining average remaining lease term (years)	3.24
Weighted average discount rate	14.47%

Future minimum lease payments under non-cancelable operating leases, and future payments under the Lease Termination Agreement, as of December 31, 2022 are as follows (in thousands):

2023	$1,048
2024	743
2025	592
2026	477
2027 and thereafter	—

Total undiscounted liabilities	2,860

Less imputed interest	(628)

Present value of operation lease liabilities	$2,232

Accounting under ASC 840

Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for facilities also include rent escalations or rent abatements during the initial lease term. The Company recorded the rent escalations as deferred rent, net of current portion on the accompanying balance sheets. The Company recognized the deferred rent liability on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space. Rent expense was $0.3 million for the year ended December 31, 2020.

Warranty Provision

The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based on the estimated future costs of meeting its warranty obligations. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows:

	Years Ended December 31,
	2022	2021	2020
Warranty provision, beginning of period	$2,281	$1,652	$1,816
Warranty liability from the Business Combination	1,943
Accruals for new warranties issued	1,492	1,516	607
Settlements	(1,735)	(887)	(771)

Warranty provision, end of period	$3,981	$2,281	$1,652

Warranty provision, current	$767	$600	$497
Warranty provision, noncurrent	$3,214	$1,681	$1,155

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $1.9 million and $0.2 million as a loss contingency in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2022 and December 31, 2021, respectively, primarily associated with the pending settlement of the following legal matters.

Katerra Litigation

On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The complaint seeks damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. No discovery has occurred.

Vendor Settlement

On January 10, 2023, a vendor entered into an agreement with the Company to settle past due performance related payments related to various tools. As part of the agreement, the Company agreed to pay $0.9 million in three equal installments. The Company paid the first installment on January 12, 2023 and will pay the second and third installments on March 31, 2023 and June 30, 2023, respectively.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California. The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220 million in damages. The ultimate outcome of this litigation is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of December 31, 2022. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 1, the cash collateral in these restricted cash accounts was $3.7 million as of December 31, 2022. The Company did not have any outstanding letters of credit as of December 31, 2021.

(18)	Income Taxes

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2022	2021	2020
Current:
Federal	$—	$—	$—
State	27	3	3
Foreign	—	—	—

Total current	$27	$3	$3

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total provision	$27	$3	$3

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Statutory federal income tax	$(6,184)	$(1,918)	$(1,454)
State income taxes, net of federal tax benefits	(1,207)	(353)	(336)
Stock compensation	64	42	22
Non-deductible interest expense	78	689	257
Mark to market adjustments	397	—	—
Nondeductible Expenses	279	2	4
PPP Loan	—	(368)	—
Foreign earnings taxed at different rates	157	—	—
Other	(8)	—	—
Valuation allowance	6,451	1,910	1,510

Tax Provision	$27	$4	$3

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2022	2021
NOL carryforwards	$60,710	$7,931
Credits	195	—
Bad debt reserve	1,382	946
Inventory reserve	2,724	680
Warranty reserve	651	631
Revenue warranty	155	111
Interest expense carryover	3,445	170
Accrued compensation	678	687
Deferred revenue	195	639
ASC 842 leases	12	17
Assembled workforce	—	15
Fixed assets	328	—
Capitalized research and development	509	—
Other	2,837	28
Total	73,821	11,855
Valuation allowance	(63,737)	(11,348)

Net deferred tax assets	$10,084	$507

Deferred Tax Liabilities
Accounting method change	(18)	(38)
Capitalized software	(234)	(468)
Fixed assets	—	(1)
Intangibles	(9,084)	—
Convertible debt	(748)	—

Refundable and deferred income taxes	$—	$—

The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2022 and December 31, 2021, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance balance was $63.7 million and $11.3 million for the years ended December 31, 2022 and December 31, 2021, respectively.

In assessing the realizability of deferred income tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. The valuation allowance increased by $52.4 million during the year ended December 31, 2022, and $1.9 million during the year ended December 31, 2021. During 2022 the valuation allowance increased $45.9 million due to acquired deferred tax assets.

As of December 31, 2022 and 2021, the Company had federal net operating loss carryforwards of approximately $237.7 million and $28.0 million and state net operating loss carryforwards of approximately $157.1 million and $30.2 million, respectively. Federal net operating losses that will expire between the years 2030 and 2037 total $114.6 million.

As of December 31, 2022 and 2021, the Company had state research and development credit carryforwards of approximately $1.6 million and zero, respectively. The credits do not expire.

The utilization of the Company’s net operating loss and R&D credit carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization. The Company’s acquired net operating loss carryforwards have been reduced based on the estimated amount which will be lost due to these limitations.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

As of December 31, 2022 and 2021, the Company had unrecognized tax benefits of $1.3 million and zero, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

Years Ended December 31,
	2022	2021
Unrecognized tax benefits as of beginning of year	$—	$—
Increases related to prior year tax positions	1,335	—
Increases related to current year tax positions	—	—
Decreases related to prior year tax positions	—	—
Unrecognized tax benefits as of end of year	—	—

	$1,335	$—

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations and comprehensive loss. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for year ended December 31, 2022 or December 31, 2021.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2022 and December 31, 2021 because it intends to permanently reinvest such earnings outside of the United States. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

On March 18, 2020, the Families First Coronavirus Response Act (FFCR Act) and, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its 2022 or 2021 tax provision.

On June 29, 2020, the California Governor signed Assembly Bill 85 (“A.B. 85”) which includes several tax measures, provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5 million of tax per year. Generally, A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021, and 2022 for taxpayers with taxable income of $1 million or more. The Company analyzed the provisions of the A.B. 85 and determined there was no significant impact to its 2022 or 2021 tax provision.

On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program (“PPP”) and Economic Injury Disaster Loan (“EIDL”) . The Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and determined there was no significant impact to its 2022 and 2021 tax provision.

(19)	Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260. No dividends were declared or paid for the years ended December 31, 2022 and December 31, 2021. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022, 2021 and 2020 (in thousands, except share and per share amounts):

	Years Ended December 31,
	2022	2021	2020
Numerator:
Net loss from continuing operations	$(28,023)	$(9,282)	$(5,682)
Net loss from discontinued operations	(1,454)	—	—

Net loss	$(29,477)	$(9,282)	$(5,682)

Denominator:
Weighted average common shares outstanding, basic and diluted	22,524,400	11,990,015	9,760,018
Net loss per share:
Continuing operations – basic and diluted	$(1.24)	$(0.77)	$(0.58)
Discontinued operations – basic and diluted	$(0.07)	$—	$—
Net loss per share – basic and diluted	$(1.31)	$(0.77)	$(0.58)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2022, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2022	2021	2020
Stock options issued and outstanding	4,970,419	2,135,464	1,968,590
Convertible notes	1,912,493	1,618,585	812,531
Preferred stock warrants	1,152,790	488,024	488,024
SAFE agreements	—	388,785	19,562
Common stock warrants	43,135	4,999	—

Potential common shares excluded from diluted net loss per share	8,078,837	4,635,857	3,288,706

(20)	Related Party Transactions

Related Party Convertible Promissory Notes

In 2020, the Company issued convertible promissory notes (“2020 Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The related party debt is presented as convertible notes, net in the accompanying consolidated balance sheets, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount. The principal amount of the outstanding balance accrued interest at 2.0% per annum.

In 2021, the Company issued convertible promissory notes (“2021 Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The related party debt is presented as convertible notes, net’ in the accompanying consolidated balance sheets, adjusted for deferred interest, and allocated debt financing costs. The principal amount of the outstanding balance accrued interest at 2.0% per annum.

In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the consolidated statements of operations and comprehensive loss.

In October through December 2022, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $12.0 million to various investors, out of which $8.6 million was issued to four related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net due to related parties, noncurrent in the accompanying consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the year-ended December 31, 2022, the Company has recognized $0.2 million in interest expense related to the related party 2022 Convertible Notes.

There were no other material related party transactions during the years ended December 31, 2022, 2021 or 2020.

(21)	Subsequent Events

In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2023 Convertible Notes”) in January 2023 and February 2023 with additional investors, with an aggregate purchase price of $11.0 million. The 2023 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the Closing. The 2022 Notes accrue interest at a rate of 5% per annum. Immediately prior to the Closing, the 2023 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2023 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement.

On March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) announced the closure of Silicon Valley Bank (“SVB”). On March 13, 2023, pursuant to a joint statement released by the U.S. Department of the Treasury, the U.S. Federal Reserve, and the FDIC, the U.S. government reassured that all depositors will be fully protected. As of the date the accompanying consolidated financial statements were issued, the Company has transferred substantially all of its cash out of SVB to other financial institutions. The Company does not currently anticipate any disruption to its ongoing operations.

ITEM 1. FINANCIAL STATEMENTS

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	As of
	October 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,661	$4,409
Accounts receivable, net of allowance for credit losses of $10,425 and $5,396 as of October 1, 2023 and December 31, 2022, respectively	26,003	27,717
Inventories	12,503	13,059
Prepaid expenses and other current assets	9,947	10,071

Total current assets	50,114	55,256
Restricted cash	3,758	3,907
Property and equipment, net	4,185	3,476
Operating lease right-of-use assets	1,465	2,182
Other noncurrent assets	198	1,330
Long-term assets held for sale – discontinued operations	12,299	162,032

Total assets	$72,019	$228,183

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$14,571	$14,474
Accrued expenses and other current liabilities	26,674	19,830
Notes payable, net(1)	27,934	20,403
Deferred revenue, current	2,421	5,407
Short-term debt with CS Solis	29,194	—
Forward purchase agreement liabilities(2)	6,586	—

Total current liabilities	107,380	60,114
Warranty provision, noncurrent	3,416	3,214
Warrant liability	10,240	14,152
Long-term debt with CS Solis	—	25,204
Convertible notes, net, noncurrent	—	3,434
Convertible notes due to related parties, noncurrent	—	15,510
Deferred revenue, noncurrent	976	—
Operating lease liabilities, net of current portion	790	1,274

Total liabilities	122,802	122,902

Commitments and contingencies (Note 19)
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value. 1,000,000,000 shares and 60,000,000 shares authorized at October 1, 2023 and December 31, 2022, respectively; 45,312,243 shares and 19,932,429 shares issued and outstanding at October 1, 2023 and December 31, 2022, respectively	7	3
Additional paid-in capital	276,438	190,624
Accumulated other comprehensive income	51	27
Accumulated deficit	(327,279)	(85,373)

Total stockholders’ (deficit) equity	(50,783)	105,281

Total liabilities and stockholders’ deficit	$72,019	$228,183

(1)	Includes $0.5 million and zero due to related parties as of October 1, 2023 and December 31, 2022, respectively.
(2)	Includes $5.6 million and zero of liabilities due to related parties as of October 1, 2023 and December 31, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands except share and per share amounts)

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Revenues	$24,590	$12,260	$66,887	$48,974
Cost of revenues	18,354	8,266	51,788	33,792

Gross profit	6,236	3,994	15,099	15,182
Operating expenses:
Sales commissions	8,755	3,572	23,221	15,694
Sales and marketing	2,214	1,604	5,216	4,607
General and administrative	6,345	2,027	22,965	6,194

Total operating expenses	17,314	7,203	51,402	26,495

Loss from continuing operations	(11,078)	(3,209)	(36,303)	(11,313)
Interest expense(1)	(1,902)	(941)	(8,870)	(2,672)
Interest income	9	—	26	—
Other income (expense), net(2)	(38,003)	4	(28,302)	3,180

Loss from continuing operations before income taxes	(50,974)	(4,146)	(73,449)	(10,805)
Income tax benefit (provision)	1	—	1	(4)

Net loss from continuing operations	(50,973)	(4,146)	(73,448)	(10,809)
Discontinued operations (Note 8):
Loss from discontinued operations, net of tax	(8,404)	—	(20,953)	—
Impairment loss from discontinued operations	(147,505)	—	(147,505)	—

Net loss from discontinued operations	(155,909)	—	(168,458)	—

Net loss	$(206,882)	$(4,146)	$(241,906)	$(10,809)

Comprehensive income (loss):
Foreign currency translation adjustment	10	—	24	—

Comprehensive income (loss), net of tax	$(206,872)	$(4,146)	$(241,882)	$(10,809)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(1.28)	$(0.31)	$(4.33)	$(0.83)

Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$(3.92)	—	$(9.92)	—

Net loss per share attributable to common stockholders, basic and diluted	$(5.20)	$(0.31)	$(14.25)	$(0.83)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	39,821,078	13,431,410	16,969,979	13,053,367

(1)

Includes interest expense to related parties of less than $0.1 million and $0.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and zero and $0.1 million during the three and nine months ended September 30, 2022, respectively.

(2)

Other income (expense), net includes other expense, net to related parties of $36.9 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and other income, net of zero and $1.4 million during the three and nine months ended September 30, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands except number of shares)

	Thirteen Week Period Ended October 1, 2023
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of July 2, 2023, as previously reported	34,311,133	$155,630	7,089,948	$—	$37,096	$(120,397)	$41	$(83,260)
Retroactive application of recapitalization (Note 4)	(34,311,133)	(155,630)	12,909,773	3	155,627	—	—	155,630

Balance as of July 2, 2023, as adjusted	—	—	19,999,721	3	192,723	(120,397)	41	72,370
Conversion of 2022 Convertible Notes into common stock	—	—	5,460,075	2	40,950	—	—	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	13,458,293	2	5,218	—	—	5,220
Reclassification of prepaid PIPE(2)	—	—	350,000	—	3,500	—	—	3,500
Reclassification of warrant liabilities to equity	—	—	—	—	4,697	—	—	4,697
Reclassification of Legacy Complete Solaria common stock into Complete Solaria Common Stock	—	—	—	(1)	2	—	—	1
Issuance of common stock in connection with forward purchase agreements(3)	—	—	5,558,488	1	35,489	—	—	35,490
Issuance of common stock bonus shares in connection with Mergers(4)	—	—	463,976	—	2,394	—	—	2,394
Residual Mergers proceeds	—	—	—	—	161	—	—	161
Modification of Carlyle warrant	—	—	—	—	(10,862)	—	—	(10,862)
Stock-based compensation	—	—	—	—	2,114	—	—	2,114
Vesting of restricted stock units	—	—	21,690	—	52	—	—	52
Foreign currency translation	—	—	—	—	—	—	10	10
Net loss	—	—	—	—	—	(206,882)	—	(206,882)

Balance as of October 1, 2023	—	$—	45,312,243	$7	$276,438	$(327,279)	$51	$(50,783)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)

(in thousands except number of shares)

	Thirty-Nine Week Period Ended October 1, 2023
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022, as previously reported	34,311,133	$155,630	6,959,618	$—	$34,997	$(85,373)	$27	$(50,349)
Retroactive application of recapitalization (Note 4)	(34,311,133)	(155,630)	12,972,811	3	155,627	—	—	155,630

Balance as of December 31, 2022, as adjusted	—	—	19,932,429	3	190,624	(85,373)	27	105,281
Conversion of 2022 Convertible Notes into common stock	—	—	5,460,075	2	40,950	—	—	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	13,458,293	2	5,218	—	—	5,220
Reclassification of prepaid PIPE(2)	—	—	350,000	—	3,500	—	—	3,500
Reclassification of warrant liabilities to equity	—	—	—	—	4,697	—	—	4,697
Reclassification of Legacy Complete Solaria common stock into Complete Solaria Common Stock	—	—	—	(1)	2	—	—	1
Issuance of common stock in connection with forward purchase agreements(3)	—	—	5,558,488	1	35,489	—	—	35,490
Issuance of common stock bonus shares in connection with Mergers(4)	—	—	463,976	—	2,394	—	—	2,394
Residual Mergers proceeds	—	—	—	—	161	—	—	161
Modification of Carlyle warrant	—	—	—	—	(10,862)	—	—	(10,862)
Exercise of common stock options	—	—	67,292	—	57	—	—	57
Stock-based compensation	—	—	—	—	4,156	—	—	4,156
Vesting of restricted stock units	—	—	21,690	—	52	—	—	52
Foreign currency translation	—	—	—	—	—	—	24	24
Net loss	—	—	—	—	—	(241,906)	—	(241,906)

Balance as of October 1, 2023	—	$—	45,312,243	$7	$276,438	$(327,279)	$51	$(50,783)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)

(in thousands except number of shares)

	Three Month Period Ended September 30, 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of June 30, 2022, as previously reported	19,335,921	$42,959	3,931,068	$—	$6,703	$(62,559)	$—	$(55,856)
Retroactive application of recapitalization (Note 4)	(19,335,921)	(42,959)	7,306,130	1	42,958	—	—	42,959

Balance as of June 30, 2022, as adjusted	—	—	11,237,198	1	49,661	(62,559)	—	(12,897)
Exercise of common stock options	—	—	10,867	—	9	—	—	9
Stock-based compensation	—	—	—	—	85	—	—	85
Net loss	—	—	—	—	—	(4,146)	—	(4,146)

Balance as of September 30, 2022, as adjusted	—	$—	11,248,065	$1	$49,755	$(66,705)	$—	$(16,949)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)

(in thousands except number of shares)

	Nine Month Period Ended September 30, 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021, as previously reported	16,564,370	$31,401	3,739,572	$—	$3,105	$(55,896)	$—	$(52,791)
Retroactive application of recapitalization (Note 4)	(16,564,370)	(31,401)	6,066,571	1	31,400	—	—	31,401

Balance at December 31, 2021, as adjusted	—	—	9,806,143	1	34,505	(55,896)	—	(21,390)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs(1)	2,771,551	11,558	—	—	—	—	—	—
Issuance of common stock options	—	—	103,353	—	28	—	—	28
Issuance of common stock warrants	—	—	—	—	3,447	—	—	3,447
Stock-based compensation	—	—	—	—	217	—	—	217
Net loss	—	—	—	—	—	(10,809)	—	(10,809)

Balance as of September 30, 2022, as previously reported	2,771,551	11,558	9,909,496	1	38,197	(66,705)	—	(28,507)
Retroactive application of recapitalization (Note 4)	(2,771,551)	(11,558)	1,338,569	—	11,558	—	—	11,558

Balance as of September 30, 2022, as adjusted	—	$—	11,248,065	$1	$49,755	$(66,705)	$—	$(16,949)

(1)	Includes 1,315,287 shares of Series D-1 redeemable convertible preferred stock with a carrying value of $6.3 million, issued to related parties.
(2)	Reclassification of pre-funded PIPE was transacted with a related party.
(3)	Includes 4,508,488 shares of Complete Solaria Common Stock issued to related parties.
(4)	Includes 120,000 shares of Complete Solaria Common Stock issued to related parties.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands except number of shares)

	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Cash flows from operating activities from continuing operations
Net loss	$(241,906)	$(10,809)
Loss from discontinued operations, net of income taxes	(168,458)	—

Net loss from continuing operations, net of tax	(73,448)	(10,809)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	2,321	217
Non-cash interest expense(1)	4,009	(76)
Non-cash lease expense	717	304
Gain on extinguishment of convertible notes and SAFEs(2)	—	(3,235)
Depreciation and amortization	622	463
Provision for credit losses	4,269	716
Change in reserve for excess and obsolete inventory	2,144	3,091
Issuance of forward purchase agreements(3)	(76)	—
Change in fair value of forward purchase agreement liabilities(4)	6,661	—
Loss on CS Solis debt extinguishment	10,338	—
Change in fair value of warrant liabilities	(26,314)	142
Accretion of debt in CS Solis	2,493	2,581
Issuance of common stock in connection with forward purchase agreements(5)	35,490	—
Issuance of common stock bonus shares in connection with the Mergers(6)	2,394	—
Issuance of restricted stock units in connection with vendor services	52	—
Changes in operating assets and liabilities:
Accounts receivable, net	(11,823)	(3,036)
Inventories	(3,896)	(5,047)
Prepaid expenses and other current assets	(8,326)	504
Other noncurrent assets	1,132	(15)
Accounts payable	4,372	190
Accrued expenses and other current liabilities	1,587	(2,056)
Operating lease liabilities	(359)	(316)
Warranty provision, noncurrent	255	(584)
Deferred revenue	(1,766)	(231)

Net cash used in operating activities from continuing operations	(47,152)	(17,197)
Net cash provided by operating activities from discontinued operations	190	—

Net cash used in operating activities	(46,962)	(17,197)

Cash flows from investing activities from continuing operations
Purchase of property and equipment	(29)	—
Capitalization of internal-use software costs	(1,505)	(1,048)

Net cash used in investing activities from continuing operations	(1,534)	(1,048)

Cash flows from financing activities from continuing operations
Proceeds from issuance of notes payable, net	14,102	—
Principal repayment of notes payable	(9,653)	(9,507)
Proceeds from issuance of convertible notes, net of issuance cost	17,750	—
Proceeds from issuance of convertible notes, net of issuance cost, due to related parties	3,500	—
Repayment of convertible notes to related parties	—	(500)
Proceeds from issuance of long-term debt with CS Solis, net of issuance cost	—	25,000
Proceeds from exercise of common stock options	57	28
Proceeds from Mergers and PIPE Financing	4,219	—
Proceeds from Mergers and PIPE Financing from related parties	15,600	—
Payments for issuance of Series D redeemable convertible preferred stock	—	(1,317)

Net cash provided by financing activities from continuing operations	45,575	13,704

Effect of exchange rate changes	24	—

Net decrease in cash, cash equivalents and restricted cash	(2,897)	(4,541)
Cash, cash equivalents, and restricted cash at beginning of period	8,316	5,276

Cash, cash equivalents, and restricted cash at end of period	$5,419	$735

	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	1,602	1
Cash paid during the year for income taxes	—	38
Supplemental schedule of noncash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	—	245
Carlyle warrant modification	(10,862)	—
Reclassification of liability-classified warrants to equity-classified warrants	30,625	—
Issuance of common stock warrants	202	3,447
Issuance of Series D redeemable convertible preferred stock upon conversion of SAFE	—	6,550
Issuance of Series D redeemable convertible preferred stock upon conversion of convertible debt	—	10,680
Conversion of 2022 Convertible Notes into common stock	21,561	—
Conversion of 2022 Convertible Notes issued to related parties into common stock	19,390	—
Conversion of preferred stock into common stock	155,630	—
Issuance of common stock in connection with forward purchase agreements(5)	35,490	—
Issuance of common stock bonus shares in connection with the Mergers(6)	2,394	—
Recapitalization of Legacy Complete Solaria Common stock into Complete Solaria Common Stock	1	—
Reclassification of investor related to PIPE funds	3,500	—

(1)

Non-cash interest expense to related parties of $0.1 million and $0.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and zero and $0.1 million during the three and nine months ended September 30, 2022, respectively.

(2)

Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of zero during each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero and $1.4 million during the three and nine months ended September 30, 2022, respectively.

(3)

Issuance of forward purchase agreements includes other income from related parties of $0.3 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(4)

Change in fair value of forward purchase agreement liabilities includes other expense from related parties of $5.9 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(5)

Issuance of common stock in connection with forward purchase agreements includes other expense from related parties of $30.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(6)

Issuance of common stock bonus shares to related parties in connection with the Mergers includes other expense of $0.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

(1)	Organization

(a)	Description of Business

Complete Solaria, Inc. (the “Company” or “Complete Solaria”) is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. are transferred to Complete Solar Holdings at their carrying value, and there is no change to net income, other comprehensive income (loss), or any related per share amounts reported in the unaudited condensed consolidated financial statements requiring retrospective application.

In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.

The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”

As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the closing of the Mergers:

•

Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

•

All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

•

On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

•

Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

•

In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock;

•	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 6 – Business Combination) and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. The disposition met the criteria for held for sale and discontinued operations classification as of October 1, 2023. Refer to Note 1(c) – Divestiture, Note 8 – Divestiture, and Note 22 – Subsequent Events.

(b)	Basis of Presentation of Unaudited Interim Condensed Consolidated Financial Statements

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for interim reporting as prescribed by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete condensed consolidated financial statements. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated upon consolidation.

Effective January 1, 2023, the Company changed its fiscal quarters to four thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, the Company will continue to report prior year financial information based on its prior year fiscal calendar. The Company’s financial results for the thirteen and thirty-nine weeks ended October 1, 2023 are compared to its results for the three and nine months ended September 30, 2022. The comparison of these periods is primarily affected by the difference of one day between the first three quarters of fiscal 2023 and first three quarters of 2022, which the Company notes is immaterial.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. The information included in this report should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on Form S-4. The condensed consolidated balance sheet as of December 31, 2022 included herein was derived from the audited consolidated financial statements as of that date.

Interim financial results are not necessarily indicative of the results that may be expected for any future period.

(c)	Divestiture

On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon. On September 20, 2023, the Company and Maxeon entered into an Asset Purchase Agreement (the “Disposal Agreement”) for the sale of certain assets, inclusive of certain intellectual property and customer contracts, to Maxeon. On October 6, 2023, the Company completed the sale of certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price consisting of 1,100,000 shares of Maxeon common stock.

This divestiture represents a strategic shift in Complete Solaria’s business and qualifies as held for sale and as a discontinued operation as of October 1, 2023. Based on the held for sale classification of the assets, the Company has reduced the carrying value of the disposal group to its fair value, less cost to sell and recorded an impairment loss associated with the held for sale intangible assets and goodwill. As a result, the Company classified the results of its solar panel business in discontinued operations in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for all periods presented. The cash flows related to discontinued operations have been segregated and are included in the unaudited condensed consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the unaudited condensed consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 8 – Divestiture for additional information.

(d)	Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $51.0 million and $73.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and net losses of $4.1 million and $10.8 million during the three and nine months ended September 30, 2022, respectively, and had an accumulated deficit of $327.3 million as of October 1, 2023. The Company had cash and cash equivalents of $1.7 million as of October 1, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Historically, the Company’s activities have been financed through private placements of equity securities, debt and proceeds from the Merger. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows since inception and the need to raise additional funding to meet its obligations and finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtains sufficient funding to meet its obligations and finance its operations. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(e)	Immaterial Correction of Prior Period Financial Statements

Subsequent to the issuance of the Company’s unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022, the Company identified a misstatement in redeemable convertible preferred stock and other income (expense), net, related to the accounting for the issuance of its Series D preferred stock and conversion of SAFEs and convertible notes. Such misstatement relates to the use of an incorrect factor for the conversion of these instruments into preferred stock.

The Company considered both quantitative and qualitative factors and determined the effect of the misstatement was immaterial to the previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022. The Company identified and corrected the misstatement prior to the issuance of the consolidated financial statements for the year ended December 31, 2022, which were filed in FACT’s S-4 registration statement. The adjustment in the fourth quarter resulted in a $4.4 million decrease in redeemable convertible preferred stock and other income (expense), net, as well as net loss.

The accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) and statements of stockholders’ deficit for the three and nine months ended September 30, 2022 reflect such adjustment. Accordingly, the accompanying unaudited condensed consolidated statements of cash flows reflect such adjustment, and there was no change to net cash used in operating activities from continuing operations, net cash used in investing activities from continuing operations, or net cash provided by financing activities from continuing operations for the nine months ended September 30, 2022.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

•	the allocation of the transaction price to identified performance obligations;

•	fair value of warrant liabilities;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the reserve methodology for inventory obsolescence;

•	the reserve methodology for product warranty;

•	the reserve methodology for the allowance for credit losses; and

•	the fair value of the forward purchase agreements.

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected.

(b)	Supply Chain Constraints and Risk

The Company relies on a very small number of suppliers of solar energy systems and other equipment. If any of the Company’s suppliers was unable or unwilling to provide the Company with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to the Company, the Company would have very limited alternatives for supply, and the Company may not be able find suitable replacements for the Company’s customers, or at all. Such an event could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

In addition, the global supply chain and the Company’s industry have experienced significant disruptions in recent periods. The Company has seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, broader macroeconomic conditions, and have been exacerbated by the ongoing conflicts in Ukraine and Israel. While the Company believes that a majority of the Company’s suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) the Company can begin to generate revenue from those systems. In addition, the Company has experienced and is experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the COVID-19 pandemic.

The Company cannot predict the full effects these events will have on the Company’s business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. In the event the Company is unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

(c)	Segment Information

The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the United States of America.

(d)	Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of October 1, 2023 and December 31, 2022, was $3.8 million and $3.9 million, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long-term asset, in the unaudited condensed consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in the unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the unaudited condensed consolidated statements of cash flows as follows (in thousands):

	As of
	October 1, 2023	December 31, 2022
Cash and cash equivalents	$1,661	$4,409
Restricted cash	3,758	3,907

Total cash, cash equivalents, and restricted cash	$5,419	$8,316

(e)	Revenue Recognition

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Solar energy system installations	$23,915	$11,120	$64,511	$46,214
Software enhanced services	675	1,140	2,376	2,760

Total revenue	$24,590	$12,260	$66,887	$48,974

All of the Company’s revenue recognized by geography based on the location of the customer for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 was in the United States.

Remaining performance obligations

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. The Company has deferred $1.0 million and $1.3 million associated with a long-term service contract as of October 1, 2023 and December 31, 2022, respectively.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). As of October 1, 2023 and December 31, 2022, deferred commissions were $5.5 million and $2.8 million, respectively, which were included in prepaid expenses and other current assets in the accompanying unaudited condensed consolidated balance sheets.

Deferred revenue

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing the final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within 12-months, the majority of the Company’s deferred revenue is reflected in current liabilities in the accompanying unaudited condensed consolidated balance sheets. The Company also has deferred revenue associated with a long-term service contract which is reflected in non-current liabilities in the accompanying unaudited condensed consolidated balance sheets. The amount of revenue recognized during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022 that was included in deferred revenue at the beginning of the year was $2.5 million and $3.9 million, respectively.

(f)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of October 1, 2023 and December 31, 2022 include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, the warrant liabilities and FPA liabilities.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature (classified as Level 1).

The warrant liabilities and FPA liabilities are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within the unaudited condensed consolidated statements of operations and comprehensive income (loss) as a component of other income (expense), net.

(g)	Direct Offering Costs

Direct offering costs represent legal, accounting and other direct costs related to the Mergers, which was consummated in July 2023. In accounting for the Mergers, direct offering costs of approximately $5.7 million were reclassified to additional paid-in capital and netted against the Mergers proceeds received upon close. As of October 1, 2023 and December 31, 2022, the Company had no deferred offering costs included within prepaid expenses and other current assets in its unaudited condensed consolidated balance sheets.

(h)	Warrant Liabilities

The Company accounts for its warrant liabilities in accordance with the guidance in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, under which the warrants that do not meet the criteria for equity classification and must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 15 – Warrants.

(i)	Forward Purchase Agreements

The Company accounts for its FPAs in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, as the agreements embody an obligation to transfer assets to settle a forward contract. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 5 – Forward Purchase Agreements.

(j)	Net Loss Per Share

The Company computes net loss per share following ASC 260, Earnings Per Share. Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(k)	Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company adopted ASU 2016-13 under the private company transition guidance beginning January 1, 2023. The adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

(3)	Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of October 1, 2023
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Carlyle warrants	$—	$—	$7,683	$7,683
Public warrants	1,413	—	—	1,413
Private placement warrants	—	1,027	—	1,027
Working capital warrants	—	117	—	117
Forward purchase agreement liabilities	—	—	6,586	6,586

Total	$1,413	$1,144	$14,269	$16,826

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$14,152	$14,152

Total	$—	$—	$14,152	$14,152

Carlyle Warrants

As part of the Company’s amended and restated warrant agreement with CRSEF Solis Holdings, LLC (“Carlyle”), the Company issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the amended and restated warrant agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. As the warrant is exercisable into a variable number of shares based on the Company’s fully diluted capitalization table, the Company has classified the warrants as liabilities. The Company valued the warrants based on a Black-Scholes Option Pricing Method, which included the following inputs:

	October 1, 2023	December 31, 2022
Expected term	7.0 years	—
Expected volatility	77.0%	—
Risk-free interest rate	3.92%	—
Expected dividend yield	0.0%	—

Public, Private Placement and Working Capital Warrants

The public, private placement and working capital warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument. The private placement and working capital warrants were valued using observable inputs for similar publicly traded instruments.

Forward Purchase Agreement Liabilities

The FPA liabilities are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	October 1, 2023	December 31, 2022
Common stock trading price	$2.10	—
Simulation period	1.8 years	—
Risk-free rate	5.12%	—
Volatility	178.0%	—

Redeemable Convertible Preferred Stock Warrant Liabilities

The Company historically issued redeemable convertible warrants, which were classified as liabilities and adjusted to fair value using the Black Scholes Option Pricing Method. The terms of the redeemable convertible preferred stock warrants are described in Note 15 – Warrants.

Series B Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	3.1 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.2%
Expected dividend yield	—	0.0%

Series C Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	3.6 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.0%
Expected dividend yield	—	0.0%

Series D-7 Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	1.5 years
Expected volatility	—	78.5%
Risk-free interest rate	—	4.7%
Expected dividend yield	—	0.0%

The redeemable convertible preferred stock warrant liabilities were measured at fair value at the issuance date and as of each subsequent reporting period with changes in the fair value recorded within other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). As described in Note 15 – Warrants, the redeemable convertible preferred stock warrant liabilities were reclassified to additional paid-in capital upon the closing of the Mergers.

(4)	Reverse Recapitalization

As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post-merged company;

•	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

•	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

•	Legacy Complete Solaria’s prior operations is comprised of the ongoing operations of the post-merged company;

•	Complete Solaria is the larger entity based on historical revenues and business operations; and

•	the post-merged company has assumed Complete Solaria’s operating name.

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.

Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. The following table reconciles the elements of the Mergers to the unaudited condensed consolidated statements of cash flows and the unaudited condensed consolidated statements of stockholders’ deficit for the thirty-nine week ended October 1, 2023 (in thousands):

Recapitalization
Cash proceeds from FACT, net of redemptions	$36,539
Cash proceeds from PIPE Financing	12,800
Less: cash payment of FACT transaction costs and underwriting fees	(10,680)
Less: cash payment to FPA investors for rebates and recycled shares	(17,831)
Less: cash payment for Promissory Note	(1,170)

Net cash proceeds upon the closing of the Mergers and PIPE financing	19,658
Less: non-cash net liabilities assumed from FACT	(10,135)

Net contributions from the Mergers and PIPE financing upon closing	$9,523

Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)

Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075

Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In connection with the Mergers, the Company incurred direct and incremental costs of approximately $15.8 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $15.8 million, $5.2 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As of October 1, 2023, the Company made cash payments totaling $5.4 million to settle transaction costs. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(5)	Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”).

Pursuant to the terms of the FPAs, the FPA Sellers may (i) purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

•

The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

•

The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Complete Solaria Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the

FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

•

The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

The Company entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, the Company incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs. The Company accounted for the contingent obligation to issue shares in accordance with ASC 815, Derivatives and Hedging, and recorded a liability and other income (expense), net based on the fair value upon of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Complete Solaria Common Stock to the FPA sellers.

Additionally, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company has determined that the prepaid forward contract is a financial instrument other than a share that represent or are indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “prepaid forward purchase liability” on its unaudited condensed consolidated balance sheets. The Company initially measured the prepaid forward purchase liability at fair value and has subsequently remeasured at fair value with changes in fair value recognized in earnings.

Through the date of issuance of the Complete Solaria Common Stock in satisfaction of the Company’s obligation to issue shares around the closing of the Mergers, the Company recorded $35.5 million to other income (expense), net associated with the issuance of 6,720,000 shares of Complete Solaria Common Stock.

As of the closing of the Mergers and issuance of the Complete Solaria Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s unaudited condensed consolidated balance sheets and within other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Subsequently, the change of fair value of the prepaid forward purchase liability amounted to an expense of $6.7 million for the thirteen and thirty-nine weeks ended October 1, 2023. As of October 1, 2023, the prepaid forward purchase liabilities amounted to $6.6 million.

(6)	Business Combination

Solaria Acquisition

On November 4, 2022, Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,844,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which has been and will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. At the time of the acquisition, the

Company believed that the acquisition of Solaria would establish the Company as a full system operator, with a compelling customer offering with best-in-class technology, financing, and project fulfilment, which would enable the Company to sell more product across more geographies in the United States and Europe. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. Refer to Note 8 – Divestiture for further details.

The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Amount
Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use assets	1,619
Intangible assets	43,100
Other non-current assets	112

Total identifiable assets acquired	69,808
Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470

Total identifiable liabilities assumed	100,119

Net identifiable liabilities assumed	30,311
Goodwill	119,422

Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill is primarily attributable to expected post-acquisition synergies from assembled workforce and also from the expectation of integrating Solaria’s products and solutions into the Company’s own businesses to provide access to more features and resources and offers incremental revenue opportunities. Goodwill of $119.4 million is deductible over 15 years for U.S. income tax purposes.

Intangible assets acquired are as follows (in thousands):

Amount
Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700

Total intangible assets	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.

The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established.

As of October 1, 2023, the goodwill and intangible assets recognized from the Solaria acquisition have been included in long-term held for sale – discontinued operations on the unaudited condensed consolidated balance sheets, as further described in Note 8 – Divestiture.

Unaudited Pro Forma Information

The following unaudited pro forma financial information gives effect to the acquisition of Solaria as if it were consummated on January 1, 2022 including pro forma adjustments relating to the valuation and allocation of the aggregate consideration paid, amortization of intangible assets, incremental stock-based compensation and direct transaction costs. The historical condensed consolidated financial statements have been adjusted in the unaudited combined financial information to give effect to events that are directly attributable to the Business Combination and are factually supportable. This data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2022. Actual results may differ from the unaudited combined pro forma information presented below (in thousands):

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Revenues	$22,267	$79,800
Net loss	$(26,498)	$(49,935)

(7)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Inventory deposits	$3,497	$6,255
Prepaid sales commissions	5,509	2,838

Other	941	978

Total prepaid expenses and other current assets	$9,947	$10,071

(8)	Divestiture

Discontinued operations

As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. In October 2023, the Company completed the sale of its solar panel business to Maxeon. The Company determined that this divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation. Accordingly, the results of operations and cash flows relating to Solaria have been reflected as discontinued operations in the unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the unaudited condensed consolidated statements of cash flows for the thirty-nine weeks ended October 1, 2023.

Components of amounts reflected in the unaudited condensed consolidated statements of operations and comprehensive income (loss) related to discontinued operations are presented in the table, as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Thirty-Nine Weeks Ended October 1, 2023
Revenues	$3,774	$29,048
Cost of revenues	4,102	30,609

Gross loss	(328)	(1,561)
Operating expenses:
Sales and marketing	2,425	6,855
General and administrative	5,681	12,572

Total operating expenses	8,106	19,427

Loss from discontinued operations	(8,434)	(20,988)
Other income (expense), net	31	32

Loss from discontinued operations before income taxes	(8,403)	(20,956)
Income tax benefit (provision)	(1)	3
Impairment loss from discontinued operations	(147,505)	(147,505)

Net loss from discontinued operations	$(155,909)	$(168,458)

Held for sale

As previously described in Note 1 – Organization, certain assets of the Solaria, Inc. have been reflected as assets held for sale in the periods preceding the divestiture.

The following is a summary of the major categories of assets and liabilities held for sale (in thousands):

	As of
	October 1, 2023	December 31, 2022
Intangible assets, net	$12,299	$42,610
Goodwill	—	119,422

Long-term assets held for sale	$12,299	$162,032

(9)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands, except year data):

	Estimated	As of
	Useful Lives (Years)	October 1, 2023	December 31, 2022
Developed software	5	$6,559	$5,054
Manufacturing equipment	3	131	102
Furniture and equipment	3	90	90
Leasehold improvements	5	708	708

Total property and equipment		7,488	5,954
Less: accumulated depreciation and amortization		(3,303)	(2,478)

Total property and equipment, net		$4,185	$3,476

Depreciation and amortization expense on tangible assets totaled $0.3 million and $0.6 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and $0.2 million and $0.4 million for the three and nine months ended September 30, 2022, respectively. There were no impairment charges on tangible assets recognized for the thirteen or thirty-nine weeks ended October 1, 2023, or for the three or nine months ended September 30, 2022.

(10)	Goodwill and Intangible Assets

Goodwill

During the thirteen and thirty-nine weeks ended October 1, 2023, the Company recorded $119.4 million of goodwill impairment related to the goodwill assigned to Solaria, Inc. See Note 8 – Divestiture for additional information regarding the divestiture. The goodwill balances as of October 1, 2023 and December 31, 2022 were zero and $119.4 million, respectively. See Note 6 – Business Combination for additional information regarding the Company’s acquisitions including recognition of goodwill.

Intangible Assets

The following table provides a reconciliation of intangible assets reported as of October 1, 2023 and December 31, 2022 (in thousands, except years data):

	As of October 1, 2023
	Gross Carrying Amount	Impairment	Held for Sale	Accumulated Amortization	Net Amount
Assembled workforce	$137	$—	$—	(137)	$—
Trademarks	5,700	(3,714)	(1,463)	(523)	—
Customer relationship	24,700	(16,094)	(7,577)	(1,029)	—
Developed technology	12,700	(8,275)	(3,259)	(1,166)	—

Total intangible assets	$43,237	$(28,083)	$(12,299)	$(2,855)	$—

	As of December 31, 2022
	Weighted- Average Remaining Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount
Assembled workforce	0.1	$137	$(133)	$4
Trademarks	9.8	5,700	(95)	5,605
Customer relationship	21.8	24,700	(187)	24,513
Developed technology	9.8	12,700	(212)	12,488

Total intangible assets		$43,237	$(627)	$42,610

Amortization expense related to intangible assets for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022 were as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Assembled workforce	$—	$17	$4	$51
Trademarks	142	—	428	—
Customer relationship	279	—	843	—
Developed technology	317	—	953	—

Total amortization expense	$738	$17	$2,228	$51

Amortization expense for the thirteen and thirty-nine weeks ended October 1, 2023 was recorded as loss from discontinued operations on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). For the three and nine months ended September 30, 2022, amortization expense related to intangible assets of less than $0.1 million was recorded to general and administrative expense on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss).

The Company does not expect to recognize any future amortization expense of intangible assets as of October 1, 2023.

(11)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Accrued compensation and benefits	$3,666	$3,940
Customer deposits	1,167	930
Uninvoiced contract costs	3,554	1,914
Inventory received but not invoiced	1,391	972
Accrued term loan and revolving loan amendment and final payment fees	2,175	2,400
Accrued legal settlements	2,955	1,853
Accrued taxes	931	1,245
Accrued rebates and credits	880	1,076
Operating lease liabilities, current	720	958
Revenue warranty	918	—
Deferred underwriters’ discount payable	3,019	—
Accrued warranty, current	605	767
Other accrued liabilities	4,693	3,775

Total accrued expenses and other current liabilities	$26,674	$19,830

(12)	Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the thirteen or thirty-nine weeks ended October 1, 2023 and for the three or nine months ended September 30, 2022.

(13) Other Income (Expense), Net

Other income (expense), net consists of the following (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Change in fair value of redeemable convertible preferred stock warrant liability	$39	$3	$9,455	$(142)
Change in fair value of Carlyle warrants	12,689	—	12,689	—
Change in fair value of FACT public, private placement and working capital warrants	4,170	—	4,170	—
Gain on extinguishment of convertible notes and SAFE agreements(1)	—	—	—	3,235
Loss on CS Solis debt extinguishment	(10,338)	—	(10,338)	—
Bonus shares issued in connection with the Mergers(2)	(2,394)	—	(2,394)	—
Issuance of forward purchase agreements(3)	76	—	76	—
Change in fair value of forward purchase agreement liabilities(4)	(6,661)	—	(6,661)	—
Issuance of shares in connection with the forward purchase agreements(5)	(35,490)	—	(35,490)	—
Other, net	(94)	1	191	87

Total other income (expense), net	$(38,003)	$4	$(28,302)	$3,180

(1)	Includes zero and $1.4 million of other income for the three and nine months ended September 30, 2022, respectively, recognized upon the conversion of related party convertible notes and SAFEs.
(2)	Includes $0.7 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for bonus shares issued to related parties in connection with the Mergers.
(3)	Includes $0.3 million of other income for each of the thirteen and thirty-nine weeks ended October 1, 2023 for forward purchase agreements entered into with related parties.
(4)	Includes $5.9 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for forward purchase agreements entered into with related parties.
(5)	Includes $30.7 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for shares issued to related parties in connection with the forward purchase agreements.

(14)	Common Stock

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of October 1, 2023. No preferred stock has been issued.

The Company has reserved shares of common stock for issuance related to the following:

As of October 1, 2023
Common stock warrants	27,637,266
Employee stock purchase plan	2,628,996
Stock options and RSUs, issued and outstanding	7,013,514
Stock options and RSUs, authorized for future issuance	8,625,023

Total shares reserved	45,904,799

(15)	Warrants

Series B Warrants (Converted to Common Stock Warrants)

In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with a 2016 credit facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant was less than $0.1 million as of December 31, 2022 and as of July 18, 2023, when the Series B warrant was reclassified from warrant liability to additional paid-in capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series B warrant at issuance was recorded as a debt issuance cost within other non-current liabilities on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022.

Series C Warrants (Converted to Common Stock Warrants)

In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant was $6.3 million as of December 31, 2022. The fair value of the Series C warrant was $2.3 million as of July 18, 2023, when the Series B warrant was reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series C warrant at issuance was recorded as Series C preferred stock issuance costs and redeemable convertible preferred stock warrant liability on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022.

Series C-1 Warrants (Converted to Common Stock Warrants)

In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of October 1, 2023. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 62.5%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

SVB Common Stock Warrants

In May and August 2021, the Company issued warrants to purchase 2,473 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”). The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of October 1, 2023. At issuance, the relative fair value of the warrants were determined to be less than $0.1 million in aggregate using the Black-Scholes model with the following weighted average assumptions: expected term of 12 years; expected volatility of 73.0%; risk-free interest rate of 1.7% and 1.3% for the May and August 2021 warrants, respectively; and no dividend yield. The fair value of the warrant was recorded within additional paid-in-capital on the accompanying unaudited condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

Promissory Note Common Stock Warrants

In October 2021, the Company issued a warrant to purchase 24,148 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of October 1, 2023. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 73.0%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Carlyle Warrants

In February 2022, as part of a debt financing from Carlyle (refer to Note 16 – Borrowing Arrangements), the Company issued a warrant to purchase 2,886,952 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contained two tranches, the first of which is immediately exercisable for 1,995,879 shares. The second tranche, which was determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and the investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant had an exercise price of $0.01 per share and had an expiration date of February 2029.

At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 73.0%; risk-free interest rate of 1.9%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital and as a discount on the long-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of December 31, 2022.

In July 2023, and in connection with the closing of the Mergers, the Carlyle debt and warrants were modified. Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Complete Solaria Common Stock. As part of the modification, the warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. Of the additional warrants that become exercisable after the modification, the tranches of 350,000 warrants vesting ten days after the date of the agreement and 150,000 warrants vesting thirty days after the date of the agreement are exercisable as of October 1, 2023.

The modification of the warrant resulted in the reclassification of previously equity classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718. The Company recorded the fair value of the modified warrants as a warrant liability of $20.4 million, the pre-modification fair value of the warrants as a reduction to additional paid-in capital of $10.9 million and $9.5 million to other income (expense), net equal to the incremental value of the warrants upon the modification. The fair value of the warrant was determined based on its intrinsic value, given a nominal exercise price. At issuance, the relative fair value of the warrant was determined to be less than $20.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 77.0%; risk-free interest rate of 3.9%; and no dividend yield. As of October 1, 2023, the fair value of the warrant was $7.7 million, and the Company recorded the adjustment of $12.7 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Series D-7 Warrants (Converted to Common Stock Warrants)

In November 2022, the Company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the Business Combination. The warrant contains two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a merger transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a merger transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The fair value of the Series D-7 warrants was $7.8 million as of December 31, 2022 and $2.4 million as of July 18, 2023 when the warrants were reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the exercise price of the warrants is fixed at $2.50 per share of Complete Solaria Common Stock for the first tranche and $5.00 per share of Complete Solaria Common Stock for the second tranche upon the closing of the Mergers. The Series D-7 Warrants remain outstanding as of October 1, 2023.

November 2022 Common Stock Warrants

In November 2022, the Company issued a warrant to a third-party service provider to purchase 78,962 shares of common stock in conjunction with the Business Combination. The warrant was immediately exercisable at an exercise price of $8.00 per share and had an expiration date of April 2024. In May 2023, the Company amended the warrant, modifying the shares of common stock to be purchased to 31,680, the exercise price to $0.01, and the expiration date to the earlier of October 2026 or the closing of an IPO. The impact of the modification was not material to the unaudited condensed consolidated financial statements. At issuance and upon the modification, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 1.5 years; expected volatility of 78.5%; risk-free interest rate of 4.7%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification. Upon the Closing of the Mergers, the warrant was net exercised into 31,680 shares of Complete Solaria Common Stock.

July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of common stock in exchange for services provided in obtaining financing at the Closing of the Mergers. The warrant is immediately exercisable at a price of $0.01 per share and has an expiration date of July 2028. At issuance, the fair value of the warrant was determined to be $0.2 million, based on the intrinsic value of the warrant and the $0.01 per share exercise price. As the warrant is accounted for as an equity issuance cost, the warrant is recorded only within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase Complete Solaria Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers. As of October 1, 2023, all warrants issued as warrant consideration remain outstanding.

Public, Private Placement, and Working Capital Warrants

In conjunction with the Mergers, Complete Solaria, as accounting acquirer, was deemed to assume 6,266,667 warrants to purchase FACT Class A Ordinary Shares that were held by the sponsor at an exercise price of $11.50 (“Private Placement Warrants”) and 8,625,000 warrants to purchase FACT’s shareholders FACT Class A Ordinary Shares at an exercise price of $11.50 (“Public Warrants”). Subsequent to the Mergers, the Private Placement Warrants and Public Warrants are exercisable for shares of Complete Solaria Common Stock and meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the unaudited condensed consolidated balance sheets.

The Company determined the Public and Private warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants of $6.4 million. The fair value of these warrants was $2.4 million as of October 1, 2023, and the Company recorded the change in fair value of $4.0 million in other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023.

Additionally, at the closing of the Mergers, the Company issued 716,668 Working Capital warrants, which have identical terms as the Private Placement Warrants to the sponsor in satisfaction of certain liabilities of FACT. The warrants were fair valued at $0.3 million upon the closing of the Mergers, which was recorded in warrant liability on the unaudited condensed consolidated balance sheets. As of October 1, 2023, the Working Capital warrants had a fair value of $0.1 million, and the Company recorded the change in fair value of $0.2 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

(16)	Borrowing Arrangements

Convertible notes, net and convertible notes, net, due to related parties

As of October 1, 2023 and December 31, 2022, the Company’s convertible notes consisted of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Convertible notes, net, noncurrent
2022 Convertible Notes	$—	$3,434
2022 Convertible Notes due to related parties	—	15,510

Total convertible notes	$—	$18,944

Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.

On April 30, 2021, the Company issued a short-term Subordinated Convertible Promissory Note to Ecosystem Integrity Fund II, LP (“EIF”) for a total principal of $0.5 million plus accrued interest of 3.0% per annum due on June 30, 2021. The Note included a conversion feature which allows the holder to convert any portion of the note plus any unpaid accrued interest (“Conversion Amount”) into shares of Series C-1 Preferred Stock on the maturity date of June 30, 2021 or thereafter. As of December 31, 2021 the principal and accrued interest remained outstanding and the holder did not elect to covert the note into Series C-1 Preferred shares. The principal and accrued interest of $0.5 million was repaid in February 2022, and as such, the balance remaining at December 31, 2022 and thereafter remained zero.

2019-A Convertible Notes

In 2019, the Company issued a series of convertible notes (“2019-A Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2019-A Convertible Notes converted into 62,500 shares of Series D-2 redeemable convertible preferred stock. The Company recognized a gain on the conversion of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2019-A Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 2022. Interest expense recognized related to the 2019-A Convertible Notes during the nine months ended September 30, 2022 was immaterial.

2020-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2020-A Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2020-A Convertible Notes converted into 785,799 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2020-A Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 2022. Interest expense recognized during the nine months ended September 30, 2022 was immaterial.

2021-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2021-A Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount is amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2021-A Convertible Notes converted into 869,640 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

As part of the 2021-A Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carries PIK interest of 3.0% and is due and payable on demand at any time after June 30, 2021. The note contains an embedded conversion feature, which allows the holder to convert the note into a fixed number of shares of Series C-1 preferred stock at any time after June 30, 2021. The Company concluded the conversion feature is not required to be bifurcated as an embedded derivative liability, and the note is carried at its principal plus accrued PIK interest. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2021-A Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 30, 2022. Interest expense recognized during the nine months ended September 30, 2022 was immaterial.

2022 Convertible Notes

In connection with the Original Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) during the fiscal year ended December 31, 2022 with an aggregate purchase price of $12.0 million, and during the thirty-nine weeks ended October 1, 2023 for an additional total purchase price of $21.3 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contained the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes accrued interest at a rate of 5% per annum. Immediately prior to the closing of the Mergers, the 2022 Convertible Notes were converted into the number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Amended and Restated Business Combination Agreement. This resulted in the issuance of 5,316,460 shares of Complete Solaria common stock to the noteholders and no debt remains outstanding associated with the 2022 Convertible Notes as of October 1, 2023.

The Company has recognized interest expense of less than $0.1 million and $0.7 million related to the 2022 Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023. The Company did not recognize any interest expense related to the 2022 Convertible Notes during the three and nine months ended September 30, 2022.

SAFE Agreements

2019 SAFE

In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021 was recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series D-3 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

2021 SAFE

In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the PWERM, which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021 is recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

Solaria SAFE

As part of the acquisition of Solaria (refer to Note 6 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.

The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss) until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the Business Combination with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 4 – Reverse Recapitalization, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the Business Combination the SAFE notes were converted to 8,171,662 shares of Series D-8 preferred stock as discussed in Note 6 – Business Combination.

Notes Payable

Loan and Security Agreement

In January 2020, the Company entered into the Loan Agreement with SVB. The Loan Agreement, as amended, provided for a line of credit up to $7.0 million and has a maturity date of February 2022. Advances under the line of credit bore interest at the greater of 5.25% or the prime rate (as published in the Wall Street Journal) plus 3.5% per annum. All borrowings under the line of credit were to be secured by substantially all of the Company’s assets.

During 2021, the Company entered into several amendments to the Loan Agreement, and in May and August 2021 in connection with the Fifth and Sixth Amendments, the Company issued warrants to purchase 5,122 shares and 5,229 shares of common stock at exercise prices of $0.38 per share and $0.62 per share, respectively. The fair value of the warrants were recorded as deferred issuance costs and amortized to interest expense. As of December 31, 2022 and thereafter, there were no unamortized debt issuance costs.

Under the Loan Agreement, the Company was subject to certain reporting covenants, such as a requirement for the Company’s monthly unaudited condensed consolidated financial statements and compliance certificate, as well as a financial covenant to maintain a minimum liquidity ratio of 1.75 to 1.00. In 2021, the Loan Agreement was amended to add a new financial covenant, requiring the Company to obtain new equity of at least $15.0 million by a specified date, which the Company did not meet; however, the default was later waived by SVB.

In February 2022, as part of the transaction to raise long-term debt in CS Solis, the Company repaid the principal and accrued interest of the Loan Agreement of $6.7 million, which terminated the agreement with SVB. As such, as of December 31, 2022 and thereafter, there was no debt related to this agreement on the Company’s balance sheet.

2021 Promissory Notes

In July 2021, the Company issued a short-term promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and were due and payable after February 2022. In February 2022, the Company repaid the 2021 Promissory Note.

In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The principal and accrued interest of the note payable was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

Current Insight Promissory Note

In January 2021, the Company issued a promissory note for a principal amount of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. The principal and accrued interest was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 6 – Business Combination.

In December 2022, the Company entered into an amendment to the 2018 Bridge Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria

Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of October 1, 2023 and December 31, 2022, the carrying value of the Bridge Notes was $10.7 million and $9.8 million, respectively. Interest expense recognized for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.3 million and $1.0 million, respectively. The Company did not recognize any interest expense related to the 2018 Bridge Notes during the three and nine months ended September 30, 2022. As of October 1, 2023, the carrying value of the 2018 Bridge Notes approximates their fair value.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“SCI Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The SCI Loan Agreement comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the Business Combination.

The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The SCI Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial Covenants”) over the term of each of the Revolving Loan. The Revolving Loan is collateralized substantially by all assets and property of the Company.

In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendment changes were made to the Financial Covenants and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and was included in the acquired liabilities for purchase price accounting.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the Business Combination with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, Complete Solaria as discussed in Note 6 – Business Combination.

The Revolving Loan outstanding on the date of the Business Combination was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 6 – Business Combination. The Revolving Loan principal balance at October 1, 2023 and December 31, 2022 amounted to $5.0 million. Interest expense recognized for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.2 million and $0.5 million, respectively. The Company was in compliance with all the Financial Covenants as of October 1, 2023. In October 2023, the Company entered into an Assignment and Acceptance Agreement whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million, as discussed in Note 22 – Subsequent Events.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty. Under the original terms, the secured credit facility agreement was due to mature in April 2023. The Company is in the process of amending the secured credit facility agreement to extend its maturity date.

At October 1, 2023, the outstanding net debt amounted to $11.7 million, including accrued financing cost of $4.1 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million. The Company has recognized interest expense of zero and $3.1 million related to the Secured Credit Facility during the thirteen and thirty-nine weeks ended October 1, 2023, respectively. The Company did not recognize any interest expense related to the Secured Credit Facility during the three and nine months ended September 30, 2022. As of October 1, 2023, the total estimated fair value of the Secured Credit Facility approximates its carrying value.

Polar Settlement Agreement

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with Polar Multi-Strategy Master Fund (“Polar”) for the settlement of a working capital loan that had been made by Polar to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay Polar $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. During the thirteen and thirty-nine weeks ended October 1, 2023, the Company made one payment of less than $0.1 million, and as of October 1, 2023, and $0.5 million remains outstanding.

Debt in CS Solis

As described above, as part of the reorganization in February 2022 of the Company, the Company received an investment from Carlyle. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership Units. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which was accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 14 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units.

On July 17 and July 18, 2023, and in connection with obtaining consent for the Mergers, Legacy Complete Solaria, FACT and Carlyle entered into an Amended and Restated Consent to the Business Combination Agreement (“Carlyle Debt Modification Agreement”) and an amended and restated warrant agreement (“Carlyle Warrant Amendment”), which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle Debt Modification Agreement accelerates the redemption date of the investment, which was previously February 14, 2025 and is March 31, 2024 subsequent to the modification. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the Carlyle Warrant Amendment, Complete Solaria issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. The warrants are classified as liabilities under ASC 815 and are recorded within warrant liability on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

The Company accounted for the modification of the long-term debt in CS Solis as a debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, the Company recorded a loss on extinguishment, of $10.3 million, which is recorded within other expense on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As of the modification date, the Company recorded the fair value of the new debt of $28.4 million as short-term debt in CS Solis, and the amount will be accreted to its redemption value of $31.9 million under the effective interest method.

The Company has recorded a liability of $29.2 million and zero included in short-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively. The Company has recorded a liability of zero and $25.2 million included in long-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively. The Company has recorded accretion of the liability as interest expense of $1.2 million and $2.7 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and made payments of interest expense of $0.2 million for each of the thirteen and thirty-nine weeks ended October 1, 2023. The Company has recorded accretion of the liability as interest expense of $0.7 million and $1.7 million for the three and nine months ended September 30, 2022, respectively. During the thirteen and thirty-nine weeks ended October 1, 2023, the Company recorded amortization of issuance costs as interest expense of less than $0.1 million and $0.7 million, respectively. During the three and nine months ended September 30, 2022, the Company recorded the amortization of issuance costs as interest expense of $0.4 million and $0.9 million, respectively. As of October 1, 2023, the total estimated fair value of the Company’s debt in CS Solis was $29.1 million, which was estimated based on Level 3 inputs.

(17)	Stock-Based Compensation

In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of Complete Solaria Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s Board prior to the date of the increase. The maximum number of shares of Complete Solaria Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the Complete Solaria, Inc. 2023 Incentive Equity Plan (“2023 Plan”), “the Plans”). The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed in connection with the acquisition of Solaria. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction. The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.

Under the Plans, the Company has granted service and performance-based stock options and restricted stock units (“RSUs”).

A summary of stock option activity for the thirty-nine weeks ended October 1, 2023 under the Plans is as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 31, 2022	4,970,419	$4.86	6.99	$34,180
Options granted	2,164,946	5.18
Options exercised	(67,292)	0.83
Options canceled	(142,218)	9.46

Outstanding—October 1, 2023	6,925,855	$4.91	7.80	$2,727

Vested and expected to vest—October 1, 2023	6,925,855	$4.91	7.80	$2,727

Vested and exercisable—October 1, 2023	3,037,856	$5.16	6.40	$2,245

A summary of RSU activity for the thirty-nine weeks ended October 1, 2023 under the Plans is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2022	—
Granted	728,600	$5.00
Vested and released	(155,473)	$4.84
Cancelled or forfeited	(485,468)	$5.07

Unvested at October 1, 2023	87,659	$5.07

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Cost of revenues	$20	$1	$51	$6
Sales and marketing	143	37	337	91
General and administrative	1,416	47	1,933	120
Loss from discontinued operations, net of tax	535	—	1,835	—

Total stock-based compensation expense	$2,114	$85	$4,156	$217

As of October 1, 2023, there was a total of $16.4 million and $0.2 million of unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.13 years and 4.75 years for service-based options and RSUs, respectively.

In July 2023, the Company’s board of directors approved the modification to accelerate the vesting of 52,167 options for employees that were terminated. Additionally, at the same time, the board of directors approved an extension of the post termination exercise period for 280,412 vested options of terminated employees. In connection with the modifications, the Company recorded incremental stock-based compensation expense of $0.1 million.

(18)	Employee Stock Purchase Plan

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Mergers in July 2023. All qualified employees may voluntarily enroll to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of October 1, 2023, 2,628,996 shares were reserved for future issuance under the ESPP Plan.

(19)	Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company’s leases have remaining terms of 0.3 years to 3.1 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the unaudited condensed consolidated balance sheets within operating lease ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.1 million and $0.3 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and $0.1 million and $0.2 million for the three and nine months September 30, 2022, respectively. Total lease expense for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.3 million and $1.0 million, respectively, and for the three and nine months ended September 30, 2022 was $0.2 million and $0.5 million, respectively.

The Company made $0.3 million and $0.8 million of cash payments related to operating leases during the thirteen and thirty-nine weeks ended October 1, 2023, respectively and made $0.1 million and $0.4 million of cash payments related to operating leases during the three and nine months ended September 30, 2022, respectively. New operating lease right-of-use assets obtained in exchange for operating lease liabilities were zero during the thirteen and thirty-nine weeks ended October 1, 2023 and zero and $0.2 million during the three and nine months ended September 30, 2022, respectively.

The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

October 1, 2023
Remaining average remaining lease term	2.61 years
Weighted average discount rate	15.20%

Future minimum lease payments under non-cancelable operating leases as of October 1, 2023 are as follows (in thousands):

2023 (excluding the thirty-nine weeks ended October 1, 2023)	$263
2024	743
2025	592
2026	477
2027 and thereafter	—

Total undiscounted liabilities	2,075

Less: imputed interest	(565)

Present value of operating lease liabilities	$1,510

Warranty Provision

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship. The Company will retain its warranty obligation associated with its panel sales, subsequent to the disposal of its panel business.

The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Thirty-Nine Weeks Ended October 1, 2023	Year Ended December 31, 2022
Warranty provision, beginning of period	$3,981	$2,281
Warranty liability from Business Combination	—	1,943
Accruals for new warranties issued	2,100	1,492
Settlements	(2,060)	(1,735)

Warranty provision, end of period	$4,021	$3,981

Warranty provision, current	$605	$767
Warranty provision, noncurrent	$3,416	$3,214

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be Possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $3.0 million and $1.9 million as a loss contingency in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively, primarily associated with the pending settlement of the following legal matters.

Katerra Litigation

On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The complaint seeks damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. On May 11, 2023, the parties reached a settlement in which Solaria agreed to pay Katerra $0.8 million, paid in monthly payments beginning on May 25, 2023 and ending by October 25, 2023. As of October 1, 2023, the remaining balance of payments owed in relation to the settlement was $0.1 million.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens filed a lawsuit for breach of contract and warranty against the Company and demanded $6.9 million plus legal fees. The case is currently in trial. The Company has recorded $2.0 million and zero as a loss contingency related to this litigation in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively.

China Bridge Litigation

On August 24 2023, China Bridge Capital Limited (“China Bridge”) alleged breach of contract and demanded $6.0 million. The complaint names FACT as the defendant. The complaint alleges China Bridge and FACT entered into a financial advisory agreement in October 2022 whereby FACT engaged China Bridge to advise and assist FACT in identifying a company for FACT to acquire. As part of the agreement, China Bridge claims that FACT agreed to pay China Bridge a $6.0 million advisory fee if FACT completed such an acquisition. China Bridge claims it introduced Complete Solaria to FACT and is therefore owed the $6.0 million advisory fee. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of October 1, 2023. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million and $3.9 million as of October 1, 2023 and December 31, 2022, respectively.

(20)	Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the thirteen or thirty-nine weeks ended October 1, 2023 or for the three or nine months ended September 30, 2022. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The unaudited basic and diluted shares and net loss per share for the three and nine months ended September 30, 2022 have been retroactively restated to give effect to the conversion of shares of legal acquiree’s convertible instruments into shares of legal acquiree common stock as though the conversion had occurred as of the beginning of the period. The retroactive restatement is consistent with the presentation on the accompanying unaudited condensed consolidated statements of stockholders’ deficit.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 (in thousands, except share and per share amounts):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Numerator:
Net loss from continuing operations	$(50,973)	$(4,146)	$(73,448)	$(10,809)
Net loss from discontinued operations	(155,909)	—	(168,458)	—

Net loss	$(206,882)	$(4,146)	$(241,906)	$(10,809)
Denominator:
Weighted average common shares outstanding, basic and diluted	39,821,078	13,431,410	16,969,979	13,053,367
Net loss per share:
Continuing operations – basic and diluted	$(1.28)	$(0.31)	$(4.33)	$(0.83)

Discontinued operations – basic and diluted	$(3.92)	$—	$(9.92)	$—

Net loss per share – basic and diluted	$(5.20)	$(0.31)	$(14.25)	$(0.83)

Basic and diluted net loss per share attributable to common stockholders is the same for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of
	October 1, 2023	December 31, 2022
Common stock warrants	23,626,132	2,000,878
Preferred stock warrants	—	488,024
Stock options and RSUs issued and outstanding	7,013,514	2,430,949

Potential common shares excluded from diluted net loss per share	30,639,646	4,919,851

(21)	Related Party Transactions

Related Party Convertible Promissory Notes

In 2020, the Company issued convertible promissory notes (“2020-A Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. In 2021, the Company subsequently issued convertible promissory notes (“2021-A Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. Refer to Note 16 – Borrowing Arrangements for further details.

In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

In October 2022 through June 2023, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $33.3 million to various investors, out of which $12.1 million was issued to five related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria, with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net, due to related parties, noncurrent in the accompanying unaudited condensed consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the thirteen and thirty-nine weeks ended October 1, 2023, the Company has recognized less than $0.1 million and $0.4 million, respectively, in interest expense related to the related party 2022 Convertible Promissory Notes.

In June 2023, the Company received $3.5 million of prefunded PIPE proceeds from a related party investor in conjunction with the Company’s merger with Freedom Acquisition I Corp (refer to Note 1(a) – Description of Business and Note 4 – Reverse Recapitalization). The $3.5 million investment converted to equity for reclassification of prepaid PIPE, which is reflected in the unaudited condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the thirteen and thirty-nine weeks ended October 1, 2023.

In July 2023, in connection with the Mergers, in addition to the $3.5 million of related party PIPE proceeds noted above, the Company received additional PIPE proceeds from related parties of $12.1 million, which is reflected in the unaudited condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the thirteen and thirty-nine weeks ended October 1, 2023.

In July 2023, in connection with the Mergers, the Company issued 120,000 shares to a related party as a transaction bonus. As a result of the issuance, the Company recognized $0.7 million of expense within other income (expense), net in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023.

In July 2023, the Company entered into a series of FPAs as described in Note 5 – Forward Purchase Agreements. In connection with the FPAs, the Company recognized other expense of $30.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023 in connection with the issuance of 5,670,000 shares of Complete Solaria Common Stock to the related party FPA Sellers. The Company also recognized other income of $0.3 million in connection with the issuance of the FPAs with related parties. As of October 1, 2023, the Company has recognized a liability associated with the FPAs of $5.6 million due to related parties in its unaudited condensed consolidated balance sheets, and the Company has recognized other expense associated with the change in fair value of the FPA liability due to related parties of $5.9 million in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for both the thirteen and thirty-nine weeks ended October 1, 2023.

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with a related party for the settlement of a working capital loan made to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay the related party $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. During each of the thirteen and thirty-nine weeks ended October 1, 2023, the Company made one payment of $0.1 million. As of October 1, 2023, $0.5 million remains outstanding.

There were no other material related party transactions during the thirteen and thirty-nine weeks ended October 1, 2023 or the three and nine months ended September 30, 2022.

(22) Subsequent Events

In preparing the unaudited condensed consolidated financial statements as of and for the thirty-nine weeks ended October 1, 2023, the Company evaluated subsequent events for recognition and measurement purposes through November 14, 2023, which is the date the financial statements were available to be issued. The Company noted no subsequent events through November 14, 2023 that would materially impact the unaudited condensed consolidated financial statements, except for the following:

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this as a related party transaction.

In October 2023, in connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Purchase Stock Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock (the “replacement warrants”). As a result of the warrant amendment, the Company reclassified the replacement warrants from equity to liability. The replacement warrants were remeasured to the fair value on the amendment effective date and the Company will record subsequent changes in fair value in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. The Company recorded an impairment charge of $1.7 million related to a decline in the fair value of the Maxeon shares between the end of the fiscal quarter on October 1, 2023 and the disposal date of October 6, 2023. No significant transaction costs were incurred subsequent to the balance sheet date.

INDEPENDENT AUDITOR’S REPORT

To the shareholders and the Board of Directors of The Solaria Corporation

Opinion

We have audited the consolidated financial statements of The Solaria Corporation and subsidiaries (the “Company”), which comprise the Consolidated Balance Sheets as of December 31, 2021 and 2020, and the related Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit, and Consolidated Statements of Cash Flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net operating losses from operations and negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

San Francisco, California

February 9, 2023

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

(In thousands, except par value and share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,113	$9,802
Accounts receivable, net	6,288	13,318
Inventory, net	16,928	10,448
Prepaid expenses and other current assets	2,053	9,160

Total current assets	34,382	42,728
Restricted cash	4,802	3,747
Operating lease right-of-use assets, net and other noncurrent assets	1,755	2,534
Property and equipment, net	999	4,928

TOTAL ASSETS	$41,938	$53,937

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,489	$4,459
Accrued expenses and other current liabilities	11,713	9,975
Deferred revenue	75	2,070
Notes payable, net	10,912	5,938
Operating lease liability	283	390

Total current liabilities	28,472	22,832
NONCURRENT LIABILITIES:
Redeemable convertible preferred stock warrants liability	4,955	1,725
Operating lease liability, net of current portion	1,674	2,139
Other liabilities, noncurrent	2,341	2,280
Notes payable, net of current portion	41,197	11,171

Total liabilities	78,639	40,147

COMMITMENTS AND CONTINGENCIES (NOTE 14)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock: par value of $0.001 per share; 13,500,285 shares authorized as of December 31, 2021 and 2020; issued and outstanding of 11,147,927 shares and 10,920,447 shares as of December 31, 2021 and 2020, respectively; aggregate liquidation value of $71.7 million and $71.3 million as of December 31, 2021 and 2020, respectively	72,061	71,152

STOCKHOLDERS’ DEFICIT
Common stock; par value $0.001 per share; 27,000,000 shares authorized as of December 31, 2021 and 2020; issued and outstanding of 2,001,357 shares and 1,841,452 shares as of December 31, 2021 and 2020, respectively	521	521
Class B common stock; par value $0.001 per share; 815 shares authorized as of December 31, 2021 and 2020; 815 shares issued and outstanding as of December 31, 2021 and 2020	1	1
Additional paid-in capital	178,309	175,285
Accumulated other comprehensive loss	(55)	(68)
Accumulated deficit	(287,538)	(233,101)

Total stockholders’ deficit	(108,762)	(57,362)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$41,938	$53,937

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In thousands)

	Years Ended December 31,
	2021	2020
Product revenue, net	$59,763	$48,328
Cost of revenue	61,144	47,950

Gross profit (loss)	(1,381)	378
Operating expenses
Research and engineering	4,345	2,964
Sales and marketing	7,244	7,349
General and administrative	9,789	9,905
Litigation-related costs	5,485	2,311
Impairment and related charges (Note 3)	17,052	395

Total operating expenses	43,915	22,924
Loss from operations	(45,296)	(22,546)
Interest expense	(5,221)	(2,763)
Interest income	6	130
Loss on extinguishment of debt (Note 7)	(5,384)	—
Other income (expense), net	1,458	1,404

Total other expenses, net	(9,141)	(1,229)

Loss before provision for income taxes	(54,437)	(23,775)
Provision for income taxes	—	80

Net loss	(54,437)	(23,855)
OTHER COMPREHENSIVE INCOME (LOSS):
Currency translation adjustment, net of tax effect of $0, for the years ended December 31, 2021 and 2020	13	(68)

Net loss and comprehensive loss	(54,424)	(23,923)
Redeemable convertible preferred stock accretion	21	36

Net loss and comprehensive loss to common stockholders	$(54,403)	$(23,887)

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In thousands, except number of shares)

								Accumulated Other Comprehensive Loss
										Total Stockholders’
	Redeemable Convertible						Additional Paid-in		Accumulated
	Preferred Stock		Common Stock		Class B Common Stock		Capital		Deficit	Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 29, 2019	10,151,638	$64,193	1,816,452	$521	815	$1	$172,469	$—	$(209,246)	$(36,255)
Exercise of options	—	—	25,000	—	—	—	10	—	—	10
Issuance of Series E-1 redeemable convertible preferred stock	768,809	6,748	—	—	—	—	—	—	—	—
Stock-based compensation	—	175	—	—	—	—	2,842	—	—	2,842
Currency translation adjustment	—	—	—	—	—	—	—	(68)	—	(68)
Redeemable convertible preferred stock accretion	—	36	—	—	—	—	(36)	—	—	(36)
Net loss	—	—	—	—	—	—	—	—	(23,855)	(23,855)

Balance at December 31, 2020	10,920,447	$71,152	1,841,452	$521	815	$1	$175,285	$(68)	$(233,101)	$(57,362)

Exercise of warrants	246,564	762	25,000	—	—	—	2	—	—	2
Exercise of options	—	—	159,583	—	—	—	370	—	—	370
Repurchase of common stock	—	—	(24,678)	—	—	—	—	—	—	—
Rescission of Series E-1 redeemable convertible preferred stock	(19,084)	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	126	—	—	—	—	2,673	—	—	2,673
Currency translation adjustment	—	—	—	—	—	—	—	13	—	13
Redeemable convertible preferred stock accretion	—	21	—	—	—	—	(21)	—	—	(21)
Net loss	—	—	—	—	—	—	—	—	(54,437)	(54,437)

Balance at December 31, 2021	11,147,927	$72,061	2,001,357	$521	815	$1	$178,309	$(55)	$(287,538)	$(108,762)

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,	December 31,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(54,437)	$(23,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt amortization and non-cash interest expense	3,555	2,036
Loss on extinguishment of debt	5,384	—
Stock-based compensation	2,799	3,017
Change in fair value of redeemable convertible preferred stock warrant liability	(358)	(1,085)
Depreciation expense	1,290	451
Allowance for doubtful accounts expense	—	183
Impairment and related charges	17,052	395
Impairment of investment in privately held company	250	—
Noncash operating lease expense	283	336
Forgiveness of Paycheck Protection Plan (PPP) Loan	(1,433)	—
Other	13	135
Changes in operating assets and liabilities:
Accounts receivable, net	7,030	(501)
Inventory, net	(15,168)	2,393
Prepaid expenses and other current assets	2,970	(4,413)
Accounts payable	1,030	(2,189)
Accrued expenses and other current liabilities	(1)	3,216
Deferred revenue	(1,995)	(1,582)
Operating lease liability	(309)	(52)
Other liabilities, noncurrent	60	1,629

Net cash used in operating activities	(31,985)	(19,886)
Cash Flows from Investing Activities
Purchases of property and equipment	(1,827)	(2,935)
Proceeds from sale of property and equipment	248	—

Net cash used in investing activities	(1,579)	(2,935)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable, net	33,415	21,933
Repayment of notes payable, net	(382)	(15,835)
Proceeds from issuance of preferred stock, net	—	6,748
Proceeds from exercise of redeemable convertible preferred stock warrants	512	—
Proceeds from exercise of stock options	372	10

Net cash provided by financing activities	33,917	12,856

Effect of Exchange Rate Changes	13	(67)
Net Change in Cash, Cash Equivalents and Restricted Cash	366	(10,032)
Cash, Cash Equivalents and Restricted Cash, beginning of year	13,549	23,581

Cash, Cash Equivalents and Restricted Cash, end of year	$13,915	$13,549

THE SOLARIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,	December 31,
	2021	2020
Supplemental Cash Flow Information
Taxes paid	$73	$98

Interest paid	$860	$353

Non-Cash Investing and Financing Activities
Preferred stock warrants issued in connection with the 2018 Bridge notes modification	$(731)	$—

Forgiveness of PPP Loan	$(1,433)	$—

See accompanying notes to consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021, AND 2020

(In thousands, except share and per share amounts)

1.	ORGANIZATION

Description of Business

The Solaria Corporation was incorporated as a Delaware corporation on May 5, 2006. The Solaria Corporation (together with its subsidiaries, the “Company” or “Solaria”) designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. The Company operates from its headquarters in Fremont, California.

Liquidity and Going Concern — Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $54.4 million and $23.9 million during the year ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of $287.5 million as of December 31, 2021. The Company had cash and cash equivalents of $9.1 million as of December 31, 2021. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows and the need to raise additional funding to finance its operations raise substantial doubt about the Company’s ability to continue as a going concern.

As more fully described in Note 17, the Company was acquired by Complete Solar Holding Corporation (“Complete Solar”) in November 2022 and formed Complete Solaria, Inc. (“Complete Solaria”). As a result, the Company became a wholly-owned indirect subsidiary of “Complete Solaria” at that time. Subsequent to the acquisition, the combined company does business as Complete Solaria. The Company’s ability to continue as a going concern is dependent on its and Complete Solaria’s ability to improve profitability and cash flows as well as Complete Solaria’s ability to raise additional funds through debt and/or equity raises. As discussed in Note 17, Complete Solaria’s plan is to seek additional funding through completion of a business combination with Freedom Acquisition Corp. (“Freedom”), a special purpose acquisition corporation (“SPAC”). At this time, Complete Solaria is focused on completing the business combination, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources.

If Complete Solaria fails to complete this business combination, it plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings and other sources. If Complete Solaria is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects.

While Complete Solaria and Solaria have historically been able to raise multiple rounds of financing, there can be no assurance that in the event additional financing is required, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve their intended business objectives.

Therefore, there is substantial doubt about Solaria’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming Solaria will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Solaria Australia Pty. Ltd and TSC PowerHome BVd PLV Inc. All intercompany balances and transactions have been eliminated in consolidation.

The Company had 52 or 53 week fiscal year that ended on the Sunday nearest to December 31 of each year. Beginning 2020 the Company changed the fiscal year end to calendar year end.

Significant Risks and Uncertainties — The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, ability to develop sales channels and to onboard channel partners, as defined, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology.

In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.

The quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company to minimize the impacts of these challenges to its business.

Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include warranty cost, allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, assessment of the recoverability and fair values of property and equipment, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves, determination of the fair value of debt, redeemable convertible preferred stock, common stock, simple agreements for future equity, stock option and restricted stock grants, and redeemable convertible preferred stock and common stock warrants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Foreign Currency—The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Comprehensive Loss—Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under US GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of tax effects.

Cash and Cash Equivalents— The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2021 and 2020, cash and cash equivalents consist primarily of checking and savings deposits.

Restricted Cash— The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of $4.8 million and $3.7 million deposited in money market account, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements as of December 31, 2021 and 2020, respectively. The Company has presented these balances under noncurrent assets in the consolidated balance sheets.

Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	As of December 31,
	2021	2020
Cash and cash equivalents	$9,113	$9,802
Restricted cash	4,802	3,747

Total cash, cash equivalents and restricted cash	$13,915	$13,549

Accounts Receivable, net— Accounts receivable are recorded at invoiced amounts less allowances for bad debts that management believes will be adequate to absorb estimated losses on existing balances, or net realizable value. On a periodic basis, management evaluates accounts receivable and determines whether to record an allowance, or whether any account balances should be written off based on past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon payment terms. The Company generally does not require any security or collateral to support its accounts receivable. For the year ended December 31, 2021, accounts receivable write-offs and bad debt expense were zero. For the year ended December 31, 2020 accounts receivable write-offs were $0.1 million and bad debt expense was $0.2 million, respectively. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $0.6 million. The Company did not record any impairment losses on accounts receivable in fiscal years 2020 and 2021.

Simple Agreement for Future Equity notes— The Company’s Simple Agreement for Future Equity notes (“SAFE”) are financial instruments whereby an investor provides an investment into the Company, and the note is subsequently converted into a preferred equity security at a discount to the price paid by other investors when and if preferred equity is issued through a qualifying capital raise. The SAFE notes are classified as liabilities as of December 31, 2021 and 2020 and key terms of such notes are described in Note 7.

The Company elected the fair value option for SAFE financial instruments, which requires these to be remeasured to fair value each reporting period with changes in fair value recorded in Other Income (expense), net in the Consolidated Statements of Operations and Other Comprehensive Loss, except for changes in fair value that result from a change in the instrument specific credit risk which are presented separately within other comprehensive income (loss). The fair value estimate includes significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The decision to elect the fair value option is made on an instrument-by-instrument basis on the date the instrument is initially recognized, is applied to the entire instrument, and is irrevocable once elected. As a result of applying the fair value option, direct costs and fees related to issuance of SAFE were expensed as incurred.

As more fully described in Note 17, post consummation of the merger in November 2022, all SAFE notes were assumed by Complete Solar.

Fair Value Measurements— As more fully described in Note 7, the Company follows ASC 820, Fair Value Measurements, which establishes a common definition of fair value to be applied when U.S. GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value accounting is applied to all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Concentration of Credit Risk— Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Concentration risk for cash and cash equivalents is mitigated by banking with a creditworthy financial institution. At times, cash deposits have exceeded the federally insurable limit; however, the Company has not experienced any losses on its cash deposits and cash equivalents since inception. The Company generally does not require collateral or other security to support its accounts receivable. Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts as appropriate.

The Company had one major customer for the years ended December 31, 2021, and 2020, respectively. Major customers are defined as customers generating revenue greater than 10% of the Company’s revenue. Revenue from the major customer accounted for 69% and 58% of revenue for the years ended December 31, 2021, and 2020, respectively. Accounts receivable from the major customer totaled $3.6 million and $9.2 million as of December 31, 2021, and 2020, respectively.

For the year ended December 31, 2021, three suppliers represented 56% of the Company’s inventory purchases. For the year ended December 31, 2020, three suppliers represented 41% of the Company’s inventory purchases.

Inventory, net— Inventory, net consist of raw materials, work-in-progress, and finished goods, stated at the lower of actual cost (which approximates first-in, first-out basis) or net realizable value. The determination of net realizable value involves numerous judgments, including estimated future demand and selling prices. Inventory that is obsolete, in excess of the Company’s forecasted demand or is anticipated to be sold at a loss is written down to its estimated realizable value based on product life cycle, development plans, expected demand or quality issues.

Property and Equipment, net— Property and equipment, net is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives. Equipment purchased but not yet placed into service is classified as construction in progress and is not depreciated until it is placed in service. Upon retirement or sale, costs and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is included in operating expense in the Consolidated Statements of Operations and Comprehensive Loss. Maintenance and repairs costs are charged to operations as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets, ranging from three years to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Investment in Privately Held Company— In June 2015, the Company invested $0.3 million in a privately held company and accounted for such investment using the cost method. As of December 31, 2020, this investment is included in other noncurrent assets in the consolidated Balance Sheet. The Company monitors the investment for impairment and makes appropriate reductions in carrying value if the Company determines that an impairment charge is required based primarily on the financial condition and near-term prospects of the investee. In December 2021, the Company determined the investment carrying value to be fully impaired and recorded a $0.3 million expense to Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Impairment of Long-Lived Assets— The Company periodically evaluates the carrying value of long-lived assets to be held and used when indicators of impairment exist. The carrying value of a long-lived asset to be held and used is considered impaired when the estimated separately identifiable undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. As discussed in Note 3, in December 2021, the Company recorded a write-down of assets associated with its Solar Park contract manufacturer in Korea. Equipment with a net carrying value of $4.2 million was fully written off as part of the Solar Park write-down. In addition, as discussed in Note 5, in March of 2020, the Company recorded an impairment charge of $0.4 million related to the abandonment of certain manufacturing equipment which was no longer expected to be completed. No other significant impairment charges have been recorded in the periods presented.

Commitments and Contingencies— The Company is and may become involved in various legal proceedings arising from its business activities. While management is not aware of any litigation matter that in and of itself would have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position, litigation is inherently unpredictable, and depending on the nature and timing of a proceeding, an unfavorable resolution could materially affect the Company’s future consolidated results of operations, cash flows or financial position in a particular period. The Company assesses contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in the Company’s consolidated financial statements.

An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, the Company may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against the Company may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of the Company’s potential liability.

Revenue Recognition— In May 2014, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance, Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers that supersedes nearly all U.S. GAAP on revenue recognition and eliminates legacy industry-specific guidance. Since its issuance, the FASB has issued several amendments to ASC 606. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements with customers:

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue as performance obligations are satisfied.

ASC 606 provides a unified model in determining when and how revenue is recognized with the core principle that revenue should be recognized when a customer obtains control of the promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

The Company contracts with customers under non-cancellable arrangements. While customers, including distributors, may cancel master purchase agreements for convenience at any time, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements after 4 weeks from the scheduled delivery date. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company’s contracts with customers consist of a single performance obligation as the Company has no practice of selling products and licensing its intellectual property under the same arrangement. Products and licensed intellectual property are distinct performance obligations. Customers can benefit from the panels and intellectual property on their own – the panels and intellectual property can be used on their own, and the panels do not require integration with other offerings, do not modify or customize (or are being modified or customized by) other offerings, and are not highly interrelated or interdependent with other offerings. Similarly, no purchase of panels is required for the customer to be able to use the intellectual property as intended, and updates, if any, to the intellectual property being licensed are not critical to the customer’s ability to derive the intended benefits from such licensing arrangement over the licensing term. The Company does not offer extended warranty for customers to purchase, nor does the Company sell any services related to the panels. Further, while customers do have the option to purchase additional quantities of any given products, such options do not grant material rights to the customer as all such options are priced similarly to the upfront transaction and the pricing of each purchase order is highly variable.

The transaction price is determined based on the total consideration specified in the contract, including variable consideration. Variable consideration consists of a variety of incentives, such as volume-based rebates and price protection. The Company uses the expected-value method to estimate variable consideration, which results in a reduction of the transaction price.

The pricing of each purchase order is separately negotiated and is reflective of management’s pricing objectives in agreeing to honor such purchase order once agreed to. No reallocation of the transaction price is generally required as contracts with customers typically include a single performance obligation.

The Company recognizes revenue from sales of products as control is transferred to the customer, generally upon delivery to the customer’s premises as customers do not have rights of return and the Company does not have significant obligations post shipment. In instances where the price of a licensing arrangement is fixed at arrangement inception, license revenue is recognized at the time control over the related intellectual property has transferred to the customer. In instances where the pricing of a licensing arrangement is royalty-based, revenue is recognized based on estimates of the licensee’s estimated use of the licensed intellectual property in the period of reference, with a true up being recorded as actual use becomes known based on royalty reports received from the licensee.

Revenue is recognized net of sales taxes charged to customers. The Company accounts for shipping and handling costs as fulfillment costs.

Capitalized Contract Acquisition Costs and Fulfillment Cost— Contract acquisition costs primarily consist of commissions that the Company incurs to obtain a contract with a customer. These costs are incremental (i.e., no commissions are due and payable unless a contract is entered into with a customer) and recoverable. However, as the period from fulfillment of the performance obligation to rights to payment does not exceed a year, commission, costs, as permitted by the practical expedient, are expensed upon control of the product transferring to the customer, generally upon delivery because based on the above, these costs do not benefit future periods.

Cost of Revenue— Cost of revenue consists primarily of direct production costs, including labor, materials, and subcontractor costs, indirect labor and overhead costs related to manufacturing activities; depreciation of production equipment, and allocated facilities costs.

Shipping and Handling— The Company considers shipping and handling to represent activities performed in fulfilling the contract with the customer. When shipping is charged to the customer, the Company nets such charges against actual shipping costs incurred. Taxes imposed by governmental authorities on the Company’s revenue producing activities, such as sales taxes, are excluded from net sales.

Warranty Cost— The Company warrants that its products will operate substantially in conformity with published product specifications, generally for a period of twenty-five years. The Company does not sell extended warranty coverage. The warranties provide the purchaser with protection in the event of defect or failure to perform as warranted. In fiscal year 2020, the Company changed its warranty accrual calculation methodology from a revenue-based methodology to a cost of goods sold-based methodology. Management concluded that the impact of such change in the period of change and in all periods prior to such change was de minimis and therefore reflected the impact of the change in the period the change was effected. Therefore, all periods presented are materially consistent. The Company accrues the estimated cost of warranties in the period the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost per claim, and knowledge of specific product failures outside the Company’s typical experience. Estimated warranty obligations as of December 31, 2021 and 2020 were $1.7 million and $1.2 million, respectively, and are included in Accrued expenses and other current liabilities in the consolidated balance sheets.

The following table is a roll forward of warranty cost as of December 31, 2021, and 2020 (in thousands):

	As of December 31,
	2021	2020
Beginning balance	$1,248	$929
Warranty settlements	(135)	(224)
Additions to warranty accrual	625	543

Ending balance	$1,738	$1,248

Warranty cost, current	$87	$62
Warranty cost, noncurrent	1,651	1,186

Total warranty cost	$1,738	$1,248

Research and Engineering— Research and engineering costs that do not meet the criteria for capitalization are expensed as incurred. Research and engineering costs primarily consist of compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services.

Sales and Marketing— Sales and marketing costs are charged to expense as incurred. The Company incurred advertising costs amounting to $0.6 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

General and Administrative— General and administrative expenses primarily consist of employee compensation, including stock-based compensation and benefits for the Company’s finance, human resources, legal, and general management functions as well as facilities and professional services.

Litigation-Related Costs – primarily consist of legal costs incurred in connection with the Company’s patent infringement claims against Canadian Solar, Inc (“Canadian Solar”) filed by Solaria in March 2020 in the Federal District Court for the Northern District of California and in the United States International Trade Commission (ITC) and related to Solaria’s proprietary shingled solar module technology. An initial determination in favor of the Company by the Chief Administrative Law Judge of the United States International Trade Commission was reached in October 2021. ln June 2022, the Company announced that it has settled its patents infringement claims and would terminate the litigation against Canadian Solar in return for Canadian Solar ceasing its importation of shingled solar panels into the United States for seven years.

Stock-Based Compensation— The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”).

The Company grants stock options to its employees, directors and consultants for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. All stock-based payments to employees and non-employees, including grants of stock options, are recognized in the consolidated financial statements based on their respective grant date fair values.

The Company estimates the fair value of stock-based payments on the date of grant using the Black-Sholes-Merton option pricing model. The model requires management to make a number of assumptions, including the expected volatility of the Company’s stock, the expected life of the option, the risk-free interest rate, expected dividends, and forfeiture rates. The fair value of the stock options, adjusted for forfeitures, is expensed over the related service period which is typically the vesting period.

Redeemable Convertible Preferred Stock Warrants— The Company accounts for the outstanding warrants exercisable into shares of the Company’s redeemable convertible preferred stock in accordance with FASB Accounting Standards Codification (ASC) Topic 480, Distinguishing Liabilities from Equity. Under Topic 480, the Company is required to classify certain warrants to purchase shares of stock as liabilities and adjust the warrant instruments to fair value at each reporting period. At the end of each reporting period, changes in fair value during the period are recognized as a component of Other Income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss. The Company will continue to adjust the preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time the warrant liability will be reclassified to additional paid-in capital.

Income Taxes— The Company accounts for income taxes using the asset and liability method as described in ASC 740, Income Taxes. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Loss in the period that includes the enactment date. Deferred income taxes are netted and classified as a noncurrent asset or liability on the consolidated balance sheets.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As more fully discussed in Note 12, as of December 31, 2021 and 2020 the Company had fully reserved its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than

50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Leases— The Company early adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as amended (“ASC 842”) effective January 1, 2018 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application. ASC 842 requires all lessees to recognize most leases on their balance sheets as lease right-of-use (“ROU”) assets with corresponding lease liabilities.

Operating lease right-of-use assets and operating lease liabilities are recognized at the present value of the future lease payments, generally for the base lease term, at the lease commencement date for each lease. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in most of the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located.

Operating lease right-of-use assets also include any prepaid lease payments and lease incentives. The Company’s lease agreements generally contain lease and non-lease components. Non-lease components, which primarily include payments for maintenance and utilities, are combined with lease payments and accounted for as a single lease component. The Company includes the fixed non-lease components in the determination of the right-of-use assets and operating lease liabilities. The Company records the amortization of the right-of-use asset and the accretion of lease liability as rent expense included in general and administrative, cost of revenue, research and engineering and sales and marketing in the consolidated statement of operations and comprehensive loss. The Company did not identify any finance leases at December 31, 2021 and 2020.

When lease agreements provide allowances for leasehold improvements, the Company assesses whether it is the owner of the leasehold improvements for accounting purposes. When the Company concludes that it is the owner, the Company capitalizes the leasehold improvement assets and recognizes the related depreciation expense on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset. Additionally, the Company recognizes the amounts of allowances to be received from the lessor as a reduction of the lease liability and the associated right-of-use asset. When the Company concludes that it is not the owner, the payments that the Company makes towards the leasehold improvements are accounted as a component of the lease payments.

Accounting Pronouncements Recently Adopted — In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (350-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement. This guidance evaluated such costs for capitalization using the same criteria as for internal-use software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. This ASU is effective for the Company on January 1, 2021. The adoption of this ASU on January 1, 2021 did not have a material impact to the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal year. The Company adopted the new standard on January 1, 2022 under the modified retrospective approach resulting in a cumulative catch-up adjustment of $1.1 million to accumulated deficit and additional paid-in capital as of the date of adoption related to the beneficial conversion feature related to the 2018 Bridge Notes as discussed in Note 7.

Recent Accounting Pronouncements Not Yet Adopted

The Company currently qualifies as an EGC under the JOBS Act. Accordingly, the Company has the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company does not expect to early adopt the new standard. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. Most amendments within this accounting standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU 2019-12 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

3.	SOLAR PARK RELATED COSTS

In December 2021 the Company determined that it would no longer utilize Solar Park Korea Co., Ltd. (“Solar Park”), a contract manufacturer, for production of solar panels. Solar Park was experiencing serious financial issues during the fourth quarter of 2021.

As of December 31, 2021, the Company evaluated the relevant facts and circumstances, determined that substantially all Company assets associated with Solar Park were at risk. Accordingly, the Company wrote off the full carrying value of the assets described below Solar Park as a component of operating expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2021 (in thousands):

Description	Amount
Inventory and related advances write-down	$9,123
Equipment and related advances write-down	7,928

Total	$17,052

These amounts include inventory of $8.7 million, inventory-related advances of $0.4 million, equipment of $4.2 million and equipment-related advances of $3.7 million. The Company utilized inventory held outside of Solar Park to facilitate its transition to a new provider during fiscal year 2022.

As discussed in Notes 14 and 17, in June 2022, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park in connection with the write-downs described above and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The arbitration hearing, is expected to occur during the first half of 2024.

4.	REVENUE

The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

Product Sales— The Company recognizes revenue from sales of products as control is transferred to customers, which generally occurs upon delivery to the customer’s premises. Other than standard warranty obligations, there are no rights of return or significant post-shipment obligations with respect to the Company’s products. Contracts with customers consist of a single performance obligation, hence the entire transaction price is allocated to this single performance obligation. In determining the transaction price in contracts with customers, the Company reduces revenue for the estimated costs of customer and distributor programs and incentive offerings such as price protection and rebates. Any provision for customer and distributor programs and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

License Revenue — The Company derives revenue from the licensing of the Company’s technology to third parties. Revenue from functional IP licensing arrangements is recognized at a point in time when control over the licensed technology is transferred to the customer. License fees, i.e., royalties, that are not fixed at contract inception are recognized over time upon occurrence of the later of the subsequent technology sale or usage, or satisfaction of the performance obligation to which some or all of the usage-based royalty relates. The Company recorded license revenue amounting to $0.03 million and $0.2 million for the years ended December 31, 2021, and 2020, respectively, which is included under product revenue, net in the Consolidated Statements of Operations and Comprehensive Loss.

Disaggregated revenue by primary geographical market and business activity are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Primary geographical markets
U.S.	$56,577	$46,158
International	3,186	2,170

Total	$59,763	$48,328

Product sales	$59,737	$48,098
Royalty	26	230

Total revenue	$59,763	$48,328

Contract Balances — Contract liabilities consist of deferred revenue or customer deposits and relate to amounts invoiced to or advance consideration received from customers, which precede the Company’s satisfaction of the associated performance obligation(s).

The following table is a roll forward of deferred revenue balances as of December 31, 2021, and 2020 (in thousands):

	Years Ended December 31,
	2021	2020
Deferred revenue—beginning balance	$2,070	$2,246
Additions	1,494	5,624
Revenue recognized	(3,489)	(5,800)

Deferred revenue—ending balance	$75	$2,070

As of December 31, 2021, and 2020, the Company’s deferred revenue is expected to be recognized during the succeeding 12-month period and is therefore presented as deferred revenue, current, in the consolidated balance sheets.

5.	FINANCIAL STATEMENT COMPONENTS

Inventories, Net—The components of inventories as of December 31, 2021 and 2020, respectively, were as follows (in thousands):

	As of December 31,
	2021	2020
Finished goods	$16,928	$5,029
Work in progress	—	1,712
Raw materials	—	3,707

Total inventory, net	$16,928	$10,448

As of December 31, 2021 and 2020 reserves for inventory obsolescence were $0.1 million and $0.2 million, respectively.

As more fully discussed in Note 3, in December 2021, the Company wrote off approximately $8.7 million of inventory which is held at the Solar Park contract manufacturer’s site in Korea and is not expected to be recoverable.

Property and Equipment, net— Property and equipment, net as of December 31, 2021 and 2020, consist of the following (in thousands):

	As of December 31,
	2021	2020
Manufacturing equipment	$3,195	$7,316
Leasehold improvement	864	1,080
Furniture, fixtures and office equipment	66	100

	$4,125	$8,496
Less: Accumulated depreciation	(3,126)	(3,568)

Total property and equipment, net	$999	$4,928

Total depreciation expense for the years ended December 31, 2021, and 2020 was $1.3 million and $0.5 million, respectively.

In addition, in March of 2020, the Company recorded an impairment charge of $0.4 million related to the abandonment of certain manufacturing equipment which was no longer expected to be completed. These assets were previously included as a component of Construction in Progress within Property and Equipment. The write-down was included in the Consolidated Statement of Operations and Comprehensive Loss as Impairment and Related Charges.

As more fully discussed in Note 3, the Company wrote off approximately $4.2 million net carrying value of manufacturing equipment which is held at the Solar Park contract manufacturer’s site in Korea and is not expected to be recoverable.

Accrued Expenses and Other Current Liabilities— Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Accrued purchases	$2,657	$1,400
Accrued rebates and credits	1,967	2,313
Warranty cost, current	87	62
Other taxes payable	1,053	2,275
Customer deposits	773	452
Accrued payroll	784	1,099
Current portion of amount payable to a vendor (Note 14)	1,699	1,252
SCI Term Loan and Revolving Loan amendment fees (Note 7)	1,700	—
Other accrued liabilities	993	1,122

Total accrued expenses and other current liabilities	$11,713	$9,975

Other income (expense), net

Other income (expense), net consists of the following (in thousands):

	Years Ended December 31,
	2021	2020
Forgiveness of Paycheck Protection Program Loan (Note 7)	$1,433	$—
Change in fair value of redeemable convertible preferred stock warrant liability (Note 8)	358	1,085
Write-off of Investment in Privately Held Company	(250)	—
Others	(83)	319

Total other income (expense), net	$1,458	$1,404

6.	LEASES

Operating Leases— In April 2018, the Company entered into a 56-month lease agreement for an office space in Oakland, California for $0.8 million in total payments. Effective June 2021, the Company terminated the lease agreement and agreed to settle the unpaid rent and related legal costs for $0.3 million. As a result, the Company derecognized the Oakland right-of use asset and corresponding lease liability and recognized a loss of $0.01 million as Other Income (Expense), net in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021.

In November 2019, the Company entered an 84-month lease for office and manufacturing space in Fremont, California (“Fremont facility”) for $3.3 million in total payment. The Company has an option to renew the lease for five years. Lease renewals are not assumed in the determination of the lease term until the exercise of the renewals are deemed to be reasonably certain.

Operating lease right of use assets and lease liability as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Operating lease right-of-use assets, net	$1,642	$2,156

Lease liabilities:
Current	$283	$390
Noncurrent	1,674	2,139

Total lease liabilities	$1,957	$2,529

For the years ended December 31, 2021 and 2020, the Company incurred operating leases expenses of $0.7 million and $0.8 million, respectively, which is included in research and engineering, sale and marketing and general and administrative expenses in the consolidated statement of operations and comprehensive loss.

Supplemental cash flow information and non-cash activity related to the Company’s operating leases for the years ended December 31, 2021 and 2020, respectively, were as follows (in thousands):

	As of December 31,
	2021	2020
Cash payments included in the measurement of operating lease liability – operating cash flows	$991	$441

As of December 31, 2021, future minimum lease payments under the noncancellable lease agreements are as follows (in thousands):

Future Operating Lease Payments	Amount
2022	$512
2023	528
2024	548
2025	559
Thereafter	477

Reasonably certain future lease payments	2,624
Less imputed interest	(667)

Total operating lease liability	1,957
Less current portion	283

Operating lease liability, noncurrent	$1,674

	As of December 31,
	2021	2020
Weighted-average remaining lease term	4.4 Years	5.3 Years
Weighted-average lease discount rate	12.75%	12.75%

As of December 31, 2021 and 2020, the discount rate of 12.75% for the operating lease was determined based on recent debt financing transaction.

7.	NOTES PAYABLE, NET

Notes payable, net consists of the following (in thousands):

	As of December 31,
	2021	2020
2018 Bridge Notes	$7,076	$4,422
Payroll Protection Program Loan	1,414	1,433
Simple Agreement for Future Equity Note	34,001	2,000
Term and Revolver Loan	9,618	9,254

Total notes payable, net	52,109	17,109
Less current portion	(10,912)	(5,938)

Notes payable, net of current portion	$41,197	$11,171

2018 Bridge Notes

In December 2018, the Company issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the Company’s assets.

In connection with the 2018 Notes, the Company originally issued warrants to purchase 486,240 shares of its common stock at $0.01 per share. The warrants, which were exercisable upon issuance, expire in December 2023. At issuance, the Company determined the relative fair value of the warrants to be $1.1 million. The Company recorded the fair value of the warrant as a debt discount within additional paid-in capital. After allocating $1.1 million to the warrant, the fair value of preferred stock in which the notes could be converted exceeded the carrying value of the notes. As such the conversion feature under the notes was considered a beneficial conversion feature which was treated as debt discount and amortized to interest expense using the effective interest rate method. The Company recorded an additional $1.1 million discount to the notes within additional paid-in capital.

In December 2021, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2021 to December 13, 2022. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 110% of the principal and accrued interest at the time of repayment. Additionally, the Company issued warrants to purchase 196,462 shares of Series E-1 redeemable convertible preferred stock (“Series E-1 warrants”) at $4.59 per share in connection with the amendment. The warrants were exercisable immediately and expire on December 13, 2031. Upon issuance, the Company determined the fair value of the warrants to be $0.7 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.42%; contractual life of 10 years; and expected volatility of 54.4%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. At December 31, 2021, all of the warrants issued remain outstanding.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. Additionally, the Company recorded the fair value of the Series E-1 warrants as a reduction of Notes payable, net of discounts to the restructured notes on the date of modification. The debt discount and incremental repayment premium are being amortized to interest expense using the effective interest rate method.

The net carrying value of 2018 Bridge Notes was as below (in thousands):

	As of December 31,
	2021	2020
Principal	$7,777	$5,555
Less: unamortized debt discount	(701)	(1,133)

Net carrying value	7,076	4,422
Less: current portion	(7,076)	(4,422)

Total noncurrent portion	$—	$—

The following table sets forth the total interest expense recognized related to the 2018 Bridge Notes (in thousands):

	As of December 31,
	2021	2020
Amortization of debt discount	$1,160	$643
Contractual interest expense	2,223	1,335

Total interest expense	$3,383	$1,978

Effective interest rate of the liability component	32.6%	32.6%

Paycheck Protection Program Loan

In May 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“PPP Loan”), with a bank under the PPP administered by the United States Small Business Administration (“SBA”) and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The PPP Loan may be prepaid, in full or in part, at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. The principal amount of the PPP Loan is $1.4 million. The PPP Loan is non-interest bearing and has a maturity date of less than a year. The PPP Loan was forgiven in full in March 2021 and as a result gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

In February 2021, the Company obtained a PPP Loan with a principal amount of $1.4 million. The PPP Loan bears interest at less than 1% per annum and has a maturity date of less than one year. The PPP Loan principal and accrued interest was forgiven in full in January 2022.

Simple Agreement for Future Equity Notes

The Company entered into various interest free unsecured SAFE notes agreements and raised $32.0 million in fiscal 2021 and $2.0 million in fiscal 2020. The number of shares to be issued upon conversion of the SAFE notes are subject to the following:

Equity Financing – In the event of certain equity financing before the termination of the SAFE note, on the initial closing of such equity financing, the SAFE note will automatically convert into the number of shares of SAFE preferred stock in accordance with the terms of the SAFE agreement. In the event of certain other financing before the termination of the SAFE note, the investor may elect to convert the SAFE note into preferred stock equal based on the terms of the SAFE agreement.

Public Offering – If there is an Initial Public Offering (“IPO”) before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive the number of shares of common stock according to the terms of the SAFE agreement.

Change of Control – If there is a Change of Control before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive a portion of proceeds according to the terms of the SAFE agreement.

Dissolution Event – If there is a Dissolution Event before the termination of the SAFE note, the investor will automatically be entitled to receive a portion of proceeds according to the terms of the SAFE agreement.

Valuation Caps – the SAFE notes are subject to a valuation cap. The valuation cap is $190.0 million for each of 33 notes with aggregate principal of $30.0 million. Two notes with principal balance of $2.0 million each have valuation caps of $219.1 million and $221.1 million, respectively.

The Company elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as Other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss until the notes are converted or settled.

The estimated fair values of SAFE notes approximated the face value and is considered a Level 3 fair value measurement.

Term and Revolver Loan

In October 2020, the Company entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing.

The Term Loan has a term of thirty-six months, equal monthly payments of principal beginning November 2021 until the end of the term and an annual interest rate of 9.25% or Prime rate plus 6%, whichever is higher. The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Term Loan and Revolving Loan.

In October 2020, the Company recorded debt issuance costs discount totaling $0.8 million related to the Original agreement. The total debt issuance costs and discount is being amortized to interest expense using the effective interest method.

In February 2021, the Company entered into an Amended and Restated Loan and Security Agreement as a First Amendment to the Original Agreement (“First Amendment”) to revise certain financial covenants within the Original Agreement.

In July 2021, the Company entered into an amendment to the Original Agreement (“Second Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $1.2 million in amendment fee related to the Second Amendment which was recognized as loss on extinguishment of debt discussed below.

In connection with the Second Amendment, the Company issued E-1 Warrants to purchase 305,342 shares of Series E-1 redeemable convertible preferred stock (“SCI Series E-1 warrants”) at $4.59 per share. The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. The SCI Series E-1 Warrants are scheduled to expire on July 30, 2031. Upon issuance, the Company determined the fair value of the warrants to be $1.2 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 10 years; and expected volatility of 55.7%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company.

The Company concluded that the modification to the terms of the Second Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $3.0 million in the Consolidated Statements of Operations and Comprehensive Loss in July 2021 which included the fair value of SCI Series E-1 warrants of $1.2 million issued in connection with the modification and $1.2 million amendment fee.

In December 2021, the Company entered into an amendment to the Original Agreement (“Third Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $0.5 million in amendment fee related to the Third Amendment and also paid default interest amounting to $0.3 million for the period April 2021 through November 2021. In connection with the Third Amendment, the Company further amended the exercise price of the Series D-1 Preferred Stock Warrants to $2.17 per share and also amended the number of warrants. As of the date of the Amendment, the Company determined the fair value of the amended Series D-1 Preferred Stock warrants to be $2.9 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.35%; contractual life of 6 years; and expected volatility of 57.7%.

Additionally, the Company amended the exercise price of the Series E-1 Preferred Stock Warrants to $2.29 per share. As of the date of the Amendment, the Company determined the fair value of the amended Series E-1 Preferred Stock warrants to be $1.3 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 9.6 years; and expected volatility of 57.6%.

The Company concluded that the modification to the terms of the Third Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $2.4 million in the Consolidated Statements of Operations and Comprehensive Loss in December 2021 which included the incremental fair value of the Series D-1 warrants of $1.7 million and incremental fair value of the Series E-1 warrants of $0.2 million relating to the modification.

The Term Loan and Revolving Loan consisted of the following (in thousands):

	As of December 31,
	2021	2020
Principal	$9,618	$10,000
Less: unamortized debt discount	—	(746)

Net carrying value	9,618	9,254
Less: current portion	(2,421)	(83)

Total noncurrent portion	$7,197	$9,171

The following table sets forth the total interest expense recognized related to the SCI term Loan and revolving Loan (in thousands):

	As of December 31,
	2021	2020
Amortization of debt discount	$170	$49
Contractual interest expense	860	151

Total interest expense	$1,030	$200

The scheduled maturities of the SCI term loan and revolving loan, at December 31, 2021 are as follows (in thousands):

Year	Amount
2022	$2,421
2023	7,197

Total term and revolver loan	$9,618

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANTS

In 2010, in connection with a loan agreement, the Company issued a warrant to purchase 211,270 shares of Series A-1 preferred stock at an exercise price of $1.52 per share. These warrants were exercised in March 2021.

In connection with the Series B-1 preferred stock financing in February 2015, the Company amended certain previously outstanding common stock warrants into a warrant to purchase 35,294 shares of Series B-1 at an exercise price of $5.40 per share. These warrants were exercised in March 2021.

In 2017, in connection with a Loan and Security Agreement with Structural Capital Investments II, LP and El Dorado Investment Company, the Company issued warrants to purchase 147,551 shares of Series C-1 at an exercise price of $8.66 per share. In 2018, in connection with a second amendment to Loan and Security Agreement and the cancellation of the C-1 Warrants, the Company issued warrants to purchase 375,801 shares of Series D-1 at an exercise price of $4.33 per share. As fully discussed in Note 7, in December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended certain terms of the warrant to purchase Series D-1 preferred stock. As amended, the Series D-1 preferred stock warrants are calculated based on a percentage of the Company’s fully diluted capitalization at an exercise price of $2.17 per share. As of December 31, 2021, 742,679 units of Series D-1 preferred stock warrants are outstanding. The warrants were exercisable upon issuance and expire on December 22, 2027.

As fully discussed in Note 7, in July 2021, in connection with the Second Amendment to Original Agreement, the Company issued warrants to purchase 305,342 shares of Series E-1 at an exercise price of $4.59 per share. In December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended the exercise price of the Series E-1 preferred stock warrants to $2.29 per share.

As fully discussed in Note 7, in December 2021, in connection with the amendment to the 2018 Notes, the Company issued warrants to purchase 196,462 shares of Series E-1 Preferred Stock at an exercise price of $4.59 per share. The Series E-1 warrants remain outstanding as of December 31, 2021.

All of the above preferred stock warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. The preferred stock warrants have been recorded as a preferred stock warrant liability and are revalued to fair value each reporting period.

The changes in value of the preferred stock warrant liability are summarized below (in thousands):

Amount
Balance, December 31, 2019	$2,810
Change in Fair Value included in Other income (expense), net	(1,085)

Balance, December 31, 2020	$1,725

Series E-1 warrants issued in connection with SCI Second amendment—included in Loss on debt extinguishment	$1,191
Series E-1 warrants issued in connection with 2018 Bridge notes amendment—included in Notes payable, net of discounts	731
Exercise of warrant	(251)
Change in Fair Value included in Loss on debt extinguishment relating to SCI Third amendment	1,917
Change in Fair Value included in Other income (expense), net	(358)

Balance, December 31, 2021	$4,955

Fair Value Measurement — The Company follows ASC 820 which establishes disclosure requirements and a common definition of fair value to be applied when U.S. GAAP requires the use of fair value. The ASC 820 fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are generally unobservable and are supported by little or no market activity, and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The consolidated financial statements as of and for the years ended December 31, 2021, and 2020, do not include any nonrecurring fair value measurements relating to assets or liabilities.

There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the years ended December 31, 2021 and 2020.

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Simple Agreement for Future Equity Note	$—	$—	$34,001	$34,001
Redeemable convertible preferred stock warrants liability	—	—	4,955	4,955

Total financial liabilities	$—	$—	$38,956	$38,956

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$2,000	$2,000
Redeemable convertible preferred stock warrants liability	—	—	1,725	1,725

Total financial liabilities	$—	$—	$3,725	$3,725

The estimated fair values of SAFE notes as of December 31, 2021 and December 31, 2020, was determined to be same as face value.

As of December 31, 2021, the redeemable convertible preferred stock warrants were valued using the Black-Scholes option pricing model with the following assumptions:

	Years Ended December 31,
	2021	2020
Expected term (in years)	5.98 -9.95	0.25 - 6.98
Expected volatility	54.0% - 57.7%	65.4% - 67.1%
Risk-free interest rate	1.35% - 1.52%	0.09% - 0.65%
Expected dividend yield	0%	0%

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of December 31, 2021, the Company is authorized to issue 13,500,285 shares of redeemable convertible preferred stock with a par value of $0.001 per share (collectively, Preferred Stock). Redeemable convertible preferred stock as of December 31, 2021 and 2020, consisted of the following (in thousands, except share and per share data):

	As of December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,186	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,060	8.66	13,072
Series B-1	785,471	785,471	4,237	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,061		$71,683

	As of December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,367,134	$49,054	$9.17	$49,217
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,055	8.66	13,072
Series B-1	785,471	750,177	4,037	5.40	4,051
Series A-1	3,504,898	3,293,628	5,006	1.52	5,006

	13,500,285	10,920,447	$71,152		$71,346

During March 2021, the Company issued 211,270 Series A-1 preferred stock and 35,294 Series B-1 preferred stock in connection with the exercise of warrants discussed in Note 8 above. Additionally, the Company entered into an agreement with an employee to reduce Series E-1 preferred stock by 19,084.

During March and April 2020, the Company issued 768,809 Series E-1 preferred stock at an issuance price of $9.17 per share for $6.7 million. Of the 768,809 shares, 32,715 shares were issued to a Board member as compensation.

The holders of Preferred Stock have the following rights, preferences, privileges and restrictions:

Dividends — The holders of the outstanding shares of Preferred Stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at the annual rate of 8% per share of Preferred Stock. Dividends on Preferred Stock are payable in preference to any dividends on common stock or Class B common stock. In any year, after payment of dividends on Preferred Stock, any additional dividends declared by the Board of Directors will be paid among the holders of Preferred Stock, common stock, and Class B common stock pro rata on an if-converted basis. No dividends have been declared or paid for the years ended December 31, 2021 and 2020.

Liquidation — Upon liquidation, dissolution, or winding up of the Company, including a change of control of the Company, holders of Preferred Stock will be entitled to receive, on a pro rata basis, prior and in preference to any distribution to holders of any series of common stock, an amount equal to $9.17 per share of Series E-1, $8.66 per share of Series D-1, $8.66 per share of Series C-1, $5.40 per share of Series B-1 and $1.52 per share of Series A-1, plus any declared but unpaid dividends on such shares. If the assets and funds thus available for distribution among holders of Preferred Stock are insufficient to provide such holders their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution will be distributed ratably among all holders of Preferred Stock.

After the distribution to the holders of Preferred Stock, any remaining assets of the Company legally available for distribution will be distributed pro rata, on an if-converted basis, to all holders of common stock and Class B common stock.

Conversion — Each share of Preferred Stock is convertible at the option of the holder into that number of common shares that is equal to the original issuance price of the Preferred Stock divided by the conversion price, as defined in the Company’s Certificate of Incorporation, subject to adjustment for events of dilution. Holders of Preferred Stock may elect to convert their shares into common stock at any time.

Each share of Preferred Stock will automatically convert into shares of common stock at the then effective conversion rate for each such share (i) immediately prior to the closing of a qualified public offering of the Company’s common stock in which gross proceeds exceed $15.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the then outstanding Preferred Stock.

Voting — Each share of Preferred Stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Protective Provisions— As long as 250,000 shares of Preferred Stock remain outstanding, the majority vote of the holders of the then outstanding shares of Preferred Stock is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the preferred series rights; redeeming or repurchasing the Company’s equity securities; and entering into any transaction deemed to be a liquidation or dissolution of the Company.

Redemption— At any time after 7 years from the issuance of respective series of Preferred Shares, the holders of a majority of the outstanding voting Preferred Stock Series may vote to require the Company to redeem all outstanding shares of Preferred Stock Series in three equal annual installments by paying in cash an amount per share equal to the original issuance price of the Preferred Stock Series, plus any accrued but unpaid dividends. If the Company does not have sufficient funds legally available to redeem all shares of Preferred Stock, then the Company will redeem the maximum possible number of shares ratably among the holders of such shares and will redeem the remaining shares as soon as sufficient funds are legally available. After 7 years from the issuance of respective series of Preferred Shares, the Preferred shares are then currently redeemable at the option of the holder and have been classified in the mezzanine section of the Consolidated Balance Sheets.

Preferred Shares are also contingently redeemable upon liquidation and certain deemed liquidation events such as acquisition, merger, consolidation or the sale, lease transfer, exclusive license or other disposition by the Company of all or substantially all of the assets of the Company. These events are outside the control of the Company and therefore the Preferred Stock have been classified in the mezzanine section of the Consolidated Balance Sheets.

The Company records its redeemable convertible preferred stock at the amount of cash proceeds received on the date of issuance, net of issuance costs. Since the preferred stock is probable of becoming redeemable at the option of the holder at a future date, accretion of the preferred stock will be recognized over the period of time from the date of issuance to the earliest redemption date. The accretion is recorded as additional paid-in capital. Accretion of preferred stock was $0.02 million and $0.04 million for the years ended December 31, 2021 and 2020, respectively.

10.	COMMON STOCK

As of December 31, 2021 and 2020, the Company is authorized to issue two classes of common stock, designated as common stock and Class B common stock. The two classes of common stock have similar rights, except holders of common stock are entitled to one vote per share while holders of Class B common stock have no voting rights. Each share of Class B common stock will automatically convert into one share of common stock immediately prior to a qualified initial public offering of the Company’s common stock or upon the consummation of a liquidation event (as defined in the Certificate of Incorporation). As of December 31, 2021 and 2020, the Company is authorized to issue 27,000,000 shares of common stock with a par value of $0.001 per share and 815 shares are designated as Class B common stock.

In April 2021, 25,000 warrants to purchase common stock were exercised. In March 2021, 12,674 warrants to purchase common stock expired unexercised.

11.	RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of and for the years ended

December 31, 2021 and 2020, there were no significant related party transactions or balances other than the following:

As discussed in Note 7, in December 2018, the Company issued the 2018 Notes totaling approximately $3.4 million in exchange for cash. Three of the notes with aggregate principal of $0.2 million were issued to related parties including two officers and a trust affiliated with a Board member. The aggregate liability, inclusive of interest and principal accretion, totaled $0.4 million and $0.3 million as of December 31, 2021 and 2020, respectively. These amounts are included in the Consolidated Balance Sheets as Notes Payable, Net.

As discussed in Note 9, during March and April 2020, the Company issued 32,715 shares of Series E-1 preferred stock, at an issuance price of $9.17 per share, to a Board Member, as compensation for serving as President of the Company on an interim basis. Further as discussed in Note 9, in March 2021, the Company and the individual agreed to reduce the number of shares issued by 19,084.

12.	INCOME TAXES

Loss before provision for income taxes for the year ended December 31, 2021 and 2020, was as follows (in thousands):

	Years Ended December 31,
	2021	2020
Domestic	$(53,282)	$(23,452)
Foreign	(1,155)	(323)

Total	$(54,437)	$(23,775)

The Company did not record a provision for income taxes for the year ended December 31, 2021. For the year ended December 31, 2020 the provision for income taxes was $0.1 million related to foreign withholding tax.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	Years Ended December 31,
	2021	2020
Income tax provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	5.0%	3.2%
Non-deductible expenses and other	-0.4%	-0.2%
Non-deductible warrant expense	0.2%	1.0%
Share-based compensation	-0.8%	-1.3%
Change in valuation allowance, net	-24.5%	-23.3%
Research and development credits	0.1%	0.1%
Foreign rate differential	-0.4%	-0.4%
Forgiveness PPP loan	0.6%	0.0%
Expired loss carry forward	-0.6%	-0.5%

Effective tax rate	0.0%	-0.3%

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

Significant components of the Company’s deferred taxes as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$72,714	$61,488
Operating lease liability	508	647
Property and equipment, net	430	—
Research and development credit carryforward	672	597
Inventory reserve	1,499	1,506
Accrued expenses and other reserves	2,652	1,325
Stock-based compensation	2,086	1,876

Total deferred tax assets	80,561	67,439
Deferred tax liabilities:
Property and equipment, net	—	85
Operating lease right-of-use assets	426	552

Total deferred tax liabilities	426	637
Gross deferred tax assets	80,135	66,802
Less valuation allowance	(80,135)	(66,802)

Net deferred tax asset	$—	$—

The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2021 and 2020, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance balance was $80.1 million and $66.8 million for the years ended December 31, 2021 and 2020, respectively.

In assessing the realizability of deferred income tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. The valuation allowance increased by $13.3 million during year ended December 31, 2021 and $5.5 million during year ended December 31, 2020.

As of December 31, 2021, the Company had federal net operating loss carryforward (“NOL”) of approximately $269.5 million which will begin to expire in 2023, a California net NOL of approximately $232.3 million which will start to expire, if not used, in 2028.

As of December 31, 2021, the Company had federal research and development credit carryforward (“R&D carryforward”) of approximately $1.8 million which will expire, if not used, in 2026, and a California R&D carryforward of approximately $1.6 million which can carry forward indefinitely.

As of December 31, 2020, the Company had federal a R&D carryforward of approximately $1.8 million which will expire, if not used, in 2026, and a California R&D carryforward of approximately $1.5 million which can carry forward indefinitely.

The utilization of the Company’s NOL’s and R&D carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

The Company had unrecognized tax benefits of $1.3 million for federal and $1.3 million for state related to R&D credits generated as of December 31, 2021. As of December 31, 2020, the total amount of unrecognized tax benefits for federal and state was $1.3 million and $1.3 million, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws. The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s financial statements.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2021	2020
Unrecognized tax benefits as of beginning of year	$2,649	$2,635
Increases related to current year tax positions	20	14

	$2,669	$2,649

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for year ended December 31, 2021 or December 31, 2020.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2022 and December 31, 2021 because it intends to permanently reinvest such earnings outside of the United States. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

On March 18, 2020, the Families First Coronavirus Response Act (FFCR Act) and, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its 2020 or 2021 tax provision.

On June 29, 2020, the California Governor signed Assembly Bill 85 (“A.B. 85”) which includes several tax measures, provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5 million of tax per year. Generally, A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more. The Company analyzed the provisions of the A.B. 85 and determined there was no significant impact to its 2021 or 2020 tax provision.

On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program (“PPP”) and Economic Injury Disaster Loan (“EIDL”) Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and determined there was no significant impact to its 2021 and 2020 tax provision.

13.	STOCK-BASED COMPENSATION

The Company has two stock option plans: the 2006 Stock Option Plan and the 2016 Stock Option Plan (collectively, the Plans). Options granted under the Plans may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options under the Plans may be granted with contractual terms of up to ten years (five years if granted to holders of more than 10% of the Company’s vesting stock). All options issued through December 31, 2021 have a ten-year contractual term. The exercise price of an ISO and NSO will not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors.

The exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. Options generally vest over four to five years at a rate of 20% to 25% upon the first anniversary of the commencement date and monthly thereafter.

As of December 31, 2021 and 2020, there were 335,538 and 577,568 shares of common stock available to be granted under the Plan.

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior. The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of its industry peers as the Company did not have any trading history of its common stock. The risk-free interest rate was calculated using the average of the published interest rates for U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments. The estimated forfeiture rates are based on the Company’s historical forfeiture activity of unvested stock options.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees for the years ended December 31, 2021 and 2020 are as follows:

	Years Ended December 31,
	2021	2020
Grant date fair value	$1.00	$1.56
Expected term (in years)	6.04	5.97
Expected volatility	60%	56%
Risk-free interest rate	1.19%	0.85%
Expected dividend yield	0%	0%

A summary of the Company’s stock option and restricted stock unit activity and related information for the years ended December 31, 2021 and 2020 is as follows:

	Options outstanding				Restricted stock units
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($‘000s)	Number of plan shares outstanding	Weighted average grant date fair value per share
Balances, December 29, 2019	4,397,782	$3.60	8.46	$3,802	—	$—
Options granted	3,042,592	3.01			120,000	3.91
Options exercised	(25,000)	0.40
Options forfeited	(1,290,613)	4.42

Balances, December 31, 2020	6,124,761	3.15	8.30	942	120,000	3.91
Options granted	2,700,752	1.78
Options exercised	(159,583)	2.31
Options forfeited	(1,781,017)	3.20

Balances, December 31, 2021	6,884,913	2.62	8.01	288	120,000	3.91

Options vested and exercisable — December 31, 2020	2,633,335	3.19	7.25	942
Options vested and exercisable — December 31, 2021	3,727,228	2.85	7.31	288

Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statements of operations for stock-based compensation arrangements and no stock-based compensation costs are capitalized as part of inventory or property and equipment as of December 31, 2021 and 2020.

Stock-based compensation expense is as follows for the years ended December 31, 2021 and 2020 in thousands):

	Years Ended December 31,
	2021	2020
Cost of revenues	$119	$147
Research and development	456	539
Sales and marketing	638	684
General and administrative	1,586	1,647

Total stock-based compensation	$2,799	$3,017

Future stock-based compensation for unvested options granted and outstanding as of December 31, 2021 is $3.4 million to be recognized over the weighted-average remaining requisite service period of 2.83 years. The aggregate intrinsic value of options exercised was zero and $0.1 million for the years ended December 31, 2021 and 2020, respectively.

14.	COMMITMENTS AND CONTINGENCIES

As more fully discussed in Note 3, Solar Park has asserted damages of $30.0 million against the Company in response to the Company’s arbitration claim seeking approximately $47.0 million in damages against Solar Park. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time; and the Company does not believe a reasonably possible loss would be material to, nor does it expect the ultimate resolution of these cases will have a material adverse effect on, the Company’s financial condition, results of operations or cash flows.

As of December 31, 2021, the Company was contesting a $1.8 million liability to a vendor for the purchase of factory equipment which was intended to be used in Solar Park. The $1.8 million liability was included in the December 31, 2021 Consolidated Balance Sheet as Accrued Expenses and Other Current Liabilities of $1.7 million and Other Liabilities, noncurrent of $0.1 million. As of December 31, 2020 the liability was $1.6 million and was included in the Consolidated Balance Sheet as Accrued Expenses and Other Liabilities of $1.3 million and Other Liabilities, noncurrent of $0.3 million. On January 10, 2023, the Company reached an agreement with the vendor which reduced the liability from $1.8 million to $0.9 million.

In July 2020, the Company became aware that it might be subject to Antidumping and Countervailing Duties (“ADCVD”) on certain components manufactured in China and used in the solar panel production process in Korea. The Company applied for a definitive ruling from the U.S. Department of Commerce (“DoC”) while in parallel shifting its component supply from China. The DoC issued its ruling in April 2021. Because of the specificity of the DoC ruling in the Solaria case and prior case law under similar circumstances, the Company concluded that such ADCVD was not probable to be incurred for purchases in periods prior to the DoC ruling and immediately started paying appropriate ADCVD deposits on all entries after April 2021. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

The Company is involved in other lawsuits and claims which arise in the normal course of business. These claims individually and in the aggregate are not expected to result in a material effect on the Company’s financial condition, results of operations or cash flows.

The Company had $4.5 million of outstanding letters of credit related to normal business transactions as of December 31, 2021. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2, the cash collateral in these restricted cash accounts was $4.8 million and $3.7 million as of December 31, 2021 and 2020, respectively.

15.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan to provide defined contribution retirement benefits for all employees. Participants may contribute a portion of their compensation to the plan, subject to limitations under the Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan since inception.

16.	GEOGRAPHIC INFORMATION

The following table summarize revenues by geographic area (in thousands):

	Years Ended December 31,
	2021		2020
	Amount	Percent	Amount	Percent
Total revenue, net
United States	$56,577	94.7%	$46,158	95.5%
Europe	2,888	4.8%	1,262	2.6%
Australia	298	0.5%	908	1.9%

Total	$59,763	100.0%	$48,328	100.0%

17.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2023, the date of issuance of these financial statements and has determined that there are no subsequent events outside the ordinary scope of business that require adjustment to, or disclosure in, the financial statements other than those described below.

In January 2022, the PPP Loan principal and accrued interest was forgiven in full.

Effective March 23, 2022, the Company’s board of directors approved an offer, to certain eligible employees, to exchange existing stock options, with an exercise price above $1.36, for new replacement stock options. The exercise price of the replacement stock options is $1.36 per share, which was the estimated fair market value on the exchange date, as determined with assistance from third-party valuation specialists. Eligible employees elected to exchange an aggregate of 991,195 outstanding stock options, with exercise prices ranging from $1.64 to $3.91 per share, for new replacement stock options. The replacement stock options have a grant date of March 23, 2022 and a contractual term of 10 years. The exchange offer applied to both vested and unvested shares. Previously vested shares were exchanged for vested replacement stock options. Unvested shares were exchanged for shares which vest in accordance with the board-approved grant approval schedule with the service period ranging from 1.0 to 4.3 years. The repricing was accounted for as a modification and resulted in incremental stock-based compensation expense of $0.4 million.

In April 2022, the Company entered into an amendment to the Original Agreement (“Fourth Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment, changes were made to the financial covenants. The Company paid $0.15 million in amendment fee related to the Fourth Amendment.

In June 2022, the Company entered into an amendment to the Original Agreement (“Fifth Amendment”) related to SCI which resulted in certain changes to financial covenants including updates to quarterly revenue requirements and contribution margin requirements.

In May 2022, the Company issued a secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting to $6.5 million in exchange for cash. The secured promissory note accrues paid-in-kind interest at a rate of 7.5% per annum and the note had an original maturity date of July 11, 2022. In conjunction with the Agreement and Plan of Merger with Complete Solar discussed below, both the parties agreed to extend the note term beyond its original maturity date. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was finally terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

In June 2022, as discussed in Notes 3 and 15, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park in connection with the write-downs described in Note 3 and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The parties stayed the arbitration to attend a mediation in early 2023, which was not successful. The arbitration is scheduled for February 2024.

In September 2022, the Company paid off the total outstanding principal and interest of the Term Loan related to the Loan Agreement with SCI in the amount of $2.8 million.

In October 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Complete Solar and formed Complete Solaria. As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria effective on the date of consummation of the merger in November 2022.

In October 2022, the Company entered into an amendment to the Original Agreement (“Sixth Amendment”) related to SCI, which resulted in removal of certain financial covenants related to revenue and contribution margin requirements.

In November 2022 Complete Solaria entered into a definitive business combination agreement with Freedom Acquisition I Corp. (NYSE: FACT) (“Freedom”), a Special Purpose Acquisition Company (“SPAC”). Upon closing of the business combination, which is expected in the first half of 2023, the combined Company is expected to be listed on the New York Stock Exchange under the new ticker “CSLR”.

In November 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the terms of the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 120% of the principal and accrued interest due. Additionally, in connection with the amendment and cancellation of 196,462 shares of Series E-1 warrants of Solaria, Complete Solaria, issued warrants to purchase 304,234 shares of Series D-7 preferred stock at $3.84 per share.

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,107	$9,113
Accounts receivable, net	3,885	6,288
Inventory, net	4,010	16.928
Prepaid expenses and other current assets	10,442	2,053

Total current assets	20,444	34,382
Restricted cash	3,742	4,802
Operating lease right-of-use assets, net and other noncurrent assets	1,571	1,755
Property and equipment, net	836	999

TOTAL ASSETS	$26,593	$41,938

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,386	$5,489
Accrued expenses and other current liabilities	11,383	11,713
Deferred revenue	73	75
Notes payable, net	15,760	10,912
Operating lease liability	324	283

Total current liabilities	29,926	28,472
NONCURRENT LIABILITIES:
Redeemable convertible preferred stock warrants liability	4,180	4,955
Operating lease liability, net of current portion	1,427	1,674
Other liabilities, noncurrent	3,374	2,341
Notes payable, net of current portion	55,187	41,197

Total liabilities	94,094	78,639

COMMITMENTS AND CONTINGENCIES (NOTE 13)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock: par value of $0.001 per share; 13,500,285 shares authorized as of September 30, 2022 and December 31, 2021; 11,147,927 issued and outstanding as of September 30, 2022 and December 31, 2021; aggregate liquidation value of $71.7 million as of September 30, 2022 and December 31, 2021	72,070	72,061

STOCKHOLDERS’ DEFICIT
Common stock; par value $0.001 per share; 27,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 3,412,907 and 2,001,357 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	523	521
Class B common stock; par value $0.001 per share; 815 shares authorized as of September 30, 2022 and December 31, 2021; 815 shares issued and outstanding as of September 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	179,388	178,309
Accumulated other comprehensive loss	71	(55)
Accumulated deficit	(319,554)	(287,538)

Total stockholders’ deficit	(139,571)	(108,762)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$26,593	$41,938

See accompanying notes to unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands)

	Nine Months Ended September 30,
	2022	2021
Product revenue, net	$30,826	$47,961
Cost of revenue	31,504	48,664

Gross loss	(678)	(703)
Operating expenses
Research and engineering	3,180	3,332
Sales and marketing	4,517	5,571
General and administrative	7,284	6,695
Litigation-related costs	451	5,395
Transaction-related costs	1,893	—

Total operating expenses	17,325	20,993
Loss from operations	(18,003)	(21,696)
Interest expense	(2,941)	(3,735)
Interest income	10	4
Change in fair value of Simple Agreement for Future Equity (SAFE) Notes	(14,229)	—
Loss on extinguishment of debt (Note 6)	—	(2,967)
Other income, net	2,096	1,725

Total other expense, net	(15,064)	(4,973)

Loss before provision for income taxes	(33,067)	(26,669)
Provision for income taxes	—	—

Net loss	(33,067)	(26,669)
OTHER COMPREHENSIVE INCOME (LOSS):
Currency translation adjustment, net of tax effect of $0, for the nine months ended September 30, 2022 and 2021	126	(42)

Net loss and comprehensive loss	(32,941)	(26,711)
Redeemable convertible preferred stock accretion	(9)	(16)

Net loss and comprehensive loss to common stockholders	$(32,950)	$(26,727)

See accompanying notes to unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Class B Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2020	10,920,447	$71,152	1,841,452	$521	815	$1	$175,285	$(68)	$(233,101)	$(57,362)
Exercise of warrants	246,564	762	25,000	—	—	—	2	—	—	2
Exercise of options	—	—	89,583	—	—	—	255	—	—	255
Repurchase of common stock	—	—	(24,678)	—	—	—	—	—	—	—
Rescission of Series E-1 redeemable convertible preferred stock	(19,084)	—	—	—	—	—	—	—	—	—
Stock- based compensation	—	—	—	—	—	—	1,947	—	—	1,947
Currency translation adjustment	—	—	—	—	—	—	—	(42)	—	(42)
Redeemable convertible preferred stock accretion	—	16	—	—	—	—	(16)	—	—	(16)
Net loss	—	—	—	—	—	—	—	—	(26,669)	(26,669)

Balance at September 30, 2021	11,147,927	$71,930	1,931,357	$521	815	$1	$177,473	$(110)	$(259,770)	$(81,885)

Balance at December 31, 2021	11,147,927	$72,061	2,001,357	$521	815	$1	$178,309	$(55)	$(287,538)	$(108,762)
Adoption of ASU 2020-06	—	—	—	—	—	—	(1,051)	—	1,051	—
Exercise of warrants	—	—	1,311,651	2	—	—	128	—	—	130
Repurchase of common stock	—	—	(101)	—	—	—	—	—	—	—
Stock- based compensation	—	—	100,000	—	—	—	2,011	—	—	2,011
Currency translation adjustment	—	—	—	—	—	—	—	126	—	126
Redeemable convertible preferred stock accretion	—	9	—	—	—	—	9	—	—	(9)
Net loss	—	—	—	—	—	—	—	—	(33,067)	(33,067)

Balance at September 30, 2022	11,147,927	$72,070	3,412,907	$523	815	$1	$179,388	$71	$(319,554)	$(139,571)

See accompanying notes to the unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(33,067)	$(26,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt amortization and non- cash interest expense	2,337	2,742
Loss on extinguishment of debt	—	2,967
Stock- based compensation	2,011	1,947
Change in fair value of redeemable convertible preferred stock warrant liability	(775)	(339)
Bad debt expense	472	—
Depreciation expense	219	918
Change in fair value of SAFE Notes	14,229	—
Forgiveness of Paycheck Protection Plan Loan	(1,414)	(1,433)
Noncash operating lease expense	184	261
Other	44	23
Changes in operating assets and liabilities:		—
Accounts receivable, net	1,930	1,121
Inventory, net	12,918	(10,759)
Prepaid expenses and other current assets	(8,388)	3,923
Accounts payable	(3,103)	(162)
Accrued expenses and other current liabilities	(572)	1,714
Deferred revenue	(1)	(1,995)
Operating lease liability	(207)	(286)
Other liabilities, noncurrent	1,035	401

Net cash used in operating activities	(12,148)	(25,626)
Cash Flows from Investing Activities
Purchases of property and equipment	(207)	(1,436)
Proceeds from sale of property and equipment	151	248

Net cash used in investing activities	(56)	(1,188)
Cash Flows from Financing Activities
Proceeds from issuance of notes payable, net	8,500	33,415
Repayment of notes payable, net	(4,618)	—
Proceeds from exercise of redeemable convertible preferred stock warrants	—	515
Proceeds from exercise of stock options	130	255

Net cash provided by financing activities	4,012	34,185

Effect of Exchange Rate Changes	126	(42)
Net Change in Cash, Cash Equivalents and Restricted Cash	(8,066)	7,329
Cash, Cash Equivalents and Restricted Cash, beginning of year	13,915	13,549

Cash, Cash Equivalents and Restricted Cash, end of year	$5,849	$20,878

Non- Cash Investing and Financing Activities
Forgiveness of Paycheck Protection Plan Loan	$(1,414)	$(1,433)

See accompanying notes to the unaudited condensed consolidated financial statements

THE SOLARIA CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021 AND

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except share and per share amounts)

1.	ORGANIZATION

Description of Business

The Solaria Corporation was incorporated as a Delaware corporation on May 5, 2006. The Solaria Corporation (together with its subsidiaries, the “Company” or “Solaria”) designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. The Company operates from its headquarters in Fremont, California.

Liquidity and Going Concern — Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $33.1 million and $26.7 million during the nine months ended September 30, 2022 and 2021, respectively, and had an accumulated deficit of $319.5 million as of September 30, 2022. The Company had cash and cash equivalents of $2.1 million as of September 30, 2022. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows and the need to raise additional funding to finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtain sufficient funding to finance its operations.

As more fully described in Note 16, the Company was acquired by Complete Solar Holding Corporation (“Complete Solar”) in November 2022 and formed Complete Solaria, Inc. (“Complete Solaria”). As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria at that time. Subsequent to the acquisition, the combined company does business as Complete Solaria. As discussed in Note 16, Complete Solaria’s plan is to seek additional funding through completion of a business combination with Freedom Acquisition Corp. (“Freedom”), a special purpose acquisition corporation (“SPAC”). At this time, Complete Solaria is focused on completing the business combination, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources.

If Complete Solaria fails to complete this business combination, it plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings and other sources. If Complete Solaria is not able to secure adequate additional funding when needed, it will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact Complete Solaria and its subsidiary Solaria’s, results of operations and future prospects.

While Complete Solaria and Solaria have historically been able to raise multiple rounds of financing, there can be no assurance that in the event additional financing is required, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on Complete Solaria and its subsidiary Solaria’s ability to achieve their intended business objectives.

Therefore, there is substantial doubt about Solaria’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming Solaria will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The Company’s unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Solaria Australia Pty. Ltd and TSC PowerHome BVd PLV Inc. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the years ended December 31, 2021 and 2020. The unaudited condensed consolidated balance sheet as of December 31, 2021, included herein, was derived from the audited consolidated balance sheet of the Company as of that date. In the opinion of management, these unaudited condensed consolidated financial statements reflect all normal recurring adjustments, or a description of the nature and amount of any adjustments other than normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2022 and December 31, 2021, the Company’s results of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit activities, and cash flows for the nine months ended September 30, 2022 and 2021.

Significant Risks and Uncertainties— The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, ability to develop sales channels and to onboard channel partners, as defined, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology.

In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.

The quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company’s to minimize the impacts of these challenges to its business.

Concentration of Credit Risk— Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Concentration risk for cash and cash equivalents is mitigated by banking with a creditworthy financial institution. At times, cash deposits have exceeded the federally insurable limit; however, the Company has not experienced any losses on its cash deposits and cash equivalents since inception. The Company generally does not require collateral or other security to support its accounts receivable. Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts as appropriate.

The Company had two major customers for the nine months ended September 30, 2022 and 2021, respectively. Major customers are defined as customers generating revenue greater than 10% of the Company’s product revenue. Revenue from the major customers accounted for 76% and 79% of revenue for the nine months ended September 30, 2022 and 2021, respectively. Accounts receivable from the two major customers totaled $2.2 million and $3.6 million as of September 30, 2022 and December 31, 2021, respectively.

Use of Estimates—The preparation of unaudited condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include warranty cost, allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, assessment of the recoverability and fair values of property and equipment, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves, determination of the fair value of debt, redeemable convertible preferred stock, common stock, simple agreements for future equity, stock option and restricted stock grants, and redeemable convertible preferred stock and common stock warrants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the unaudited condensed consolidated financial statements.

Transaction-Related Costs – Such costs primarily consist of legal and professional fees incurred in connection with the Company’s merger with Complete Solar which is discussed in Note 16.

Significant Accounting Policies – There have been no material changes in the significant accounting policies described in our audited financial statements for the years ended December 31, 2021 and 2020.

Accounting Pronouncements Recently Adopted — In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal year. The Company adopted the new standard on January 1, 2022 under the modified retrospective approach resulting in a cumulative catch-up adjustment of $1.1 million to accumulated deficit and additional paid-in capital as of the date of adoption related to the beneficial conversion feature related to the 2018 Bridge Notes as discussed in Note 6.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. Most amendments within this accounting standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU 2019-12 under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company does not expect to early adopt the new standard. The Company is currently evaluating the impact of ASU 2016-13 on its unaudited condensed consolidated financial statements.

3.	REVENUE

The Company generates revenues from the sale of silicon photovoltaic solar panels and licensing of the Company’s technology to third parties.

Product Sales— The Company recognizes revenue from sales of products as control is transferred to customers, which generally occurs upon delivery to the customer’s premises. Other than standard warranty obligations, there are no rights of return or significant post-shipment obligations with respect to the Company’s products. Contracts with customers consist of a single performance obligation, hence the entire transaction price is allocated to this single performance obligation. In determining the transaction price in contracts with customers, the Company reduces revenue for the estimated costs of customer and distributor programs and incentive offerings such as price protection and rebates. Any provision for customer and distributor programs and other discounts is recorded as a reduction of revenue at the time of sale based on an evaluation of the contract terms and historical experience.

License Revenue — The Company derives revenue from the licensing of the Company’s technology to third parties. Revenue from functional IP licensing arrangements is recognized at a point in time when control over the licensed technology is transferred to the customer. License fees, i.e., royalties, that are not fixed at contract inception are recognized over time upon occurrence of the later of the subsequent technology sale or usage, or satisfaction of the performance obligation to which some or all of the usage-based royalty relates. In March 2022, the Company settled litigation with a customer in relation to an arrangement for which $4.5 million had been recognized in license revenue in fiscal year 2019. The $0.45 million loss incurred upon settlement is included in General and administrative expenses in the Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2022. The Company recognized license revenue amounting to $0.01 million and $0.02 million for the nine months ended September 30, 2022, and 2021, respectively.

Disaggregated revenue by primary geographical market and business activity are as follows (in thousands):

	Nine months ended September 30,
	2022	2021
Primary geographical markets
U.S.	$26,566	$46,159
International	4,260	1,802

Total	$30,826	$47,961

Product sales	$30,817	$47,938
Royalty	9	23

Total revenue	$30,826	$47,961

Contract Balances Contract liabilities consist of deferred revenue or customer deposits and relate to amounts invoiced-to or advance consideration received from customers, which precede the Company’s satisfaction of the associated performance obligation(s).

The following table is a rollforward of deferred revenue as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
	2022	2021
Deferred revenue—beginning balance	$75	$2,070
Additions	291	1,494
Revenue recognized	(293)	(3,489)

Deferred revenue—ending balance	$73	$75

As of September 30, 2022 and December 31, 2021, the Company’s deferred revenue is expected to be recognized during the succeeding 12-month period and is therefore presented as deferred revenue, current, in the Unaudited Condensed Consolidated Balance Sheets.

4.	FINANCIAL STATEMENT COMPONENTS

Restricted Cash— The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of $3.7 million and $4.8 million deposited in money market account, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements as of September 30, 2022 and December 31, 2021, respectively. The Company has presented these balances under noncurrent assets in the Unaudited Condensed Consolidated Balance Sheets.

Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$2,107	$9,113
Restricted cash	3,742	4,802

Total cash, cash equivalents and restricted cash	$5,849	$13,915

Inventories—The components of inventories as of September 30, 2022 and December 31, 2021, respectively, were as follows (in thousands):

	September 30,	December 31,
	2022	2021
Finished goods	$4,010	$16,928
Work in progress	—	—
Raw materials	—	—

Total inventory, net	$4,010	$16,928

As of September 30, 2022 and December 31, 2021 reserves for inventory obsolescence were both $0.1 million.

Property and Equipment, net— Property and equipment, net as of September 30, 2022 and December 31, 2021, consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Manufacturing equipment	$3,227	$3,195
Leasehold improvement	875	864
Furniture, fixtures and office equipment	79	66

	4,181	4,125
Less: Accumulated depreciation	(3,345)	(3,126)

Total property and equipment, net	$836	$999

Total depreciation expense for the nine months ended September 30, 2022 and 2021, was $0.2 million and $0.9 million, respectively.

Accrued Expenses and Other Current Liabilities— Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2022	2021
Accrued purchases	$3,950	$2,657
Accrued rebates and credits	696	1,967
Warranty cost, current	93	87
Other taxes payable	956	1,053
Customer deposits	786	773
Accrued payroll	629	784
Accrued interest	150	—
Current portion of amount payable to a vendor (Note 13)	1,420	1,699
SCI Term Loan and Revolving Loan amendment fees (Note 6)	1,700	1,700
Other accrued liabilities	1,003	993

Total accrued expenses and other current liabilities	$11,383	$11,713

Warranty Cost— The following table is a roll forward of warranty cost as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
	2022	2021
Beginning balance	$1,738	$1,248
Warranty settlements	(148)	(135)
Additions to warranty accrual	277	625

Ending balance	$1,867	$1,738

Warranty cost, current	$93	$87
Warranty cost, noncurrent	1,774	1,651

Total warranty cost	$1,867	$1,738

Other Income, net

Other income, net consists of the following (in thousands):

	Nine Months Ended September 30,
	2022	2021
Forgiveness of Paycheck Protection Program Loan (Note 6)	$1,414	1,433
Change in fair value of preferred stock warrants liability (Note 7)	775	339
Others	(93)	(47)

Total other income, net	$2,096	$1,725

5.	LEASES

Operating Leases— In April 2018, the Company entered into a 56-month lease agreement for an office space in Oakland, California for $0.8 million in total payments. Effective June 2021, the Company terminated the lease agreement and agreed to settle the unpaid rent and related legal costs for $0.3 million. As a result, the Company derecognized the Oakland right-of use asset and corresponding lease liability and recognized a loss of $0.01 million as Other income (expense), net in the Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2021.

In November 2019, the Company entered an 84-month lease for office and manufacturing space in Fremont, California (“Fremont facility”) for $3.3 million in total payment. The Company has an option to renew the lease for five years. Lease renewals are not assumed in the determination of the lease term until the exercise of the renewals are deemed to be reasonably certain.

6.	NOTES PAYABLE, NET

Notes payable, net consists of the following (in thousands):

	September 30,	December 31,
	2022	2021
2018 Bridge Notes	$9,086	$7,076
Payroll Protection Program Loan	—	1,414
Simple Agreement for Future Equity Note	50,230	34,001
Term and Revolver Loan	4,957	9,618
Promissory Note	6,674	—

Total notes payable, net	70,947	52,109
Less current portion	(15,760)	(10,912)

Notes payable, net of current portion	$55,187	$41,197

2018 Bridge Notes

In connection with the 2018 Notes, the Company originally issued warrants to purchase 486,240 shares of its common stock at $0.01 per share. The warrants, which were exercisable upon issuance, expire in December 2023. At issuance, the Company determined the relative fair value of the warrants to be $1.1 million. The Company recorded the fair value of the warrant as a debt discount within additional paid-in capital. After allocating $1.1 million to the warrant, the fair value of preferred stock in which the notes could be converted exceeded the carrying value of the notes. As such the conversion feature under the notes was considered a beneficial conversion feature which was treated as debt discount and amortized to interest expense using the effective interest rate method. The Company recorded an additional $1.1 million discount to the notes within additional paid-in capital. As discussed in Note 2, in January 1, 2022, in connection with the adoption of ASU 2020-06, the Company derecognized the beneficial conversion feature which resulted in a $1.1 million decrease in additional paid-in capital and cumulative catch-up adjustment to accumulated deficit.

In December 2021, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2021 to December 13, 2022. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 110% of the principal and accrued interest at the time of repayment. Additionally, the Company issued warrants to purchase 196,462 shares of Series E-1 redeemable convertible preferred stock (“Series E-1 warrants”) at $4.59 per share in connection with the amendment. The warrants were exercisable immediately and expire on December 13, 2031. Upon issuance, the Company determined the fair value of the warrants to be $0.7 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.42%; contractual life of 10 years; and expected volatility of 54.4%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. At September 30, 2022, the warrants remain outstanding.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. Additionally, the Company recorded the fair value of the Series E-1 warrants as a reduction of Notes payable, net of discounts to the restructured notes on the date of modification. The debt discount and incremental repayment premium are being amortized to interest expense using the effective interest rate method.

The net carrying value of 2018 Bridge Notes was as below (in thousands):

	September 30,	December 31,
	2022	2021
Principal	$9,258	$7,777
Less: unamortized debt discount	(172)	(701)

Net carrying value	9,086	7,076
Less: current portion	(9,086)	(7,076)

Total noncurrent portion	$—	$—

The following table sets forth the total interest expense recognized related to the 2018 Bridge Notes (in thousands):

	September 30,	September 30,
	2022	2021
Amortization of debt discount	$467	$1,160
Contractual interest expense	1,482	2,223

Total interest expense	$1,949	$3,383

Effective interest rate of the liability component	32.6%	32.6%

Paycheck Protection Program Loan

In May 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“PPP Loan”), with a bank under the PPP administered by the United States Small Business Administration (“SBA”) and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The PPP Loan may be prepaid, in full or in part, at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. The principal amount of the PPP Loan is $1.4 million. The PPP Loan is non-interest bearing and has a maturity date of less than a year. The PPP Loan was forgiven in full in March 2021 and as a result gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021.

In February 2021, the Company obtained a PPP Loan with a principal amount of $1.4 million. The PPP Loan bears interest at less than 1% per annum and has a maturity date of less than one year. The PPP Loan principal and accrued interest was forgiven in full in January 2022 and as a result the gain on forgiveness of debt of $1.4 million is recorded within Other income (expense), net in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2022.

Promissory Note

In May 2022, the Company issued a secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting to $6.5 million in exchange for cash. The secured promissory note accrues paid-in-kind interest at a rate of 7.5% per annum and the note had an original maturity date of July 11, 2022, collateralized by substantially all of the Company’s personal property, including all assets, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts and excluding intellectual property. As of September 30, 2022, the secured promissory note remained outstanding. In conjunction with the transaction with Complete Solar, both the parties agreed to extend the note term beyond its original maturity date. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was finally terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

Simple Agreement for Future Equity Notes

The Company entered into various interest free unsecured Simple Agreement for Future Equity Notes (“SAFE”) notes agreements and raised $32.0 million in fiscal 2021 and $2.0 million in fiscal 2020. The number of shares to be issued upon conversion of the SAFE notes are subject to the following:

Equity Financing – In the event of certain equity financing before the termination of the SAFE note, on the initial closing of such equity financing, the SAFE note will automatically convert into the number of shares of SAFE preferred stock in accordance with the terms of the SAFE agreement. In the event of certain other financing before the termination of the SAFE note, the investor may elect to convert the SAFE note into preferred stock equal based on the terms of the SAFE agreement.

Public Offering – If there is an Initial Public Offering (“IPO”) before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive the number of shares of common stock according to the terms of the SAFE agreement.

Change of Control – If there is a Change of Control before the termination of the SAFE note, the SAFE note will automatically convert into the right to receive a portion of proceeds according to the terms of the SAFE agreement.

Dissolution Event – If there is a Dissolution Event before the termination of the SAFE note, the investor will automatically be entitled to receive a portion of proceeds according to the terms of the SAFE agreement.

Valuation Caps – the SAFE notes are subject to a valuation cap. The valuation cap is $190.0 million for each of 33 notes with aggregate principal of $30.0 million. Two notes with principal balance of $2.0 million each have valuation caps of $219.1 million and $221.1 million, respectively.

The Company elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss until the notes are converted or settled.

The estimated fair value and face value of these notes was $50.2 million and $34.0 at September 30, 2022 and December 31, 2021, respectively, and is considered Level 3 fair value measurement. The Company recorded a loss of $14.2 million relating to the change in estimated fair value of these notes as change in fair value of Simple Agreement for Future Equity Notes in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2022. There was no change in estimated fair value of these notes for the year ended December 31, 2021.

As more fully described in Note 16, post consummation of the merger in November 2022, all SAFE notes were assumed by Complete Solar.

Term Loan and Revolver Loan

In October 2020, the Company entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing.

The Term Loan has a term of thirty-six months, equal monthly payments of principal beginning November 2021 until the end of the term and an annual interest rate of 9.25% or Prime rate plus 6%, whichever is higher. The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Term Loan and Revolving Loan. The Term Loan and Revolving Loan are collateralized substantially by all assets and property of the Company.

In October 2020, the Company recorded debt issuance costs discount totaling $0.8 million related to the Original agreement. The total debt issuance costs and discount is being amortized to interest expense using the effective interest method.

In February 2021, the Company entered into an Amended and Restated Loan and Security Agreement as a First Amendment to the Original Agreement (“First Amendment”) to revise certain financial covenants within the Original Agreement.

In July 2021, the Company entered into an amendment to the Original Agreement (“Second Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment changes were made to the financial covenants. The Company incurred $1.2 million in amendment fee related to the Second Amendment which was recognized as loss on extinguishment of debt discussed below.

In connection with the Second Amendment, the Company issued E-1 Warrants to purchase 305,342 shares of Series E-1 redeemable convertible preferred stock (“SCI Series E-1 warrants”) at $4.59 per share. The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. The SCI Series E-1 Warrants are scheduled to expire on July 30, 2031. Upon issuance, the Company determined the fair value of the warrants to be $1.2 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 10 years; and expected volatility of 55.7%. The Series E-1 warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company.

The Company concluded that the modification to the terms of the Second Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $3.0 million in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss in July 2021 which included the fair value of SCI Series E-1 warrants of $1.2 million issued in connection with the modification and $1.2 million amendment fee.

In December 2021, the Company entered into an amendment to the Original Agreement (“Third Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original agreement. As a result of this amendment, changes were made to the financial covenants. The Company incurred $0.5 million in amendment fee related to the Third Amendment and also paid default interest amounting to $0.3 million for the period April 2021 through November 2021.

In connection with the Third Amendment, the Company further amended the exercise price of the Series D-1 Preferred Stock Warrants to $2.17 per share and also amended the number of warrants. As of the date of the Amendment, the Company determined the fair value of the amended Series D-1 Preferred Stock warrants to be $2.9 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.35%; contractual life of 6 years; and expected volatility of 57.7%.

Additionally, the Company amended the exercise price of the Series E-1 Preferred Stock Warrants to $2.29 per share. As of the date of the Amendment, the Company determined the fair value of the amended Series E-1 Preferred Stock warrants to be $1.3 million using the Black-Scholes option-pricing model using the following assumptions: no dividends; risk-free interest rate of 1.44%; contractual life of 9.6 years; and expected volatility of 57.6%.

The Company concluded that the modification to the terms of the Third Amendment changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a loss on extinguishment of debt of $2.4 million in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss in December 2021 which included the incremental fair value of the Series D-1 warrants of $1.7 million and incremental fair value of the Series E-1 warrants of $0.2 million relating to the modification.

In April 2022, the Company entered into an amendment to the Original Agreement (“Fourth Amendment”) as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of this amendment, changes were made to the financial covenants. The Company incurred $0.15 million in amendment fee related to the Fourth Amendment.

In June 2022, the Company entered into an amendment to the Original Agreement (“Fifth Amendment”) related to SCI which resulted in certain changes to financial covenants including updates to quarterly revenue requirements and contribution margin requirements.

In September 2022, the Company paid off the total outstanding principal and interest of the Term Loan related to the Loan Agreement with SCI in the amount of $2.8 million. The remaining unamortized debt discount of $0.04 million on the date of pay off was recorded as amortization of debt discount and included as interest expense.

The Term Loan and Revolving Loan consisted of the following (in thousands):

	September 30,	December 31,
	2022	2021
Principal	$5,000	$9,618
Less: unamortized debt discount	(43)	—

Net carrying value	4,957	9,618
Less: current portion	—	(2,421)

Total noncurrent portion	$4,957	$7,197

The revolving loan principal balance at September 30, 2022 amounted to $5.0 million and is due on October 2023.

The following table sets forth the total interest expense recognized related to the SCI term loan and revolving Loan (in thousands):

	September 30,	September 31,
	2022	2021
Amortization of debt discount	$64	$170
Contractual interest expense	692	664

Total interest expense	$756	$834

7.	REDEEMABLE PREFERRED STOCK WARRANTS

In 2010, in connection with a loan agreement, the Company issued a warrant to purchase 211,270 shares of Series A-1 preferred stock at an exercise price of $1.52 per share. These warrants were exercised in March 2021.

In connection with the Series B-1 preferred stock financing in February 2015, the Company amended certain previously outstanding common stock warrants into a warrant to purchase 35,294 shares of Series B-1 at an exercise price of $5.40 per share. These warrants were exercised in March 2021.

In 2017, in connection with a Loan and Security Agreement with Structural Capital Investments II, LP and El Dorado Investment Company, the Company issued warrants to purchase 147,551 shares of Series C-1 at an exercise price of $8.66 per share. In 2018, in connection with a second amendment to Loan and Security Agreement and the cancellation of the C-1 Warrants, the Company issued warrants to purchase 375,801 shares of Series D-1 at an exercise price of $4.33 per share. As fully discussed in Note 6, in December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended certain terms of the warrant to purchase Series D-1 preferred stock. As amended, the Series D-1 preferred stock warrants are calculated based on a percentage of the Company’s fully diluted capitalization at an exercise price of $2.17 per share. As of September 30, 2022, 745,001 units of Series D-1 preferred stock warrants are outstanding. The warrants were exercisable upon issuance and expire on December 22, 2027.

As fully discussed in Note 6, in July 2021, in connection with the Second Amendment to Original Agreement, the Company issued warrants to purchase 305,342 shares of Series E-1 at an exercise price of $4.59 per share. In December 2021, in connection with the Third Amendment to the Original Agreement, the Company amended the exercise price of the Series E-1 preferred stock warrants to $2.29 per share.

As fully discussed in Note 6, in December 2021, in connection with the amendment to the 2018 Notes, the Company issued warrants to purchase 196,462 shares of Series E-1 Preferred Stock at an exercise price of $4.59 per share. The Series E-1 warrants remain outstanding as of September 30, 2022 and December 31, 2021.

All of the above preferred stock warrants qualified as liabilities as the underlying preferred stock were contingently redeemable upon the occurrence of a change in control, which is outside the control of the Company. The preferred stock warrants have been recorded as a preferred stock warrant liability and are revalued to fair value each reporting period.

The changes in value of the preferred stock warrant liability are summarized below (in thousands):

	Nine Months Ended September 30,
	2022	2021
Beginning Balance—January 1	$4,955	$1,725
Change in Fair Value included in Other income (expense), net	(775)	(339)
Exercise of warrant	—	(250)
Series E-1 warrants issued in connection with SCI Second amendment—included in Loss on debt extinguishment	—	1,191

Ending Balance—September 30	$4,180	$2,327

Fair Value Measurement— The Company follows ASC 820 which establishes disclosure requirements and a common definition of fair value to be applied when U.S. GAAP requires the use of fair value. The ASC 820 fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are generally unobservable and are supported by little or no market activity, and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022 and year ended December 31, 2021, do not include any nonrecurring fair value measurements relating to assets or liabilities.

There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the nine months ended September 30, 2022 and year ended December 31, 2021.

	As of September 30, 2022
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$50,230	$50,230
Redeemable convertible preferred stock warrants liability	—	—	4,180	4,180

Total financial liabilities	$—	$—	$54,410	$54,410

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
SAFE Note	$—	$—	$34,001	$34,001
Redeemable convertible preferred stock warrants liability	—	—	4,955	4,955

Total financial liabilities	$—	$—	$38,956	$38,956

The following table summarizes the significant unobservable inputs used in the fair value measurement of the SAFE Notes as of September 30, 2022:

Fair Value (in thousands)	Valuation Technique	Unobservable Input	Input
$50,230	Scenario-based analysis	Discount rate	20%
		Probability of SPAC business combination	80%
		Probability of continuing business under non
		merger scenario	20%

The estimated fair values of SAFE notes as of December 31, 2021, was determined to be same as face value.

As of September 30, 2022 and December 31, 2021, the warrants were valued using the Black— Scholes option pricing model with the following assumptions:

	September 30,	December 31,
	2022	2021
Expected term (in years)	5.23 - 9.20	5.98 - 9.95
Expected volatility	55.4% - 58.6%	54.0% - 57.7%
Risk-free interest rate	3.83% - 4.06%	1.35% - 1.52%
Expected dividend yield	0%	0%

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of September 30, 2022, the Company is authorized to issue 13,500,285 shares of redeemable convertible preferred stock with a par value of $0.001 per share (collectively, Preferred Stock). Redeemable convertible preferred stock as of September 30, 2022 and December 31, 2021 consisted of the following (in thousands, except share and per share data):

	As of September 30, 2022
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,191	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,063	8.66	13,072
Series B-1	785,471	785,471	4,238	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,070		$ 71,683

	As of December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Conversion Price Per Share	Aggregate Liquidation Preference
Series E-1	7,324,607	5,348,050	$49,186	$9.17	$49,042
Series D-1	375,801	—	—	—	—
Series C-1	1,509,508	1,509,508	13,060	8.66	13,072
Series B-1	785,471	785,471	4,237	5.40	4,242
Series A-1	3,504,898	3,504,898	5,578	1.52	5,327

	13,500,285	11,147,927	$72,061		$ 71,683

During March 2021, the Company issued 211,270 Series A-1 preferred stock and 35,294 Series B-1 preferred stock in connection with the exercise of warrants discussed in Note 7.

The holders of Preferred Stock have the following rights, preferences, privileges, and restrictions:

Dividends— The holders of the outstanding shares of Preferred Stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at the annual rate of 8% per share of Preferred Stock. Dividends on Preferred Stock are payable in preference to any dividends on common stock or Class B common stock. In any year, after payment of dividends on Preferred Stock, any additional dividends declared by the Board of Directors will be paid among the holders of Preferred Stock, common stock, and Class B common stock pro rata on an if-converted basis. No dividends have been declared or paid during the nine months ended September 30, 2022 and 2021.

Liquidation— Upon liquidation, dissolution, or winding up of the Company, including a change of control of the Company, holders of Preferred Stock will be entitled to receive, on a pro rata basis, prior and in preference to any distribution to holders of any series of common stock, an amount equal to $9.17 per share of Series E-1, $8.66 per share of Series D-1, $8.66 per share of Series C-1, $5.40 per share of Series B-1 and $1.52 per share of Series A-1, plus any declared but unpaid dividends on such shares. If the assets and funds thus available for distribution among holders of Preferred Stock are insufficient to provide such holders their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution will be distributed ratably among all holders of Preferred Stock.

After the distribution to the holders of Preferred Stock, any remaining assets of the Company legally available for distribution will be distributed pro rata, on an if-converted basis, to all holders of common stock and Class B common stock.

Conversion— Each share of Preferred Stock is convertible at the option of the holder into that number of common shares that is equal to the original issuance price of the Preferred Stock divided by the conversion price, as defined in the Company’s Certificate of Incorporation, subject to adjustment for events of dilution. Holders of Preferred Stock may elect to convert their shares into common stock at any time.

Each share of Preferred Stock will automatically convert into shares of common stock at the then effective conversion rate for each such share (i) immediately prior to the closing of a qualified public offering of the Company’s common stock in which gross proceeds exceed $15.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the then outstanding Preferred Stock.

Voting— Each share of Preferred Stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Protective Provisions— As long as 250,000 shares of Preferred Stock remain outstanding, the majority vote of the holders of the then outstanding shares of Preferred Stock is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the preferred series rights; redeeming or repurchasing the Company’s equity securities; and entering into any transaction deemed to be a liquidation or dissolution of the Company.

Redemption— At any time after 7 years from the issuance of respective series of Preferred Shares, the holders of a majority of the outstanding voting Preferred Stock Series may vote to require the Company to redeem all outstanding shares of Preferred Stock Series in three equal annual installments by paying in cash an amount per share equal to the original issuance price of the Preferred Stock Series, plus any accrued but unpaid dividends. If the Company does not have sufficient funds legally available to redeem all shares of Preferred Stock, then the Company will redeem the maximum possible number of shares ratably among the holders of such shares and will redeem the remaining shares as soon as sufficient funds are legally available. After 7 years from the issuance of respective series of Preferred Shares, the Preferred shares are then currently redeemable at the option of the holder and have been classified in the mezzanine section of the Unaudited Condensed Consolidated Balance Sheets.

Preferred Shares are also contingently redeemable upon liquidation and certain deemed liquidation events such as acquisition, merger, consolidation or the sale, lease transfer, exclusive license or other disposition by the Company of all or substantially all of the assets of the Company. These events are outside the control of the Company and therefore the Preferred Stock have been classified in the mezzanine section of the Unaudited Condensed Consolidated Balance Sheets.

The Company records its redeemable convertible preferred stock at the amount of cash proceeds received on the date of issuance, net of issuance costs. Since the preferred stock is probable of becoming redeemable at the option of the holder at a future date, accretion of the preferred stock will be recognized over the period of time from the date of issuance to the earliest redemption date. The accretion is recorded as additional paid-in capital. Accretion of preferred stock was $0.01 million and $0.02 million for the nine months ended September 30, 2022 and 2021, respectively.

9.	COMMON STOCK

As of September 30, 2022 and December 31, 2021, the Company is authorized to issue two classes of common stock, designated as common stock and Class B common stock. The two classes of common stock have similar rights, except holders of common stock are entitled to one vote per share while holders of Class B common stock have no voting rights. Each share of Class B common stock will automatically convert into one share of common stock immediately prior to a qualified initial public offering of the Company’s common stock or upon the consummation of a liquidation event (as defined in the Certificate of Incorporation). As of September 30, 2022 and December 31, 2021, the Company is authorized to issue

27,000,000 shares of common stock with a par value of $0.001 per share and 815 shares are designated as Class B common stock.

In April 2021, 25,000 warrants to purchase common stock were exercised. In March 2021, 12,674 warrants to purchase common stock expired unexercised.

During the nine months ended September 30, 2022, 1,311,651 warrants to purchase common stock were exercised and 505,672 warrants to purchase common stock expired unexercised. As of September 30, 2022 and December 31, 2021, 1,156,624 units and 2,973,947 units, respectively, of common stock warrants are outstanding.

10.	RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of September 30, 2022 and December 31, 2021 and during the nine months ended September 30, 2022 and September 30, 2021 there were no significant transactions with related parties other than the following:

As discussed in Note 6, in May 2022, the Company issued a $6.5 million secured promissory note to a trust affiliated with Thurman J. (T.J.) Rodgers, a director of Solaria amounting in exchange for cash. The secured promissory note with the original principal value of $6.5 million and paid-in-kind interest of $0.2 million was terminated in October 2022, in exchange for the issuance of a new convertible note by Complete Solar.

As discussed in Note 6, in December 2018, the Company issued the 2018 Notes totaling approximately $3.4 million in exchange for cash. Three of the notes with aggregate principal of $0.2 million were issued to related parties including two officers and a trust affiliated with a Board member. The aggregate liability, inclusive of interest and principal accretion totaled $0.5 million and $0.4 million as of September 30, 2022 and December 31, 2021, respectively. These amounts are included in the Unaudited Condensed Consolidated Balance Sheets as Notes Payable, Net.

11.	INCOME TAXES

The Company did not record income tax expense during the nine months ended September 30, 2022 and 2021, respectively due to losses incurred and a full valuation allowance recorded against net deferred tax assets. The Company’s tax loss carryforwards differ from financial statement losses primarily due to stock-based compensation which is not deductible for income tax purposes.

The Company’s deferred tax assets principally result from net operating loss carryforwards. Utilization of the Company’s net operating loss carryforwards is dependent upon future levels of taxable income and may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.

During the nine months ended September 30, 2022, there were no significant changes to the total amount of unrecognized tax benefits. As of December 31, 2021, the Company had unrecognized tax benefits of $1.3 million for federal and $1.3 million for state related to R&D credits generated as of December 31, 2021.

12.	STOCK-BASED COMPENSATION

The Company has two stock option plans: the 2006 Stock Option Plan and the 2016 Stock Option Plan (collectively, the Plans). Options granted under the Plans may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options under the Plans may be granted with contractual terms of up to ten years (five years if granted to holders of more than 10% of the Company’s vesting stock). All options issued through September 30, 2022 have a ten-year contractual term. The exercise price of an ISO and NSO will not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors.

The exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. Options generally vest over four to five years at a rate of 20% to 25% upon the first anniversary of the commencement date and monthly thereafter.

As of September 30, 2022 and December 31, 2021, there were 926,435 and 335,538 shares of common stock available to be granted under the Plan.

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior. The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of its industry peers as the Company did not have any trading history of its common stock. The risk-free interest rate was calculated using the average of the published interest rates for U.S. Treasury issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments. The estimated forfeiture rates are based on the Company’s historical forfeiture activity of unvested stock options.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees for the nine months ended September 30, 2022 and 2021 are as follows:

	Nine Months Ended September 30,
	2022	2021
Grant date fair value	$1.03	$1.34
Expected term (in years)	6.21	6.13
Expected volatility	60%	60%
Risk- free interest rate	1.98%	1.01%
Expected dividend yield	0%	0%

A summary of the Company’s stock option and restricted stock unit activity and related information for the nine months ended September 30, 2022 is as follows:

	Options outstanding				Restricted stock units
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($‘000s)	Number of plan shares outstanding	Weighted average grant date fair value per share
Balances, December 31, 2021	6,884,913	$2.62	8.01	$288	120,000	$3.91
Options granted	756,060	1.78
Options exercised	—	—
Options forfeited	(702,426)	3.39			(120,000)

Balances, September 30, 2022	6,938,547	2.18	7.94	9,441	—

Options vested and exercisable -
September 30, 2022	3,770,809	2.43	7.27	4,332

Stock- based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statements of operations for stock- based compensation arrangements and no stock- based compensation costs are capitalized as part of inventory or property and equipment as of September 30, 2022 and December 31, 2021.

Stock- based compensation expense is as follows for the nine months ended September 30, 2022 and 2021 in thousands):

	Nine Months Ended September 30,
	2022	2021
Cost of revenues	$37	$93
Research and development	339	347
Sales and marketing	466	477
General and administrative	1,169	1,030

Total stock- based compensation	$2,011	$1,947

Repricing of Options

Effective March 23, 2022, the Company’s board of directors approved an offer, to certain eligible employees, to exchange existing stock options, with an exercise price above $1.36, for new replacement stock options. The exercise price of the replacement stock options is $1.36 per share, which was the estimated fair market value on the exchange date, as determined with assistance from third- party valuation specialists. Eligible employees elected to exchange an aggregate of 991,195 outstanding stock options, with exercise prices ranging from $1.64 to $3.91 per share, for new replacement stock options. The replacement stock options have a grant date of March 23, 2022 and a contractual term of 10 years.

The exchange offer applied to both vested and unvested shares. Previously vested shares were exchanged for vested replacement stock options. Unvested shares were exchanged for shares which vest in accordance with the board-approved grant approval schedule with the service period ranging from 1.0 to 4.3 years.

The March 23, 2022 share exchange was accounted for as a modification and resulted in incremental stock-based compensation expense of $0.4 million of which $0.2 million related to vested options which was recognized immediately and $0.2 million related to unvested options which is being amortized on a straight-line basis over the 3.0 year weighted-average vesting period for those options.

13.	COMMITMENTS AND CONTINGENCIES

In June 2022, the Company filed a notice of arbitration with the Singapore International Arbitration Centre (“SIAC”) seeking approximately $47.0 million in damages against Solar Park Korea Co., LTD (“Solar Park”), a contract manufacturer of solar panels. The arbitration relates to write- downs recorded by the Company in December 2021 and other costs related to the loss of Solar Park’s production and transition to a new provider. Solar Park filed a response with SIAC in June 2022 asserting damages of approximately $30.0 million against the Company. The arbitration is expected to occur during the first half of 2024. On March 16, 2023, Solar Park filed a lawsuit against the Company and Complete Solaria claiming misappropriation of trade secrets, defamation, and tortious interference with contractual relations, among other things, in the United States District Court for the Northern District of California.

The Company believes that Solar Park’s allegations in the arbitration and the litigation lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time, and the Company does not believe a reasonably possible loss would be material to, nor does it expect that the ultimate resolution of these cases will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

As of September 30, 2022, the Company was contesting a $1.8 million liability to a vendor for the purchase of factory equipment which was intended to be used in Solar Park. The liability was included in the September 30, 2022 Unaudited Condensed Consolidated Balance Sheet as Accounts Payable of $0.4 million and Accrued Expenses and Other Current Liabilities of $1.4 million. The liability was included in the December 31, 2021 Unaudited Condensed Consolidated Balance Sheet as Accrued Expenses and Other Current Liabilities of $1.7 million and Other Liabilities, noncurrent of $0.1 million. On January 2023, the Company reached a settlement agreement with the vendor which reduced the liability from $1.8 million to $0.9 million.

In July 2020, the Company became aware that it might be subject to Antidumping and Countervailing Duties (“ADCVD”) on certain components manufactured in China and used in the solar panel production process in Korea. The Company applied for a definitive ruling from the U.S. Department of Commerce (“DoC”) while in parallel shifting its component supply from China. The DoC issued its ruling in April 2021. Because of the specificity of the DoC ruling in the Solaria case and prior case law under similar circumstances, the Company concluded that such ADCVD was not probable to be incurred for purchases in periods prior to the DoC ruling and immediately started paying appropriate ADCVD deposits on all entries after April 2021. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

The Company is involved in other lawsuits and claims which arise in the normal course of business. These claims individually and in the aggregate are not expected to result in a material effect on the Company’s financial condition, results of operations or cash flows.

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of September 30, 2022. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 4, the cash collateral in these restricted cash accounts was $3.7 million and $4.8 million as of September 30, 2022 and December 31, 2021, respectively.

14.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan to provide defined contribution retirement benefits for all employees. Participants may contribute a portion of their compensation to the plan, subject to limitations under the Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan since inception.

15.	GEOGRAPHIC INFORMATION

The following table summarizes revenue by geographic area for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022		2021
	Amount	Percent	Amount	Percent
Total revenue, net
United States	$26,566	86.2%	$46,159	96.2%
Europe	4,260	13.8%	1,674	3.5%
Australia	—	0.0%	128	0.3%

Total	$30,826	100.0%	$47,961	100.0%

16.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2023, the date of issuance of these financial statements and has determined that there are no subsequent events outside the ordinary scope of business that require adjustment to, or disclosure in, the financial statements other than those described below.

In October 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Complete Solar and formed Complete Solaria. As a result, the Company became a wholly-owned indirect subsidiary of Complete Solaria effective on the date of consummation of merger in November 2022.

In October 2022, the Company entered into an amendment to the Original Agreement (“Sixth Amendment”) related to SCI which resulted in removal of quarterly revenue and contribution margin requirements.

In October 2022, in conjunction with the Merger Agreement with Complete Solar discussed above, the secured promissory note, issued in May 2022, to a trust affiliated with Thurman J. (T.J.) Rodgers, was terminated in exchange for issuance of a convertible note by Complete Solar.

In November 2022 Complete Solaria entered into a definitive business combination agreement with Freedom Acquisition I Corp. (NYSE: FACT) (“Freedom”), a Special Purpose Acquisition Company (“SPAC”). Upon closing of the business combination, which is expected in the first half of 2023, the combined Company is expected to be listed on the New York Stock Exchange under the new ticker “CSLR”.

In November 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the terms of the notes will continue to bear interest at 8% per annum and are entitled to a repayment premium of 120% of the principal and accrued interest due. Additionally, in connection with the amendment and cancellation of 196,462 shares of Series E-1 warrants of Solaria, Complete Solaria issued warrants to purchase 304,234 shares of Series D-7 preferred stock at $3.84 per share.